UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K
 _______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 30, 2016

Nuvel Holdings, Inc.
(Exact name of Registrant as Specified in its Charter)

Florida	0-54249	27-1230588
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

20 S. Santa Cruz Avenue, Suite 300
Los Gatos, California 95030
 (Address of Principal Executive Offices including Zip Code)

(469) 286-8869
(Registrant’s Telephone Number, including Area Code)

___________________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K ("Form 8-K") and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (the "SEC") contain or may contain forward-looking statements and information that are based upon beliefs of and information currently available to management as well as estimates and assumptions made by management. When used in the filings the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan," "may," "will," or the negative of these terms and similar expressions as they relate to the Registrant or management identify forward-looking statements. These statements include those relating to our business strategy, marketing activities, competitive market position, and product development. They reflect the current view of management with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to our industry and operations and results of operations, such as our beliefs regarding the operational efficiencies offered by the our platform, the competitiveness of our products, the effectiveness of our marketing strategies, the strength and security of our intellectual property, our expectations regarding current and future business partnerships, and our plans to quote our capital stock on the OTCQB Market and eventually uplist to a national securities exchange. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.
Although management believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the financial statements of OrangeHook, Inc., LifeMed ID, Inc., Salamander Technologies, LLC and Agilivant, LLC and pro forma financial statements and the related notes included as appendices with this Form 8-K, the financial statements of the Registrant for the year ended December 31, 2015, which are included in our Annual Report on Form 10-K, filed with the SEC on April 5, 2016 and the Quarterly Reports on Form 10-Q for the quarters ending March 31, 2016, June 30, 2016 and September 30, 2016 previously filed with the SEC.
Unless otherwise indicated, in this Current Report on Form 8-K, for periods following the Merger, references to "we," "our," "us," the "Company," "Nuvel" or the "Registrant" refer to Nuvel Holdings, Inc., a Florida corporation.
BACKGROUND

On December 1, 2016 (the "Effective Date"), Nuvel acquired OrangeHook, Inc., a Minnesota corporation ("OrangeHook"), under an Agreement and Plan of Merger dated July 1, 2016, as amended by Amendment No. 1 to Agreement and Plan of Merger dated October 14, 2016 (as amended, the "Merger Agreement"), by and among Nuvel, OH Acquisition Corp, a Minnesota corporation and wholly owned subsidiary of Nuvel ("Merger Sub"), and OrangeHook. Under the terms of the Merger Agreement, Merger Sub merged with and into OrangeHook, with OrangeHook remaining as the surviving corporation and a wholly owned subsidiary of Nuvel (the "Merger"). Although Nuvel is the legal acquirer due to the reverse triangular merger structure of the Merger, OrangeHook shareholders received as merger consideration shares of Nuvel capital stock representing a substantial majority of the voting rights of Nuvel. As a result, OrangeHook is the accounting acquirer in the Merger.

FORM 10 DISCLOSURE

Nuvel was not a "shell company" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) immediately before the completion of the Merger. However, set forth below, pursuant to Item 2.01(f) of Form 8-K, is the information that would be required if Nuvel was filing a general form for registration of securities on Form 10 under the Exchange Act with respect to its common stock. The information provided below relates to the combined operations of Nuvel and OrangeHook after completion of the Merger.

Item 1.02        Termination of a Material Definitive Agreement
On the Effective Date and in connection with the Merger, we terminated the contractor agreement with our former acting Chief Executive Officer, Richard Resnick, and entered into a new employment agreement with Mr. Resnick to serve as our Executive Vice President of Operations. Under the terms of his previous contractor agreement, Mr. Resnick agreed to perform consulting services equivalent to a chief executive officer for compensation of $25,000 per month to be paid bi-weekly on or before the 1st and 15th of every month. A copy of the contractor agreement is attached as Exhibit 10.65 to this Current Report on Form 8-K. A description of the material terms of Mr. Resnick's new employment agreement is included under the heading "Employment Agreement with Richard Resnick" in Item 2.01 below and a copy of the agreement is attached as Exhibit 10.35 to this Current Report.

Item 2.01        Completion of Acquisition or Disposition of Assets
THE MERGER AND RELATED TRANSACTIONS
Pursuant to the terms of the Merger Agreement, on the Effective Date, Merger Sub merged with and into OrangeHook with OrangeHook remaining as the surviving corporation and a wholly owned subsidiary of Nuvel. Set forth below is a description of the material terms of and transactions effected by the Merger Agreement. A copy of the Merger Agreement is included with this Current Report on Form 8-K as Exhibits 2.2 (Agreement and Plan of Merger) and 2.3 (Amendment No. 1 to Agreement and Plan of Merger) and is incorporated herein by reference. The description of the Merger Agreement terms set forth below is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement filed herewith.
Consideration Payable to OrangeHook Shareholders
In accordance with the terms of the Merger Agreement, (i) outstanding shares of OrangeHook common stock, par value $.01 per share ("OrangeHook Common Stock"), and other outstanding securities convertible into OrangeHook Common Stock were exchanged for a pro rata portion of 500,000 shares (or a corresponding security convertible into shares) of a new series of preferred stock of Nuvel, par value $0.001 per share, titled "Series OH-1 Convertible Preferred Stock" and (ii) each outstanding share of OrangeHook preferred stock and other outstanding securities convertible into OrangeHook preferred stock was exchanged for one share (or a corresponding security convertible into one share) of a new series of preferred stock of Nuvel, par value $0.001 per share, titled "Series OH-2 Convertible Preferred Stock." The powers, preferences, limitations and relative rights of the Series OH-1 Convertible Preferred Stock and Series OH-2 Convertible Preferred Stock are summarized in the discussion under the heading "Description of Registrant's Securities."
Reverse Stock Split and Conversion of Series OH-1 Convertible Preferred Stock of Nuvel
The terms of the Merger Agreement require Nuvel, following the completion of the Merger, to seek shareholder approval to effect a recapitalization in which it would complete a One-for-One Million Two Hundred Thousand (1-for-1,200,000) reverse split (the "Reverse Stock Split") of the common stock of Nuvel, par value $0.001 per share ("Nuvel Common Stock"). If the Reverse Stock Split is completed, shareholders who own less than 1,200,000 shares of Nuvel Common Stock or who do not own shares in multiples of 1,200,000 would have their post-Reverse Stock Split shareholdings rounded up to the nearest whole number of shares in lieu of Nuvel issuing fractional shares, meaning that a shareholder who owns 600,000 shares prior to the Reverse Stock Split would receive one (1) share instead of one-half (½) share, and a shareholder who owns 1,800,000 shares would receive two (2) shares instead of one and one-half (1½) shares. Nuvel's articles of incorporation would continue to authorize the issuance of up to 100,000,000 shares of Nuvel Common Stock.

Assuming the requisite shareholder approval is obtained, upon consummation of the Reverse Stock Split and without any action by the holders of Series OH-1 Convertible Preferred Stock, all outstanding shares of Series OH-1 Convertible Preferred Stock would convert into shares of fully paid and non-assessable Nuvel Common Stock at a conversion ratio equal to the quotient derived by dividing the number of outstanding shares of OrangeHook Common Stock and other outstanding securities convertible into OrangeHook Common Stock, in each case immediately prior to the Merger, by 500,000 (the "OrangeHook Preferred Conversion"). The Reverse Stock Split would not impact the number of outstanding shares of Series OH-2 Convertible Preferred Stock or the conversion ratio applicable thereto.  As a result of the Reverse Stock Split, shares of Nuvel Common Stock outstanding immediately prior thereto would represent a mere nominal interest in Nuvel. The economic benefit to holders of Nuvel Common Stock prior to the Merger is the right to participate in the contingent issuance of the Earn-Out Shares (as defined below).

Nuvel Note Conversion; Nuvel Preferred Stock Conversion
Immediately prior to completion of the Merger, Nuvel had outstanding convertible promissory notes that, collectively, had an aggregate principal amount equal to approximately $1.181 million. In addition, Nuvel had issued and outstanding 1,767,358 shares of Series D Convertible Preferred Stock. As a condition to closing the Merger, Nuvel was required to enter into Note Conversion Agreements with all holders of such notes of Nuvel (the "Nuvel Note Conversion") and to obtain irrevocable notices of conversion from the holders of all issued and outstanding shares of Nuvel's Series D Convertible Preferred Stock pursuant to which such notes and shares would be automatically converted immediately following the Reverse Stock Split into shares of post-Reverse Stock Split Nuvel Common Stock.  As of closing of the Merger, Nuvel had entered into Note Conversion Agreements with noteholders holding approximately $1.166 million in aggregate principal amount and had obtained irrevocable notices of conversion from all holders of Series D Convertible Preferred Stock. Assuming the requisite shareholder approval is obtained, upon consummation of the Reverse Stock Split such shares and notes would be automatically converted immediately into a total of 458,591 shares of post-Reverse Stock Split Nuvel Common Stock. OrangeHook elected to waive the satisfaction of the Nuvel Note Conversion with respect to the remaining $15,000 in aggregate principal amount of the notes.  Such notes would not be impacted by the Reverse Stock Split except that the conversion ratios applicable thereto would be adjusted proportionally.

Immediately prior to completion of the Merger, Nuvel had issued and outstanding 408,484 shares of Series B Convertible Preferred Stock and 1,471,121 shares of Series C Convertible Preferred Stock.  As a condition to closing the Merger, Nuvel was required to obtain irrevocable notices of conversion from the holders of all outstanding shares of Nuvel's Series B Convertible Preferred Stock and Series C Convertible Preferred Stock pursuant to which all of such shares would be automatically converted immediately prior to the effective time of the Merger into shares of Nuvel's Common Stock (together with the conversion of Nuvel's Series D Convertible Preferred Stock referred to above, the "Nuvel Preferred Stock Conversion"). As of closing of the Merger, Nuvel had obtained irrevocable notices of conversion from shareholders holding 388,484 shares of Series B Convertible Preferred Stock and 1,100,069 shares of Series C Convertible Preferred Stock. OrangeHook elected to waive the satisfaction of the Nuvel Preferred Stock Conversion with respect to the remaining 20,000 shares of Series B Convertible Preferred Stock and 371,052 shares of Series C Convertible Preferred Stock, and the unconverted shares remain outstanding following the closing of the Merger. Such shares would not be impacted by the Reverse Stock Split except that the conversion ratios applicable thereto would be adjusted in proportionally.

Zero shares of Series A Convertible Preferred Stock of Nuvel were issued and outstanding immediately prior to completion of the Merger. Copies of the certificates of designation for the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock are attached to this Current Report on Form 8-K as Exhibits 4.1, 4.2, 4.3 and 4.4, respectively. See also the summary of the rights, privileges and preferences of Nuvel's preferred stock set forth under the caption "Authorization of New Classes of Preferred Stock" in Note 9 to the audited consolidated financial statements of Nuvel included in Nuvel's Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on April 5, 2016.

Earn-Out Shares
Individuals and entities who held Nuvel Common Stock immediately after closing of the Merger (the "Pre-Merger Nuvel Common Stockholders") preserved the potential to participate in a future equity distribution. Under the Merger Agreement, if, during the period beginning on the effective date of the Merger and ending on December 31, 2017, Nuvel's wholly-owned subsidiary, Nuvel, Inc., enters into contracts with unaffiliated third-party customers that collectively provide for gross revenue payments of at least $1.5 million throughout their contractual terms (the "Earn-Out Contracts"), the Pre-Merger Nuvel Common Stockholders, will be eligible to receive their pro-rata portion of up to an aggregate of 357,143 shares of post-Reverse Stock Split Nuvel Common Stock (the "Earn-Out Shares"). The actual number of Earn-Out Shares (if any) to be earned by and distributed to the Pre-Merger Nuvel Common Stockholders will be based upon the gross revenue actually recognized from the Earn-Out Contracts, calculated in accordance with United States generally accepted accounting principles ("GAAP") then in effect, during the six-month periods ending on December 31 and June 30 of each year (except for the first period, which will instead use the gross revenue recognized from the Earn-Out Contracts from the effective date of the Merger through December 31, 2016) (each an "Earn-Out Period"). The percentage of the Earn-Out Shares to be distributed to the Pre-Merger Nuvel Common Stockholders, collectively, for an Earn-Out Period will be equal to the gross revenue generated from the Earn-Out Contracts during that Earn-Out Period expressed as a percentage of $1.5 million. Nuvel's obligation to issue Earn-Out Shares will cease following the six-month period ending June 30, 2019, or earlier upon the issuance of all such 357,143 shares.
Employment Agreement with Richard Resnick
The Merger Agreement required, subject to compliance with Rule 14f-1 promulgated under the Exchange Act, the individuals serving as officers of Nuvel immediately prior to the closing to resign from all of their officer positions with Nuvel. On the Effective Date and in connection with the Merger, Richard Resnick entered into a new employment agreement with Nuvel and was appointed to serve as Executive Vice President of Operations of Nuvel. In addition, Mr. Resnick continues to serve as Chief Executive Officer of Nuvel, Inc. A copy of Mr. Resnick's employment agreement is attached as Exhibit 10.35 to this Current Report on Form 8-K.

The employment agreement has a three-year term and provides for an initial annual base salary of $250,000, which increases by 5% on each anniversary of the Effective Date, as well as annual and long-term performance incentives and employee benefits. The agreement also contains severance, change-in-control and non-competition and non-solicitation provisions.

Under the terms of the employment agreement, Mr. Resnick is eligible to earn annual, performance-based cash incentives tied to achievement of certain revenue and operating income targets of Nuvel, Inc. For calendar year 2016, payouts could range from 0% to 150% of Mr. Resnick's annual base salary based on performance versus target. The performance target for calendar year 2016 is Nuvel, Inc. achieving revenue of $500,000 during the year. For calendar year 2017 and thereafter, annual, performance-based cash incentives are based on Nuvel, Inc. achieving revenue and operating income targets approved by the board of directors of Nuvel, with revenue weighted 60% and operating income weighted 40%. The table below presents information regarding the annual, performance-based cash incentives that could be earned by Mr. Resnick in calendar year 2016 if the threshold targets are met:

Name	Payout as a % of Base Salary at Threshold (75% of target performance)	Payout as a % of ase Salary at Target	Payout as a % of Base Salary at Maximum
Richard Resnick	50%	100%	150%

Mr. Resnick is also eligible to earn incentive cash bonuses for exemplary company performance if Nuvel, Inc. achieves certain revenue targets approved by the board of directors of Nuvel. Under the terms of the proposed employment agreement, Mr. Resnick is eligible to receive (i) a cash payment equal to 25% of his then-current annual base salary in the event that Nuvel, Inc. exceeds 150% of its annual revenue target for the applicable year, and (ii) a cash payment equal to 75% of his then-current annual base salary in the event that Nuvel, Inc. exceeds 400% of its annual revenue target for the applicable year.

As of closing of the Merger, Nuvel owed to Mr. Resnick approximately $453,500 in earned but deferred compensation for services provided to Nuvel prior to the Merger. No later than December 31, 2016, Nuvel expects to make a one-time cash payment of $50,000 to Mr. Resnick and to grant to Mr. Resnick 21,616 shares of Series OH-1 Convertible Preferred Stock of Nuvel (or, if the Reverse Stock Split has already been completed, the number of shares of Nuvel Common Stock into which the shares of Series OH-1 Convertible Preferred Stock would have been converted) in full satisfaction of all deferred compensation owed to Mr. Resnick.  In addition, as an inducement to accept employment with Nuvel in connection with the Merger, Mr. Resnick received 4,222.56 shares of restricted Series OH-1 Convertible Preferred Stock and we agreed to issue to Mr. Resnick non-qualified stock options to purchase the number of shares of Series OH-1 Convertible Preferred Stock that would be convertible into 100,000 shares of Nuvel Common Stock upon completion of the Reverse Stock Split.

Mr. Resnick's employment agreement also provides for severance and change-in-control arrangements. Under the terms of the employment agreement, (i) upon a change in control of Nuvel, Mr. Resnick would receive a one-time payment in an amount equal to his-then current annual base salary, and (ii) upon a change in control of Nuvel, Inc. at a valuation exceeding $15,000,000, Mr. Resnick would receive a one-time payment in an amount equal to 50% of his-then current annual base salary.

Mr. Resnick's employment agreement further provides that, if Mr. Resnick is terminated by Nuvel without "cause" or by Mr. Resnick for "good reason" (as such terms are defined in the employment agreement), Mr. Resnick would receive a one-time cash severance payment in an amount equal to all accrued but unpaid base salary, incentives and benefits or perquisites, one year's base salary at his then-current pay rate, and the amount of any annual, performance-based cash incentives and exemplary company performance incentives that he would have earned through the end of the quarter in which the termination occurs. In addition, if Mr. Resnick is terminated in anticipation of or within six months following a change in control of either Nuvel or Nuvel, Inc., (i) to the extent not already paid in connection with the change in control, Mr. Resnick would receive a severance payment in an amount equal to the change-in-control payments described in the preceding paragraph, and (ii) all restricted shares of Series OH-1 Convertible Preferred Stock granted to Mr. Resnick as an inducement to accept employment with Nuvel would accelerate and immediately vest.
BUSINESS
Nuvel is a Florida corporation incorporated on October 19, 2009. On December 30, 2011, Nuvel completed an acquisition of Nuvel, Inc. pursuant to a Share Exchange Agreement, among Nuvel, certain shareholders of Nuvel, Nuvel, Inc. and all shareholders of Nuvel, Inc. (the "Share Exchange Transaction"). As a result of the Share Exchange Transaction, Nuvel, Inc., which was incorporated in Delaware on January 20, 2010, became Nuvel's direct wholly-owned subsidiary effective December 30, 2011. The acquisition of Nuvel, Inc. was accounted for as a reverse merger and recapitalization effected by a share exchange transaction. Nuvel, Inc. was considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity were brought forward at their book value and no goodwill was recognized.

On March 20, 2012, Nuvel changed its name to "Nuvel Holdings, Inc." to better reflect the business and operations of the combined company following the Share Exchange Transaction. Nuvel's stock symbol was changed from "HRMY" to "NUVL," effective April 10, 2012.

On the Effective Date, Nuvel acquired OrangeHook in an acquisition structured as a reverse triangular merger under which Merger Sub merged with and into OrangeHook, with OrangeHook remaining as the surviving corporation and a wholly owned subsidiary of Nuvel. OrangeHook shareholders received as merger consideration shares of Nuvel capital stock representing a substantial majority of the voting rights of Nuvel. As a result, OrangeHook is the acquirer in the Merger for accounting and financial reporting purposes. Although Nuvel was not a "shell company" (as defined in Rule 12b-2 under the Exchange Act), the business and operations of OrangeHook prior to the Merger currently constitute a substantial majority of the business and operations of Nuvel. Consequently, the discussion of historical and planned operations in this section focuses, in large part, on the operations of OrangeHook and its portfolio companies. Following the Merger, Nuvel continues to be a "smaller reporting company" as defined under the Exchange Act.

In the near future, Nuvel expects to perform a parent-subsidiary merger of OrangeHook with and into Nuvel, after which time, and subject to shareholder approval, Nuvel is expected to change its name to "OrangeHook, Inc."

Overview
OrangeHook was formed as a holding company to incubate selective and unique consumer, business, and governmental software applications which have the ability, in management's opinion, to change the world we live in to be a better and safer place. OrangeHook is focused on accelerating the delivery of the software products and services offered by its portfolio companies in the dynamic market sectors of safety, health information technology, data acceleration and banking. OrangeHook's business model creates visibility, reduces redundant sales and marketing expenses and general and administrative expenses, and brings together the talent residing in these seemingly unconnected businesses. By providing a central and combined force, OrangeHook believes that it can achieve critical mass and distributed risk scenarios with even greater upside for investors and participants.

OrangeHook currently consists of three portfolio companies: Salamander Technologies, LLC ("Salamander"), Agilivant, LLC ("Agilivant"), and LifeMed ID, Inc. ("LifeMed ID"); and Nuvel currently has one operating subsidiary, Nuvel, Inc. All portfolio companies have developed proprietary software applications and services which are unique to their particular industries and are near or at the end of their respective development stages and have recently entered or are about to enter their revenue generation phase.  In addition, OrangeHook purchased certain intellectual property and other assets of LifeNexus, Inc. ("LifeNexus") related to identification cards for healthcare patients. We currently are considering the prospect of forming a new subsidiary to further develop the products of LifeNexus.

Portfolio Companies
Management believes that the solutions being offered by our portfolio companies—Salamander, Agilivant, LifeMed ID and Nuvel, Inc.—are competitive within their respective markets and that our marketing activities will be effective in distinguishing our products from the competition. Furthermore, many of these products are complimentary to one another, and management believes that we will be able to leverage each entity's resources and expertise to create an even more robust suite of product offerings for healthcare institutions, emergency healthcare service providers, banking institutions, municipalities and its other customers, as well as higher returns for our shareholders.

Salamander
OrangeHook acquired Salamander Technologies, Inc., a Michigan corporation, on October 1, 2015 by way of a merger in which Salamander Technologies, Inc. merged with and into Salamander, with Salamander remaining as the surviving company and a wholly owned subsidiary of OrangeHook. As consideration for the merger, OrangeHook: (a) issued 144,846 shares of OrangeHook Common Stock to a majority shareholder of Salamander Technologies, Inc., and (b) paid aggregate cash consideration of $500,000 to certain minority shareholders.  Subsequent to closing, OrangeHook issued an aggregate 37,297 shares of its OrangeHook Common Stock to creditors of Salamander to satisfy certain obligations.

Salamander competes in the emergency management tracking and accountability solutions sphere against companies such as ERT Systems, Elliott Data Systems, Inc. and Advantidge, Inc. It provides installed software and software as a service ("SaaS") solutions, including integrated data-sharing technologies that allow for unique transparency and accountability across multiple levels of local, state and federal governments during emergency or catastrophic situations. Salamander's products, which are positioned to comply with the federal mandate for the National Incident Management System, provide optimization/analytics capabilities and allow for identity verification, incident command tracking, and geospatial location to improve situational awareness of the resources available to first responders during emergency situations.

Salamander's SaaS solutions incorporate Salamander's registered intellectual property and proprietary software code, intellectual property licensed-in from third parties and open source software. Salamander has a patent portfolio, consisting of three active U.S. patents with terms ranging from approximately 5 to 15 years, one U.S. patent application, three expired U.S. patents and one inactive foreign patent application, which is intended to protect the key systems and methodology associated with its SaaS solutions. Salamander also owns four U.S. trademark registrations and one U.S. trademark application for various product names and logos, several domain names, and one U.S. Copyright registration for a resource guide for first responders.

Salamander sells its SaaS solutions primarily through agreements with resellers and through its internal sales staff.  The reseller agreements generally grant non-exclusive rights to market in various geographic territories in the United States, have one-year initial terms and can be terminated upon applicable notice periods.

Salamander's primary obligation (other than trade payables) consists of an ongoing royalty obligation, in an aggregate amount of up to $3.5 million, owed to former preferred shareholders of Salamander. Under the terms of the agreement providing for the royalties, Salamander is obligated to make quarterly royalty payments in an amount equal to five percent of its gross revenue (excluding any refunds, rebates, discounts, allowances and returns) from 2014 through 2017, three percent from 2018 through 2019, and two percent thereafter, until the aggregate amount of all royalty payments equals $3.5 million. In connection with the acquisition of Salamander, OrangeHook agreed to guarantee Salamander's royalty obligation.

Agilivant

On February 12, 2016, OrangeHook acquired approximately 82% of the outstanding equity interests of Agilivant pursuant to a membership interest purchase agreement.  OrangeHook agreed to issue an aggregate of 433,551 shares of OrangeHook Common Stock in exchange for the equity interests.  As of closing, Agilivant reported approximately $2.8 million of trade payables and other outstanding indebtedness, approximately $1.3 million of which consisted of principal on loans made by OrangeHook.  OrangeHook issued 70,997 shares of OrangeHook Common Stock on June 30, 2016 in exchange for the cancellation of $795,174 of such indebtedness. OrangeHook is currently seeking to acquire the remaining equity interests of Agilivant.

Agilivant offers a hybrid SaaS-based payment technology solution, encompassing both issuing and acquiring functionality, in the financial transfer and remittance services sphere. By providing this combined capability, Agilivant can offer open, closed and hybrid (semi-closed) payment solutions to its customers. Additionally, Agilivant provides full merchant acquiring capabilities as a sub-agent to two partner companies.

The Agilivant system is flexible and can provide mobile, web-based and card-based solutions. It operates as a SaaS in a private data cloud, eliminating the need for a bank to purchase expensive computer systems with complex applications and software or to hire more staff to handle mobile banking systems, operations processing, legal compliance and call centers. Agilivant's cash card management system issues and manages debit-based accounts.

Agilivant competes with a large number of companies that offer financial transfer and remittance services as well as with payment associations. Agilivant's principal direct competitors include financial transfer and remittance companies like Western Union, MoneyGram, PayPal, Xoom, as well as individual banks.

LifeMed ID

On July 20, 2016, OrangeHook acquired LifeMed ID pursuant to an amended and restated agreement and plan of merger dated as of May 31, 2016.  OrangeHook issued 1,454,261 shares of OrangeHook Common Stock to former LifeMed ID shareholders as consideration for the merger.

LifeMed ID competes in the healthcare information systems sphere. It provides a cloud-based patient identification solution with robust workflow automation, dynamic reporting, and customizable functionalities to enable streamlined electronic registration that is optimized for each healthcare facility and every patient. LifeMed ID issues a patient a token that identifies the patient throughout his or her life and enables medical professionals to obtain a complete medical history of the patient (including allergies, pre-existing conditions, and other related medical information) before making a medical diagnosis. The LifeMed ID application can also dramatically reduce insurance fraud utilizing its deterministic matching properties.

With the LifeMed ID application, all medical records can be linked via a secure, cloud-based application to ensure a complete history can be accessed instantly. The LifeMed ID application utilizes a library of application programming interfaces to seamlessly overlay, enhance and integrate with existing systems, while at the same time facilitating connectivity with outside third party systems and databases. The application does not require time-intensive installation or ramp-up and can be installed and operational in days, not weeks. The application also enables both internal and external systems to securely send patient data back and forth for real time electronic medical record updates. The end result is physicians, hospitals, and first responders all being able to see (and act on) one universal set of records via the secure cloud infrastructure.

LifeMed ID has a patent portfolio that is intended to protect the key systems and methodology associated with its SaaS-based solutions.  Its patent portfolio consists of seven active U.S. patents with durations generally expiring within ten years, as well as two pending U.S. patents and one pending Interlinking Electronic Identities patent. Currently, LifeMed ID has entered into strategic and reseller agreements, all of which will use the patented healthcare patient solutions developed by LifeMed ID. LifeMed ID competes with companies in the healthcare information systems industry such as Epic Systems, GE Healthcare, Ltd., Cerner Corporation, and Allscripts Healthcare Solutions.

Effective March 10, 2016, OrangeHook and LifeMed ID entered into a business partnership agreement with Lenovo PC HK Limited, an electronics manufacturing company based out of Asia, which was subsequently amended on September 1, 2016. As amended, the agreement contemplates that LifeMed ID's patient identification application and other software products offered by OrangeHook's portfolio companies will be preloaded onto the manufacturer's computers, tablets and other electronic devices for marketing and sale as a bundled system to hospitals and other healthcare facilities and providers throughout the world. The manufacturer has agreed to be LifeMed ID's exclusive electronics hardware partner throughout the world, and LifeMed ID has agreed to be its exclusive provider of patient identification software. The exclusivity provisions in the agreement do not apply to the software products offered by OrangeHook's other portfolio companies. OrangeHook has agreed to pay the manufacturer a percentage of its revenues from service and usage fees, including upgrades and upsells, generated from customers under their joint marketing efforts. The manufacturer has agreed to pay OrangeHook two lump sum licensing fees payable no later than September 26, 2016 and December 31, 2016. In addition, if OrangeHook achieves certain revenue targets from sales of the bundled products to customers located in China, the manufacturer has agreed to pay OrangeHook a one-time fee within 60 days of the later of April 30, 2017 or such time as OrangeHook achieves a certain sales revenue milestone.

Nuvel, Inc.

Nuvel, Inc. is a start-up company engaged in the business of designing, developing and selling a family of proxy and other appliances and related software and services that can secure, accelerate and optimize the delivery of business applications, web content and other information to users over private enterprise networks, or across an enterprise's gateway to the public Internet. Nuvel, Inc. is designing products that provide end users with information about the applications and web traffic running on their networks, including the ability to discover, classify, manage and control communications between users and applications across internal networks, the WAN and the Internet. Nuvel, Inc.'s products are also designed with the intent to accelerate and optimize the performance of end users' business applications and content, whether used internally or hosted by external providers.
Nuvel, Inc. competes directly with several data acceleration software companies, including Aspera, BMC, Code Sector, Inc., Cisco and Sony.  Many of these competitors focus upon the size and type of file being transferred.  Nuvel, Inc. takes a different approach—the Network Data Tunnel (NDT) solution—which streamlines the transfer process itself rather than modifying the file being sent.  The NDT solution can increase transfer speeds by up to 150 times.  The software itself is lightweight and requires minimal time and effort to incorporate into extant systems, and due to the massive increases in bandwidth utilization, can be used to facilitate mass integration into cloud-based systems.
LifeNexus

On June 2, 2016, OrangeHook acquired certain copyrights, trademarks, patents and other assets of LifeNexus. Spring Grove Finance, S.A. previously acquired the assets from the Chapter 7 bankruptcy estate of LifeNexus and agreed to sell the assets to OrangeHook in exchange for 178,571 shares of OrangeHook Common Stock.

LifeNexus' intellectual property relates to personal health cards for maintaining an individual's personal health record, enabling users to store, update, and share their medical information, including medical history, allergies, vaccinations, prescriptions, emergency contacts, insurance information, dependent information, advance directives, and more, offering healthcare providers access to critical patient information at the time and point of need. If we decide to pursue further development of the LifeNexus intellectual property, we anticipate that LifeNexus' personal health card would serve as a prepaid card for making healthcare-related payments and managing individual health-related spending, such as co-pays and other fees at the physician's office, pharmacy, and hospital.

RISK FACTORS

As a smaller reporting company, we are not required to provide disclosure pursuant to this item.
FINANCIAL INFORMATION
Selected Financial Data
As a smaller reporting company, we are not required to provide disclosure pursuant to this item.
Management's Discussion and Analysis of Financial Condition and Results of Operations
The following management's discussion and analysis should be read in conjunction with the historical financial statements and the related notes thereto filed with this Current Report on Form 8-K. The following discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect" and the like, and/or future tense or conditional constructions ("will," "may," "could," "should," etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. OrangeHook does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Current Report.

Overview

OrangeHook was formed on October 17, 2014, as a holding company, to incubate selective and unique consumer, business, and governmental software applications. OrangeHook is focused on accelerating the delivery of the software products and services offered by its portfolio companies and acquisition targets in the dynamic market sectors of safety, health information technology, data acceleration and banking. OrangeHook's business model creates visibility, reduces redundant selling, general and administrative expenses, and brings together the talent residing in these seemingly unconnected businesses. By providing a central and combined force, OrangeHook believes that it can achieve critical mass and distributed risk scenarios with even greater upside for investors and participants.

OrangeHook currently consists of three portfolio companies that have developed proprietary software applications and services which are unique to their particular industries:  Salamander, Agilivant and LifeMed ID. All are near or at the end of their respective development stages and have recently entered or are about to enter their revenue generation phase.  In addition, OrangeHook purchased certain intellectual property and other assets of LifeNexus, Inc related to identification cards for healthcare patients and expects to form a subsidiary to further develop the products.

OrangeHook generated revenues of $321,479 and $784,187 for the three and nine months ended September 30, 2016, respectively, compared to revenues of $0 and $0 for the three and nine months ended September 30, 2015, respectively.  The increase in revenue was the result of:
•     Revenue generated by Salamander of $223,621 and $684,298 for the three and nine months ended September 30, 2016, respectively,
•     Revenue generated by Agilivant of $24,755 and $26,786 for the three months and for the period of February 12 (the date of acquisition) through September 30, 2016, respectively,
•     Revenue generated by LifeMed ID of $73,103 for the period from July 20 (date of acquisition) through September 30, 2016, respectively.

Net loss of $4,748,064 and $8,799,933 for the three and nine months ended September 30, 2016, respectively, compared to $876,351 and $1,698,882 for the three and nine months ended September 30, 2015.  The increase in net loss was primarily the result of:
•     Operating costs associated with the operations of Salamander of $455,303 and $1,286,518 for the three and nine months ended September 30, 2016, respectively,
•     Operating costs associated with the operations of Agilivant of $391,475 and $841,040 for the three months and for the period of February 12 (the date of acquisition) through September 30, 2016, respectively,
•     Operating costs associated with the operations of LifeMed ID of $993,042 for the period from July 20 (date of acquisition) through September 30, 2016,
•     Increased corporate operating expenses in OrangeHook of $1,006,788 and $2,739,216 for the three and nine months ended September 30, 2016, respectively,
•     Increased interest expense, net of interest income, of $1,444,522 and $2,224,981, for the three and nine months ended September 30, 2016, respectively.

Portfolio Companies

OrangeHook believes that the solutions being offered by its current portfolio companies, Salamander, Agilivant and LifeMed ID, as well as the additional products added to the portfolio from the recent addition of Nuvel, Inc., are competitive within their respective markets on the basis of proprietary technology and in-depth understanding of the markets they serve and that OrangeHook's marketing activities will be effective in distinguishing its products from the competition. Furthermore, many of these products are complimentary to one another, and OrangeHook believes that it will be able to leverage each organization's resources and expertise to create an even more robust suite of product offerings for the healthcare institutions, emergency healthcare providers and its other customers and higher returns for OrangeHook.

Salamander

OrangeHook acquired the Salamander business in October of 2015. Salamander competes in the emergency management tracking and accountability solutions sphere. It provides installed software and Software as a Service ("SaaS") solutions, including integrated data-sharing technologies that allow for unique transparency and accountability across multiple levels of local, State and Federal government during emergency or catastrophic situations. Salamander's products, which are positioned to comply with the federal mandate for the National Incident Management System, provide optimization/analytics capabilities and resolve issues associated with identity verification, incident command tracking, and geospatial location.

Salamander's solutions incorporate Salamander's registered intellectual property and proprietary software code, intellectual property licensed-in from third parties and open source software. Salamander has a patent portfolio that is intended to protect the key systems and methodology associated with its solutions, and it also owns four U.S. trademark registrations and one U.S. trademark application for various product names and logos, several domain names, and one U.S. Copyright registration for a resource guide for first responders.

Salamander sells its solutions primarily through agreements with resellers and through its internal sales staff.
The reseller agreements generally grant non-exclusive rights to market in various geographic territories in the United States, have one-year initial terms and can be terminated upon applicable notice periods.

Agilivant

OrangeHook acquired a majority interest (82%) in Agilivant, LLC in February of 2016. Agilivant offers a hybrid SaaS-based payment technology solution, encompassing both issuing and acquiring functionality, in the financial transfer and remittance services sphere. By providing this combined capability, Agilivant can offer open, closed and hybrid (semi-closed) payment solutions to its customers. Additionally, Agilivant provides full merchant acquiring capabilities as a sub-agent to two partner companies.

The Agilivant system is flexible and can provide mobile, web-based and card-based solutions. It operates as a SaaS in a private data cloud, eliminating the need for a bank to purchase expensive computer systems with complex applications and software or to hire more staff to handle mobile banking systems, operations processing, legal compliance and call centers. Agilivant's cash card management system issues and manages debit-based accounts.

LifeMed ID

We made our initial investment in LifeMed ID in December 2014, which continued through a series of investments ending on March 31, 2016. We acquired the remaining equity interests in LifeMed ID on July 20, 2016.  LifeMed ID competes in the healthcare information systems sphere. It provides a cloud-based patient identification solution with robust workflow automation, dynamic reporting, and customizable functionalities to enable error-free, streamlined electronic registration that is optimized for each healthcare facility and patient. LifeMed ID issues a patient a token that identifies the patient throughout his or her medical life and enables medical professionals to obtain a complete medical history of the patient (including allergies, pre-existing conditions, and other related medical information) before making a medical diagnosis. The LifeMed ID application also dramatically reduces insurance fraud utilizing its deterministic matching properties by positively identifying the patient.

With the LifeMed ID application, all medical records can be linked via a secure, cloud-based application to ensure a complete history can be accessed instantly through a SaaS-based solution. The LifeMed ID application utilizes a library of application programming interfaces to seamlessly overlay, enhance and integrate with existing systems, while at the same time facilitating connectivity with outside third party systems and databases. The application does not require time-intensive installation or ramp-up and can be installed and operational in days, not weeks.  The application also enables both internal and external systems to securely send patient data back and forth for real time electronic medical record updates. The end result is physicians, hospitals, and first responders all being able to see (and act on) one universal set of records via the secure cloud infrastructure.

LifeMed ID has a patent portfolio that is intended to protect the key systems and methodology associated with its SaaS based solutions.  Its patent portfolio consists of seven active U.S. patents, as well as two pending U.S. patents and one pending Interlinking Electronic Identities patent. Currently, LifeMed ID has entered into strategic and reseller agreements, all of which will use the patented healthcare patient solutions developed by LifeMed ID.

Effective March 10, 2016, OrangeHook and LifeMed ID entered into a business partnership agreement with Lenovo PC HK Limited, an electronics manufacturing company based out of Asia, which was subsequently amended on September 1, 2016. As amended, the agreement contemplates that LifeMed ID's patient identification application and other software products offered by OrangeHook's portfolio companies will be preloaded onto the manufacturer's computers, tablets and other electronic devices for marketing and sale as a bundled system to hospitals and other healthcare facilities and providers throughout the world. The manufacturer has agreed to be LifeMed ID's exclusive electronics hardware partner throughout the world, and LifeMed ID has agreed to be its exclusive provider of patient identification software. The exclusivity provisions in the agreement do not apply to the software products offered by OrangeHook's other portfolio companies. OrangeHook has agreed to pay the manufacturer a percentage of its revenues from service and usage fees, including upgrades and upsells, generated from customers under their joint marketing efforts. The manufacturer has agreed to pay OrangeHook two lump sum licensing fees payable no later than September 26, 2016 and December 31, 2016. In addition, if OrangeHook achieves certain revenue targets from sales of the bundled products to customers located in China, the manufacturer has agreed to pay OrangeHook a one-time fee within 60 days of the later of April 30, 2017 or such time as OrangeHook achieves a certain sales revenue milestone.

Nuvel, Inc.

Nuvel, Inc. is in the business of designing, developing and marketing data acceleration solutions that are built for the purpose of accelerating and optimizing the flow of information across enterprise networks.  Nuvel, Inc.'s products are intended to be deployed by its customers throughout their network infrastructures to improve the performance of their networks and reduce network costs, while enhancing network speed and optimization.  During the past three years, due to cash restrictions, Nuvel, Inc. has curtailed expenses on research and development.   However, Nuvel, Inc. understands the vital importance of research and development for its overall success. Nuvel, Inc. is committed to continue to conduct research and development activities to strive to advance its technology, when and if liquidity permits. We believe that the OrangeHook platform will help facilitate this effort.

Financial Presentation
Description of Certain Line Items

Revenue

Revenue consists of license and subscription and other fees generated from the sales and licensing of our portfolio products. OrangeHook provides installed software and SaaS based solutions that are billed on a periodic basis throughout the licensing period.

Cost of Sales

Cost of sales includes the costs associated with the sale and licensing of our products including installation and support costs.

Product Development

Product development consists primarily of expenses relating to software maintenance and development of all portfolio company products.

Sales and Marketing

Sales and marketing consists primarily of trade shows, the travel expense related to the trade shows, and the salaries for the employees that are marketing the solutions.

General and Administrative

General and administrative consists primarily of the salaries for the employees of OrangeHook, Salamander, Agilivant and LifeMed ID, along with rent, legal, accounting and other professional fees, including merger-related expenses, for OrangeHook and amortization of intangible assets as a result of the acquisition of the portfolio entities.

Critical Accounting Estimates and Policies

The following discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing customer agreements, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Please see  Note 3 to OrangeHook's audited financial statements for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014 included in this Current Report on Form 8-K for a more complete description of OrangeHook's significant accounting policies.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and Article 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. These condensed financial statements should be read in conjunction with the financial statements for the year ended December 31, 2015 and related notes thereto, which are included in this Current Report on Form 8-K and of which these financial statements are a part.

The audited financial statements and footnotes for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014 have been prepared in accordance with U.S. GAAP and applicable rules and regulations of the SEC regarding financial information. Copies of the OrangeHook's audited financial statements and footnotes for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014 are included in this Current Report on Form 8-K.
Business Combinations

For acquisitions, OrangeHook allocates the purchase price based on the fair value of assets acquired and liabilities assumed.  For material acquisitions, OrangeHook engaged an independent specialist to assist us in the valuation of the intangible assets, utilizing discounted cash value methods.  In most cases, OrangeHook has issued shares of its common stock to acquire the equity or assets of the businesses.  The evaluation of OrangeHook's common stock requires us to make assumptions about future cash flows of OrangeHook that include, among others, growth in revenues, margins realized, level of operating expenses and cost of capital. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. OrangeHook engaged an independent specialist to assist us in evaluating the fair value of OrangeHook's common stock and we ultimately concluded on the fair value of OrangeHook's common stock.

Accounts Receivable

The carrying value of OrangeHook's accounts receivable represents their estimated net realizable value. No collateral or other security is required to support accounts receivable, which are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts (90 to 120 days outstanding) are written off through a charge to the valuation allowance and a credit to accounts receivable. OrangeHook does not charge interest on past due accounts receivable balances.

Revenue Recognition

Revenue from tracking systems sales is recognized in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 605, Revenue Arrangements with Multiple Deliverables. When elements such as the product (e.g., hardware, software and other components) installation and training are contained in a single arrangement, or in related arrangements with the same customer, revenue is allocated to each element based upon its relative fair value. Management believes the individual elements within its contracts meet the ASC Topic 605 criteria for treatment as separate units of accounting. The price charged when the element is sold separately generally determines fair value. Revenue from product sales is recognized when the related goods are shipped whereas revenue from installation and training activities is recognized when the services are performed. Discounts in multiple elements sold as a single arrangement are allocated proportionately to the individual elements based on the fair value charged when the element is sold separately.

Revenue from service contracts and subscription agreements is recorded on a straight-line basis over the terms of the related agreements.

Revenue from software licensing arrangements is recognized when all of the following conditions exist: (1) the licensing agreement has been executed, (2) the license period has begun and the licensee can begin its use of the software, (3) the fee is fixed or determinable, (4) collection of the license fee is reasonably assured, and (5) there are no significant on-going obligations of OrangeHook relating to the licensing arrangement.

Advance payments received from customers are deferred until all revenue recognition criteria are satisfied.

Income Taxes

OrangeHook accounts for deferred tax assets and liabilities under the liability method.  Deferred tax liabilities are recognized for temporary differences that will result in taxable amounts in future years.  Deferred tax assets are recognized for deductible temporary differences and tax operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  OrangeHook regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income.  OrangeHook has recorded a full valuation related to deferred tax assets and liabilities.  We account for uncertainty in income taxes recognized in financial statements in accordance with ASC 740 (formerly FIN 48, "Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109,"). ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Only tax positions that meet the more-likely-than-not recognition threshold may be recognized. We do not have any material uncertain tax positions.

Stock-Based Compensation

OrangeHook measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. During 2016, 2015 and 2014, OrangeHook granted common stock, shares of restricted stock, warrants and stock options to certain employees and outside directors in exchange for their services. In connection with those awards, the fair value of the award was measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

Software Development Costs

To date, OrangeHook has not capitalized any of the costs incurred related to the development of its software products being marketed as the period of time between achieving technological feasibility and the general availability of OrangeHook's software products has been very short and any costs incurred subsequent to achieving technological feasibility have not been significant. These costs are expensed and included in product development expenses in the accompanying consolidated statements of operations.

Goodwill and Intangible Assets

In accordance with ASC Topic No. 350, Intangibles-Goodwill and Other, goodwill and intangible assets without a defined life shall not be amortized over a defined period, but instead must be tested for impairment at least annually. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The goodwill impairment test is a two-step impairment test. In the first step, OrangeHook compares the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of that reporting unit, goodwill is not impaired and OrangeHook is not required to perform further testing. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then OrangeHook must perform the second step in order to determine the implied fair value of the reporting unit's goodwill and compare it to the carrying value of the reporting unit's goodwill. The activities in the second step include valuing the tangible and intangible assets and liabilities of the impaired reporting unit and determining the implied fair value of the impaired reporting unit's goodwill based upon the residual of the fair value of the net assets.

Results of Operations

Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

	Three months ended September 30		Nine months ended September 30
	2016	2015	2016	2015

Revenue	$321,479	$-	$784,187	$-
Cost of sales	95,585	-	191,095	-

Gross profit	225,894	-	593,092	-

Operating expenses:
Product development	838,950	-	1,329,462	-
Sales and marketing	308,225	-	554,908	-
General and administrative	2,403,942	704,509	5,448,048	1,472,604

Total operating expenses	3,551,117	704,509	7,332,418	1,472,604

Loss from operations	(3,325,223)	(704,509)	(6,739,326)	(1,472,604)

Other income (expense):
Gain on debt extinguishment	172,446	-	741,852	-
Net loss on Investment in LifeMed ID, Inc.	(46,280)	-	(404,310)	-
Interest expense, net of interest income	(1,616,364)	(171,842)	(2,451,259)	(226,278)

Loss before income taxes	(4,815,421)	(876,351)	(8,853,043)	(1,698,882)

Income tax expense	-	-	-	-

Net loss before non-controlling interest in subsidiary	(4,815,421)	(876,351)	(8,853,043)	(1,698,882)

Non-controlling interest in subsidiary	(67,357)	-	(53,110)	-

Net loss	$(4,748,064)	$(876,351)	$(8,799,933)	$(1,698,882)

Three Months Ended September 30, 2016 and 2015

Overview

We incurred net losses of $4,748,064, and $876,351 for the three months ended September 30, 2016 and 2015, respectively. The results of operations for the three months ended September 30, 2016 are impacted by the acquisition of Salamander which occurred on October 1, 2015, a controlling interest (82%) of Agilivant, which occurred on February 12, 2016, and the acquisition of LifeMed ID, which occurred on July 20, 2016. The results of operations for the three months ended September 30, 2015 were prior to the acquisition of any of the targeted portfolio entities and included the results of operations of OrangeHook only.

Revenue, Cost of Goods Sold and Gross Profit

Revenue, cost of goods sold and gross profit by entity for the three months ended September 30, 2016 were as follows:

	Revenue	Cost of Goods Sold	Gross Profit
Salamander	$223,621	$43,305	$180,316
Agilivant	24,755	-	24,755
LifeMed ID	73,103	52,280	20,823
Totals	$321,479	$95,585	$225,894

Gross profit attained for the three months ended September 30, 2016 is representative of the SaaS-based software companies which we expect to continue as revenues grow. There was no revenue, cost of goods sold or gross profit for the three months ended September 30, 2015.

Product Development

Product development for the three months ended September 30, 2016 and 2015 was $838,950 and $0, respectively.  The increase in product development was attributable to expenses of Salamander of $186,627, Agilivant of $131,686 and LifeMed of $520,637. Costs in this category consist of employee salaries and related costs and contractor expenses for software development and expenses to maintain and enhance our software solutions.

Sales and Marketing

Sales and marketing expenses for the three months ended September 30, 2016 and 2015 were $308,225 and $0, respectively. Costs incurred of $148,632 for Salamander, $0 for Agilivant and $159,593 for LifeMed consist of sales and marketing salaries, sales and reseller commissions, travel, advertising and promotion expenses.

General and Administrative

General and administrative expenses for the three months ended September 30, 2016 and 2015 were $2,403,942 and $704,509, respectively.  The increase in general and administrative expenses of $1,699,433, or 241%, is mainly due to an increase in OrangeHook's general and administrative expenses of $1,006,788 which consists of approximately $172,000 in salaries caused by an increase in corporate staff, approximately $156,000 in subcontractors involved in business development activities, approximately $191,000 in legal and auditing expense due to merger and acquisition activities and approximately $272,000 in non-cash compensation resulting from grants of non-qualified stock options and grants to employees and directors. The remainder of the increase was due to the operations of Salamander of $120,044, Agilivant of $259,789 and LifeMed of $312,812.

Operating Loss

OrangeHook's operating loss for the three months ended September 30, 2016 and 2015 was $3,325,223 and $704,509 respectively. OrangeHook's operating expenses increased year-over-year due to our acquisitions of development-stage companies and positioning the companies' administrative functions for growth and public-company regulatory compliance.

Other Income (Expense)

Gain on debt extinguishment:
During the three months ended September 30, 2016, OrangeHook recorded a gain on debt extinguishment of $172,446 which resulted from the conversion of a note payable in the amount of $300,000 plus accrued interest of $16,000 into 45,143 shares of common stock at a value of $3.18 per share.

Net loss on investment in LifeMed ID, Inc.:
During the three months ended September 30, 2016, OrangeHook recorded a loss of $46,280, representing its share (24%) of LifeMed ID's net loss for the period from July 1, 2016 through July 20, 2016. During that period, OrangeHook accounted for its investment under the equity method of accounting. Effective July 20, 2016, OrangeHook acquired remaining 76% of LifeMed which results in the presentation of fully consolidated results from that point forward.

Interest expense, net of interest income:
Interest expense, net of interest income for three months ended September 30, 2016 was $1,616,364 as compared to $171,842 for the three months ended September 30, 2015. The increase of $1,444,522 or 841%, was principally due to interest expense on increased levels of borrowings including the amortization of debt issuance costs and original issue discount and an amount equal to $1,197,929 related to imputed interest on a forward purchase contract that became effective in July 2016 related to a $1.55 million put obligation for the repurchase of common shares of OrangeHook stock at a value greater than fair value between OrangeHook and David Batchelor, a board member and the founder of LifeMed ID.

Net loss attributable to noncontrolling interest in subsidiary

During the three months ended September 30, 2016, the net loss attributable to noncontrolling interest in subsidiary was $67,357. The noncontrolling interest in the subsidiary is due to OrangeHook owning 82% in Agilivant, while the remaining 18% is held by a minority partner.

Net Loss

As a result of the above, net loss for the three months ended September 30, 2016 was $4,748,064 as compared to $876,351 for the three months ended September 30, 2015.

Nine Months Ended September 30, 2016 and 2015
Overview

We reported net losses of $8,799,933 and $1,698,882 for the nine months ended September 30, 2016 and 2015, respectively. The results of operations for the nine months ended September 30, 2016 are impacted by the acquisition of Salamander which occurred on October 1, 2015, a controlling interest (82%) of Agilivant, which occurred on February 12, 2016, and the acquisition of LifeMed ID, which occurred on July 20, 2016. The results of operations for the nine months ended September 30, 2015 were prior to the acquisition of any of the targeted portfolio entities and included the results of operations of OrangeHook only.

Revenue, Cost of Goods Sold and Gross Profit

Revenue, cost of goods sold and gross profit by entity for the nine months ended September 30, 2016 were as follows:

	Revenue	Cost of Goods Sold	Gross Profit
Salamander	$684,298	$138,815	$545,483
Agilivant	26,786	-	26,786
LifeMed ID	73,103	52,280	20,823
Totals	$784,187	$191,095	$593,092

Gross profit attained for the nine months ended September 30, 2016 is representative of the SaaS-based software companies which we expect to continue as revenues grow. There was no revenue, cost of goods sold or gross profit for the nine months ended September 30, 2015.

Product Development
Product development for the nine months ended September 30, 2016 and 2015 was $1,329,462 and $0, respectively.  The increase in product development was attributable to expenses of Salamander of $512,443, Agilivant of $296,382 and LifeMed of $520,637. Costs in this category consist of employee salaries and related costs and contractor expenses for software development and expenses to maintain and enhance our software solutions.

Sales and Marketing

Sales and marketing expenses for the nine months ended September 30, 2016 and 2015 were $554,908 and $0, respectively. Costs incurred of $395,315 for Salamander, $0 for Agilivant and $159,593 for LifeMed consist of sales and marketing salaries, sales and reseller commissions, travel, advertising and promotion expenses.

General and Administrative

General and administrative expenses for the nine months ended September 30, 2016 and 2015 were $5,448,048 and $1,472,604, respectively.  The increase in general and administrative expenses of $3,975,444, or 270%, is mainly due to an increase in OrangeHook's expenses of $2,739,216 which consists of approximately $653,000 in salaries caused by an increase in corporate staff, approximately $550,000 in subcontractors involved in business development activities, approximately $669,000 in legal and auditing expense due to merger and acquisition activities and approximately $359,000 in non-cash compensation resulting from grants of non-qualified stock options to employees and directors. The remainder of the increase was due to the operations of Salamander of $378,758, Agilivant of $544,658 and LifeMed of $312,812.

Operating Loss

OrangeHook's operating loss for the nine months ended September 30, 2016 and 2015 was $6,739,326 and $1,472,604, respectively. OrangeHook's operating expenses increased year-over-year due to our acquisitions of development-stage companies and positioning the companies' administrative functions for growth and public-company regulatory compliance.

Other Income (Expense)

Gain on debt extinguishment:
During the nine months ended September 30, 2016, OrangeHook recorded a gain on debt extinguishment of $741,852 which resulted from the issuance of 70,997 shares of common stock, valued at their estimated fair value of $3.18 per share, to extinguish certain notes payable, accrued interest and accounts payable with a total value of $795,174 and the conversion of a note payable in the amount of $300,000 plus accrued interest of $16,000 into 45,143 shares of common stock at a value of $3.18 per share.

Net loss on investment in LifeMed ID, Inc.:
During the nine months ended September 30, 2016, OrangeHook recorded a loss of $404,310, representing its share (24%) of LifeMed ID's net loss for the period from April 1, 2016 through July 20, 2016. During that period, OrangeHook accounted for its investment under the equity method of accounting. Effective July 20, 2016, OrangeHook acquired remaining 76% of LifeMed which results in the presentation of fully consolidated results from that point forward.

Interest expense, net of interest income:
Interest expense, net of interest income for nine months ended September 30, 2016 was $2,451,259 as compared to $226,278 for the nine months ended September 30, 2015. The increase was principally due to an increase in interest expense on increased levels of borrowings including the amortization of debt issuance costs and original issue discount and an amount equal to $1,197,929 related to imputed interest on a forward purchase contract that became effective in July 2016 related to a $1.55 million put obligation for the repurchase of common shares of OrangeHook stock at a value greater than fair value between OrangeHook and David Batchelor, a board member and the founder of LifeMed ID.

Net loss attributable to noncontrolling interest in subsidiary

During the nine months ended September 30, 2016, net loss attributable to noncontrolling interest in subsidiary was $53,110. The noncontrolling interest in the subsidiary is due to OrangeHook owning 82% in Agilivant, while the remaining 18% is held by a minority partner.

Net Loss

As a result of the above, net loss for the nine months ended September 30, 2016 was $8,799,933 as compared to $1,698,882 for the nine months ended September 30, 2015.

Year Ended December 31, 2015 and the period from October 17, 2014 (inception) through December 31, 2014

	2015	2014
Revenue	$244,902	$-
Cost of sales	31,863	-
Gross profit	213,039	-
Operating expenses:
Product development	140,730	-
Sales and marketing	122,944	-
General and administrative	3,538,957	172,864
Total operating expenses	3,802,631	172,864
Loss from operations	(3,589,592)	(172,864)
Other income (expense):
Gain on debt extinguishment	403,553	-
Interest expense, net of interest income	(494,332)	(6,036)
Loss before income taxes	(3,680,371)	(178,900)
Income tax expense	-	-
Net loss	$(3,680,371)	$(178,900)

Overview

OrangeHook reported net losses of $3,680,371 and $178,900 for the year ended December 31, 2015 and the period from October 17, 2014 (inception) through December 31, 2014, respectively.

Revenues and Gross Profit

We had revenues of $244,902 and $0 for the year ended December 31, 2015 and the period from October 17, 2014 (inception) through December 31, 2014, respectively.  The increase in revenues for the year ended December 31, 2015 was attributable to the revenues generated by Salamander. Gross profit for the year ended December 31, 2015 was $213,039 or 87% of revenues.

Product Development

Product development and maintenance for the year ended December 31, 2015 and the period from October 17, 2014 (inception) through December 31, 2014 was $140,730 and $0, respectively, representing salaries for software development employees and contractors of Salamander.

Sales and Marketing

Sales and marketing expenses for the year ended December 31, 2015 and the period from October 17, 2014 (inception) through December 31, 2014 were $122,944 and $0, respectively, due to Salamander which incurred salaries, sales and reseller commissions, travel, advertising and promotion expenses.

General and Administrative
General and administrative expenses for the year ended December 31, 2015 and the period from October 17, 2014 (inception) through December 31, 2014 were $3,538,957 and $172,864, respectively.  The increase in general and administrative expenses of $3,366,093 is primarily due the increase in corporate office expenses incurred by OrangeHook of $3,114,231 due to increases in salaries, wages and benefits as corporate employees were added during the period, an increase in costs (legal, audit and subcontractors) associated with the acquisitions of Salamander, Agilivant and LifeMed ID as well as costs incurred in connection with increased business development activities. In addition, noncash compensation expense of approximately $606,000 was recorded in 2015 for stock compensation awards granted to employees and directors. The remainder of the increase was due to Salamander expenses of $286,676.

Operating Loss

OrangeHook's operating loss for the year ended December 31, 2015 and the period from October 17, 2014 (inception) through December 31, 2014 was $3,589,592, and $172,864, respectively.

Other income (expense), net

Gain on debt extinguishment:
During the year ended December 31, 2015, OrangeHook recorded a gain on debt extinguishment of $403,553 which resulted from the issuance of 37,297 shares of common stock, valued at their estimated fair value of $3.18 per share, to extinguish certain notes payable and accrued interest with a total value of $522,158.

Interest expense, net of interest income:
Interest expense, net of interest income for year ended December 31, 2015 was $494,332 as compared to $6,036 for the period from October 17, 2014 (inception) through December 31, 2014. The increase of $488,296 was principally due to an increase in interest expense on increased levels of borrowings including the amortization of debt issuance costs and original issue discount.

Net Loss

As a result of the above, net loss for year ended December 31, 2015 was $3,680,371 as compared to $178,900 for the period from October 17, 2014 (inception) through December 31, 2014.

Liquidity and Capital Resources

Liquidity Sources and Requirements

During the three and nine months ended September 30, 2016 we recorded revenues of $321,479 and $784,187, respectively and incurred net losses of $4,748,064 and $8,799,933.  Net cash used in operating activities was $4,283,029 for the nine months ended September 30, 2016. As of September 30, 2016, we had a working capital deficit of $12,701,875. During the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014, we recorded revenue of $244,902 and $0, respectively and incurred net losses of $3,680,371 and $178,900, respectively.  Net cash used in operating activities was $1,940,138 and $32,044 for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014, respectively. As of December 31, 2015, we had a working capital deficit of $1,941,955. Since inception, we have met our liquidity requirements principally through the sale of convertible debentures and other debt and equity securities.

OrangeHook has the following debt obligations as of September 30, 2016.

Notes payable to directors-
OrangeHook has various notes payable to directors with principal amounts totaling $3,743,330 as of September 30, 2016. Of the amount outstanding, a total of $1,575,000 in principal is due within the next twelve months. Subsequent to September 30, 2016, one director converted notes that were due in various amounts from July-August 2016 with principal amounts totaling $960,000 into Series A-1 Convertible Preferred Stock.

Convertible debentures-
In 2015, OrangeHook sold an aggregate principal amount of $3,050,000 of convertible debentures which were scheduled to mature twelve months from the issuance date. During 2016, certain of these debentures became due. OrangeHook was successful in extending the maturity dates on these debentures to October 2017. The holders also agreed to add interest accrued on the debentures to the principal balance of the amended debentures. As of September 30, 2016, convertible debentures with principal amounts totaling $3,427,560 are outstanding.

Short-term debt-
OrangeHook has short-term debt instruments with various lenders totaling $2,542,614 as of September 30, 2016, all of which are due within the next twelve months. Subsequent to September 30, 2016, on October 31, 2016, OrangeHook entered into an agreement with a lender whereby OrangeHook issued 390,000 shares of common stock plus seven-year warrants for an additional 78,000 shares of common stock at an exercise price of $7.00 per share in exchange for the cancellation of this note plus accrued interest of $40,411 and a cash payment of $250,000. In addition, on November 10, 2016, another lender converted a note with a principal balance of $100,000 into 30,769 shares of the OrangeHook's common stock.
Line of credit-
On March 30, 2016, OrangeHook entered into an unsecured revolving line of credit with a bank which provides for borrowings up to a principal amount of $350,000. As of September 30, 2016, the principal balance outstanding under this credit facility is $350,000. The line is scheduled to mature on September 30, 2017.

Management anticipates that the impact of one or more of the actions listed below will generate sufficient cash flows to pay current liabilities, long-term debt and fund OrangeHook's operations through September 30, 2017:

1.     Raise additional debt or equity capital on terms favorable to OrangeHook,
2.     Generate revenues in amounts sufficient to attain profitability,
3.     Control general and administrative expenses based on available cash flow from operations and the amount of capital available.

Our ability to continue our operations and to pay our obligations when they become due is contingent upon obtaining additional financing and generating positive cash flows from our operations. Management's plans include seeking to procure additional funds through debt and equity financings and to increase operating cash flows from revenues expected to be generated by our portfolio operations. There are no assurances that we will be able to raise capital on terms acceptable to us or at all, or that cash flows generated from our operations will be sufficient to meet our current operating costs and required debt service. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development, which could harm our financial condition and operating results, or we may not be able to continue to fund our ongoing operations. These conditions raise substantial doubt about our ability to continue as a going concern. Refer to Notes 5 through 10 to OrangeHook's consolidated financial statements for the three and nine months ended September 30, 2016, which are included in this Current Report on Form 8-K, for additional details regarding our financing activities.
Cash Flows – Operating Activities
Net cash used in operating activities was $4,283,029 during the nine months ended September 30, 2016. Net cash used in operating activities consisted principally of a net loss of $8,799,933, adjusted for certain non-cash income and expense items and changes in operating assets and liabilities.
Net cash used in operating activities was $1,940,138 during the year ended December 31, 2015. Net cash used in operating activities consisted principally of a net loss of $3,680,371, adjusted for certain non-cash income and expense items and changes in operating assets and liabilities.

Cash Flows – Investing Activities

During the nine months ended September 30, 2016, net cash used for investing activities was $3,104,844, which consisted principally of $1,358,000 in advances to LifeMed ID, $85,000 in advances to Agilivant, and $480,000 in advances to Nuvel. In addition, OrangeHook purchased shares of LifeMed ID common and preferred stock of $1,310,000 during the period prior to the completion of its acquisition on July 20, 2016.

During the year ended December 31, 2015, net cash used for investing activities was $5,320,241, which consisted principally of $1,925,000 for purchases of LifeMed ID preferred and common stock, $1,006,014 in advances to Agilivant, $1,045,000 in advances to LifeMed ID and $699,000 in advances to Nuvel.
Cash Flows – Financing Activities

Net cash provided by financing activities was $7,391,743 during the nine months ended September 30, 2016 which consisted primarily of proceeds of $2,482,257 from the sale of Series A and A-1 preferred stock, net of financing fees, proceeds of $2,005,000 from director loans, proceeds from short-term debt of $3,184,000 and proceeds of $350,000 from a line of credit.

Net cash provided by financing activities was $7,360,654 during the year ended December 31, 2015, which consisted primarily of proceeds of $3,050,000 from the sale of convertible debentures, proceeds of $3,948,170 from the sale of Series A and A-1 preferred stock, net of expenses and proceeds of $950,000 from director loans.

Off-Balance Sheet Arrangements

OrangeHook does not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

As a smaller reporting company, we are not required to provide disclosure pursuant to this item.

PROPERTIES
Nuvel does not own any real property. OrangeHook currently occupies approximately 6,300 square feet of office space in Wayzata, Minnesota under two separate operating leases: (1) 2,100 square feet subleased through September 30, 2017 with base monthly rent payments of $5,304 and (2) 4,268 square feet leased through December 31, 2020 with base monthly rent payments of $13,565.  In addition, OrangeHook is party to a lease for an additional 850 square feet through September 2020 with base monthly payments of $2,299, which is subleased to an unaffiliated, third-party lessee at the same base rate. Salamander currently occupies 5,501 square feet of office space in Traverse City, Michigan that is leased through April 30, 2017 with base monthly rental payments of $6,705.  Agilivant currently occupies 1,650 square feet of office space in Vancouver, Washington under a lease that expired September 30, 2016 with base monthly holdover rental payments of $3,816. In addition, LifeMed ID currently occupies 9,820 square feet of office space in Roseville, California through October 31, 2026 with starting base monthly rent payments of $19,149 and is a party to another lease at a monthly rate of $5,533 per month through March 31, 2022. Beginning in April 2014, Nuvel, Inc. has occupied a satellite office in Los Gatos, California under a lease with variable monthly rental payments based on office usage. Additionally, through strategic affiliations, OrangeHook has use of an office located in Beijing, China. We believe all of our facilities are suitable and adequate for current operating needs.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The tables below present information regarding the beneficial ownership of Nuvel's capital stock as of December 1, 2016 (upon completion of the Merger) by (i) each person who is known by Nuvel to beneficially own more than 5% of the outstanding shares of any class of Nuvel's voting securities; (ii) each director and named executive officer of Nuvel; and (iii) all current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants currently exercisable or exercisable within 60 days. Shares of Nuvel capital stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.

The beneficial ownership of Nuvel capital stock is based on 48,647,979 shares of Nuvel Common Stock, 292,199 shares of Series OH-1 Convertible Preferred Stock, 9,943 shares of Series OH-2 Convertible Preferred Stock, 20,000 shares of Series B Convertible Preferred Stock, 371,052 shares of Series C Convertible Preferred Stock, and 1,767,358 shares of Series D Convertible Preferred Stock, issued and outstanding immediately following completion of the Merger. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares and the business address of each person is c/o OrangeHook, Inc., 319 Barry Avenue, Suite 300, Wayzata, Minnesota 55391.

Nuvel Common Stock
Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class
Name and Address of Beneficial Owner
Alpha Capital Anstalt Lettstrasse 32 9490 Vaduz Principality of Liechtenstein	9,759,242 (1)	17.5%
Alan Donenfeld General Partner of Paragon Capital LP 110 E. 59th St. 22nd Fl. New York, NY 10022	7,909,978 (2)	15.7%

Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class
Sandor Capital Master Fund 2828 Routh Street, Suite 500 Dallas, TX 75201	6,709,580	13.8%
Paragon Capital LP 110 E. 59th St. 22nd Fl. New York, NY 10022	6,294,340 (3)	12.5%
David W Raisbeck 26640 Edgewood Rd. Shorewood, ME 55331	3,645,320	7.5%
Gregory Osborn 202 Mountain Ave Ridgewood NJ 07450	3,017,405 (4)	6.0%
Named Executive Officers and Directors
Richard Resnick	8,679,744 (5)	15.2%
James Mandel	250,000	*
David Carlson	--	--
Jeffrey Hattara	--	--
David Batchelor	--	--
Donald Miller	--	--
Whitney Peyton	--	--
Salvatore Fazzolari	--	--
Jonathan Dodge	--	--
All Directors and Executive Officers as a Group (12 persons)	9,263,078	15.2%
* less than 1%

(1)
Includes (i) 925,926 shares of Nuvel Common Stock, (ii) an aggregate of 1,939,301 shares of Nuvel Common Stock issuable upon the exercise of the warrants held by such holder, (iii) 5,194,632 shares of Nuvel Common Stock upon the conversion of notes held by Alpha Capital Anstalt, and (iv) 1,699,383 shares of Nuvel Common Stock issuable upon the conversion of Nuvel's Series D preferred stock.  Konrad Ackerman is the director of Alpha Capital Anstalt ("Alpha"), and in such capacity, has voting and dispositive power over the securities held by Alpha.  The shares issuable upon the conversion of notes and the shares of Nuvel's Series D preferred stock held by Alpha contain "blocker" provisions that limits Alpha's and certain related parties' ability to convert such notes and Series D preferred stock to the extent that either conversion would cause Alpha's beneficial ownership in Nuvel to exceed 4.99% of the outstanding shares of Nuvel Common Stock. The calculation of beneficial ownership of Alpha does not take into account the effect of such "blocker" provisions.

(2)
Includes (i) 1,615,638 shares of Nuvel Common Stock held directly by Mr. Donenfeld, (ii) 4,550,340 shares of Nuvel Common Stock held by Paragon Capital, LP, (iii) and an aggregate of 1,744,000 shares of Nuvel Common Stock issuable upon the exercise of the warrants held by Paragon Capital LP.  Mr. Donenfeld is the General Partner of Paragon Capital, LP, and in such capacity, has voting and dispositive power over the securities held by Paragon Capital, LP.

(3)
Includes (i) 4,550,340 shares of Nuvel Common Stock and (ii) an aggregate of 1,744,000 shares of Nuvel Common Stock issuable upon the exercise of the warrants held by such holder.  Alan Donenfeld is the General Partner of Paragon Capital, LP, and in such capacity, has voting and dispositive power over the securities held by Paragon Capital, LP.

(4)
Includes (i) 1,161,012 shares of Nuvel Common Stock, (ii) an aggregate of 698,996 shares of Nuvel Common Stock issuable upon the exercise of the warrants held by such holder, and (iii) 1,157,397 shares of Nuvel Common Stock upon the conversion of notes held by Gregory Osborn.  Mr. Osborne disclaims beneficial ownership over any securities held by his wife, Elizabeth Luongo.

(5)	Includes (i) 166,666 shares of Nuvel Common Stock and (ii) an aggregate of 8,513,078 shares of Nuvel Common Stock issuable upon the exercise of warrants held by such holder.

Series OH-1 Convertible Preferred Stock
Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class
Name of and Address of Beneficial Owner
David L. Kessenich & Colleen B. Kessenich 240 Jersey Street Denver, CO 80220	44,971.02(1)	14.8%
Green Planet LLC 3000 St. Albans Mill Road, #209 Minnetonka, MN 55305	19,007.55(2)	6.5%

Named Executive Officers and Directors
James Mandel	48,151.87(3)	16.4%
David Carlson	8,897.66(4)	2.8%
Jeffrey Hattara	34,431.35(5)	11.8%
David Batchelor	42,473.28(6)	14.0%
Richard Resnick	61.81(7)	*
Donald Miller	25,316.95(8)	8.2%
Whitney Peyton	46,719.21(9)	15.4%
Salvatore Fazzolari	9,770.22(10)	3.3%
Jonathan Dodge	4,691.74	1.6%
All Directors and Executive Officers as a Group (12 persons)	227,349.38	76.0%
* Less than 1%

(1)   Includes (i) 7,014.15 shares issuable upon the exercise of warrants held by Colleen B. Kessenich, TTEE for the Kessenich GST Trust, and (ii) 16,804.26 shares issuable upon the exercise of warrants held by David L. Kessenich, TTEE for the David L. Kessenich Trust dated 5/2/2005.
(2)   Includes 436.10 shares issuable upon the exercise of warrants. Murray R. Klane is the sole officer and director of Green Planet LLC and has sole voting and dispositive power over the shares.
(3)   Includes 1,234.49 shares issuable upon the exercise of warrants.
(4)   Includes 502.86 shares issuable upon the exercise of warrants and 383.17 shares issuable up on conversion of principal and interest on an outstanding convertible promissory note, and 383.17 shares issuable pursuant to warrants issuable upon payoff of the convertible promissory note.
(5)   Includes 167.73 shares issuable upon the exercise of warrants held by Elizabeth Hattara and Jeffrey Hattara as joint tenants. Also includes options to purchase up to 167.54 shares held by Mr. Hattara and 14,073.34 shares held by MetaConn Corporation. Mr. Hattara is the sole officer and director of MetaConn Corporation and has sole voting and dispositive power over the shares.
(6)   Includes options to purchase up to 10,716.54 shares.
(7)   Includes 50.32 shares issuable upon the exercise of warrants.
(8)   Includes 7,518.42 shares issuable upon the exercise of warrants, and 3,249.12 shares issuable up on conversion of principal and interest in outstanding convertible promissory notes and 3,249.12 shares issuable pursuant to warrants issuable upon payoff of one of those convertible promissory notes. Also includes 6.57 shares and 2,379.42 shares issuable upon the exercise of warrants held by Mr. Miller's live-in girlfriend, for which he disclaims beneficial ownership.
(9)   Includes options to purchase up to 7,037.61 shares, 3,403.20 shares issuable upon the exercise of warrants, and 792.20 shares issuable up on conversion of principal and interest in outstanding convertible promissory notes and 792.20 shares issuable pursuant to warrants issuable upon payoff of one of those convertible promissory notes. Also includes 8,601.50 shares held by Whitney Peyton and Nancy Peyton as joint tenants with right of survivorship. Also includes 11,275.47 shares held by TruSec ID, Inc. of which Mr. Whitney Peyton is the sole director and officer and is a 75% owner.
(10) Includes 2,329.45 shares issuable upon the exercise of warrants and 1,341.09 shares issuable up on conversion of principal and interest on an outstanding convertible promissory note and 1,341.09 shares issuable pursuant to warrants issuable upon payoff of the convertible promissory note held by Salvatore Fazzolari and Karen Fazzolari as joint tenants with right of survivorship.

Series OH-2 Convertible Preferred Stock
Beneficial Owners(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Name of and Address of Beneficial Owner
David L. Kessenich & Colleen B. Kessenich 240 Jersey Street Denver, CO 80220	2,000	20.1%
Banque Heritage Route de Chêne 61 Case Postale 6600 1211 Geneva 6, Switzerland	2,000	20.1%
Named Executive Officers and Directors
James Mandel	368	4.2%
David Carlson	50	*
Jeffrey Hattara	50	*
David Batchelor	--	--
Richard Resnick	15	*
Donald Miller	460	5.2%
Whitney Peyton	500	5.7%
Salvatore Fazzolari	100	1.1%
Jonathan Dodge	--	--
All Directors and Executive Officers as a Group (12 persons)	1,673	19.1%
* Less than 1%

(1)   Unless otherwise indicated, the business address of each person is c/o OrangeHook, Inc., 319 Barry Avenue, Suite 300, Wayzata, Minnesota 55391.
(2)   Effective immediately upon Closing of the Merger, each outstanding share and other outstanding securities convertible into shares of OrangeHook Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock will be exchanged for one share (or a corresponding security convertible into one share) of Nuvel Series OH-2 Convertible Preferred Stock. See the footnotes to the table under the heading "Security Ownership of OrangeHook Prior to the Merger" for descriptions of OrangeHook preferred stock holdings prior to the Merger.

Series B Convertible Preferred Stock
Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class
Name of and Address of Beneficial Owner
Phoenix-95 Investments, LLC 37428 Rancho Manana Cave Creek, AZ 85331	20,000	100.0%
Named Executive Officers and Directors	--	--
James Mandel
David Carlson	--	--
Jeffrey Hattara	--	--
David Batchelor	--	--
Richard Resnick	--	--
Donald Miller	--	--
Whitney Peyton	--	--
Salvatore Fazzolari	--	--
Jonathan Dodge	--	--
All Directors and Executive Officers as a Group (12 persons)	--	--

Series C Convertible Preferred Stock
Beneficial Owners(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Name of and Address of Beneficial Owner
Leon Frenkel 1600 Flat Rock Road Penn Valley, PA 19072	32,716	8.8%
Paragon Capital LP 110 E. 59th St. 22nd Fl. New York, NY 10022	227,517	61.3%
The Really Cool Group 1 Hastings Rd St. Helier, JE14HE Channel Islands	72,377	19.5%
Timothy Lane 322 Harbour Dr. Apt 204 D Naples, FL 34103	38,442	10.4%
Named Executive Officers and Directors
James Mandel	--	--
David Carlson	--	--
Jeffrey Hattara	--	--
David Batchelor	--	--
Richard Resnick	--	--
Donald Miller	--	--
Whitney Peyton	--	--
Salvatore Fazzolari	--	--
Jonathan Dodge	--	--
All Directors and Executive Officers as a Group (12 persons)	--	--

Series D Convertible Preferred Stock
Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class
Name of and Address of Beneficial Owner
Alpha Capital Anstalt Aulestrasse 60, LI-9490 Vaduz Liechtenstein	1,699,383 (1)	96.15%
Named Executive Officers and Directors
James Mandel	--	--
David Carlson	--	--
Jeffrey Hattara	--	--
David Batchelor	--	--
Richard Resnick	--	--
Donald Miller	--	--
Whitney Peyton	--	--
Salvatore Fazzolari	--	--
Jonathan Dodge	--	--
All Directors and Executive Officers as a Group (12 persons)	--	--

(1)
Shares of Series D Convertible Preferred Stock are convertible on a one-to-one basis into shares of Common Stock at the election of the holder. Alpha Capital Anstalt ("Alpha") has entered into a Note Conversion Agreement with Nuvel pursuant to which Alpha has agreed to convert all of its Series D Convertible Preferred Stock and certain convertible notes into a total of 222,857 shares of post-Reverse Stock Split Nuvel Common Stock upon consummation of the Reverse Stock Split.  The shares issuable upon the conversion of Series D Convertible Preferred Stock held by Alpha (including pursuant to the Note Conversion Agreement) contain "blocker" provisions that limit Alpha's and certain related parties' ability to convert Series D Convertible Preferred Stock to the extent that either conversion would cause Alpha Capital Anstalt's beneficial ownership in Nuvel to exceed 4.99% of Nuvel's outstanding shares of common stock. The calculation of beneficial ownership of Alpha does not take into account the effect of such "blocker" provisions.  Konrad Ackerman is the director of Alpha, and in such capacity, has voting and dispositive power over the securities held by Alpha.

DIRECTORS AND EXECUTIVE OFFICERS
On December 1, 2016, in accordance with the terms of the Merger Agreement, the board of directors of Nuvel, acting by written consent in lieu of meeting, took the following actions: (i) increased the size of the board of directors to eight persons; (ii) elected to the board of directors the six individuals who were directors of OrangeHook immediately prior to the Closing and were not also directors of Nuvel; and (iii) appointed as the officers of Nuvel those individuals who were the officers of OrangeHook immediately prior to the closing of the Merger.

Executive Officers
The following table identifies the individuals currently serving as executive officers of Nuvel, stating the positions they hold and their ages.

Name	Age	Title
James Mandel	60	President and Chief Executive Officer
David Carlson	60	Chief Financial Officer
David Batchelor	62	Chief Relations Officer
Jeffrey Hattara	60	Chief Strategy Officer
Colleen Davenport	53	Secretary and General Counsel
Robert Riess	40	Chief Operations Officer and Chief Marketing Officer
Richard Resnick	50	Executive Vice President of Operations
Robert Philbin	60	Chief Executive Officer and Chairman of the Board of Agilivant

In connection with the Merger, Mr. Resnick resigned as President and Chief Executive Officer of Nuvel, but continues to serve as Chief Executive Officer of Nuvel, Inc.

James Mandel, President and Chief Executive Officer and Director

James Mandel, age 60, has served as the President and Chief Executive Officer of OrangeHook since October 2014. From 1998 until July 2014, Mr. Mandel was President and Chief Executive Officer of Multiband Corporation, a technical services company.  He currently serves as a director for GeoSpan Corporation, a geo-spatial mapping corporation and formerly served as a director for CorVu Corporation, an international software development company and for Western Capital Resources.  Among other attributes, skills and qualifications, the Board believes that Mr. Mandel is uniquely qualified to serve as a director because of his successful experience in leading a public company for over 16 years.  Mr. Mandel received his degree of a Bachelor of Science from the University of Colorado at Boulder.

David Carlson, Chief Financial Officer

David Carlson, age 60, has served as the Chief Financial Officer of OrangeHook since February 2015.  From 2008 until 2014, Mr. Carlson was the Vice President of Financial Operations at Multiband Corporation where he was responsible for providing financial support including financial analysis, raising debt and equity financing, investor relations and cash management. Prior to working at Multiband, Mr. Carlson worked as the Chief Financial Officer for CorVu Corporation, a publicly-traded software company, and has over thirty-five years of financial management experience, working for both private and public companies.  He received a Bachelor of Science in Accounting from Southwest Minnesota State University in 1979.

David Batchelor, Chief Relations Officer and Director

David Batchelor, age 62, has served as Chief Relations Manager and a member of OrangeHook's Board since February 2015.  In 2008, Mr. Batchelor founded and served as Chairman and Chief Executive Officer of LifeMed Card, Inc. and executed several patient identity smart card beta sites through the U.S.  He then founded LifeMed ID in 2010 and served as its Chairman and Chief Executive Officer until the two companies merged in 2010, and where he continues to serve as Chief Executive Officer. Among other attributes, skills and qualifications, the Board believes Mr. Batchelor is a key thought leader within healthcare technology, national speaker, committee participant of patient identity standards and founder/innovator of identity validation solutions that improve workflow efficiencies, data accuracy for patient care and big data analytics and is valuable industry and strategic knowledge for OrangeHook.

Jeffrey Hattara, Chief Strategy Officer and Director

Jeffrey Hattara, age 60, has served as Chief Strategy Officer for OrangeHook and a member of OrangeHook's Board since 2014. He has previously held positions on the board of directors of LifeMedID, Salamander Technologies, and Agilivant LLC. Mr. Hattara was previously the CFO and then CEO of Datacard Group, a privately held technology company that sells within both the identity card and financial card markets from May 2000 until June 2008.  From 2010 to 2013 he served as Executive Chairman of Agilivant LLC and then from 2013 to 2014 served as CEO and chairman of the board of TruSecID Corporation (the predecessor owner of Salamander Technologies). Among other attributes, skills and qualifications, the Board believes that Mr. Hattara is uniquely qualified to serve as a director because of his global technology deployment expertise and nearly 30 years of experience in the area of corporate finance. Mr. Hattara was educated in Chicago and earned his MBA at Northwestern University, J.L. Kellogg Graduate School of Management (1994).

Colleen Davenport, General Counsel and Secretary

Colleen Davenport, age 53, has served as OrangeHook's General Counsel since August 2016. Most recently, she was an independent attorney at Merrill Corporation where she was responsible for all domestic IT service and product vendor contracts, post-closing merger and acquisition work and commercial real estate from 2015 until joining OrangeHook. Ms. Davenport also served as in-house Corporate Counsel for Insignia Systems, Inc., a publicly-held in-store advertising and promotions company, from 2011 to 2014, practicing in the areas of SEC compliance and corporate governance, commercial transactions, contract drafting and negotiation and employment law. From 2008 to 2011, she owned her own law practice and consulting firm. From 1989 to 2008, she served in various capacities as in-house counsel at Analysts International Corporation (AIC), a then-publicly held IT consulting services firm, including Secretary and General Counsel for nearly eight years prior to leaving the company. While at AIC, Ms. Davenport practiced in the areas of SEC compliance and corporate governance, general corporate law and corporate financing, drafting and negotiation of IT services, software development, outsourcing, managed services and license agreements and employment and immigration law and compliance. She holds a J.D. from Mitchell Hamline School of Law and bachelor of arts degrees in Psychology and Political Science from Gustavus Adolphus College.

Robert F. Riess, Chief Operations Officer and Chief Marketing Officer

Robert F. Riess, age 40, has served as the Chief Operations Officer and Chief Marketing Officer of OrangeHook since October 2014. He also serves as the Vice President of Marketing of Agilivant. Previously, Mr. Riess was the Executive Vice President of Sales & Marketing at Multiband Corporation, from September 2011 until July 2014. He has worked in the telecommunications industry for over 17 years providing sales and marketing leadership, development, and deployment managing teams of up to 265 employees. Some examples include: creation and successful deployment of a branding strategy for a publically traded company, a proven successful track record in developing and managing a nationwide residential sales force, development and deployment of a twelve state security division, and development and implementation of a nationwide multi-dwelling unit marketing platform including a field sales force and a 150 seat call center to support its success.  He received his master's degree from Central Michigan University.

Richard Resnick, Executive Vice President of Operations and Director

Richard Resnick, age 50, began serving as a consultant with Nuvel in March 2014 and became its acting Chief Executive Officer in January 2015. After the merger with OrangeHook, he will serve as the Executive Vice President of Operations and will serve on the Board.  From 2012 to 2013, Mr. Resnick served as the Senior Vice President of AT&T where he led the National Business Markets organization for AT&T; he served as the Senior Vice President of Global Service Management for AT&T from 2009 to 2012; from 2006 to 2009 he served as the Senior Vice President of Global Network Field Operations for AT&T and from 2003 to 2006 he served as the President of AT&T Mexico in Mexico City.  Among other attributes, skills and qualifications, the Board believes that Mr. Resnick is uniquely qualified to serve as a director because of his extensive amount of IT, Networking and Telecommunications industry knowledge. Mr. Resnick earned a BS in Economics from UC Irvine.

Robert Philbin, Chief Executive Officer and Chairman of the Board of Agilivant

Robert (Bob) Philbin, age 60, served as President—Payment Systems at OrangeHook from September 2015 to November 2016 and, since November 2015, has served as the principal executive officer of Agilivant where currently he holds the titles of Chief Executive Officer and Chairman of the Board. Previously, from 2007 until 2010, Mr. Philbin was President of TSYS Acquiring Solutions, a payments processor in the merchant acquiring space with approximately 900 employees.  Prior to his appointment to President, he was Executive Vice President and Chief Financial Officer of TSYS Acquiring Solutions responsible for finance and operations.  He also served on the board and advisory board of the Electronic Transactions Association.  Mr. Philbin holds a BSBA in Accounting from Creighton University.

Board of Directors
The following table identifies the individuals currently serving as directors of Nuvel.

Name	Age	Title
Donald Miller	76	Director (Chairman)
Whitney Peyton	64	Director
Jonathon Dodge	69	Director
Salvatore Fazzolari	64	Director
James Mandel	60	Director
Richard Resnick	50	Director
David Batchelor	62	Director
Jeffrey Hattara	60	Director

Management believes that each director's experience, qualifications, attributes, or skills, on an individual basis and in combination with those of other directors, qualify each director to serve in such capacity. Among the attributes or skills common to all of the directors are the ability to review critically and to evaluate, question, and discuss information provided to them, to interact effectively with the other directors, officers and employees, as well as service providers, counsel, and any independent registered public accounting firm, and to exercise effective and independent business judgment in the performance of their duties as directors. The following is a discussion for each prospective director of the specific experience, qualifications, attributes or skills that led management to conclude that the individual should be serving as a director of the Nuvel:

Donald Miller, Chairman of the Board

Donald Miller, age 76, has served as Chairman of the board for OrangeHook since 2014 and is on OrangeHook's audit and compensation committees.  From 1962 to 2001, he worked for Schwan's Enterprises (n/k/a The Schwan Food Company), primarily as Chief Financial Officer.  He currently serves on the board of directors of Schwan's Enterprises, a position he has held since 2007, and is on the audit committee.  From 2005 until 2013, Mr. Miller was the Chairman of the Board for Multiband and served as Chairman of the Board for Biphase Technologies, LLC from 2007 to 2015.  Mr. Miller currently serves as a director for Agilivant, LLC. Among other attributes, skills, and qualifications the Board believes Mr. Miller is uniquely qualified to serve as a director based upon his extensive business experience, financial literacy and his experience involving acquisitions and divestitures.

Whitney Peyton, Director

Whitney Peyton, age 64, has served as a member of OrangeHook's board of directors since 2015 and currently serves as a member of OrangeHook's nominating and governance committee. He is also currently the Chairman of Assure Lease and has served in that role since 2009. He has also served as the Chairman of Default Analytics LLC since 2015.  He is an investor in commercial real estate and has interests in 16 Great Clips franchises in the Twin City area.  Previously, he spent 36 years at CBRE Commercial Real Estate Services, from 1977 to 2013, the most recent 21 years he was the Senior Managing Director and Broker of record for CBRE's operations in Minnesota, South Dakota, North Dakota and Iowa.  Mr. Peyton is a past president of the Minnesota Shopping Center Association, twice President of the Minnesota CCIM chapter, past president of the Realtor's Commercial Alliance, and past Board member of NAIOP, Minnesota Commercial Realtors Association, Minikahda CC and current President of the Yellowstone Club Property Owners Association (since 2009).  Among other attributes, skills and qualifications, the Board believes that Mr. Peyton is uniquely qualified to serve as a director based on his key investment background and vast business knowledge.

Jonathon Dodge, Director

Jonathan Dodge, age 69, has served as a member of OrangeHook's board of directors since 2014 and currently serves on its compensation committee and as Chairman of its audit committee. He has been a tax partner with Thoresen, Diaby, Helle, Condan and Dodge since 2008.  From 1991 to 2008, Mr. Dodge was a partner and tax CPA at Dodge & Fox PA. He is a corporate tax specialist and also works in the area of IRS tax issues.  He was formerly a board member for Austin Mutual Insurance Company from 2004 to 2012, where he served as chairman of the audit and compensation committees, and Multiband, Inc. from 1997 to 2012, where he served on the audit and compensation committees.  He currently serves as Chairman of the Board for EPIEN Medical, Inc. and as a director for Citizens Observer, LLC, roles he has served since 2000 and 2005, respectively.  Among other attributes, skills and qualifications, the Board believes that Mr. Dodge brings significant experience, expertise and background with regard to accounting matters, including his ability to understand generally accepted accounting principles, internal controls over financial reporting and disclosure controls and procedures, and his experience in analyzing and evaluating financial statements. Mr. Dodge may be deemed to be an "audit committee financial expert" as that term is defined by Item 407(d)(5)(ii) of Regulation S-K. He has both a BA and an MA in accounting from the University of Iowa.

Salvatore Fazzolari, Director

Salvatore (Sal) Fazzolari, age 64, has served as a member of OrangeHook's board of directors since December 2014 and currently serves as chairman of OrangeHook's governance and nominating committee, as well as a member of OrangeHook's audit committee. Mr. Fazzolari is the founder and CEO of Salvatore Fazzolari Advisors LLC, a management advisory firm, which he founded in March 2012. Mr. Fazzolari's past experience includes 32 years with Harsco Corporation, including over 14 years as a C level executive (1998 to 2007) and as Chief Executive Officer (January 1, 2008 to February 23, 2012).  Mr. Fazzolari serves on the boards of RPM International Inc. (NYSE:RPM) (since January 2013) where he serves as Chairman of the Audit Committee, Gannett Fleming Affiliates Inc. (since May 2012), Bollman Hat Company (since February 2014), and served on the board of Harsco from January 2002 to February 2012.  Among other attributes, skills and qualifications, the Board believes that Mr. Fazzolari is qualified to serve as a director due to his vast experience in emerging and mature businesses worldwide, his leadership experience, and his familiarity with public company regulatory process. Also, because of his financial management experience, he is deemed to be an "audit committee financial expert" as that term is defined by Item 407(d)(5)(ii) of Regulation S-K. He earned his bachelor of business administration degree in accounting from Pennsylvania State University.

For biographical information about employee-directors, refer to the section titled "Executive Officers."

Involvement in Certain Legal Proceedings
To the knowledge of management, except as otherwise described herein, there have been no events under any bankruptcy act, no criminal proceedings and no Federal or State judicial or administrative orders, judgments or decrees or findings, no violations of any Federal or State securities law, and no violations of any Federal commodities law material to the evaluation of the ability and integrity of any existing director or proposed director or executive officer of Nuvel during the past ten (10) years.

EXECUTIVE COMPENSATION
Employment Agreements
OrangeHook entered into employment agreements with each of its named executive officers (Messrs. Mandel, Carlson and Batchelor) and its other executive officers, which have the durations below. In addition, in connection with closing of the Merger, Nuvel entered into an employment with Richard Resnick. In the near future, we expect to perform a parent-subsidiary merger of OrangeHook with and into Nuvel, at which time all employment agreements entered into by OrangeHook prior to the Merger would be assumed by Nuvel.

Name & Title	Term of Agreement
James L. Mandel President and Chief Executive Officer	July 1, 2015 – December 31, 2018
David Carlson Chief Financial Officer	February 2, 2015 – February 1, 2018
Jeffrey Hattara Chief Strategy Officer	July 1, 2015 – June 30, 2018
Robert Riess Chief Operations and Chief Marketing Officer	April 23, 2015 – April 22, 2018
David Batchelor Chief Relations Officer and CEO/CRO of LifeMed ID	March 15, 2016 – March 14, 2022
Richard Resnick Executive Vice President of Operations	3-year term (entered into in connection with closing of the Merger)
Collen Davenport Secretary and General Counsel	October 21, 2016 – October 20, 2017, subject to automatic renewal with a two-year term
Robert Philbin Chief Executive Officer and Chairman of the Board of Agilivant	November 9, 2016 – November 8, 2017, subject to automatic renewal with a two-year term

Components of Executive Compensation
Each executive's employment agreement sets forth the material components of his or her employment and compensation arrangements, including initial base salaries and anticipated adjustments thereto, annual and long-term performance incentives and employee benefits. The employment agreements also contain severance and non-competition/solicitation provisions. These elements are structured with the goals of providing a competitive compensation program that will enable us to attract and retain highly-qualified executives. Each of these components is described below. The following descriptions are not complete and are qualified in their entirety by reference to the complete employment agreements.

Base Salary

We determine base salaries based on our assessment of the executive's level of responsibility, experience and expected performance, as well as consideration of the general market for talent and internal equity. The purpose of base salary is to provide a fixed level of compensation on which the executive can rely and to recognize the contributions of our executives in their day-to-day responsibilities and achievements. Pursuant to their employment agreements, our executives earn the following annualized base salaries:
Name & Title	Annualized Base Salary(1)
James L. Mandel President and Chief Executive Officer	FY15: $350,000 FY16: $375,000 FY17 and FY18: $400,000
David Carlson Chief Financial Officer	$240,000(2)
Jeffrey Hattara Chief Strategy Officer	$240,000(3)
Robert Riess Chief Operations and Chief Marketing Officer	$175,000(4)
David Batchelor Chief Relations Officer and CEO/CRO of LifeMed ID(5)	$321,000, which increases by 7% annually
Richard Resnick Executive Vice President of Operations(6)	$250,000, which increases by 5% annually
Collen Davenport Secretary and General Counsel	$150,000, which increases by 5% annually
Robert Philbin Chief Executive Officer and Chairman of the Board of Agilivant	$275,000, which increases by 5% annually(7)

(1)
Subject to adjustment by the board of directors based on the recommendation of the Compensation Committee following a review of individual and company performance goals and objectives and evaluation of the executive officer's performance in light of these goals.

(2)	Mr. Carlson's base salary was increased from $200,000 to $240,000 effective May 2, 2016.
(3)	On December 29, 2015, Jeffrey Hattara accepted 1,150,000 shares of OrangeHook Common Stock in lieu of cash compensation for services provided to OrangeHook during fiscal 2015.
(4)	Mr. Riess's annual base salary was increased from $150,000 to $175,000 effective January 1, 2016.
(5)
Mr. Batchelor currently serves as Chief Executive Officer of LifeMed ID; LifeMed ID expects to hire a new Chief Executive Officer, at which point Mr. Batchelor is expected to transition to Chief Relations Officer of that entity. He will remain CRO of Nuvel.

(6)
In connection with the closing of the Merger, Nuvel entered into an employment agreement with Richard Resnick. Refer to "The Merger and Related Transactions" for a description of the material terms of Mr. Resnick's employment agreement. A copy of the employment agreement is attached as an exhibit to this Current Report on Form 8-K.

(7)
Mr. Philbin has agreed to defer payment of 50% of his annual base salary until such time as our Chief Executive Officer and board of directors determine that our liquidity and capitalization position can support payment the entire amount.

Cash Incentives—Overview

We believe that the availability of cash incentive awards provides important motivation to executives to attain financial and other business goals. The majority of our cash incentive program is tied to achievement during the applicable fiscal year of certain target performance goals. Target performance goals are intended to be challenging yet achievable. Executive officers are responsible for submitting proposed performance targets to our board each year, and the Compensation Committee is responsible for annually reviewing and recommending to the board for approval our performance goals for purposes of establishing cash incentive awards for our executive officers. There are two components to our cash incentive compensation program: annual cash incentives and exemplary company performance cash incentives.

Cash Incentives—Annual

Executive officers of Nuvel are eligible to earn annual, performance-based cash incentives under the terms of their respective employment agreements. For Messrs. Mandel, Carlson, Hattara and Riess and Ms. Davenport, annual cash incentives are based on achievement of certain revenue and earnings before interest, tax, depreciation and amortization (EBITDA) targets. Messrs. Batchelor and Philbin do not participate in the annual, performance-based component of our cash incentive program.

In fiscal 2015, payouts could range from 0% to 150% of target for each executive officer based on performance versus target. Total annual incentive payout is expressed as a percentage of base salary. Payout below threshold performance is at 0%. Payout between 80% and 100% of target ranges linearly from 50% to 100% of base salary for each of Messrs. Mandel, Carlson and Hattara and from 50% to 75% for Mr. Riess. Payout above target increases up to a maximum of 150% of base salary for each executive officer. The table below presents information regarding the annual, performance-based cash incentives that could have been earned in fiscal 2015 by our executive officers had the threshold targets been met:

Name	Payout as a % of Base Salary at Threshold (80% of target performance)	Payout as a % of Base Salary at Target	Payout as a % of Base Salary at Maximum
James Mandel	50%	100%	150%
David Carlson	50%	100%	150%
Jeffrey Hattara	50%	100%	150%
Robert Riess	50%	75%	150%
Robert Philbin(1)	N/A	N/A	N/A
David Batchelor(2)	N/A	N/A	N/A
Richard Resnick(3)	N/A	N/A	N/A
Colleen Davenport(4)	N/A	N/A	N/A

(1)  Mr. Philbin does not participate in the annual, performance-based cash component of our cash incentive program.
(2)  Under the terms of his employment agreement, Mr. Batchelor does not participate in the annual, performance-based cash component of Nuvel's cash incentive program.
(3)  Mr. Resnick was not an employee of OrangeHook during fiscal 2015.
(4)  Ms. Davenport was not an employee of OrangeHook during fiscal 2015.

In fiscal 2015, OrangeHook reported a net loss of $3,680,371, which resulted in a 0% target payout. As a result, executive officers of OrangeHook received no payout under the annual, performance-based component of our cash incentive program for fiscal 2015.

Cash Incentives—Exemplary Company Performance

Under the terms of their respective employment agreements, our executive officers are eligible to earn incentive cash bonuses for exemplary company performance if we achieve certain performance targets. In the event we perform at or above 150% of the target set forth in our budget for any fiscal year during the term of the executive officer's employment, (i) Mr. Mandel would receive a cash bonus equal to 10% of any operating income generated in excess of 150% of target, and (ii) each of Messrs. Carlson, Hattara and Riess would receive a cash bonus equal to 25% of his then-current respective base salary. Mr. Batchelor, Mr. Philbin and Ms. Davenport do not participate in the exemplary company performance component of our cash incentive program.

In lieu of the cash incentives described above, Mr. Batchelor's incentives are tied to the performance of LifeMed ID and Mr. Philbin's incentives are tied to the performance of Agilivant. Mr. Batchelor's employment agreement provides that he is eligible to receive quarterly cash incentive payments in an amount equal to (i) 5% of LifeMed ID's revenue during the applicable quarter from March 15, 2016 through December 31, 2016, (ii) 3% of LifeMed ID's revenue during the applicable quarter from January 1, 2017 through December 31, 2018, and (iii) 0.5% of LifeMed ID's revenue during the applicable quarter from January 1, 2019 through December 31, 2022. Mr. Philbin's employment agreement provides that he is eligible to receive annual cash bonuses equal to 10% of the operating income (calculated as earnings before interest and tax, less expenses) of Agilivant for the applicable year.

No performance incentives were paid to our executives based on the performance of OrangeHook for fiscal year 2015 or 2014.

Long-Term Equity Incentives

We use equity awards to motivate performance and align executives' interests with those of our shareholders. During the term of their respective employment agreements, Messrs. Mandel, Carlson, Hattara and Riess and Ms. Davenport are eligible for equity awards on each anniversary of the effective date of their respective employment agreements if revenue and EBITDA targets are achieved. If and when earned, the awards for Messrs. Mandel, Carlson, Hattara and Riess would consist of fully-vested shares of Nuvel Common Stock (or Series OH-1 Convertible Preferred Stock if earned before completion of the Reverse Stock Split) with an aggregate value equal to (i) 100% (for Messrs. Mandel and Carlson) or 75% (for Messrs. Hattara and Riess) of the executive's base salary, multiplied by (ii) the average annual cash incentive earned by the executive during the trailing twenty-four month period immediately preceding the grant date (provided that a trailing twelve month period is used for calculating the average on the first anniversary grant date). The awards for Ms. Davenport would consist of restricted shares of Nuvel Common Stock (or Series OH-1 Convertible Preferred Stock if earned before completion of the Reverse Stock Split) with an aggregate value ranging from 0% to 25% of base salary for achievement of 75% to 100% of target and from 25% to 50% of base salary for achievement of 100% to 150% of target. Mr. Philbin does not participate in our long-term equity incentive compensation program.

No long-term equity incentives were awarded to our executives based on the performance of OrangeHook for fiscal year 2015 or 2014.

Inducement and Discretionary Equity Awards

We believe that inducement and discretionary equity awards offer the flexibility necessary to enable us to attract, retain and reward performance by key leaders needed to help drive our strategies and accomplish our objectives. Mr. Carlson received a fully-vested grant of 135,000 shares of OrangeHook Common Stock on February 1, 2015, as an inducement to accept employment with OrangeHook and a fully-vested grant of 5,000 shares of OrangeHook Common Stock on November 23, 2015, upon a recommendation of its Chief Executive Officer and approval by its Compensation Committee, in recognition of Mr. Carlson's performance during OrangeHook's 2015 fiscal year.

Mr. Riess received a fully-vested grant of 135,000 shares of OrangeHook Common Stock on April 23, 2015, as an inducement to accept employment with OrangeHook.

On November 24, 2015, Mr. Batchelor received as an inducement to accept employment with OrangeHook non-qualified stock options to purchase 178,571 shares of OrangeHook Common Stock at an exercise price of $0.16 per share. The options had an aggregate grant date fair value of $559,000 and were fully vested on the date of grant. On May 31, 2016, OrangeHook amended and restated its employment agreement with Mr. Batchelor, at which time the inducement stock options were cancelled and a replacement grant was made to Mr. Batchelor consisting of 228,413 non-qualified stock options to purchase shares of OrangeHook Common Stock at an exercise price of $3.18 per share. OrangeHook calculated the relative fair value of the revised stock option award using the Black Scholes pricing model.  Based on the calculation, OrangeHook determined that the relative fair value of the replacement options was lower than the value of the options that were issued in 2015.

Benefits and Perquisites

We believe that providing benefits and limited perquisites to executives creates an overall compensation package that is competitive with those offered by companies who compete with us for talent. Our executives participate in OrangeHook's health and welfare plans. For executives, we pay 100% of the premiums for medical, dental, vision, long-term disability and life insurance coverage. All executives receive paid time off, paid holidays, leave, expense reimbursement, and other benefits and perquisites that are available to all employees. In addition, Messrs. Mandel and Batchelor receive fully-paid family medical coverage, a one-time vehicle down payment allowance of up to $5,000, monthly vehicle allowances of $750 and $1,100, respectively, and reimbursement of phone expenses.

Non-Competition and Non-Solicitation Provisions

Each of Messrs. Mandel, Carlson, Hattara, Batchelor and Riess has agreed under the terms of his employment agreement that he will not compete with OrangeHook at any time during the term of the agreement or any extension thereof. In addition, during the term of the agreement and for a period of twelve months thereafter, the executives agreed to not solicit any executive officer or independent contractor of OrangeHook to sever their relationship with OrangeHook or accept employment or an independent contractor relationship with another company.

Under the terms of their respective employment agreements, Mr. Philbin and Ms. Davenport agreed, during the term of the agreement and for a period of twelve months thereafter, not to solicit any customer of OrangeHook or provide or sell to any customer of OrangeHook any service or product that is competitive with OrangeHook or its subsidiaries and not to induce or solicit any customer, employee or contractor of OrangeHook or its subsidiaries to alter or terminate his, her or its relationship with OrangeHook or its subsidiaries.

Severance and Change in Control Arrangements

To promote its goal of attracting and retaining highly-qualified executive officers, we have included severance and change-in-control arrangements in the employment agreements with our executive officers. The employment agreements provide that, upon termination of the executive's employment for any reason, the applicable executive would receive a one-time cash payment in an amount equal to all accrued but unpaid base salary, bonuses, medical insurance premiums, and other benefits or perquisites through the termination date. In addition, if Mr. Mandel's employment is terminated by us without "cause" or by Mr. Mandel for "good reason" (as such terms are defined in the employment agreement), Mr. Mandel would receive a one-time cash severance payment in an amount equal to all base salary, medical insurance premiums, and all other benefits and perquisites he would have received through the remainder of the term of his employment agreement. For Messrs. Carlson, Hattara and Riess, if the applicable executive's employment is terminated for any reason other than "cause" or "disability" (as such terms are defined in the employment agreement), the applicable executive would continue to receive his base salary and payment for any benefits and perquisites through the remainder of the term of his employment agreement. If Mr. Batchelor's employment is terminated by us without "cause," by Mr. Batchelor for "good reason," or if he is terminated following a "change in control" of OrangeHook or LifeMed ID (as such terms are defined in the employment agreement), Mr. Batchelor would receive a one-time cash severance payment in an amount equal to all base salary, medical insurance premiums, and all other benefits and perquisites he would have received through the remainder of the term of his employment agreement. If, after the first anniversary of the effective date of their respective employment agreements, Ms. Davenport's or Mr. Philbin's employment is terminated by us without "cause," by the executive for "good reason," or if the executive is terminated in connection with a "change in control" of OrangeHook (as such terms are defined in their employment agreements), the executive would receive a one-time cash severance payment in an amount equal to twelve months' base salary plus the amount of any annual cash incentives she or he would have earned during the quarter during which the termination occurred. If Ms. Davenport's or Mr. Philbin's employment is terminated for any of the aforementioned reasons before the first anniversary of the effective date of the executive's respective employment agreement, the base-salary component of the severance payment would be equal to the greater of the unpaid balance of the executive's base salary through the first anniversary date or six months' base salary (rather than twelve months' base salary).

If Mr. Mandel's employment is terminated by us without cause or by Mr. Mandel for good reason, all unvested stock options then held by Mr. Mandel would accelerate and vest and become immediately exercisable. The employment agreements with Messrs. Carlson, Hattara and Riess provide that, if the applicable executive officer's employment is terminated for any reason, all stock and stock options awards that have vested prior to the date of termination may be retained by the applicable executive, unless otherwise provided in the agreement underlying the award. If Ms. Davenport's or Mr. Philbin's employment is terminated in anticipation of or within six months following a change in control of OrangeHook, all shares of restricted OrangeHook Common Stock awarded to Ms. Davenport and all options to purchase shares of OrangeHook Common Stock awarded to Mr. Philbin would accelerate and vest and, in the case of options, become immediately exercisable. If Mr. Batchelor's employment is terminated by OrangeHook or LifeMed ID without cause or by Mr. Batchelor for good reason, or if Mr. Batchelor is terminated at any time following a change in control of OrangeHook or LifeMed ID, all unvested stock options, shares of restricted stock and other equity awards then held by Mr. Batchelor would accelerate and vest and become immediately exercisable.

Mr. Batchelor's employment agreement further provides that, in the event of a change in control of LifeMed ID, we would be required to pay to Mr. Batchelor a one-time cash payment in the amount of $3,000,000 and a one-time cash payment in an amount equal to the difference between (i) the product of (a) a percentage ranging from 25% to 40%, depending on the time of the change in control, multiplied by (b) the amount by which the total consideration paid by the acquirer of LifeMed ID exceeds $31,000,000, minus (ii) $3,000,000.

Summary Compensation Table
The following table presents information regarding compensation awarded to, earned by, or paid to our Chief Executive Officer and the two most highly compensated executive officers other than our Chief Executive Officer (our "named executive officers") for the fiscal years ended December 31, 2015 and 2014:

Name and Position	Year(1)	Salary ($)	Stock Awards(2) ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

James L. Mandel, President and Chief Executive Officer	2015	175,000(3)	-	-	4,500	179,500
	2014	-	13,500(4)	-	-	13,500
David Carlson, Chief Financial Officer	2015	183,333(5)	22,400(6)	-	4,855	210,588
	2014	-	-	-	-	-
David Batchelor, Chief Relations Officer	2015	-	-	559,000(7)	-	559,000
	2014	-	-	-	-	-
Richard Resnick, Executive Vice President of Operations(8)	2015	300,000	-	-	-	-
	2014	225,000	-	-	-	-
Jay Elliot(9)	2015	38,013	-	-	-	-
	2014	80,100	-	-	-	-

(1)   For Messers. Mandel, Carlson and Batchelor in fiscal year 2014, represents the period from October 17, 2014 (OrangeHook inception) through December 31, 2014.
(2)   Represents the aggregate grant date fair value for stock awards, calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. Refer to the notes in OrangeHook's audited financial statements for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014 for a discussion of the assumptions used in valuing the awards. All stock awards reported were granted outside of OrangeHook's 2016 Equity Incentive Plan.
(3)   Amount includes the pro-rated portion of Mr. Mandel's annual base salary of $350,000 for the period beginning with the July 1, 2015 effective date of Mr. Mandel's employment agreement and ending December 31, 2015.
(4)   Amount includes an award of 1,350,000 shares of OrangeHook Common Stock granted to Mr. Mandel on October 17, 2014 (inception).
(5)   Amount includes the pro-rated portion of Mr. Carlson's annual base salary of $200,000 for the period beginning with the February 1, 2015 effective date of Mr. Carlson's employment agreement and ending December 31, 2015.
(6)   Amount includes awards of 135,000 and 5,000 shares of OrangeHook Common Stock granted to Mr. Carlson on February 1, 2015 and November 23, 2015, respectively.
(7)   On November 24, 2015, Mr. Batchelor was granted an option to purchase 178,571 shares of OrangeHook Common Stock at an exercise price of $0.16 per share.  This option had an aggregate fair value of $559,000 and was fully vested on the date of grant. On May 31, 2016, this option was rescinded and replaced with a seven-year nonqualified stock option to purchase up to 228,413 shares of OrangeHook Common Stock at an exercise price of $3.18 per share. OrangeHook has calculated the relative fair value of the revised stock option award using the Black Scholes pricing model.  Based on the calculation, it was determined that the relative fair value of the replacement options was lower than the value of the options that were issued in 2015.

(8)   Mr. Resnick served as acting Chief Executive Officer from January 27, 2015 until completion of the Merger and has served as a member of our board of directors since July 30, 2015. During the year ended December 31, 2015, $300,000 of Mr. Resnick's fees were deferred. Total aggregate compensation unpaid and owed to Mr. Resnick as of December 31, 2015 is $416,500. On June 30, 2015, Mr. Resnick was granted 8,513,078 warrants to purchase shares of Nuvel Common Stock with a five-year term, immediate vesting and a $0.20 exercise price as a bonus for professional services rendered. Utilizing an option pricing model, the warrants were deemed to have de minimus value. On October 8, 2015, Mr. Resnick was granted 500,000 shares of restricted Nuvel Common Stock for board services vesting as follows: 1/3 of the shares vest immediately; 1/3 of the shares vest upon the closing of the Merger; and 1/3 of the shares vest upon the first anniversary of the closing date of the Merger. The shares were deemed to have de minimus value on the date of grant.  As a result no stock based compensation will be recognized.
(9)   On July 30, 2015, Jay Elliot resigned from all positions held with Nuvel.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding all outstanding equity awards held by named executive officers of OrangeHook as of December 31, 2015:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)
James L. Mandel	-	-	-	-	-	-
David Carlson	-	-	-	-	-	-
David Batchelor	178,571(1)	-	0.16	11/24/2022	-	-

(1)
On May 31, 2016, Mr. Batchelor's option was rescinded and replaced with a seven-year nonqualified stock option to purchase up to 228,413 shares of OrangeHook Common Stock at an exercise price of $3.18 per share.

Refer to our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on April 5, 2016 for information about outstanding equity awards of Nuvel as of December 31, 2015.

Director Compensation
Prior to the Merger, our board of directors consisted of two members: James Mandel and Richard Resnick. As required by the terms of the Merger Agreement, the size of our board was increased to eight members and we appointed to our board the six persons serving as directors of OrangeHook immediately prior to the Merger who were not also directors of Nuvel. Nuvel's non-employee directors include Donald Miller (Chairman), Whitney Peyton, Jonathan Dodge and Salvatore Fazzolari. No compensation was paid or awarded by OrangeHook to non-employee directors in fiscal 2015. Rather, as compensation for his service on the board of directors of OrangeHook for the period of December 15, 2014 through December 31, 2015, each non-employee director received upon appointment on December 15, 2014 an award of 25,000 fully vested shares of OrangeHook Common Stock and 75,000 shares of restricted OrangeHook Common Stock, subject to forfeiture until vested. The 75,000 shares of restricted OrangeHook Common Stock granted to each non-employee director vest in three equal installments on the first three anniversaries of the grant date, provided that such individuals continue to serve as members of Nuvel's board of directors through the date of vesting.

For fiscal year 2016, each of OrangeHook's non-employee directors receives a cash retainer in the amount of $25,000 as compensation for his or her services on the board of directors and a $5,000 cash retainer for each committee of the board of directors on which they serve as a member ($8,000 for a committee chairperson). In addition to the retainer, each director also receives a flat fee for services in the amount of $6,000 per year. Each non-employee director has agreed to defer payment of all cash compensation awarded to directors for their service during fiscal year 2016 until such time as our cash flow position can support payment of director compensation.

As of December 31, 2015, Messrs. Miller and Peyton held 50,000 and 150,000 options to purchase shares of OrangeHook Common Stock, respectively. Messrs. Dodge and Fazzolari did not hold any stock options as of fiscal 2015 year end. The options held by Messrs. Miller and Peyton were awarded by OrangeHook not as compensation for their services as members of the board of directors, but rather as consideration in exchange for personal guarantees of repayment of OrangeHook indebtedness. Refer to "OrangeHook Transactions with Related Persons" for a description of the transaction.

On June 29, 2016, OrangeHook awarded to Mr. Miller warrants to purchase 185,000 shares of OrangeHook Common Stock at an exercise price of $7.00 per share in recognition of his outstanding leadership and guidance as Chairman of the board of directors.

Executive officers who also serve as members of our board of directors do not receive any compensation for service in their capacity as directors. Information regarding executive compensation arrangements with executive officers is included in the executive compensation tables and discussion under the heading "Executive Compensation."
Compensation Committee Interlocks and Insider Participation
As a smaller reporting company, we are not required to provide disclosure pursuant to this item.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Transactions with Related Persons
Executive Officer and Director Loans

Prior to completion of the Merger, OrangeHook obtained unsecured loans from the following executive officers and directors:

Executive Officer or Director	Issue Date	Principal Amount(1)	Interest Rate (per annum)(2)	Maturity Date(3)
Whitney Peyton(4)	Dec. 2, 2014	$1,300,000	5%	Dec. 31, 2017
James Mandel(5)	Dec. 2, 2014	$180,000	5%	Mar. 1, 2016
Whitney Peyton	Jun. 4, 2015	$500,000	5%	Dec. 31, 2016
Jeffrey Hattara/Whitney Peyton(12)	Oct. 29, 2015	$450,000	6%	Jun. 30, 2016
James Mandel(6)	Jan. 20, 2016	$150,000	10%	Mar. 30, 2016
Jeffrey Hattara	Jan. 20, 2016	$50,000	10%	Mar. 20, 2016
Donald Miller(7)	Jan. 25, 2016	$100,000	10%	Jul. 25, 2016
Donald Miller(7)	Jan. 25, 2016	$500,000	10%	Jul. 29, 2016
Jeffrey Hattara(8)	Feb. 8, 2016	$100,000	10%	Jun. 30, 2016
James Mandel(6)	Feb. 9, 2016	$60,000	10%	Mar. 9, 2016
Donald Miller(7)	Feb. 16, 2016	$300,000	10%	Aug. 16, 2016
Jeffrey Hattara(8)	Feb. 26, 2016	$10,000	10%	Jun. 30, 2016
Jonathon Dodge	Mar. 9, 2016	$25,000	10%	Apr. 9, 2016
Whitney Peyton(9)	May 3, 2016	$400,000	6%	Jun. 30, 2016
Jeffrey Hattara	May 12, 2016	$200,000	10%	Jun. 30, 2016
James Mandel(6)	Sept. 19, 2016	$18,000	0%	Due on demand
James Mandel(10)	Sept. 19, 2016	$32,000	0%	Due on demand
David Carlson	Sept. 19, 2016	$25,000	0%	Due on demand
Richard Resnick(11)	Sept. 19, 2016	$50,000	0%	Due on demand
David Carlson(13)	Sept. 20, 2016	$4,000	0%	Due on demand
Donald Miller(7)	Sept. 28, 2016	$60,000	0%	Due on demand
Whitney Peyton	Nov. 11, 2016	$250,000	5.5%	Nov. 9, 2017
Robert Philbin	Oct. 3, 2016	$50,000	0%	Due on demand
Robert Philbin(14)	Sept. 29, 2016	$300,000	--	Due on demand

(1)	The entire principal amount of each promissory note remains outstanding, except as otherwise noted.
(2)	Table does not present any interest payments that have been made on the notes.

(3)   OrangeHook is in the process of obtaining extensions to the maturity dates of the notes.
(4)   Current outstanding principal balance of $1,208,330.
(5)   During 2015, OrangeHook made principal payments totaling $62,000 on this note. The remaining balance of $118,000 was converted into 118 shares of Series A-1 Convertible Preferred Stock at maturity on March 1, 2016.
(6)   Issued in the name of Shorewood Village Shopping Center, an entity in which James Mandel has a financial interest.
(7)   On October 26, 2016, Donald Miller and OrangeHook agreed to convert the entire principal balances and all accrued interest into 1,022 shares of Series A-1 Convertible Preferred Stock with attached 7-year warrants to purchase 71.5 shares of OrangeHook Common Stock at $7.00 per share in full satisfaction of OrangeHook's obligations under the promissory notes.
(8)   Paid in full on May 31, 2016.
(9)   OrangeHook made a principal payment under this note in the amount of $210,000 on June 30, 2016. The remaining balance of $190,000 was paid in full on October 31, 2016.
(10) During October and November of 2016, OrangeHook made principal payments totaling $15,000. As of November 15, 2016, the outstanding principal balance was $17,000.
(11) In November of 2016, OrangeHook made principal payments totaling $10,000. As of November 15, 2016, the outstanding principal balance was $40,000.
(12) OrangeHook made a payment of $100,000 on the principal balance on June 30, 2016, and the current outstanding principal amount equals $350,000.
(13) Paid in full on October 4, 2016.
(14) The funds were advanced to OrangeHook on September 29, 2016, but the terms of the loan are currently being negotiated.

LifeMed ID made advances of $54,550, $102,894.31 and $335,648.06 to David Batchelor on November 18, 2015, February 9, 2016 and February 28, 2016, respectively. Mr. Batchelor is an executive officer and director of each of OrangeHook and LifeMed ID. Mr. Batchelor issued to LifeMed ID two promissory notes in the amounts of $54,550 and $102,894.31 for the loans, which accrue interest at a rate of 4% per annum and mature immediately upon exercise of Mr. Batchelor's put option (described below). On November 2, 2016, Mr. Batchelor forfeited 35,571 shares of OrangeHook Common Stock in exchange for the satisfaction in full of the entire principal amount ($493,092.37) and accrued interest ($4,895.99) on the loans.

On February 9, 2016, OrangeHook advanced $160,000 to David Batchelor under a promissory note with an interest rate of 4% per annum, maturing within 15 days of the closing date of OrangeHook's acquisition of LifeMed ID. Payment by Mr. Batchelor was to be made by surrendering shares of OrangeHook held by Mr. Batchelor in amount equal to the principal and interest at a rate of $14.00 per share. In March 2016, the note was cancelled. OrangeHook agreed to accept 80,000 shares of LifeMed ID common stock valued at $2.00 per share in exchange for cancellation of the note and forgave accrued interest associated with the note.

On April 7, 2016, OrangeHook provided approximately $300,000 in non-interest bearing financing to Mr. Batchelor as part of a real estate transaction involving Mr. Batchelor's personal residence. OrangeHook obtained the funds from MEZ Capital, LLC in exchange for a promissory note issued by OrangeHook to MEZ Capital, LLC in the original principal amount of $300,000. The promissory note had a fixed interest rate equal to $13,500 and contained a loan discount feature requiring OrangeHook to pay $15,000 to MEZ Capital, LLC at the time of disbursement of the funds. Mr. and Mrs. Batchelor guaranteed repayment of the promissory note and assigned their rights to the proceeds of the sale of their former residence as security for payment of the promissory note. Upon the sale of Mr. Batchelor's former residence on May 10, 2016, the promissory note was paid in full by a direct transfer of funds from the title company involved in the sale of Mr. Batchelor's former residence to MEZ Capital, LLC.

In February 2016, OrangeHook advanced $50,000 to Jeffrey Hattara in future wages payable to Mr. Hattara under the terms of his employment agreement. Beginning January 1, 2016, Mr. Hattara agreed to defer payment of 50% of his annual base salary. On October 28, 2016, OrangeHook processed a salary payment to Mr. Hattara in the amount of all advanced wages plus applicable tax withholdings, reducing his accrued but deferred compensation and eliminating the amounts advanced. As of the date of this Current Report, Mr. Hattara has earned approximately $71,538 in outstanding deferred compensation.

Director and Executive Officer Participation in Offerings

Certain of our directors and executive officers and their affiliates have participated in OrangeHook's Series A Convertible Preferred Stock offering, Series A-1 Convertible Preferred Stock offering, and 2015 convertible note offering on the same terms as other investors. For information regarding security ownership of our directors and officers, refer to the discussion under the section titled "Security Ownership of Certain Beneficial Owners and Management" in this Current Report on Form 8-K.

Director Guarantees of OrangeHook Indebtedness

Directors James Mandel, Donald Miller, Jeffrey Hattara and Whitney Peyton personally guaranteed repayment of certain promissory notes issued by OrangeHook in its 2015 convertible note offering. As consideration for their guarantees, OrangeHook issued Messrs. Miller and Peyton on June 1, 2015 options to purchase up to 50,000 and 150,000 shares of OrangeHook Common Stock, respectively, exercisable at a price of $0.16 per share through May 31, 2025. Messers. Mandel and Hattara did not receive any consideration for their guarantees.

Consulting Services

Beginning January 2015, OrangeHook engaged MetaConn Corp to provide consulting services relating to acquisition strategies and other business development opportunities in connection with OrangeHook's planned acquisitions of targeted portfolio companies. The parties did not enter into any written agreement for the services and the arrangement can be terminated at any time by OrangeHook. Fees for the services provided by MetaConn are on a project-by-project basis. OrangeHook has paid to MetaConn Corp a total of approximately $151,250 and $150,250 in 2015 and 2016, respectively, as compensation for its services.  Mr. Hattara, a director, officer and greater than 10% beneficial owner of OrangeHook, is also a director, officer and a substantial equity owner of MetaConn Corp.  OrangeHook expects aggregate fees paid to MetaConn Corp to be less than $200,000 in 2016.

Beginning in 2014, OrangeHook engaged Thoresen, Diaby, Helle, Condon and Dodge, Inc. to provide tax consulting and compliance services, including the preparation of income tax provision workpapers used in connection with the annual audits performed by OrangeHook's independent audit firm and the preparation of the federal and all state income tax returns. OrangeHook paid the firm a total of $30,930 and $18,865 in 2015 and 2016, respectively, as compensation for its services. Jonathon Dodge, a board member and Chairman of the Audit Committee, is a partner of Thoresen, Diaby, Helle, Condon and Dodge, Inc.

Registration Rights and Put Option Agreement and Nonqualified Stock Option Agreement

OrangeHook entered into a Registration Rights and Put Option Agreement with Mr. Batchelor on March 23, 2016. In the event Nuvel files a registration statement following the Merger, the agreement grants Mr. Batchelor piggy-back registration rights for stock, warrants, options and other securities of Nuvel held by Mr. Batchelor following the Merger. The agreement also grants Mr. Batchelor a put option which, if exercised, will require OrangeHook to purchase up to 110,714 shares of Mr. Batchelor's stock at $14 per share, up to an aggregate maximum of $1,550,000, during 2016. On each of May 18, June 14, and August 3, 2016, Mr. Batchelor delivered to OrangeHook a notice to exercise the repurchase of 39,285 shares pursuant to this put option. On October 30, 2016, Mr. Batchelor delivered notice to exercise the repurchase of the remaining 71,428 shares of the put option. OrangeHook has deferred repurchasing the shares in accordance with liquidity limitations set forth in the agreement.

OrangeHook also entered into a Nonqualified Stock Option Agreement with Mr. Batchelor on May 31, 2016. For a description of the material terms of the agreement, refer to the discussion under the heading "Executive Compensation."

Salamander Royalty Obligation

On December 31, 2013, Salamander entered into a stock purchase agreement with TruSec ID, Inc. and former preferred shareholders of Salamander, pursuant to which TruSec ID, Inc. purchased 100% of the issued and outstanding shares of Series A through Series D Preferred Stock of Salamander. Under the terms of the agreement, Salamander agreed to make quarterly royalty payments to the preferred shareholders in an amount equal to five percent of its gross revenue (excluding any refunds, rebates, discounts, allowances and returns) from 2014 through 2017, three percent from 2018 through 2019, and two percent thereafter, until the aggregate amount of all royalty payments equals $3.5 million. In connection with its acquisition of Salamander, OrangeHook agreed to guarantee Salamander's royalty payment obligation. Jeffrey Hattara is a director and Chief Strategy Officer of OrangeHook and, at the time of OrangeHook's acquisition of Salamander, was the President and Chief Executive Officer and an approximately 25% owner of TruSec ID, Inc. As of September 30, 2016, Salamander has made an aggregate total of $17,470.68 in royalty payments to its former preferred shareholders.

Executive Officer Employment Agreements

Prior to the Merger, OrangeHook entered into employment agreements with each its executive officers. We anticipate the agreements will be assumed by Nuvel in connection with an expected parent-subsidiary merger of OrangeHook into Nuvel. With the exception of the employment agreements with Robert Riess and Colleen Davenport, the employment agreements were not approved, or recommended to the full board of directors for approval, by the Compensation Committee of OrangeHook's board of directors. OrangeHook was, at the time of entering into the agreements, a privately-held company with no formal policies or procedures in place regarding Compensation Committee approval of executive officer compensation. Going forward, Nuvel expects to implement policies and procedures regarding Compensation Committee approval of executive compensation. The material terms of the employment agreements are described under the heading "Executive Compensation." In addition, Nuvel entered into a new employment agreement with Richard Resnick in connection with the Merger. The material terms of Mr. Resnick's employment agreement are described under the heading "The Merger and Related Transactions."

Facilities
OrangeHook currently occupies approximately 6,300 square feet of office space in Wayzata, Minnesota, part of which is subleased from a company owned by a family member of Mr. Mandel. Monthly payments for OrangeHook's office space are approximately $18,869 in the aggregate.
Salamander currently occupies approximately 5,501 square feet of office space in Traverse City, Michigan, that is leased from a company owned by a former member of Salamander management and beneficial owners of OrangeHook common stock.  Monthly rental payments are $6,705.
Board Independence and Committees
Director Independence

Nuvel uses the definitions provided by the rules of the New York Stock Exchange ("NYSE") to evaluate independence of board and committee members in light of information requested from and provided by each director concerning his background, employment, and affiliations, including any family relationships and related-party transactions. In accordance with such rules, Mr. Dodge is an "independent" director despite the fact that he was a partner and equity owner in Thoresen, Diaby, Helle, Condan and Dodge, Inc. which has provided non-audit services to OrangeHook. The payments for such services received by Thoresen, Diaby, Helle, Condan and Dodge, Inc. in each of the last three years did not exceed 5% of the firm's consolidated gross revenues, or $200,000. In addition to Mr. Dodge, Messrs. Miller, Peyton, and Fazzolari are "independent" directors under the rules of the NYSE. Messrs. Mandel, Resnick, Batchelor, and Hattara are not independent directors due to their positions as executive officers of Nuvel. There are no family relationships between Nuvel's directors or executive officers.

Board Committees

Prior to the Merger, Nuvel did not have a standing nominating, compensation or audit committee, and Nuvel's full board of directors performed the functions of these committees. Also, prior to the Merger, Nuvel did not have an "audit committee financial expert" on its board of directors as that term is defined by Item 407(d)(5)(ii) of Regulation S-K. Management did not believe it was necessary for Nuvel's board of directors to appoint such committees because the volume of matters that come before the board of directors for consideration permitted the directors to give sufficient time and attention to such matters to be involved in all decision making.

Following the Merger and the increase to the size of our board of directors, our board of directors formed an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee of the board of directors. None of the committees currently has a written charter. However, we expect to adopt in the near future a written charter for each committee that will be made available to shareholders on our website. The composition of each committee is as follows:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Donald Miller	x	Chair
Whitney Peyton			x
Jonathon Dodge	Chair	x
Salvatore Fazzolari	x		Chair
James Mandel
Richard Resnick
David Batchelor
Jeffrey Hattara

During its fiscal year ended December 31, 2015, the board of directors of Nuvel did not meet on any occasion, but rather transacted business by unanimous written consent. During fiscal year 2015, OrangeHook's board of directors met four times, and its audit committee met one time, the compensation committee met two times, and the nominating and governance committee met one time. Each of OrangeHook's directors attended at least 75% of the aggregate number of meetings held by the board of directors and committees on which he served.

Audit Committee.

Our Audit Committee is comprised entirely of independent directors as defined under the rules of the New York Stock Exchange ("NYSE") and is responsible for performing such tasks as (i) appointing, compensating, retaining and overseeing Nuvel's independent registered public accounting firm; (ii) meeting with management and representatives of Nuvel's independent registered public accounting firm to review our internal and external financial reporting, including periodically without management present; (iii) reviewing the scope of the independent registered public accounting firm's examination and audit procedures to be utilized; (iv) considering comments by the registered public accounting firm regarding internal controls and accounting procedures and management's response to those comments; and (v) pre-approving any audit and non-audit services to be provided by our independent registered public accounting firm. Each of Jonathan Dodge and Salvatore Fazzolari qualify as an "audit committee financial expert" as that term is defined by Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee.

Our Compensation Committee is comprised entirely of independent directors as defined under the rules of the NYSE and is responsible for performing such tasks as (i) assisting in defining Nuvel's executive compensation philosophy and administering its compensation plans; (ii) reviewing management's recommendations with respect to the salaries and any bonuses paid and equity grants awarded to executives; (iii) reviewing Nuvel's retirement plans and employee benefits, if it adopts any; (iv) overseeing and evaluating compensation-related risks; and (v) reviewing and recommending to the full board approval of the compensation-related discussion appearing in Nuvel's annual proxy statement or other filings with the SEC.

Nominating and Governance Committee.

Our Nominating and Governance Committee is comprised entirely of independent directors as defined under the rules of the NYSE and is responsible for performing such tasks as (i) reviewing and recommending to the full board corporate governance policies and procedures; (ii) reviewing Nuvel's code of ethics (once adopted) and compliance therewith; (iii) identifying director candidates, including recommendation to the full board of the slate of nominees; (iv) recommending to the board the composition of the committees; (v) educating Nuvel's directors; (vi) evaluating the board; and (vii) determining compensation policies, practices and levels of compensation for the board.

Code of Ethics
Nuvel does not currently have a code of ethics. However, in the near future our board of directors plans to adopt OrangeHook's code of ethics as was in effect immediately prior to the Merger. The code of ethics applies to all directors, officers and employees, including the principal executive officer, principal financial officer and principal accounting officer. The code is intended to address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, reporting of violations of the code, and accountability for adherence with the code. Once adopted, a copy of the code will be made available to shareholders on our website.

LEGAL PROCEEDINGS
Nuvel is not a party to any material litigation or claims. However, no assurance can be given that material claims or disputes will not arise or occur in the future; in such event, we would be required to incur legal costs and fees to assert critical claims or defend claims made against us or our portfolio companies.
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Nuvel Common Stock trades under the symbol "NUVL" on the OTC Pink Marketplace. On November 30, 2016, the day preceding the effective date of the Merger, the high and low bid quotations per share of Nuvel Common Stock as reported on the OTC Pink Marketplace were $0.25 and $0.25, respectively. On June 30, 2016, the day preceding the day the Merger Agreement was signed, the high and low bid quotations per share of Nuvel Common Stock were $0.15 and  $0.15, respectively.

The following table sets forth, for the calendar quarters indicated, the reported high and low bid quotations per share of Nuvel Common Stock as reported on the OTC Pink Marketplace.  Such quotations reflect inter-dealer quotations without retail mark-up, markdowns or commissions, and may not necessarily represent actual transactions. Trading in stocks quoted on the OTC Pink Marketplace is often limited and characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. Bid quotations for shares of Nuvel Common Stock have been limited historically, and we cannot assure you that an active trading market for Nuvel Common Stock will develop in the future.

	High	Low

Fiscal Year Ended December 31, 2016

First Quarter	$0.24	$0.15
Second Quarter	$0.19	$0.15
Third Quarter	$0.40	$0.14

Fiscal Year Ended December 31, 2015

First Quarter	$0.58	$0.10
Second Quarter	$0.28	$0.15
Third Quarter	$0.15	$0.15
Fourth Quarter	$0.22	$0.14

Fiscal Year Ended December 31, 2014

First Quarter	$0.50	$0.12
Second Quarter	$0.37	$0.37
Third Quarter	$0.39	$0.31
Fourth Quarter	$0.51	$0.22

Historical market price data for OrangeHook has not been provided because, prior to the Merger, OrangeHook was a privately held company and there was no established public trading market for OrangeHook's capital stock. OrangeHook arbitrarily determined the value of its securities, and the value ascribed to its securities for purposes of the Merger should not be considered as any objective indication of actual value as it bears no relationship to OrangeHook's assets, earnings or book value or any other objective financial statement criteria of value.
As of the date of this Current Report on Form 8-K, (i) there were 29,478,373 shares subject to outstanding options or warrants to purchase, or securities convertible into, Nuvel Common Stock, (ii) there were 48,647,979 shares of Nuvel Common Stock that could be sold under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), or that Nuvel has agreed to register under the Securities Act for sale by security holders, and (iii) zero shares of Nuvel Common Stock are being, or have been publicly proposed to be, publicly offered by Nuvel, the offering of which could have a material effect on the market price of Nuvel Common Stock.

Holders
The number of record holders of Nuvel Common Stock as of the closing of the Merger was approximately 67 based on information received from our transfer agent. This amount excludes an indeterminate number of shareholders whose shares are held in "street" or "nominee" name with a brokerage firm or other fiduciary.
Dividends
Holders of Nuvel Common Stock are entitled to receive dividends if and when declared by Nuvel's board of directors out of funds legally available for the payment of dividends. Nuvel has never paid a cash dividend on its common stock and presently intends to retain any earnings to fund the development of its business. Nuvel does not anticipate paying any dividends on its common stock for the foreseeable future. Due to Nuvel's current cash flow position, Nuvel is unable to declare or pay any dividends on its common stock. Any future determination as to declaration and payment of dividends will be made at the discretion of Nuvel's board of directors and will depend on earnings, financing requirements and other factors.

Each outstanding share of OrangeHook Common Stock was converted into shares of Series OH-1 Convertible Preferred Stock of Nuvel upon completion of the Merger. Assuming the requisite shareholder approval is obtained, the shares of Series OH-1 Convertible Preferred Stock will be converted into shares of Nuvel Common Stock upon completion of the Reverse Stock Split. The rights of such securities are further described in "Description of Registrant's Securities."

Each outstanding share of OrangeHook Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock was converted into shares of Series OH-2 Convertible Preferred Stock upon completion of the Merger. Dividends accrue on Series OH-2 Convertible Preferred Stock at a rate of twelve percent per annum. If and when declared, dividends are payable at the election of the holder in the form of cash or shares of Nuvel Common Stock at a conversion rate of $7.00 per share. In the event of conversion of the Series OH-2 Convertible Preferred Stock into Nuvel Common Stock, any accrued but unpaid dividends would automatically be converted into shares of Nuvel Common Stock at a conversion rate of $7.00 per share. Dividends that accrued on OrangeHook Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock before the Merger carried over and became payable on Nuvel Series OH-2 Convertible Preferred Stock. The rights and preferences of such securities are further described in "Description of Registrant's Securities."

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes equity securities authorized for issuance under equity compensation plans (including individual compensation arrangements) as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in First column)
Equity compensation plans approved by stockholders			$	$
Equity compensation plans not approved by stockholders(1)	178,571	(2)	0.16		-
Total	178,571		$0.16		-

(1)	Represents equity compensation plans (including compensation arrangements) for employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers or lenders).
(2)
On November 24, 2015, Mr. Batchelor received as an inducement to accept employment with OrangeHook non-qualified stock options to purchase 178,571 shares of OrangeHook Common Stock at an exercise price of $0.16 per share. The options had an aggregate grant date fair value of $559,000 and were fully vested on the date of grant. On May 31, 2016, Mr. Batchelor's non-qualified stock options were rescinded and replaced with a seven-year non-qualified stock option to purchase up to 228,413 shares of OrangeHook Common Stock at an exercise price of $3.18 per share. The material terms of Mr. Batchelor's employment agreement are described under the heading "Executive Compensation."

As of December 31, 2015, Nuvel did not have any securities authorized for issuance under equity compensation plans.

OrangeHook 2016 Equity Incentive Plan
On August 9, 2016, OrangeHook's Compensation Committee recommended and its board of directors adopted the OrangeHook 2016 Equity Incentive Plan (the "2016 Plan"). Following the Closing of the Merger, we expect to perform a parent-subsidiary merger of OrangeHook into Nuvel, at which time Nuvel would assume the 2016 Plan. The principal provisions of the 2016 Plan are summarized below.

Purpose and Eligible Participants.  The purpose of the 2016 Plan is to promote the success of OrangeHook and its affiliates by facilitating the employment and retention of competent personnel and by furnishing incentives to those employees, directors, and consultants upon whose efforts the success of OrangeHook and its affiliates will depend to a large degree.

Administration.  The 2016 Plan is administered by the board of directors of OrangeHook; provided, however, that the board of directors may delegate some or all of the administration of the Plan to a committee or committees. The board of directors and any committee appointed by the board of directors to administer the 2016 Plan are collectively referred to herein as the "Administrator."

Types of Awards.  The 2016 Plan permits the Administrator to grant incentive stock options, nonqualified stock options, restricted stock awards, restricted stock units, performance awards and stock appreciation rights.

Reserved Shares.  The stock to be awarded or optioned under the 2016 Plan consists of authorized but unissued shares of OrangeHook Common Stock. The maximum aggregate number of shares of OrangeHook Common Stock currently reserved and available for awards under the 2016 Plan is one million (1,000,000) shares, provided, however, that all shares of stock reserved and available under the 2016 Plan constitutes the maximum aggregate number of shares of stock that may be issued through incentive stock options. The following shares of OrangeHook Common Stock will not reduce the pool of authorized shares and will continue to be reserved and available for future awards granted pursuant to the 2016 Plan: (i) all or any portion of any outstanding restricted stock award or restricted stock unit that expires or is forfeited for any reason, or that is terminated prior to the vesting or lapsing of the risks of forfeiture on such award, and (ii) shares of OrangeHook Common Stock covered by an award to the extent the award is settled in cash; provided, however, that the full number of shares of OrangeHook Common Stock subject to a stock appreciation right will reduce the number of shares available for future awards under the 2016 Plan, whether such stock appreciation right is settled in cash or shares of OrangeHook Common Stock.  Any shares of OrangeHook Common Stock withheld to satisfy tax withholding obligations on an award, shares of OrangeHook Common Stock withheld to pay the exercise price of an option, and shares of OrangeHook Common Stock subject to a broker-assisted cashless exercise of an option will reduce the number of shares available for future awards under the 2016 Plan.

Annual Award Limits.  Unless and until the Administrator determines that an award to a "covered employee" (as defined in Section 162(m) of the Internal Revenue Code) is not be performance-based compensation, the following limits (each, an "Annual Award Limit," and collectively, "Annual Award Limits") apply to grants of such awards under the 2016 Plan:

•
Options and Stock Appreciation Rights. The maximum number of shares of OrangeHook Common Stock subject to Options granted and shares of OrangeHook Common Stock subject to Stock Appreciation Rights granted in any one calendar year to any one Participant is, in the aggregate, five hundred thousand (500,000) shares, subject to adjustment for certain corporate events.

•
Restricted Stock Awards and Restricted Stock Units. The maximum grant with respect restricted stock awards and restricted stock units in any one calendar year to any one participant is, in the aggregate, five hundred thousand (500,000) shares, subject to adjustment for certain corporate events.

Amendments.  The board of directors may from time to time, insofar as permitted by law, suspend or discontinue the 2016 Plan or revise or amend it in any respect. However, except to the extent required by applicable law or regulation or as except as provided under the 2016 Plan itself, the board of directors may not, without shareholder approval, revise or amend the 2016 Plan to (i) materially increase the number of shares subject to the 2016 Plan, (ii) change the designation of participants, including the class of employees, eligible to receive awards, (iii) decrease the price at which options or stock appreciation rights may be granted, (iv) cancel, regrant, repurchase for cash, or replace options or stock appreciation rights that have an exercise price in excess of the fair market value of the OrangeHook Common Stock with other awards, or amend the terms of outstanding options or stock appreciation rights to reduce their exercise price, (v) materially increase the benefits accruing to participants under the 2016 Plan, or (vi) make any modification that will cause incentive stock options to fail to meet the requirements of Section 422 of the Internal Revenue Code.

Term.  The Administrator may grant awards under the 2016 Plan from time to time until the Administrator discontinues or terminates the 2016 Plan; provided, however, that in no event may incentive stock options be granted pursuant to the 2016 Plan after the earlier of (i) the date the Administrator discontinues or terminates the 2016 Plan, or (ii) the close of business on the day immediately preceding the tenth anniversary of the effective date of the 2016 Plan.

Change of Control. Unless otherwise provided in the terms of an award, upon a change of control of OrangeHook, as defined in the 2016 Plan, the Administrator may provide for one or more of the following: (i) the acceleration of the exercisability, vesting, or lapse of the risks of forfeiture of any or all awards (or portions thereof), (ii) the complete termination of the 2016 Plan and the cancellation of any or all awards (or portions thereof) which have not been exercised, have not vested, or remain subject to risks of forfeiture, as applicable in each case as of the effective date of the change of control, (iii) that the entity succeeding OrangeHook by reason of such change of control, or the parent of such entity, shall assume or continue any or all awards (or portions thereof) outstanding immediately prior to the change of control or substitute for any or all such awards (or portions thereof) a substantially equivalent award with respect to the securities of such successor entity, as determined in accordance with applicable laws and regulations, or (iv) that participants holding outstanding awards will become entitled to receive, with respect to each share of OrangeHook Common Stock subject to such award (whether vested or unvested, as determined by the Administrator pursuant to the 2016 Plan) as of the effective date of any such change of control, cash in amount equal to (1) for participants holding options, the excess of the fair market value of such OrangeHook Common Stock on the date immediately preceding the effective date of such change of control over the exercise price per share of options, or (2) for participants holding awards other than options, the fair market value of such OrangeHook Common Stock on the date immediately preceding the effective date of such change of control. The Administrator need not take the same action with respect to all awards (or portions thereof) or with respect to all participants.

Forms of Agreement. The board of directors has approved forms of agreement to govern incentive stock options, nonqualified stock options, restricted stock awards and restricted stock unit awards awarded under the 2016 Plan. The forms of agreement governing incentive stock options and the nonqualified stock options provide that the option will be forfeited upon a termination for Cause or upon the expiration of a three-month period following a termination for any reason other than Cause, disability or death. The forms of agreement define "Cause" as (i) the conviction of the participant for the commission of any felony, (ii) the commission by the participant of any crime involving moral turpitude (e.g., larceny, embezzlement) which results in harm to the business, reputation, prospects or financial condition of OrangeHook or any affiliate, or (iii) a disciplinary discharge pursuant to the terms of OrangeHook's management handbooks or policies as in effect at the time. In addition, the forms of agreement provide that the participant may, at the Administrator's discretion, exercise the option by delivering cash or previously acquired shares, requesting that shares underlying the option be withheld to satisfy the exercise price and any applicable withholding obligations, broker assisted cashless exercise, such other form of payment as may be authorized by the Administrator, or any combination thereof. The form of agreement governing restricted stock awards and restricted stock unit awards provides that upon a separation from service, the participant will forfeit any shares or units for which the risks of forfeiture have not yet lapsed or which have not yet vested.

The foregoing summary of the material terms of the 2016 Plan and the forms of agreements do not purport to be complete and are qualified in their entirety by reference to the text of the 2016 Plan, the form of incentive stock option agreement, the form of nonqualified stock option agreement, the form of restricted stock agreement, and the form of restricted stock unit agreement, which are incorporated herein by reference and are included as exhibits to this Current Report on Form 8-K. Following the Closing of the Merger.

Following completion of the Merger, Nuvel's board of directors authorized, subject to shareholder approval, the adoption of Nuvel's 2016 Equity Incentive Plan (the "Equity Incentive Plan"). Assuming the requisite shareholder approval is obtained, the Equity Incentive Plan would include the reservation of 2,000,000 shares of Nuvel Common Stock (on a post-Reverse Stock Split basis) for issuance thereunder. If adopted, the Equity Incentive Plan would have terms substantially similar to those of the 2016 Plan.

RECENT SALES OF UNREGISTERED SECURITIES
Set forth below is information regarding all securities sold by OrangeHook within the past three years which were not registered under the Securities Act.

Sales of OrangeHook Common Stock

In October 2014 OrangeHook issued 1,350,000 shares of OrangeHook Common Stock to its founder and Chief Executive Officer as consideration for ideas and plans contributed to OrangeHook valued at $13,500.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipient took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In April 2015 OrangeHook issued 135,000 shares of OrangeHook Common Stock to its Chief Financial Officer as a signing bonus valued at $21,600.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipient took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In April 2015 OrangeHook issued each of its non-employee board members 100,000 shares of restricted OrangeHook Common Stock with an aggregate value of $16,000.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipients took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In May, September and December of 2015, OrangeHook issued 28,583 shares of OrangeHook Common Stock with an aggregate value of $199,696 to existing shareholders pursuant to their election to receive common shares in lieu of cash dividend payments for the periods ending March 31, June 30 and September 30, 2015.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipients took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In April 2015 OrangeHook issued its Chief Operating Officer/Chief Marketing Officer a total of 135,000 shares of OrangeHook Common Stock pursuant to the terms of his employment agreement valued at $21,600.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipient took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In June of 2015 OrangeHook issued 40,000 shares of OrangeHook Common Stock to one of its directors pursuant to a warrant exercise for an aggregate cash consideration of $400.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In October 2015 OrangeHook issued 182,143 shares of OrangeHook Common Stock to one director and three accredited investor entities in connection with the acquisition of Salamander Technologies, Inc. with an aggregate value of $579,214.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipients took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In October 2015 OrangeHook issued 120,000 shares of OrangeHook Common Stock to one officer and six accredited investor shareholders pursuant to warrant exercises for an aggregate cash consideration of $1,200.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In November 2015 OrangeHook issued 5,000 shares of OrangeHook Common Stock to its Chief Financial Officer as bonus compensation valued at $800. The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipient took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In December 2015 OrangeHook issued 75,000 shares of OrangeHook Common Stock to two key employees pursuant to the terms of their employment agreements with an aggregate value of $12,000.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipients took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In December 2015 OrangeHook issued 1,150,000 shares of OrangeHook Common Stock to its Chief Strategy Officer and Director in connection with his Employment Agreement valued at $184,000.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipient took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In February 2016 OrangeHook issued 433,551 shares of OrangeHook Common Stock to 11 accredited and 6 non-accredited investors pursuant to the acquisition of Agilivant valued at $1,378,692.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipients took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In March and April 2016 OrangeHook issued 45,000 shares of OrangeHook Common Stock to six accredited shareholders pursuant to warrant exercises for aggregate cash consideration of $450.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In May of 2016 OrangeHook issued 10,000 shares of OrangeHook Common Stock to an existing shareholder pursuant to a warrant exercise for cash consideration of $100.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In June 2016 OrangeHook issued 178,571 shares of OrangeHook Common Stock with an aggregate value of $567,856 to two accredited investors affiliated with Spring Grove Finance, S.A. in connection with the acquisition of certain assets of LifeNexus.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipients took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In June 2016 OrangeHook issued 70,997 shares of OrangeHook Common Stock valued at $225,767 to two directors, one affiliate of a 5% beneficial owner, two accredited investors and one non-accredited investor pursuant to a Payoff Letter and Release Agreement with Agilivant.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipients took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In July 2016 OrangeHook issued 1,454,261 shares of OrangeHook Common Stock valued at $4,624,550 to former shareholders of LifeMed ID, consisting of 29 accredited investors and 19 non-accredited investors, in connection with the acquisition of LifeMed ID.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipients took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In August 2016 and September 2016 OrangeHook issued one accredited investor entity 4,465 shares of OrangeHook Common Stock pursuant to a Consulting Fee Conversion Agreement as payment for services rendered valued at $14,199.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipient took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In September 2016 and October 2016 OrangeHook issued 2,047 shares of OrangeHook Common Stock valued at $6,509 to an accredited investor in exchange for consulting services.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipient took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In September 2016 OrangeHook issued 45,143 shares of OrangeHook Common Stock and 286,667 warrants to purchase shares of OrangeHook Common Stock at an exercise price of $7.00 per share to an accredited investor in exchange for the cancellation of a $300,000 simple agreement for future equity.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In October 2016 OrangeHook issued 390,000 shares of OrangeHook Common Stock and 78,000 warrants to purchase shares of OrangeHook Common Stock at an exercise price of $7.00 per share valued at $1,250,000 to an accredited investor shareholder in connection with the cancellation of a promissory note and additional cash investment pursuant to a conversion and purchase agreement.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In October 2016 OrangeHook issued 50,000 shares of OrangeHook Common Stock to a director pursuant to an option exercise for cash consideration of $8,000.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In October 2016 OrangeHook issued 30,769 shares of OrangeHook Common Stock to an accredited investor shareholder in exchange for the cancellation of a $100,000 promissory note.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In October 2016 OrangeHook agreed to issue an aggregate total of 150,000 shares of OrangeHook Common Stock at a value of $3.18 per share pursuant to the terms of the employment agreements with two of its executive officers.  In November 2016, the employment agreements were amended and OrangeHook issued the executive officers, in lieu of the 150,000 shares of OrangeHook Common Stock originally agreed to, an aggregate total of 50,001 shares of OrangeHook Common Stock at a value of $3.18 per share and nonqualified stock options to purchase up to an aggregate total of 199,998 shares of OrangeHook Common Stock at $3.18 per share.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipients took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

Sales of Convertible Notes & Warrants Offering

During April 2015 through October 2015, OrangeHook issued an aggregate of $3,050,000 in unsecured promissory notes, together with attached 3-year warrants to purchase an aggregate of 305,000 shares of OrangeHook Common Stock at an exercise price of $0.01 per share in a private placement offering.  The offer and sale of the securities was made to a limited number of institutional and other accredited investors in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and/or Regulation D promulgated under the Securities Act and/or Regulation S promulgated under the Securities Act. There was no general solicitation or advertising with respect to the private placement and each of the purchasers provided written representations of an intent to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities. Appropriate legends were affixed by OrangeHook to each of the share certificates representing shares issued in the private placement.

In July and August 2016, OrangeHook issued an aggregate of $600,000 in unsecured promissory notes, together with attached 5-year warrants to purchase 264,291 shares of OrangeHook Common Stock at an exercise price of $7.00 per share in a private placement offering.  The offer and sale of the securities was made to a limited number of institutional and other accredited investors in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and/or Regulation D promulgated under the Securities Act and/or Regulation S promulgated under the Securities Act. There was no general solicitation or advertising with respect to the private placement and each of the purchasers provided written representations of an intent to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities. Appropriate legends were affixed by OrangeHook to each of the share certificates representing shares issued in the private placement.

In August 2016 OrangeHook amended and restated the aforementioned unsecured promissory notes that were issued between May and October 2015 to extend their maturity date and convert accrued interest in the amount of $226,053.77 into principal. At the same time, OrangeHook issued additional 5-year warrants to purchase an aggregate of 214,296 shares of OrangeHook Common Stock at an exercise price of $10.00 per share as part of the extension. The terms of the extension agreements also provided for the issuance of additional 2-year warrants to purchase up to an aggregate of 514,795 shares of OrangeHook Common Stock at an exercise price of $7.00 per share, which are issuable upon payment of the notes. As of the date of this Current Report, a total of $48,493.15 has been paid on these amended and restated unsecured promissory notes and a total of $3,427,560.58 remains outstanding. The number of 2-year warrants issuable upon payoff of the notes has been reduced to 489,651. The offer and sale of the securities was made to a limited number of institutional and other accredited investors in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and/or Regulation D promulgated under the Securities Act and/or Regulation S promulgated under the Securities Act. There was no general solicitation or advertising with respect to the private placement and each of the purchasers provided written representations of an intent to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities. Appropriate legends were affixed by OrangeHook to each of the share certificates representing shares issued in the private placement.

All of the amended and restated promissory notes described in this section were issued on the form of amended and restated promissory note included as Exhibit 10.12 to this Current Report on Form 8-K. All of the warrants described in this section were issued on the form of warrant agreement included as Exhibit 10.14 to this Current Report on Form 8-K.

Sales of Series A Convertible Preferred Stock & Warrants Offering

During December 2014 through January 2016, OrangeHook issued and sold an aggregate of 6,000 Series A Units, with each Unit consisting of one share of Series A Convertible Preferred Stock and an attached 7-year warrant to purchase 71.5 shares of OrangeHook Common Stock at a price of $7.00 per share.   In addition, in December 2015 OrangeHook issued 7-year performance warrants to purchase an aggregate of 28,572 shares of OrangeHook Common Stock at a price of $7.00 per share to two accredited investor shareholders in connection with their subscriptions for Series A Units.  The aggregate offering price of the Units was $6,000,000 ($1,000 per Unit).  Northland Securities, Inc.  ("Northland") was the principal underwriter in the offering.  The aggregate underwriting commission paid to Northland was a 5-year warrant to purchase up to 39,107 shares of OrangeHook Common Stock at a price of $7.00 per share. The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act. The offer and sale of the securities was made to a limited number of institutional and other accredited investors in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and/or Regulation D promulgated under the Securities Act and/or Regulation S promulgated under the Securities Act. There was no general solicitation or advertising with respect to the private placement and each of the purchasers provided written representations of an intent to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities. Appropriate legends were affixed by OrangeHook to each of the share certificates representing shares issued in the private placement.

All of the warrants described in this section were issued on the form of warrant agreement included as Exhibit 10.14 to this Current Report on Form 8-K.

Sales of Series A-1 Convertible Preferred Stock & Warrants Offering

During December 2015 through October 2016, OrangeHook issued and sold an aggregate of 2,921 Series A-1 Units, with each Unit consisting of one share of Series A-1 Convertible Preferred Stock and an attached 7-year warrant to purchase 71.5 shares of OrangeHook Common Stock at a price of $7.00 per share in a continuing private placement offering. The aggregate offering price of the Units in this offering is $5,000,000 ($1,000 per Unit). There is no underwriter in the offering. The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act. The offer and sale of the securities was made to a limited number of institutional and other accredited investors in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and/or Regulation D promulgated under the Securities Act and/or Regulation S promulgated under the Securities Act. There was no general solicitation or advertising with respect to the private placement and each of the purchasers provided written representations of an intent to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities. Appropriate legends were affixed by OrangeHook to each of the share certificates representing shares issued in the private placement.

All of the warrants described in this section were issued on the form of warrant agreement included as Exhibit 10.14 to this Current Report on Form 8-K.

Additional Sales of Series A-1 Convertible Preferred Stock & Warrants

In October 2016 OrangeHook issued 1,022 shares of Series A-1 Convertible Preferred Stock together with 7-year warrants to purchase an aggregate of 73,073 shares of OrangeHook Common Stock at a price of $7.00 per share to a director of OrangeHook pursuant to a note conversion agreement valued at $1,022,000.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

All of the warrants described in this section were issued on the form of warrant agreement included as Exhibit 10.14 to this Current Report on Form 8-K.

Additional Sales and Grants of Warrants

In November 2015 OrangeHook issued 5-year warrants to purchase an aggregate of 12,500 shares of OrangeHook Common Stock at $7.00 per share to an executive officer and director of OrangeHook, in addition to a cash payment valued at $5,000 in consideration for providing a personal guarantee on certain obligations of OrangeHook.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipients took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In January 2016 OrangeHook issued 7-year warrants to purchase an aggregate of up to 50,000 shares of OrangeHook Common Stock at $7.00 per share to a director of OrangeHook pursuant to the terms of a $100,000 promissory note.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In January 2016 OrangeHook issued 7-year warrants to purchase an aggregate of up to 250,000 shares of OrangeHook Common Stock at $7.00 per share to a director of OrangeHook pursuant to the terms of a $500,000 promissory note.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In February 2016 OrangeHook issued 7-year warrants to purchase an aggregate of up to 150,000 shares of OrangeHook Common Stock at $7.00 per share to a director of OrangeHook pursuant to the terms of a $300,000 promissory note.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In March 2016 OrangeHook issued 7-year warrants to purchase an aggregate of up to 15,000 shares of OrangeHook Common Stock at $0.01 per share to an accredited investor shareholder of OrangeHook pursuant to the terms of a $300,000 promissory note.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

Between January 2016 and September 2016 OrangeHook issued 7-year warrants to purchase an aggregate of up to 90,000 shares of OrangeHook Common Stock at $7.00 per share to an accredited investor shareholder of OrangeHook pursuant to the terms of a 10% unsecured convertible promissory note valued at $100,000.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In July 2016 OrangeHook issued 7-year warrants to purchase an aggregate of up to 185,000 shares of OrangeHook Common Stock at $7.00 per share as compensation to the chairman of OrangeHook's board of directors valued at $108,410.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipients took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In September 2016 OrangeHook issued 5-year warrants to purchase an aggregate of up to 40,000 shares of OrangeHook Common Stock at $7.00 per share to a consultant of OrangeHook pursuant to a consulting agreement valued at $22,400.  The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act since the issuance did not involve a public offering, the recipients took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In September 2016 OrangeHook issued 3-year warrants to purchase an aggregate of up to 5,000 shares of OrangeHook Common Stock at $7.00 per share to an employee of OrangeHook in exchange for services valued at $2,800. The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, since the issuance did not involve a public offering, the recipients took the securities for investment and not resale and OrangeHook took appropriate measures to restrict transfer.

In October 2016 OrangeHook issued 7-year warrants to purchase an aggregate of up to 78,000 shares of OrangeHook Common Stock at $7.00 per share to shareholder of OrangeHook pursuant to a conversion and purchase agreement.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In November 2016 OrangeHook issued 3-year warrants to purchase an aggregate of up to 10,000 shares of OrangeHook Common Stock at $7.00 per share to an accredited investor shareholder of OrangeHook pursuant to a note conversion agreement valued at $5,600. The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

All of the warrants described in this section were issued on the form of warrant agreement included as Exhibit 10.14 to this Current Report on Form 8-K.

Sales of Other Promissory Notes

In December 2014 OrangeHook issued an aggregate of $1,480,000 in principal amount of promissory notes to two directors of OrangeHook.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In June 2015, October 2015 and May 2016 OrangeHook issued an aggregate of $1,350,000 in principal amount of promissory notes to two directors of OrangeHook. The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In January 2016, February 2016 and May 2016 OrangeHook issued an aggregate of $570,000 in principal amount of promissory notes to two affiliates of its directors. The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In January 2016 and February 2016 OrangeHook issued an aggregate of $1,000,000 in principal amount of promissory notes to an existing accredited investor and to a director of OrangeHook.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In March 2016 and May 2016 OrangeHook issued an aggregate of $1,300,000 in principal amount of promissory notes to an existing accredited investor shareholder of OrangeHook. The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In March 2016 OrangeHook issued an aggregate of $375,000 in principal amount of promissory notes to existing accredited investor shareholders of OrangeHook. The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

Between July 2016 and October 2016 OrangeHook issued an aggregate of $92,000 in principal amount of promissory notes to two directors of OrangeHook, an aggregate of $29,000 in principal amount of promissory notes to an executive officer of OrangeHook, an aggregate of $755,000 in principal amount of promissory notes to six existing accredited investor shareholders of OrangeHook, an $18,000 promissory note to an affiliate of a director, and an aggregate of $852,000 in principal amount of promissory notes to three new accredited investors.  The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

In November 2016 OrangeHook issued an aggregate of $300,000 in principal amount of promissory notes to one director and one executive officer of OrangeHook. The securities were issued pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act.

All of the promissory notes discussed in this section were issued on the form of promissory note included as Exhibit 10.13 to this Current Report on Form 8-K. The following table sets forth the material details in which the promissory notes differ from the form of promissory note filed herewith:

Note No.	Issue Date	Interest Rate	Conversion Price Per Share	Original Principal Amount	Maturity Date	Current Principal Outstanding
1	12/02/2014	5.00%	N/A	$1,300,000.00	12/31/2016	$1,208,330.40
2	12/02/2014	5.00%	N/A	$180,000.00	03/01/2016	$0.00
2a	06/04/2015	5.00%	N/A	$500,000.00	12/31/2016	$500,000.00
3	10/29/2015	6.00%	N/A	$450,000.00	10/29/2015	$350,000.00
4	01/20/2016	10.00%	N/A	$150,000.00	02/20/2016	$0.00
5	01/20/2016	10.00%	N/A	$150,000.00	03/30/2016	$150,000.00
6	01/20/2016	10.00%	N/A	$50,000.00	02/20/2016	$0.00
7	01/20/2016	10.00%	N/A	$50,000.00	03/20/2016	$50,000.00
8	01/25/2016	10.00%	$7.00	$100,000.00	07/25/2016	$0.00
9	01/26/2016	10.00%	$1,000.00	$100,000.00	02/25/2016	$0.00
10	01/26/2016	10.00%	$1,000.00	$100,000.00	03/26/2016	$0.00
11	01/26/2016	10.00%	$1,000.00	$100,000.00	04/26/2016	$0.00
12	01/29/2016	10.00%	$7.00	$500,000.00	07/29/2016	$0.00
13	02/08/2016	10.00%	N/A	$100,000.00	06/30/2016	$0.00
14	02/09/2016	10.00%	N/A	$60,000.00	03/09/2016	$60,000.00
15	02/16/2016	10.00%	$7.00	$300,000.00	08/16/2016	$0.00
16	02/26/2016	10.00%	N/A	$10,000.00	06/30/2016	$0.00
17(1)	03/02/2016	0.00%	N/A	$50,000.00	10/02/2016	$50,000.00
18	03/09/2016	10.00%	N/A	$25,000.00	04/09/2016	$25,000.00
19(2)	03/15/2016	0.00%	N/A	$300,000.00	04/15/2016	$300,000.00
20	05/03/2016	6.00%	N/A	$400,000.00	06/30/2016	$0.00
21	05/12/2016	10.00%	N/A	$200,000.00	06/30/2016	$200,000.00
22	05/25/2016	10.00%	$1.00	$1,000,000.00	10/31/2016	$0.00

SAFE(3)	03/15/2016	0.00%	N/A	$300,000.00	10/31/2016	$0.00
23	09/19/2016	0.00%	N/A	$18,000.00	on demand	$18,000.00
24	09/19/2016	0.00%	N/A	$32,000.00	on demand	$17,000.00
25(4)	09/28/2016	0.00%	N/A	$60,000.00	on demand	$0.00
26	07/26/2016	0.00%	N/A	$500,000.00	on demand	$500,000.00
27	08/23/2016	10.00%	N/A	$52,000.00	9/30/16	$52,000.00
28	08/30/2016	10.00%	N/A	$52,000.00	9/30/16	$0.00
29	08/31/2016	10.00%	N/A	$26,000.00	9/30/16	$26,000.00
30	08/31/2016	0.00%	N/A	$150,000.00	9/30/16	$0.00
31	09/19/2016	0.00%	N/A	$25,000.00	on demand	$25,000.00
32	09/19/2016	0.00%	N/A	$50,000.00	on demand	$40,000.00
33	09/20/2016	0.00%	N/A	$4,000.00	Paid 10/4/16	$0.00
34	09/28/2016	2.00%	N/A	$25,000.00	11/14/16	$0.00
35(5)	09/30/2016	0.00%	N/A	$250,000.00	10/31/16	$0.00
36	10/06/2016	10.00%	N/A	$52,000.00	09/30/2016	$52,797.81
37	10/14/2016	2.00%	N/A	$50,000.00	11/14/2016	$50,000.00
38	10/14/2016	2.00%	N/A	$100,000.00	11/14/2016	$0.00
39	11/11/2016	5.50%	N/A	$250,000.00	11/09/2017	$250,000.00
40	10/03/2016	0.00%	N/A	$50,000.00	on demand	$50,000.00

(1)   Received a fixed fee of $2,500 payable at maturity in lieu of interest.
(2)   Received a warrant to purchase 15,000 shares of OrangeHook Common Stock at an exercise price of $0.01 per share in lieu of interest.
(3)   Received 45,143 shares of OrangeHook Common Stock and a 7-year warrant to purchase up to 286,667 shares of Common Stock at an exercise price of $7.00 per share in lieu of payment of principal and interest.
(4)   Principal and interest converted into shares of OrangeHook Series A-1 Convertible Preferred Stock at a rate of $1,000 per share.
(5)   Received a fixed fee equal to $500 per day for a minimum of 31 days in lieu of interest.

Sales of Series OH-1 Convertible Preferred Stock and Series OH-2 Convertible Preferred Stock

As disclosed under Item 2.01 above, in connection with the Merger, Nuvel issued shares of Series OH-1 Convertible Preferred Stock and Series OH-2 Convertible Preferred Stock to the former holders of OrangeHook capital stock, and other securities having the right to purchase shares of Series OH-1 Convertible Preferred Stock and Series OH-2 Convertible Preferred Stock, all of which were unregistered. These securities were issued in reliance on the exemption from registration provided by Regulation D promulgated under the Securities Act and/or Section 4(a)(2) of the Securities Act, since the issuance did not involve a public offering, the recipients took the securities for investment and not resale, Nuvel has taken appropriate measures to restrict transfer, Nuvel has reason to believe that the recipient, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and the recipients had access to information regarding Nuvel, OrangeHook and the Merger transaction.

DESCRIPTION OF REGISTRANT'S SECURITIES
As of December 1, 2016, Nuvel's authorized capital stock consisted of 100,000,000 shares of Nuvel Common Stock, par value $.001 per share, of which 48,647,979 shares were issued and outstanding, and 15,000,000 shares of preferred stock, par value $.001 per share, of which (i) 7,150,000 shares were designated as "Series A Convertible Preferred Stock," par value $0.001, none of which were issued and outstanding, (ii) 2,000,000 shares were designated as "Series B Convertible Preferred Stock,", par value $0.001, 20,000 of which were issued and outstanding; (iii) 2,000,000 shares were designated as "Series C Convertible Preferred Stock," par value $0.001, 371,052 of which were issued and outstanding; and (iv) 2,000,000 shares were designated as "Series D Convertible Preferred Stock", par value $0.001, 1,767,358 of which were issued and outstanding.  See the summary of the rights, privileges and preferences of Nuvel's preferred stock set forth under the caption "Authorization of New Classes of Preferred Stock" in Note 9 to the audited consolidated financial statements of Nuvel included in Nuvel's Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission on April 5, 2016.

In addition, in connection with the Merger, Nuvel designated two new series of preferred stock, the "Series OH-1 Convertible Preferred Stock" and the "Series OH-2 Convertible Preferred Stock," shares of which were issued to OrangeHook shareholders as consideration in the Merger.  Immediately upon closing of the Merger, there were 292,199 shares of Series OH-1 Convertible Preferred Stock (excluding shares of Series OH-1 Convertible Preferred Stock granted to Mr. Resnick under the terms of his employment agreement) and 9,943 shares of Series OH-2 Convertible Preferred Stock issued and outstanding. The following summaries describe the preferences, rights, privileges and powers of the Series OH-1 Convertible Preferred Stock and Series OH-2 Convertible Preferred Stock.

Series OH-1 Convertible Preferred Stock
One million (1,000,000) shares of Nuvel's authorized but undesignated stock are designated as Series OH-1 Convertible Preferred Stock. Shares of Series OH-1 Convertible Preferred Stock are not certificated, but instead are held in book-entry form.

Holders of Series OH-1 Convertible Preferred Stock are entitled to eight thousand (8,000) votes per each whole share of Series OH-1 Convertible Preferred Stock with respect to shareholder votes involving the election of directors and to ten thousand (10,000) votes per each whole share of Series OH-1 Convertible Preferred Stock on all other matters submitted to a vote or for the consent of Nuvel's shareholders. Holders of Series OH-1 Convertible Preferred Stock generally vote together with the holders of Nuvel Common Stock as a single class on all actions.

Holders of Series OH-1 Convertible Preferred Stock are entitled to receive ratably such dividends as may be declared by Nuvel's board of directors.  No dividends accrue on the Series OH-1 Convertible Preferred Stock.

In the event of any voluntary or involuntary dissolution, winding up, liquidation or reorganization of Nuvel, and following any distribution of assets or surplus funds of Nuvel to the holders of any class of shares of preferred stock senior in ranking to the Series OH-1 Convertible Preferred Stock with respect to payments upon liquidation, the holders of the Series OH-1 Convertible Preferred Stock then outstanding are entitled to participate in the distribution of any remaining assets or surplus funds with the holders of Nuvel Common Stock and any other class or series of capital stock of Nuvel, pro rata based on the voting rights to which they are entitled vis a vis the other participating classes.

Following the Reverse Stock Split of Nuvel (as discussed under the heading "Reverse Stock Split and Conversion of Series OH-1 Convertible Preferred Stock of Nuvel"), and without any action by the holders of Series OH-1 Convertible Preferred Stock, all outstanding shares of Series OH-1 Convertible Preferred Stock will convert into the number of shares of fully paid and non-assessable Nuvel Common Stock equal to the quotient of (i) the number of shares of OrangeHook Common Stock issued and outstanding at the Effective Time of the Merger, on a fully diluted basis, divided by (ii) 500,000.

The preferences, rights, privileges or powers of the Series OH-1 Convertible Preferred Stock are set forth in a certificate of designation included with this Current Report on Form 8-K as Exhibit 4.5. Nuvel may not alter or repeal the preferences, rights, privileges or powers of the Series OH-1 Convertible Preferred Stock in a manner that would adversely affect the rights of the holders thereof without the approval of shareholders owning at least a majority of the issued and outstanding shares of Series OH-1 Convertible Preferred Stock. The foregoing summary of the Series OH-1 Convertible Preferred Stock is not complete and is qualified in its entirety by reference to the certificate of designation for the Series OH-1 Convertible Preferred Stock.

Series OH-2 Convertible Preferred Stock
Eleven thousand (11,000) shares of Nuvel's authorized but undesignated stock are designated as Series OH-2 Convertible Preferred Stock. Shares of Series OH-2 Convertible Preferred Stock are certificated.

Holders of shares of Series OH-2 Convertible Preferred Stock generally have no voting rights. However, holders of Series OH-2 Convertible Preferred Stock are entitled to vote, together with the holders of Nuvel Common Stock as a single class, a total of 55,555 votes per each whole share of Series OH-2 Convertible Preferred Stock with respect to any election of directors held prior to the Reverse Stock Split and a total of 143 votes per share of Series OH-2 Convertible Preferred Stock with respect to any election of directors held after the Reverse Stock Split.

Holders of Series OH-2 Convertible Preferred Stock are entitled to receive if, when and as declared by the board of directors, cumulative dividends, payable at the rate of twelve percent per annum. Dividends are fully cumulative and accrue from the times provided in the certificate of designation governing the securities, whether or not declared and whether or not sufficient funds are legally available for the payment of dividends. Except with respect to Earn-Out Dividends (as such term is defined in the Merger Agreement), Series OH-2 Convertible Preferred Stock dividends will be paid in preference to dividends on Nuvel's Series OH-1 Convertible Preferred Stock and Nuvel Common Stock. Dividends are payable in cash or, at the election of the holder of the Series OH-2 Convertible Preferred Stock, in the form of shares of Nuvel Common Stock at a rate of $7.00 per share of Nuvel Common Stock.

Each share of Series OH-2 Convertible Preferred Stock is convertible into 143 fully paid and nonassessable shares of Nuvel Common Stock at the election of the holder at any time. In addition, Nuvel may elect to convert the shares of Series OH-2 Convertible Preferred Stock into Nuvel Common Stock; provided that, at the time of the election, Nuvel Common Stock is registered under Section 12 or subject to Section 15(d) of the Exchange Act, and the shares of Nuvel Common Stock have traded above $14 per share for 10 consecutive trading days (as measured by the closing trading price or, if there is no reported closing trading price, the mean of the closing bid and asked prices for a share of stock on the primary market for Nuvel Common Stock). Any conversion completed at the election of Nuvel will be deemed to occur without any further action by the holders of Series OH-2 Convertible Preferred Stock. Upon any conversion, all accrued and unpaid dividends will automatically be converted into shares of Nuvel Common Stock at an assumed value of $7.00 per share of Nuvel Common Stock.

In the event of any voluntary or involuntary dissolution, winding up, liquidation or reorganization of Nuvel, holders of shares of Series OH-2 Convertible Preferred Stock are entitled to receive, prior and in preference to any distributions of any assets of Nuvel to the holders of the Series OH-1 Convertible Preferred Stock, Nuvel Common Stock and any other class of shares of preferred stock of Nuvel ranking junior to such Series OH-2 Convertible Preferred Stock, $1,000 per share of Series OH-2 Convertible Preferred Stock plus a further amount per share payable in cash for any accrued but unpaid dividends. Shares of Series B Preferred Stock and Series C Preferred Stock of Nuvel that remained outstanding following the Merger rank senior to the Series OH-2 Convertible Preferred Stock with respect to payments upon liquidation. If the assets and funds of Nuvel available for the distribution to its shareholders upon liquidation is insufficient to pay the full amount entitled to the holders of the Series OH-2 Convertible Preferred Stock and the holders of shares of any other series of preferred stock then outstanding and ranking on par with the Series OH-2 Convertible Preferred Stock, the holders of the Series OH-2 Convertible Preferred Stock would share ratably with the other series of preferred stock ranking on par with the Series OH-2 Convertible Preferred Stock in any distribution of such assets and surplus funds in proportion to the respective amounts that would be payable upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Nuvel has an ongoing right to purchase all or any portion of the outstanding shares of the Series OH-2 Convertible Preferred Stock at a per-share redemption price equal to the sum of (i) any dividends unpaid and accumulated or accrued on thereon, plus (ii) $1,000.  If Nuvel exercises its purchase option as to only a portion of the then-outstanding shares, the purchase will be made ratably from all holders of Series OH-2 Convertible Preferred Stock in proportion to their percentage ownership of the aggregate amount of the then-outstanding shares of Series OH-2 Convertible Preferred Stock.

The preferences, rights, privileges or powers of the Series OH-2 Convertible Preferred Stock are set forth in a certificate of designation attached to this Current Report on Form 8-K as Exhibit 4.6. Nuvel may not alter or repeal the preferences, rights, privileges or powers of the Series OH-2 Convertible Preferred Stock in a manner that would adversely affect the rights of the holders thereof without the approval of shareholders owning at least a majority of the issued and outstanding shares of Series OH-2 Convertible Preferred Stock. The foregoing summary of the Series OH-2 Convertible Preferred Stock is not complete and is qualified in its entirety by reference to the certificate of designation for the Series OH-2 Convertible Preferred Stock.

Restrictions on Transfer
Shares of Series OH-1 Convertible Preferred Stock and Series OH-2 Convertible Preferred Stock issued in the Merger are not transferable except (i) pursuant to an effective registration statement under the Securities Act or (ii) upon receipt by Nuvel of a written opinion of counsel for the holder reasonably satisfactory to Nuvel to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws.  A restrictive legend is placed on all certificates (if any) representing shares of Nuvel Series OH-2 Convertible Preferred Stock issued in the Merger, which reads substantially as follows:

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS (SUCH FEDERAL AND STATE LAWS, THE "SECURITIES LAWS") OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.
Shares of Nuvel Series OH-1 Convertible Preferred Stock are not certificated but are subject the same transfer restrictions and have been marked as such in book-entry form.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
Nuvel is incorporated under the laws of the State of Florida. Under Section 607.0831 of the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless (a) the director breached or failed to perform his or her duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes:

1.          A violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful;

2.          A transaction from which the director derived an improper personal benefit, either directly or indirectly;

3.          A circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable;

4.          In a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or

5.          In a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Under Section 607.0850 of the FBCA, a corporation may indemnify any person who was or is a party to any proceeding (other than a derivative action), due to serving as a director, officer, employee, or agent of the corporation or serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, under Section 607.0850 of the FBCA, a corporation may indemnify any person, who was or is a party to any derivative action due to serving as director, officer, employee, or agent of the corporation or serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding. Such indemnification is authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; however, no indemnification can be made in respect of any matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, has determined that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

The FBCA provides that its indemnification and advancement provisions are not exclusive of any other or further indemnification or advancement of expenses arrangements under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, no indemnification or advancement will be made to or on behalf of any director, officer, employee or agent if a final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a derivative action or in a proceeding by or in the right of a shareholder.

The Articles of Incorporation of Nuvel provide that Nuvel will indemnify its officers, directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys' fees) incurred in connection with Nuvel's affairs, and will advance such expenses to any such officers, directors, employees and agents, to the fullest extent permitted by law. The Articles of Incorporation further provide that the right to indemnification and the payment of expenses is not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of Nuvel's Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise. Any repeal or modification of any provision of Nuvel's Articles of Incorporation regarding indemnification will not adversely affect any right to protection of a director, officer, employee or agent of Nuvel existing at the time of such repeal or modification.

In addition, Nuvel's Bylaws provide that each person who at any time is, or was, a director, officer, employee or agent of Nuvel, and is threatened to be or is made a party of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director, officer, employee or agent of Nuvel, or served at the request of Nuvel as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any such action, suit or proceeding to the full extent allowed under the Florida Statutes and such expenses shall be advanced as incurred upon receipt of an undertaking to repay such amount if such person is found not to be entitled to such indemnification pursuant to such Section. The Bylaws further provide that the foregoing right of indemnification is not exclusive of any other rights or indemnification to which any such director, officer, employee or agent may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Nuvel has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Nuvel or is or was serving at the request of Nuvel as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his status as such, whether or not Nuvel would have the power to indemnify him against liability under the provisions its Articles of Incorporation. Indemnification under Nuvel's Articles of Incorporation and Bylaws is a personal right and Nuvel has no liability under the provisions of its Articles of Incorporation to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification under the Nuvel's Articles of Incorporation or Bylaws.

Following the Merger and in connection with the increase to the size of our board of directors and appointment of our current executive officers, we entered into indemnification agreements with each of our current executive officers and directors. The agreements generally provide that we will indemnify the executive officer or director to the fullest extent permitted by applicable law. Under the terms of the agreements, we have agreed to indemnify the executive officer or director against all costs, judgments, penalties, fines, liabilities, amounts paid in settlement by or on behalf of the executive officer or director in any proceeding, and any expenses actually and reasonably incurred by the executive officer or director in connection with the proceeding if he or she is made or threatened to be made a party to any legal proceeding by reason of any action taken or not taken in his or her capacity as an executive officer or director, provided the executive officer or director has complied with certain standards of conduct described in the agreements. The agreements further provide that we will make advances to the executive officer or director to cover any expenses incurred by him or her in connection with the proceeding. The agreements contain a look-back provision indemnifying the executive officers and directors for any actions related to the approval of the Merger or entering into the Merger Agreement.

The foregoing description is not complete and is qualified in its entirety by reference to the form of indemnification agreement attached to this Current Report on Form 8-K as Exhibit 10.70.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The disclosures set forth in Item 9.01 under the heading "Financial Statements and Exhibits" are incorporated herein by reference.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The disclosures set forth in Item 4.01 below are incorporated herein by reference.

Item 3.02      Unregistered Sales of Equity Securities
The disclosures set forth in Item 2.01 under the heading "Recent Sales of Unregistered Securities" are incorporated herein by reference.

Item 3.03      Material Modification of the Rights of Security Holders
The disclosures set forth in Item 2.01 are incorporated herein by reference.

Item 4.01      Changes in Registrant's Certifying Accountant
On December 1, 2016, the Audit Committee of the board of directors of Nuvel approved the engagement of Baker Tilly Virchow Krause, LLP ("Baker Tilly") as its independent registered public accounting firm for the fiscal year ending December 31, 2016, which also resulted in the dismissal of Marcum LLP ("Marcum") as Nuvel's independent registered public accounting firm.

Marcum's audit reports on the consolidated financial statements of Nuvel as of and for the years ended December 31, 2014 and 2015 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that Marcum's reports for the years ended December 31, 2014 and 2015 (i) contained an explanatory paragraph concerning Nuvel's ability to continue as a going concern, and (ii) were qualified by a statement that Nuvel's consolidated financial statements were prepared assuming Nuvel would continue as a going concern and did not include any adjustments that might have resulted from the outcome of this uncertainty. In addition, because Nuvel was not required to have, and Marcum was not engaged to perform, an audit of Nuvel's internal control over financial reporting, Marcum did not express an opinion on the effectiveness of Nuvel's internal control over financial reporting.

During the fiscal years ended December 31, 2014 and 2015 and the subsequent interim period through the date of this report, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreement(s) in connection with its reports on the consolidated financial statements for the years ended December 31, 2014 and 2015.

During the fiscal years ended December 31, 2014 and December 31, 2015 and the subsequent interim period through September 30, 2016 there were no "reportable events" as defined in Regulation S-K, Item 304(a)(1)(v), other than the material weaknesses in Nuvel's internal control over financial reporting  identified in Nuvel's Annual Reports on Form 10-K for the fiscal years ended December 31, 2014 and December 31, 2015.

Marcum was provided a copy of this Form 8-K and has furnished Nuvel with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of the letter from Marcum, dated December 1, 2016, is attached hereto as Exhibit 16.1.

During the fiscal years ended December 31, 2014 and December 31, 2015 and the subsequent interim period through September 30, 2016, Nuvel did not consult with Baker Tilly regarding either (i) the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on Nuvel's consolidated financial statements, and no written report or oral advice was provided that Baker Tilly concluded was an important factor considered by Nuvel in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement as defined in (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as that term is defined in (a)(1)(v) of Item 304 of Regulation S-K.

Item 5.01      Changes in Control of Registrant
The disclosures regarding closing of the transactions contemplated by the Merger Agreement, as set forth in Item 2.01, are incorporated herein by reference.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosures regarding the director and officer resignations and appointments pursuant to the Merger Agreement, as set forth in Item 2.01, are incorporated herein by reference.

Item 5.03      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 30, 2016, Nuvel filed two certificates of designation with the Secretary of State of the State of Florida for the purpose of amending its Articles of Incorporation to fix the designations, preferences, limitations and relative rights of its Series OH-1 Convertible Preferred Stock, par value $0.001 per share, and its Series OH-2 Convertible Preferred Stock, par value $0.001 per share. For information about the designations, preferences, limitations and relative rights of the Series OH-1 Convertible Preferred Stock and Series OH-2 Convertible Preferred Stock, refer to the discussion under the heading "Description of Registrant's Securities" set forth in Item 2.01 and to the certificates of designation attached to this Current Report on Form 8-K as Exhibits 4.5 and 4.6, which are incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits

(a)  Financial statements of businesses acquired.

The following financial statements are included in this Current Report on Form 8-K:

Item	Page

OrangeHook, Inc. Audited Consolidated Financial Statements for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014.	A - 1
OrangeHook, Inc. Unaudited Interim Financial Statements for the three- and nine-months ended September 30, 2016 and 2015.	A - 39
LifeMed ID, Inc. Audited Financial Statements as of and for the years ended September 30, 2015 and 2014.	A - 74
Agilivant, LLC Audited Financial Statements for the years ended December 31, 2015 and 2014.	A - 99
Salamander Technologies, LLC Unaudited Financial Statements for the period of January 1, 2015 through September 30, 2015.	A - 110
Salamander Technologies, LLC Audited Financial Statements for the years ended December 31, 2014 and 2013.	A - 112
(b)  Pro forma financial information.

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2016

			Pro forma adjustments
	OrangeHook	Nuvel	Debit	Note	Credit	Note	Pro forma as adjusted after the merger with Nuvel
	Note 1	Note 2
ASSETS

Current assets:
Cash	$285,776	$-	$-		$215,900	4	$69,876
Restricted Cash	2,503	-	-		-		2,503
Accounts receivable, net	889,076	-	-		-		889,076
Inventory	24,062	-	-		-		24,062
Prepaid expenses and other current assets	324,869	-	-		-		324,869
Total current assets	1,526,286	-	-		215,900		1,310,386

Property and equipment, net	181,185	-	-		-		181,185
Intangible assets, net of amortization	6,387,179	-	-		-		6,387,179
Goodwill	14,841,409	-	-		-		14,841,409
Due from Nuvel Holdings, Inc.	1,336,249	-	-		1,336,249	6	-
Other assets	104,347	-	-		-		104,347
Total assets	$24,376,655	$-	$-		$1,552,149		$22,824,506

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$7,047,575	$2,376,563	$344,487	7	$-		$9,079,651
Notes payable to related party, current portion	1,575,000	1,336,249	1,336,249	6	-		1,575,000
Other notes payable, current portion	2,889,525	295,000	-		-		3,184,525
Convertible notes payable	-	1,454,899	1,439,899	7	-		15,000
Deferred revenue, current	2,716,060	-	-		-		2,716,060
Total current liabilities	14,228,160	5,462,711	3,120,635		-		16,570,236

Deferred revenue	38,764	-	-		-		38,764
Notes payable to related party	2,168,330	-	-		-		2,168,330
Other notes payable	3,779,923	-	-		-		3,779,923
Derivative liability	632,758	-	632,758	5	-		-
Other liabilities	-	-	-		1,135,715	8	1,135,715
Total long-term liabilities	6,619,775	-	632,758		1,135,715		7,122,732

Total liabilities	20,847,935	5,462,711	3,753,393		1,135,715		23,692,968

Stockholders' equity (deficit):
Preferred stock	8,548,452	-	8,548,452	5	9	5	9
Series B preferred stock	-	408	388	3	-		20
Series C preferred stock	-	1,471	1,100	3	-		371
Series D preferred stock	-	1,767	1,767	3	-		-
Common stock	55,067	18,877	18,877	3	5,540	5	5,998
			55,067	5	458	7
Additional paid-in capital	8,445,688	11,628,166	17,091,268	3	9,230,728	5	12,861,527
			1,135,715	8	1,783,928	7
Accumulated deficit	(13,770,018)	(17,113,400)	215,900	4	17,113,400	3	(13,985,918)
Total stockholders' equity (deficit) attributable to Nuvel	3,279,189	(5,462,711)	27,068,534		28,134,063		(1,117,993)

Non-controlling interest	249,531	-	-		-		249,531
Total stockholders' equity (deficit)	3,528,720	(5,462,711)	27,068,534		28,134,063		(868,462)

Total liabilities and stockholders' equity (deficit)	$24,376,655	$-	$30,821,927		$29,269,778		$22,824,506

See footnotes to unaudited pro forma condensed combined financial statements

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

		Pro forma combination before the merger with Nuvel
	OrangeHook	LifeMed	Agilivant	Pro forma adjustments			Nuvel	Pro forma adjustments
	Historical for the nine months ended September 30, 2016	Historical for the period January 1, 2016 to July 20, 2016	Historical for the period January 1, 2016 to February 12, 2016	Adjustment	Note	Pro forma as adjusted before the merger with Nuvel	Historical for the nine months ended September 30, 2016	Adjustment	Note	Pro forma as adjusted after the merger with Nuvel
	Note A	Note B	Note C

Revenues	$784,187	$304,026	$5,125	$-		$1,093,338	$-	$-		$1,093,338
Cost of revenues	191,095	182,622	-	-		373,717	-	-		373,717
Gross profit	593,092	121,404	5,125	-		719,621	-	-		719,621

Operating expenses:
Product development	1,329,462	1,489,458	21,699	-		2,840,619		-		2,840,619
General and administrative	5,448,048	1,226,863	37,034	444,000	E	6,710,034	777,122	(465,607)	H	7,021,549
				(445,911)	F
Selling and marketing	554,908	501,699	-	-		1,056,607	8,610			1,065,217
Total operating expenses	7,332,418	3,218,020	58,733	(1,911)		10,607,260	785,732	(465,607)		10,927,385

Loss from operations	(6,739,326)	(3,096,616)	(53,608)	1,911		(9,887,639)	(785,732)	465,607		(10,207,764)

Other expense:
Gain on extinguishment of debt	741,852	-	-	-		741,852	-	-		741,852
Equity investment earnings (loss)	(404,310)	-	-	-		(404,310)	-	-		(404,310)
Interest expense	(2,451,259)	(1,672)	(18,619)	-		(2,471,550)	(237,713)	122,177	I	(2,587,086)
Other expense	(2,113,717)	(1,672)	(18,619)	-		(2,134,008)	(237,713)	122,177		(2,249,544)

Net loss before non-controlling interest in subsidiary	(8,853,043)	(3,098,288)	(72,227)	1,911		(12,021,647)	(1,023,445)	587,784		(12,457,308)

Non-controlling interest in subsidiary	53,110	-	13,001	-		66,111	-	-		66,111

Net loss attributable to OrangeHook	$(8,799,933)	$(3,098,288)	$(59,226)	$1,911		$(11,955,536)	$(1,023,445)	$587,784		$(12,391,197)

Perferred stock dividends	(677,599)	-	-	-		(677,599)	(444,533)	1,122,132	J	(778,590)
								(778,590)	K

Net loss attributable to common stockholders	$(9,477,532)	$(3,098,288)	$(59,226)	$1,911		$(12,633,135)	$(1,467,978)	$931,326		$(13,169,787)

Basic and diluted net loss per share	$(2.15)					$(2.31)	$(0.09)			$(2.22)

Weighted average number of common shares
outstanding - basic and diluted	4,403,585			1,058,290	G	5,461,875	16,987,672	(16,529,040)	L	5,920,507

See footnotes to unaudited pro forma condensed combined financial statements

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015

		Pro forma combination before the merger with Nuvel
	OrangeHook	LifeMed	Agilivant	Salamander	Pro forma adjustments			Nuvel	Pro forma adjustments
	Historical for the year ended December 31, 2015	Historical for the fiscal year ended September 30, 2015	Historical for the year ended December 31, 2015	Historical for the period January 1, 2015 to September 30, 2015	Adjustments	Note	Pro forma as adjusted before the acquisition of Nuvel	Historical for the year ended December 31, 2015	Adjustments	Note	Pro forma As adjusted after the merger with Nuvel
	Note AA	Note BB	Note CC	Note DD				Note EE

Revenues	$244,902	$728,770	$43,511	$937,029	$-		$1,954,212	$-	$-		$1,954,212
Cost of revenues	31,863	524,571	-	163,692	-		720,126	-	-		720,126
Gross profit	213,039	204,199	43,511	773,337	-		1,234,086	-			1,234,086

Operating expenses:
Product development	140,730	2,013,976	443,075	-	-		2,597,781	2,535	-		2,600,316
General and administrative	3,538,957	2,003,737	436,064	1,474,814	1,046,825	FF	7,705,674	1,153,244	(57,973)	II	8,800,945
					(794,723)	GG
Sales and marketing	122,944	932,260	-	-	-		1,055,204	587	-		1,055,791
Total operating expenses	3,802,631	4,949,973	879,139	1,474,814	252,102		11,358,659	1,156,366	(57,973)		12,457,052

Loss from operations	(3,589,592)	(4,745,774)	(835,628)	(701,477)	(252,102)		(10,124,573)	(1,156,366)	57,973		(11,222,966)

Other income (expense):
Gain on extinguishment of debt	403,553	-	-	-	-		403,553	-	-		403,553
Interest expense, net of interest income	(494,332)	(5,364)	(149,779)	(25,835)	-		(675,310)	(317,521)	-		(992,831)
Amortization of debt discount	-	-	-	-	-		-	(87,695)	-		(87,695)
Changes in fair value of common sotck warrant liability	-	6,029	-	-	-		6,029	-	244,355	JJ	250,384
Total other expense	(90,779)	665	(149,779)	(25,835)	-		(265,728)	(405,216)	244,355		(426,589)

Net loss	$(3,680,371)	$(4,745,109)	$(985,407)	$(727,312)	$(252,102)		$(10,390,301)	$(1,561,582)	$302,328		$(11,649,555)

Perferred stock dividends	(405,289)	-	-	-	-		(405,289)	(622,349)	1,027,638	KK	(238,800)
									(238,800)	LL

Net loss attributable to common stockholders	$(4,085,660)	$(4,745,109)	$(985,407)	$(727,312)	$(252,102)		$(10,795,590)	$(2,183,931)	$1,091,166		$(11,888,355)

Basic and diluted net loss per share	$(2.31)	$-	$-	$-			$(3.08)				$(3.00)

Weighted average number of common shares
outstanding - basic and diluted	1,766,030				1,736,434	HH	3,502,464	15,137,937	(14,679,305)	MM	3,961,096

See footnotes to unaudited pro forma condensed combined financial statements

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

INTRODUCTION

OrangeHook, Inc. ("OrangeHook") acquired Salamander Technologies, Inc. (by way of a reverse merger of Salamander Technologies, Inc. with and into OrangeHook's wholly owned subsidiary, Salamander Technologies, LLC "Salamander"), Agilivant, LLC ("Agilivant"), and LifeMed ID, Inc. ("LifeMed") on October 1, 2015, February 12, 2016, and July 20, 2016, respectively.  On December 1, 2016, Nuvel acquired OrangeHook under an Agreement and Plan of Merger dated July 1, 2016, as amended by Amendment No. 1 to Agreement and Plan of Merger dated October 14, 2016 (as amended, the "Merger Agreement"), by and among Nuvel, OH Acquisition Corp, a Minnesota corporation and wholly owned subsidiary of Nuvel ("Merger Sub"), and OrangeHook. Under the terms of the Merger Agreement, Merger Sub merged with and into OrangeHook, with OrangeHook remaining as the surviving corporation and a wholly owned subsidiary of Nuvel (the "Merger"). Although Nuvel is the legal acquirer due to the reverse triangular merger structure of the Merger, OrangeHook shareholders received as merger consideration shares of Nuvel capital stock representing a substantial majority of the voting rights of Nuvel. As a result, OrangeHook is the accounting acquirer in the Merger.

The balance sheets of Salamander, Agilivant and LifeMed as of September 30, 2016 are included in OrangeHook's unaudited consolidated balance sheet as of September 30, 2016.  The following unaudited pro forma condensed combined balance sheet combines the balance sheet of OrangeHook with the balance sheet of Nuvel as of September 30, 2016.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 combines the results of operations of OrangeHook with the results of operations of Agilivant for the period January 1, 2016 through February 12, 2016, the results of operations of LifeMed for the period January 1, 2016 through July 20, 2016, then with the results of operations of Nuvel for the period January 1, 2016 through September 30, 2016.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines the results of operations of OrangeHook with the results of operations of Salamander for the period of January 1, 2015 through September 30, 2015, the results of operations of Agilivant for the period of January 1, 2015 through December 31, 2015, the results of operations of LifeMed for the period of October 1, 2014 through September 30, 2015, and then with the results of operations of Nuvel for the period of January 1, 2015 through December 31, 2015.

The accounting for the transaction is more fully described in the notes to the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements were based upon and should be read in conjunction with the audited financial statements of OrangeHook and Agilivant as of and for the year ended December 31, 2015, the audited financial statements of LifeMed as of and for the year ended September 30, 2015, and the unaudited financial statements of OrangeHook and Nuvel as of and for the nine months ended September 30, 2016, appearing elsewhere in this Current Report. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the consolidated financial position of the combined company, had the acquisitions of Salamander, Agilivant and LifeMed and the Merger with Nuvel occurred on the dates indicated above, nor are they necessarily indicative of the consolidated results of operations which might have existed for the periods indicated or any future period.

These unaudited pro forma condensed combined financial statements do not reflect the effect of the purchase on June 2, 2016 of certain assets of LifeNexus, Inc. ("LifeNexus"), as the acquisition was accounted for as an asset purchase and did not qualify as a business combination.

For purposes of preparing these pro forma condensed combined financial statements, a new basis has been established for the assets and liabilities of LifeMed based upon the fair values thereof. The unaudited pro forma condensed combined balance sheet reflects management's best estimate of these purchase price allocations; however, the final purchase price allocations may differ from these pro forma amounts.  The assets and liabilities of Nuvel were incorporated at carryover basis, as their book values approximate their fair value.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results.  The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the financial position and results of operations of the combined company upon consummation of the transactions.

The historical financial statements of OrangeHook, Salamander, Agilivant, LifeMed and Nuvel as well as the unaudited pro forma condensed combined financial statements included herein have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP").

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2016

			Pro forma adjustments
	OrangeHook	Nuvel	Debit	Note	Credit	Note	Pro forma as adjusted after the merger with Nuvel
	Note 1	Note 2
ASSETS

Current assets:
Cash	$285,776	$-	$-		$215,900	4	$69,876
Restricted Cash	2,503	-	-		-		2,503
Accounts receivable, net	889,076	-	-		-		889,076
Inventory	24,062	-	-		-		24,062
Prepaid expenses and other current assets	324,869	-	-		-		324,869
Total current assets	1,526,286	-	-		215,900		1,310,386

Property and equipment, net	181,185	-	-		-		181,185
Intangible assets, net of amortization	6,387,179	-	-		-		6,387,179
Goodwill	14,841,409	-	-		-		14,841,409
Due from Nuvel Holdings, Inc.	1,336,249	-	-		1,336,249	6	-
Other assets	104,347	-	-		-		104,347
Total assets	$24,376,655	$-	$-		$1,552,149		$22,824,506

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$7,047,575	$2,376,563	$344,487	7	$-		$9,079,651
Notes payable to related party, current portion	1,575,000	1,336,249	1,336,249	6	-		1,575,000
Other notes payable, current portion	2,889,525	295,000	-		-		3,184,525
Convertible notes payable	-	1,454,899	1,439,899	7	-		15,000
Deferred revenue, current	2,716,060	-	-		-		2,716,060
Total current liabilities	14,228,160	5,462,711	3,120,635		-		16,570,236

Deferred revenue	38,764	-	-		-		38,764
Notes payable to related party	2,168,330	-	-		-		2,168,330
Other notes payable	3,779,923	-	-		-		3,779,923
Derivative liability	632,758	-	632,758	5	-		-
Other liabilities	-	-	-		1,135,715	8	1,135,715
Total long-term liabilities	6,619,775	-	632,758		1,135,715		7,122,732

Total liabilities	20,847,935	5,462,711	3,753,393		1,135,715		23,692,968

Stockholders' equity (deficit):
Preferred stock	8,548,452	-	8,548,452	5	9	5	9
Series B preferred stock	-	408	388	3	-		20
Series C preferred stock	-	1,471	1,100	3	-		371
Series D preferred stock	-	1,767	1,767	3	-		-
Common stock	55,067	18,877	18,877	3	5,540	5	5,998
			55,067	5	458	7
Additional paid-in capital	8,445,688	11,628,166	17,091,268	3	9,230,728	5	12,861,527
			1,135,715	8	1,783,928	7
Accumulated deficit	(13,770,018)	(17,113,400)	215,900	4	17,113,400	3	(13,985,918)
Total stockholders' equity (deficit) attributable to Nuvel	3,279,189	(5,462,711)	27,068,534		28,134,063		(1,117,993)

Non-controlling interest	249,531	-	-		-		249,531
Total stockholders' equity (deficit)	3,528,720	(5,462,711)	27,068,534		28,134,063		(868,462)

Total liabilities and stockholders' equity (deficit)	$24,376,655	$-	$30,821,927		$29,269,778		$22,824,506

See footnotes to unaudited pro forma condensed combined financial statements

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

		Pro forma combination before the merger with Nuvel
	OrangeHook	LifeMed	Agilivant	Pro forma adjustments			Nuvel	Pro forma adjustments
	Historical for the nine months ended September 30, 2016	Historical for the period January 1, 2016 to July 20, 2016	Historical for the period January 1, 2016 to February 12, 2016	Adjustment	Note	Pro forma as adjusted before the merger with Nuvel	Historical for the nine months ended September 30, 2016	Adjustment	Note	Pro forma as adjusted after the merger with Nuvel
	Note A	Note B	Note C

Revenues	$784,187	$304,026	$5,125	$-		$1,093,338	$-	$-		$1,093,338
Cost of revenues	191,095	182,622	-	-		373,717	-	-		373,717
Gross profit	593,092	121,404	5,125	-		719,621	-	-		719,621

Operating expenses:
Product development	1,329,462	1,489,458	21,699	-		2,840,619		-		2,840,619
General and administrative	5,448,048	1,226,863	37,034	444,000	E	6,710,034	777,122	(465,607)	H	7,021,549
				(445,911)	F
Selling and marketing	554,908	501,699	-	-		1,056,607	8,610			1,065,217
Total operating expenses	7,332,418	3,218,020	58,733	(1,911)		10,607,260	785,732	(465,607)		10,927,385

Loss from operations	(6,739,326)	(3,096,616)	(53,608)	1,911		(9,887,639)	(785,732)	465,607		(10,207,764)

Other expense:
Gain on extinguishment of debt	741,852	-	-	-		741,852	-	-		741,852
Equity investment earnings (loss)	(404,310)	-	-	-		(404,310)	-	-		(404,310)
Interest expense	(2,451,259)	(1,672)	(18,619)	-		(2,471,550)	(237,713)	122,177	I	(2,587,086)
Other expense	(2,113,717)	(1,672)	(18,619)	-		(2,134,008)	(237,713)	122,177		(2,249,544)

Net loss before non-controlling interest in subsidiary	(8,853,043)	(3,098,288)	(72,227)	1,911		(12,021,647)	(1,023,445)	587,784		(12,457,308)

Non-controlling interest in subsidiary	53,110	-	13,001	-		66,111	-	-		66,111

Net loss attributable to OrangeHook	$(8,799,933)	$(3,098,288)	$(59,226)	$1,911		$(11,955,536)	$(1,023,445)	$587,784		$(12,391,197)

Perferred stock dividends	(677,599)	-	-	-		(677,599)	(444,533)	1,122,132	J	(778,590)
								(778,590)	K

Net loss attributable to common stockholders	$(9,477,532)	$(3,098,288)	$(59,226)	$1,911		$(12,633,135)	$(1,467,978)	$931,326		$(13,169,787)

Basic and diluted net loss per share	$(2.15)					$(2.31)	$(0.09)			$(2.22)

Weighted average number of common shares
outstanding - basic and diluted	4,403,585			1,058,290	G	5,461,875	16,987,672	(16,529,040)	L	5,920,507

See footnotes to unaudited pro forma condensed combined financial statements

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015

		Pro forma combination before the merger with Nuvel

	OrangeHook	LifeMed	Agilivant	Salamander				Nuvel	Pro forma adjustments
	Historical for the year ended December 31, 2015	Historical for the fiscal year ended September 30, 2015	Historical for the year ended December 31, 2015	Historical for the period January 1, 2015 to September 30, 2015	Adjustments	Note	Pro forma as adjusted before the acquisition of Nuvel	Historical for the year ended December 31, 2015	Adjustments	Note	Pro forma As adjusted after the merger with Nuvel
	Note AA	Note BB	Note CC	Note DD				Note EE

Revenues	$244,902	$728,770	$43,511	$937,029	$-		$1,954,212	$-	$-		$1,954,212
Cost of revenues	31,863	524,571	-	163,692	-		720,126	-	-		720,126
Gross profit	213,039	204,199	43,511	773,337	-		1,234,086	-			1,234,086

Operating expenses:
Product development	140,730	2,013,976	443,075	-	-		2,597,781	2,535	-		2,600,316
General and administrative	3,538,957	2,003,737	436,064	1,474,814	1,046,825	FF	7,705,674	1,153,244	(57,973)	II	8,800,945
					(794,723)	GG
Sales and marketing	122,944	932,260	-	-	-		1,055,204	587	-		1,055,791
Total operating expenses	3,802,631	4,949,973	879,139	1,474,814	252,102		11,358,659	1,156,366	(57,973)		12,457,052

Loss from operations	(3,589,592)	(4,745,774)	(835,628)	(701,477)	(252,102)		(10,124,573)	(1,156,366)	57,973		(11,222,966)

Other income (expense):
Gain on extinguishment of debt	403,553	-	-	-	-		403,553	-	-		403,553
Interest expense, net of interest income	(494,332)	(5,364)	(149,779)	(25,835)	-		(675,310)	(317,521)	-		(992,831)
Amortization of debt discount	-	-	-	-	-		-	(87,695)	-		(87,695)
Changes in fair value of common sotck warrant liability	-	6,029	-	-	-		6,029	-	244,355	JJ	250,384
Total other expense	(90,779)	665	(149,779)	(25,835)	-		(265,728)	(405,216)	244,355		(426,589)

Net loss	$(3,680,371)	$(4,745,109)	$(985,407)	$(727,312)	$(252,102)		$(10,390,301)	$(1,561,582)	$302,328		$(11,649,555)

Perferred stock dividends	(405,289)	-	-	-	-		(405,289)	(622,349)	1,027,638	KK	(238,800)
									(238,800)	LL

Net loss attributable to common stockholders	$(4,085,660)	$(4,745,109)	$(985,407)	$(727,312)	$(252,102)		$(10,795,590)	$(2,183,931)	$1,091,166		$(11,888,355)

Basic and diluted net loss per share	$(2.31)	$-	$-	$-			$(3.08)				$(3.00)

Weighted average number of common shares
outstanding - basic and diluted	1,766,030				1,736,434	HH	3,502,464	15,137,937	(14,679,305)	MM	3,961,096

See footnotes to unaudited pro forma condensed combined financial statements

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

ACQUISITIONS

Acquisition of Salamander Technologies, Inc.

On October 1, 2015, OrangeHook purchased substantially all of the assets and liabilities of Salamander Technologies, Inc. by way of merger into Salamander. Salamander is a limited liability company organized under the laws of Minnesota and is engaged primarily in the design, development and sale of accountability software and hardware used to track personnel and assets for first responders to public safety and public health emergencies.

OrangeHook issued 144,846 shares of its common stock to a majority Salamander shareholder, paid an aggregate of $500,000 in cash consideration to certain minority shareholders, and subsequently issued an aggregate 37,297 shares of its common stock to Salamander creditors to satisfy certain obligations in consideration for the merger.

Acquisition of Agilivant, LLC

On February 12, 2016, OrangeHook purchased 82% of the outstanding equity interests of Agilivant. Agilivant is a State of Washington limited liability company that was formed for the purpose of developing a real-time, debit-based banking and payment software system.

OrangeHook agreed to issue 433,551 shares of its common stock, of which 282,173 shares have been issued to date, in exchange for the 82% equity interests. The remaining 18% of AGL's membership units are reflected as a non-controlling interest.

Acquisition of LifeMed ID, Inc

As of June 30, 2016, OrangeHook held 24.4% of the equity interests of LifeMed.  On July 20, 2016, OrangeHook issued 1,454,261 shares in consideration for the remaining equity interests of LifeMed. LifeMed is a state of California limited liability company formed for the purpose of deploying a sustainable, secure cloud-based patient identity and patient data exchange solution to the healthcare industry.

Merger with Nuvel Holdings, Inc.

On December 1, 2016, OrangeHook merged with and into Merger Sub, with OrangeHook remaining as the surviving entity as a wholly owned subsidiary of Nuvel, in accordance with the terms of the Merger Agreement. OrangeHook was formed on October 17, 2014 as a holding company to incubate select and unique consumer, business, and governmental software application services. OrangeHook portfolio companies are concentrated in the fields of safety, health information technology, data acceleration and banking.

At the effective time of the Merger, outstanding shares of OrangeHook common stock and other outstanding securities convertible into OrangeHook's common stock were exchanged for a pro rata portion of 500,000 shares of a new series of preferred stock of Nuvel entitled "Series OH-1 Convertible Preferred Stock." At the effective time of the Merger, each outstanding share of OrangeHook preferred stock and other outstanding securities convertible into OrangeHook preferred stock was exchanged for one share (or a corresponding security convertible into one share) of a new series of preferred stock of Nuvel entitled "Series OH-2 Convertible Preferred Stock."

The terms of the Merger Agreement require Nuvel, following the completion of the Merger, to seek shareholder approval to effect a recapitalization in which it would complete a One-for-One Million Two Hundred Thousand (1-for-1,200,000) reverse split (the "Reverse Stock Split") of the common stock of Nuvel, par value $0.001 per share ("Nuvel Common Stock"). If the Reverse Stock Split is completed, shareholders who own less than 1,200,000 shares of Nuvel Common Stock or who do not own shares in multiples of 1,200,000 would have their post-Reverse Stock Split shareholdings rounded up to the nearest whole number of shares in lieu of Nuvel issuing fractional shares, meaning that a shareholder who owns 600,000 shares prior to the Reverse Stock Split would receive one (1) share instead of one-half (½) share, and a shareholder who owns 1,800,000 shares would receive two (2) shares instead of one and one-half (1½) shares. Nuvel's articles of incorporation would continue to authorize the issuance of up to 100,000,000 shares of Nuvel Common Stock.

Assuming the requisite shareholder approval is obtained, upon consummation of the Reverse Stock Split and without any action by the holders of Series OH-1 Convertible Preferred Stock, all outstanding shares of Series OH-1 Convertible Preferred Stock would convert into shares of fully paid and non-assessable Nuvel Common Stock at a conversion ratio equal to the quotient derived by dividing the number of outstanding shares of OrangeHook Common Stock and other outstanding securities convertible into OrangeHook Common Stock, in each case immediately prior to the Merger, by 500,000 (the "OrangeHook Preferred Conversion"). The Reverse Stock Split would not impact the number of outstanding shares of Series OH-2 Convertible Preferred Stock or the conversion ratio applicable thereto.  As a result of the Reverse Stock Split, shares of Nuvel Common Stock outstanding immediately prior thereto would represent a mere nominal interest in Nuvel. The economic benefit to holders of Nuvel Common Stock prior to the Merger is the right to participate in the contingent issuance of the Earn-Out Shares (as defined below).

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Immediately prior to completion of the Merger, Nuvel had outstanding convertible promissory notes that, collectively, had an aggregate principal amount equal to approximately $1.181 million. In addition, Nuvel had issued and outstanding 1,767,358 shares of Series D Convertible Preferred Stock. As a condition to closing the Merger, Nuvel was required to enter into Note Conversion Agreements with all holders of such notes of Nuvel (the "Nuvel Note Conversion") and to obtain irrevocable notices of conversion from the holders of all issued and outstanding shares of Nuvel's Series D Convertible Preferred Stock pursuant to which such notes and shares would be automatically converted immediately following the Reverse Stock Split into shares of post-Reverse Stock Split Nuvel Common Stock.  As of closing of the Merger, Nuvel had entered into Note Conversion Agreements with noteholders holding approximately $1.166 million in aggregate principal amount and had obtained irrevocable notices of conversion from all holders of Series D Convertible Preferred Stock. Assuming the requisite shareholder approval is obtained, upon consummation of the Reverse Stock Split such shares and notes would be automatically converted immediately into a total of 458,591 shares of post-Reverse Stock Split Nuvel Common Stock. OrangeHook elected to waive the satisfaction of the Nuvel Note Conversion with respect to the remaining $15,000 in aggregate principal amount of the notes.  Such notes would not be impacted by the Reverse Stock Split except that the conversion ratios applicable thereto would be adjusted proportionally.

Immediately prior to completion of the Merger, Nuvel had issued and outstanding 408,484 shares of Series B Convertible Preferred Stock and 1,471,121 shares of Series C Convertible Preferred Stock.  As a condition to closing the Merger, Nuvel was required to obtain irrevocable notices of conversion from the holders of all outstanding shares of Nuvel's Series B Convertible Preferred Stock and Series C Convertible Preferred Stock pursuant to which all of such shares would be automatically converted immediately prior to the effective time of the Merger into shares of Nuvel's Common Stock (together with the conversion of Nuvel's Series D Convertible Preferred Stock referred to above, the "Nuvel Preferred Stock Conversion"). As of closing of the Merger, Nuvel had obtained irrevocable notices of conversion from shareholders holding 388,484 shares of Series B Convertible Preferred Stock and 1,100,069 shares of Series C Convertible Preferred Stock. OrangeHook elected to waive the satisfaction of the Nuvel Preferred Stock Conversion with respect to the remaining 20,000 shares of Series B Convertible Preferred Stock and 371,052 shares of Series C Convertible Preferred Stock, and the unconverted shares remain outstanding following the closing of the Merger. Such shares would not be impacted by the Reverse Stock Split except that the conversion ratios applicable thereto would be adjusted in proportionally.

Individuals and entities who held Nuvel Common Stock immediately after closing of the Merger (the "Pre-Merger Nuvel Common Stockholders") preserved the potential to participate in a future equity distribution. Under the Merger Agreement, if, during the period beginning on the effective date of the Merger and ending on December 31, 2017, Nuvel's wholly-owned subsidiary, Nuvel, Inc., enters into contracts with unaffiliated third-party customers that collectively provide for gross revenue payments of at least $1.5 million throughout their contractual terms (the "Earn-Out Contracts"), the Pre-Merger Nuvel Common Stockholders, will be eligible to receive their pro-rata portion of up to an aggregate of 357,143 shares of the Company's post-Reverse Stock Split Nuvel Common Stock (the "Earn-Out Shares"). The actual number of Earn-Out Shares (if any) to be earned by and distributed to the Pre-Merger Nuvel Common Stockholders will be based upon the gross revenue actually recognized from the Earn-Out Contracts, calculated in accordance with United States generally accepted accounting principles ("GAAP") then in effect, during the six-month periods ending on December 31 and June 30 of each year (except for the first period, which will instead use the gross revenue recognized from the Earn-Out Contracts from the effective date of the Merger through December 31, 2016) (each an "Earn-Out Period"). The percentage of the Earn-Out Shares to be distributed to the Pre-Merger Nuvel Common Stockholders, collectively, for an Earn-Out Period will be equal to the gross revenue generated from the Earn-Out Contracts during that Earn-Out Period expressed as a percentage of $1.5 million. Nuvel's obligation to issue Earn-Out Shares will cease following the six-month period ending June 30, 2019, or earlier upon the issuance of all such 357,143 shares.

Immediately upon completion of the Merger, Nuvel's authorized capital stock consisted of 100,000,000 shares of Nuvel Common Stock, par value $.001 per share, of which 48,647,979 shares were issued and outstanding, and 15,000,000 shares of preferred stock, par value $.001 per share, of which (i) 7,150,000 shares were designated as "Series A Convertible Preferred Stock," par value $0.001, none of which were issued and outstanding, (ii) 2,000,000 shares were designated as "Series B Convertible Preferred Stock,", par value $0.001, 20,000 of which were issued and outstanding; (iii) 2,000,000 shares were designated as "Series C Convertible Preferred Stock," par value $0.001, 371,052 of which were issued and outstanding; (iv) 2,000,000 shares were designated as "Series D Convertible Preferred Stock", par value $0.001, 1,767,358 of which were issued and outstanding; (v) 1,000,000 shares were designated as "Series OH-1 Convertible Preferred Stock", par value $0.001, 292,199 of which were issued and outstanding; and (vi) 11,000 shares were designated as "Series OH-2 Convertible Preferred Stock", par value $0.001, 9,943 of which were issued and outstanding.

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

BASIS OF PRO FORMA PRESENTATION
The pro forma financial statements were derived from historical financial statements of Nuvel, OrangeHook, Salamander, Agilivant, and LifeMed.
The historical financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results.  The pro forma financial statements reflect the impact of:
●     The consummation of the Merger, resulting in the former shareholders of OrangeHook owning 92% of the outstanding fully-diluted shares of Nuvel.
●     OrangeHook's acquisition of Salamander Technologies, Inc. on October 1, 2015,
●     OrangeHook's acquisition of Agilivant on February 12, 2016, and
●     OrangeHook's acquisition of LifeMed on July 20, 2016.
●     Other adjustments described in the notes to this section.

Cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the transactions have not been reflected in these pro forma financial statements, including possible higher information technology, income tax, accounting, treasury, investor relations, insurance and other expenses related to being a larger company versus amounts historically reflected for these items in Nuvel's and OrangeHook's historical financial statements.  The timing and effect of actions associated with integration are currently uncertain.
The merger between OrangeHook and Nuvel was accounted for as a reverse business combination and recapitalization of OrangeHook, since the former owners of OrangeHook control the post-transaction company. OrangeHook will be deemed the acquirer and Nuvel will be deemed the acquired company for accounting purposes. All of OrangeHook's other business acquisitions were accounted for as forward business combinations.
All unaudited pro forma financial information contained in this information statement has been prepared using the acquisition method to account for the transactions. The final allocation of the purchase price will be determined after the transactions are completed and after completion of an analysis to determine the assigned fair values of LifeMed's and Nuvel's tangible and identifiable intangible assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments, which could cause the combined company's actual results of operations to differ materially from the pro forma results of operations.
The actual amounts recorded as of the completion of the transactions may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of several factors, including the following:

•	changes in Nuvel's or OrangeHook's net assets between the pro forma balance sheet date of September 30, 2016 and the closing of the transactions;
•	the value of Nuvel as of the effective date of the transactions;
•	the timing of the completion of the transactions; and
•	other changes in net assets that may occur prior to completion of the transactions, which could cause material differences in the information presented.

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

The following pro forma adjustments give effect to the Merger:

Pro Forma Condensed Combined Balance Sheet – as of September 30, 2016

Note 1   Derived from the unaudited balance sheet of OrangeHook as of September 30, 2016, included elsewhere in this Current Report on Form 8-K.

Note 2   Derived from the unaudited balance sheet of Nuvel as of September 30, 2016, as filed with the Securities and Exchange Commission (the "SEC") on November 14, 2016.

RELATED TO THE PRO FORMA MERGER WITH NUVEL
Pro forma adjustments:

Note 3   To reflect the conversion of Nuvel's participating preferred stock to 31,538,418 shares of common stock, the 1 for 1,200,000 reverse stock split, and the recapitalization of Nuvel's accumulated deficit to additional paid-in capital.

	Issued and Outstanding Shares
Instrument	Historical – September 30, 2016	Conversion to common	1 for 1,200,000 Reverse stock split	Pro forma – September 30, 2016
Common stock	18,876,919	31,538,418	(50,415,296)	41
Series A preferred stock	-	-	-	-
Series B preferred stock	408,484	(388,484)	-	20,000
Series C preferred stock	1,471,121	(1,100,069)	-	371,052
Series D preferred stock	1,767,358	(1,767,358)	-	-

	Debit	Credit
Series B preferred stock	$388
Series C preferred stock	1,100
Series D preferred stock	1,767
Common stock	18,877
Additional paid-in capital	17,091,268
Accumulated deficit		$17,113,400

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

RELATED TO THE PRO FORMA MERGER WITH NUVEL, continued

Pro forma adjustments, continued

Note 4	To reflect the cash payment of estimated legal, financial advisory, accounting, printing and other professional fees and expenses incurred in connection with the merger with Nuvel.

	Debit	Credit
Accumulated deficit	$215,900
Cash		$215,900

Note 5
To record (a) the effective exchange of OrangeHook common stock (at par value of $55,067) for the issuance of 5,506,704 shares of Nuvel common stock (par value $5,507) (after giving effect to the exchange of OrangeHook common stock for Series OH-1 Convertible Preferred Stock in connection with the Merger and the subsequent conversion into Nuvel common stock upon the Reverse Stock Split); (b) the conversion of OrangeHook preferred stock (book value of $8,548,452) for 8,651 shares of Series OH-2 Preferred Stock (par value of $9) to the former shareholders of OrangeHook; and (c) the reversal of the derivative liability due to insufficient authorized shares.

Preferred stock, OrangeHook	$8,548,452
Common stock, OrangeHook	55,067
Derivative liability	632,758
Preferred stock, Nuvel		$9
Common stock, Nuvel		5,507
Additional paid-in capital		8,548,452

Note 6	To eliminate the intercompany receivable and payable between OrangeHook and Nuvel.

	Debit	Credit
Note payable to related party	$1,336,249
Due from Nuvel Holdings, Inc.		$1,336,249

Note 7	To record the conversion of participating Nuvel convertible notes with face value of $1,439,899 and accrued and unpaid interest of $344,487, to an aggregate of 458,591 shares of common stock.

	Debit	Credit
Convertible notes	$1,439,899
Accounts payable and accrued expenses	344,487
Common stock		$458
Additional paid-in capital		1,783,928

Note 8	To record the liability to the former stockholder of Nuvel for the 357,143 Earn-Out Shares at $3.18 per share, pursuant to OrangeHook merger with Nuvel.

	Debit	Credit
Additional paid-in capital	$1,135,715
Other liabilities		$1,135,715

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Pro Forma Condensed Combined Statement of Operations – For the Nine Months Ended September 30, 2016

Note A	Derived from the unaudited statement of operations of OrangeHook for the nine months ended September 30, 2016, included elsewhere in this information statement.

Note B	Derived from the unaudited statement of operations of LifeMed for the period of January 1, 2016 through July 20, 2016.

Note C	Derived from the unaudited historical financial information of Agilivant for the period of January 1, 2016 through February 12, 2016.

Note D	Derived from the unaudited statement of operations of Nuvel for the nine months ended September 30, 2016, as filed with the SEC on November 14, 2016.

RELATED TO THE PRO FORMA ACQUISITIONS OF LIFEMED AND AGILIVANT

Pro forma adjustments:

Note E
To record the increase in amortization expense for purchased identifiable intangible assets for the period of January 1, 2016 through February 12, 2016 of $32,000 related to the acquisition of Agilivant, as well as an increase in amortization expense for purchased identifiable intangible assets for the period of January 1, 2016 through July 20, 2016 of $412,000 related to the acquisition of LifeMed.

Note F
To record the reduction of other operating expenses relating to the costs of the transactions (legal and other professional fees) previously included in the historical statements of operations for OrangeHook, Agilivant and LifeMed.

Note G
To record the pro forma effect of the acquisitions on weighted average shares outstanding.  As the transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued relating to the acquisitions have been outstanding for the entire period presented.  Weighted average common shares outstanding – basic and diluted are calculated as follows, on an as-converted, post recapitalization basis:

	Outstanding – Pro Forma	Weighted Average Shares – Pro Forma
Shares outstanding - OrangeHook	3,803,603	3,725,441
Shares issued to shareholders of LifeMed	1,454,261	1,454,261
Shares issued to shareholders of Agilivant	282,173	282,173
Weighted average shares outstanding, basic and diluted	5,540,037	5,461,875

Less: Weighted average shares - OrangeHook - historical		4,403,585
Adjustment to weighted average shares outstanding		1,058,290

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

RELATED TO THE PRO FORMA MERGER WITH NUVEL

Pro forma adjustments:

Note H	To record the reduction of other operating expenses relating to the costs of the transactions previously included in the historical statements of operations for Nuvel and OrangeHook.

Note I	To record the reduction of interest expense due to the conversion of the convertible notes.

Note J
To record the reduction of historical preferred stock contractual dividends due to the cancellation of Nuvel preferred stock and the exchange of OrangeHook preferred stock for new series OH-2 preferred stock.

Note K	To record the increase in preferred stock contractual dividends due to the 12% cumulative dividends on the OH-2 preferred stock.

Note L
To record the adjustments to weighted average shares outstanding.  As the merger is being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued relating to the merger had been outstanding for the entire period presented. Weighted average common shares outstanding – basic and diluted are calculated as follows, on an as-converted, post recapitalization basis:

	Outstanding – Pro Forma	Weighted Average Shares – Pro Forma
Public shares of Nuvel (See Note 3)	41	41
Shares issued from conversion of Nuvel convertible debt	458,591	458,591
Weighted average shares outstanding prior to Nuvel Merger	5,540,037	5,461,875
Weighted average shares outstanding, basic and diluted	5,998,669	5,920,507

Less: Weighted average shares - public shares of Nuvel		16,987,672
Weighted average shares - prior to Nuvel Merger		5,461,875
Adjustment to weighted average shares outstanding		(16,529,040)

Pro Forma Condensed Combined Statement of Operations – For the Year Ended December 31, 2015

Note AA   Derived from the audited consolidated financial statements of OrangeHook for the year ended December 31, 2015, included elsewhere in this information statement.

Note BB   Derived from the audited historical statement of operations of LifeMed for the year ended September 30, 2015, included elsewhere in this information statement.

Note CC   Derived from the audited historical statement of operations of Agilivant for the year ended December 31, 2015, included elsewhere in this information statement.

Note DD   Derived from the unaudited historical financial information of Salamander for the nine months ended September 30, 2015.

Note EE    Derived from the audited historical statement of operations of Nuvel for the year ended December 31, 2015, as filed with the SEC on April 5, 2016.

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

RELATED TO THE PRO FORMA ACQUISITIONS OF SALAMANDER, LIFEMED AND AGILIVANT

Pro forma adjustments:
Note FF    To record the increase in amortization expense for purchased identifiable intangible assets for the year ended December 31, 2015 for the following: $66,825 related to the acquisition of Salamander; $235,000 related to the acquisition of Agilivant; and $649,000 related to the acquisition of LifeMed.

Note GG    To record the reduction of other operating expenses relating to the costs of the transactions (legal and other professional fees) previously included in the historical statements of operations for OrangeHook, Salamander, LifeMed and Agilivant.

Note HH   To record the pro forma effect of the acquisitions on weighted average shares outstanding.  As the transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued relating to the acquisitions have been outstanding for the entire period presented.  Weighted average common shares outstanding – basic and diluted are calculated as follows, on an as-converted, post recapitalization basis:

	Outstanding – Pro Forma	Weighted Average Shares – Pro Forma
Weighted average shares outstanding - OrangeHook	3,803,603	1,766,030
Shares issued to shareholders of LifeMed	1,454,261	1,454,261
Shares issued to shareholders of Agilivant	282,173	282,173
Weighted average shares outstanding, basic and diluted	5,540,037	3,502,464

Less: weighted average shares - OrangeHook - historical		1,766,030
Adjustment to weighted average shares outstanding		1,736,434

RELATED TO THE PRO FORMA MERGER WITH NUVEL

Pro forma adjustments:

Note II       To record the reduction of other operating expenses relating to the costs of the transactions (legal and other professional fees) previously included in the historical statements of operations for Nuvel and OrangeHook.

Note JJ       To record the reduction of interest expense due to the conversion of the convertible notes.

Note KK     To record the reduction of historical preferred stock contractual dividends due to the cancellation of Nuvel preferred stock and the exchange of OrangeHook preferred stock for new series OH-2 preferred stock.

Note LL       To record the increase in preferred stock contractual dividends due to the 12% cumulative dividends on the OH-2 preferred stock.

NUVEL HOLDINGS, INC. and SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

RELATED TO THE PRO FORMA MERGER WITH NUVEL, continued

Pro forma adjustments, continued:

Note MM
To record the adjustments to weighted average shares outstanding.  As the Merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued relating to the Merger had been outstanding for the entire period presented. In this calculation, the shares redeemed were retroactively adjusted to eliminate such shares for the entire period.  Weighted average common shares outstanding – basic and diluted are calculated as follows, on an as-converted, post recapitalization basis:

	Outstanding – Pro Forma	Weighted Average Shares – Pro Forma
Public shares of Nuvel (See Note 3)	41	41
Shares issued from conversion of Nuvel convertible debt	458,591	458,591
Weighted average shares outstanding prior to Nuvel Merger	5,540,037	3,502,464
Weighted average shares outstanding, basic and diluted	5,998,669	3,961,096

Less: Weighted average shares, public shares of Nuvel		15,137,937
Weighted average shares, prior to the Nuvel merger		3,502,464
Adjustment to weighted average shares outstanding		(14,679,305)

(d)  Exhibits.

See the Exhibit Index immediately following the signature page to this Current Report on Form 8-K, which is incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC. You can read our SEC filings on the SEC's website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility on official business days during the hours of 10:00 a.m. to 3:00 p.m. at Public Reference Room, 100 F Street N.E., Washington, DC 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVEL HOLDINGS, INC.

Dated:   December 5, 2016
By:  /s/   JAMES MANDEL
               JAMES MANDEL
               President and Chief Executive Officer

EXHIBIT INDEX
The exhibits listed below are filed with this Current Report on Form 8-K. Certain exhibits and schedules to the documents listed below have been omitted pursuant to Item 601 of Regulation S-K.  Nuvel hereby undertakes to furnish supplemental copies of any omitted exhibits and schedules upon request to the SEC; provided, however, that Nuvel may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 for any exhibits or schedules so furnished.

Exhibit Number	Description
2.1	Plan of Merger between Nuvel Holdings, Inc. and HRMY Sub, Inc., dated March 20, 2012.(1)
2.2	Agreement and Plan of Merger dated July 1, 2016 by and among Nuvel Holdings, Inc., OH Acquisition Corp., and OrangeHook, Inc.(2)
2.3	Amendment No. 1 to Agreement and Plan of Merger dated October 14, 2016 by and among OrangeHook, Inc., Nuvel Holdings, Inc., and OH Acquisition Corp.(3)
2.4	Agreement and Plan of Merger dated October 1, 2015 by and among OrangeHook, Inc., Salamander Technologies, LLC, Salamander Technologies, Inc., and the other parties named therein.
2.5	Membership Unit Purchase Agreement dated January 4, 2016 by and among OrangeHook, Inc., Agilivant, LLC, and the members of the Agilivant, LLC.
2.6	Amended and Restated Agreement and Plan of Merger dated May 31, 2016 by and among OrangeHook, Inc., OH Solutions, Inc., LifeMed ID, Inc., and the principal shareholders of LifeMed ID, Inc.
2.7	Purchase Agreement dated December 31, 2013 by and among TruSec ID, Inc., and the two parties named therein.
2.8	First Amendment to Purchase Agreement dated July 31, 2015 Salamander Technologies, Inc., TruSec ID, Inc., OrangeHook, Inc., and the other parties named therein.
2.9	Purchase Agreement dated December 31, 2013 by and among Salamander Technologies, Inc., TruSec ID, Inc., and the numerous other parties named therein.
2.10	Share Exchange Agreement by and among Nuvel Holdings, Inc., certain former shareholders of Nuvel Holdings, Inc., Nuvel, Inc. and Stockholders of Nuvel, Inc., dated December 30, 2011.(10)
2.11	Asset Purchase Agreement, dated May 2, 2016 between Spring Grove Finance, S.A. and OrangeHook.
3.1	Articles of Incorporation of Nuvel Holdings, Inc., dated June 15, 2010.(4)
3.2	Articles of Merger of Nuvel Holdings, Inc. filed with the State of Florida on March 21, 2012.(1)
3.3	Articles of Amendment to Articles of Incorporation, filed with the State of Florida on August 5, 2014.(5)
3.4	Bylaws of Nuvel Holdings, Inc.(4)
4.1	Certificate of Designations, Preferences and Rights of Series A Preferred Stock, filed with the State of Florida on August 10, 2012.(6)
4.2	Certificate of Designations, Preferences and Rights of Series B Preferred Stock, filed with the State of Florida on May 19, 2014.(5)
4.3	Certificate of Designations, Preferences and Rights of Series C Preferred Stock, filed with the State of Florida on May 22, 2014.(5)
4.4	Certificate of Designations, Preferences and Rights of Series D Preferred Stock, filed with the State of Florida on May 2, 2014.(5)
4.5	Certificate of Designation of Series OH-1 Convertible Preferred Stock of Nuvel Holdings, Inc.(3)
4.6	Certificate of Designation of Series OH-2 Convertible Preferred Stock of Nuvel Holdings, Inc.(3)
10.1	Form of Bridge Notes pursuant to an Amended and Restated Subscription Agreement, dated December 30, 2011.(7)
10.2	Form of Bridge Warrants pursuant to an Amended and Restated Subscription Agreement, dated December 30, 2011.(7)
10.3	Form of Paragon Note issued to Paragon Capital Offshore LP, dated December 30, 2011.(7)
10.4	Form of Paragon Warrant issued to Paragon Capital LP, dated December 30, 2011.(7)
10.5	Form of Series A Warrant issued to Series A Preferred Investors in August 2012. (6)
10.6	Form of Note issued to Alpha Capital Anstalt in November 2012.(8)

Exhibit Number	Description
10.7	Form of Warrant issued to Alpha Capital Anstalt in November 2012.(8)
10.8	Form of Extension Warrant issued to Bridge Note Investors in November 2012.(5)
10.9	Form of New Bridge Note issued pursuant to the New Bridge Subscription Agreement.(9)
10.10	Form of New Bridge Warrant issued pursuant to the New Bridge Subscription Agreement.(9)
10.11	Form of OrangeHook, Inc. Convertible Promissory Note for the 2015 Convertible Note Offering.
10.12	Form of OrangeHook, Inc. Amended and Restated Convertible Promissory Note.
10.13	Form of OrangeHook, Inc. Promissory Note.
10.14	Form of OrangeHook, Inc. Warrant Agreement.
10.15*	OrangeHook, Inc. 2016 Equity Incentive Plan
10.16*	Form of OrangeHook, Inc. Incentive Stock Option Agreement.
10.17*	Form of OrangeHook, Inc. Restricted Stock Agreement.
10.18*	Form of OrangeHook, Inc. Nonqualified Stock Option Agreement.
10.19*	Form of OrangeHook, Inc. Restricted Stock Unit Agreement.
10.20	Business Loan Agreement, dated March 30, 2016, between OrangeHook, Inc. and Signature Bank.
10.21	Promissory Note, dated March 30, 2016, issued by OrangeHook, Inc. to Signature Bank.
10.22	Change in Terms Agreement, dated July 8, 2016, between OrangeHook, Inc. and Signature Bank.
10.23	Change in Terms Agreement, dated September 28, 2016, between OrangeHook, Inc. and Signature Bank.
10.24*	Employment Agreement dated July 1, 2015 between OrangeHook and James Mandel.
10.25*	Employment Agreement dated February 2, 2015 between OrangeHook and David Carlson.
10.26*	Employment Agreement dated April 23, 2014 between OrangeHook and Robert F. Riess.
10.27*	Amended and Restated Employment Agreement dated March 15, 2016 by and among LifeMed ID, Inc., OrangeHook, Inc. and David Batchelor.
10.28*	Amendment No. 1 to Employment Agreement dated May 31, 2016 by and among LifeMed ID, Inc., OrangeHook, Inc. and David Batchelor.
10.29*	Registration Rights and Put Option Agreement entered into as of March 23, 2016 between OrangeHook, Inc. and David Batchelor.
10.30*	Amendment to Registration Rights and Put Option Agreement dated May 31, 2016 between OrangeHook, Inc. and David Batchelor.
10.31*	Nonqualified Stock Option Agreement, dated May 31, 2016, between OrangeHook, Inc. and David Batchelor.
10.32*	Employment Agreement, effective July 1, 2015, between OrangeHook, Inc. and Jeffrey Hattara.
10.33*	Employment Agreement, effective October 21, 2016, between OrangeHook, Inc. and Colleen Davenport.
10.34*	Amendment No. 1 to Employment Agreement, dated November 21, 2016, between OrangeHook, Inc. and Colleen Davenport.
10.35*	Employment Agreement, effective December 1, 2016, between Nuvel Holdings, Inc. and Richard Resnick.
10.36*	Employment Agreement, effective November 9, 2016, between OrangeHook, Inc. and Robert Philbin.
10.37	Commercial Lease, dated October 1, 2015, between Milwhe Properties, LLC and Salamander.
10.38	Commercial Lease, dated October 1, 2015, between OrangeHook and Norway, LLC.
10.39	Commercial Lease, dated December 1, 2015, between OrangeHook and Norway, LLC.
10.40	Sublease Agreement, dated December 15, 2014, between OrangeHook and Manada Technologies, Inc.
10.41	Office Building Lease, dated March 7, 2016, between BEP Roseville Investors LLC and OrangeHook, Inc.
10.42	Lease Agreement, dated May 6, 2010, between Stonemill Business Park, L.L.C. and Agilivant, LLC, as assignee.
10.43	Restatement of and First Amendment to Lease between Stonemill Business Park, LLC and Agilivant, LLC, dated September 25, 2013.

Exhibit Number	Description
10.44	Business Partnership Agreement, dated March 10, 2016, between Lenovo PC HK Limited, LifeMed ID, Inc. and OrangeHook, Inc.(14)
10.45	Amendment 2 to Business Partner Agreement MA-13-000677, dated September 1, 2016, between Lenovo PC HK Limited, LifeMed ID, Inc. and OrangeHook, Inc.(14)
10.46	Commercial Promissory Note, dated July 26, 2016, issued by OrangeHook to MEZ Capital, LLC.
10.47	Letter Agreement re: Satisfaction of Obligations Owed to LifeMed ID, Inc., dated November 2, 2016, between OrangeHook, Inc. and David Batchelor.
10.48*	Restricted Stock Agreement, dated December 1, 2016, between Nuvel and Richard Resnick.
10.49	Security Agreement between Nuvel, Inc. and Paragon Capital Offshore LP, dated December 30, 2011. (7)
10.50	Form of Guaranty of Nuvel Holdings, Inc. for the Paragon Note, dated December 30, 2011. (7)
10.51	Form of Lockup Agreement between certain shareholders and Nuvel Holdings, Inc., dated December 30, 2011.(7)
10.52*	Form of Nuvel Holdings, Inc. Employment Agreement.(7)
10.53	Form of Nuvel Holdings, Inc. Proprietary Information and Inventions Agreement.(7)
10.54	Assignment and Assumption Agreement between Nuvel Holdings, Inc. and Sahej Holdings, Inc., dated February 1, 2012.(7)
10.55	Third Amendment to the Subscription Agreement between Nuvel Holdings, Inc. and the investor named therein, dated December 30, 2011.(1)
10.56	Subscription Agreement between Nuvel Holdings, Inc. and Alpha Capital Anstalt, dated November 21, 2012.(8)
10.57	Security Agreement between Nuvel Holdings, Inc. and Alpha Capital Anstalt, dated November 21, 2012.(8)
10.58	Lockup Agreement between Nuvel Holdings, Inc. and Alpha Capital Anstalt, dated November 21, 2012.(8)
10.59	Form of Extension and Amendment Agreement, between Nuvel Holdings, Inc. and Bridge Investors, dated November 16, 2012.(5)
10.60	First Amendment to Subscription Agreement, between Nuvel Holdings, Inc. and Alpha Capital Anstalt, dated April 8, 2014.(5)
10.61	First Amendment to Secured Convertible Promissory Notes, among Nuvel Holdings, Inc., Alpha Capital Anstalt and Chi Squared Capital Inc., dated April 8, 2014.(5)
10.62	First Amendment to Security Agreement, between Nuvel Holdings, Inc. and Alpha Capital Anstalt, dated April 8, 2014.(5)
10.63	Note Waiver and Amendment Agreement, dated May 5, 2014.(5)
10.64	New Bridge Agreement, dated May 5, 2014.(9)
10.65	Contractor Agreement, dated March 11, 2014, between Nuvel Holdings, Inc. and Richard Resnick.(11)
10.66	Separation Agreement between Nuvel Holdings Inc. and Jay Elliot.(12)
10.67	ACA Note Conversion Agreement.(13)
10.68	Chi Note Conversion Agreement.(13)
10.69	Settlement Agreement with Apptology.(13)
10.70	Form of Indemnification Agreement for Executive Officers and Directors.
16.1	Letter to the Securities and Exchange Commission from Marcum LLP.
21.1	Significant Subsidiaries of Nuvel Holdings, Inc.

*      Management compensatory plan or arrangement.
(1)    Included as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2011, filed on April 13, 2012.
(2)    Included as an exhibit to the Current Report on Form 8-K, filed on July 8, 2016.
(3)    Included as an exhibit to the Current Report on Form 8-K, filed on October 14, 2016.

(4)    Included as an exhibit to the Registration Statement on Form S-1, filed on November 5, 2010.
(5)    Included as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2013, filed on November 25, 2014.
(6)    Included as an exhibit to the Current Report on Form 8-K, filed on August 20, 2012.
(7)    Included as an exhibit to Amendment No. 2 to the Current Report on Form 8-K/A, filed on March 19, 2012.
(8)    Included as an exhibit to the Current Report on Form 8-K, filed on November 28, 2012.
(9)    Included as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2014, filed on June 23, 2015.
(10)  Included as an exhibit to the Current Report on Form 8-K, filed on January 6, 2012.
(11)  Included as an exhibit to the Current Report on Form 8-K, filed on February 27, 2015.
(12)  Included as an exhibit to the Current Report on Form 8-K, filed on August 4, 2015.
(13)  Included as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2015, filed on April 5, 2016.
(14)  Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act. The entire exhibit has been separately filed with the Securities and Exchange Commission.

OrangeHook, Inc. and

Subsidiary

Consolidated Financial Statements

Including Independent Auditors’ Report

For the year ended December 31, 2015 and for the

period from October 17, 2014 (inception) through

December 31, 2014

Page(s)

Independent Auditors’ Report	A - 2

Consolidated Financial Statements

Consolidated Balance Sheets	A - 3 - A - 4

Consolidated Statements of Operations	A - 5

Consolidated Statements of Changes in Stockholders’ Equity	A - 6

Consolidated Statements of Cash Flows	A - 7 - A - 8

Notes to Consolidated Financial Statements	A - 9 - A - 38

INDEPENDENT AUDITORS' REPORT

Stockholders, Audit Committee and Board of Directors

OrangeHook, Inc.

Wayzata, Minnesota

We have audited the accompanying consolidated financial statements of OrangeHook, Inc. and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and with the auditing standards issued by the Public Company Accounting Oversight Board in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OrangeHook, Inc. and its subsidiary as of December 31, 2015 and 2014 and the results of their operations and their cash flows for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

Minneapolis, Minnesota

September 26, 2016

OrangeHook, Inc. and Subsidiary

Consolidated Balance Sheets

As of December 31, 2015 and 2014

	2015	2014
Assets
Current assets
Cash	$281,906	181,631
Restricted cash	-	137,045
Accounts receivable	145,144	-
Inventory	31,985	-
Due from:
Agilivant, LLC	-	220,313
Nuvel Holdings, Inc.	-	157,249
Salamander Technologies, Inc.	-	100,000
Other current assets	105,930	40,400
Total current assets	564,965	836,638
Furniture, equipment and leasehold improvements, net:
Furniture and equipment	87,564	12,184
Computer software	21,646	-
Leasehold improvements	35,258	20,256
	144,468	32,440
Less: Accumulated depreciation and amortization	(17,623)	-
	126,845	32,440
Other assets:
Due from:
Agilivant, LLC	1,225,488	-
Nuvel Holdings, Inc.	856,249	-
LifeMed ID, Inc.	1,045,000	-
	3,126,737	-
Investment in LifeMed ID, Inc.	4,425,000	2,500,000
Goodwill	1,566,531	-
Intangible asset, net of amortization	868,725	-
	9,986,993	2,500,000
Total assets	$10,678,803	$3,369,078
Liabilities and Stockholders’ Equity
Current liabilities
Notes payable to directors	$218,000
Convertible debentures, net of discount	383,557	-
Accounts payable	607,253	132,396
Accrued expenses	1,007,172	57,009
Deferred revenue- short-term	290,938	-
Total current liabilities	2,506,920	189,405
Long-term liabilities
Convertible debentures, net of discount	2,378,562	-
Notes payable to directors	2,058,330	1,480,000
Deferred revenue- long-term	32,533	-
Total liabilities	6,976,345	1,669,405
Commitments and contingencies

The accompanying notes are an integral part of these consolidated financial statements.

OrangeHook, Inc. and Subsidiary

Consolidated Balance Sheets

As of December 31, 2015 and 2014

	2015	2014
Stockholders’ equity
Cumulative convertible redeemable preferred stock; authorized 9,000 and 6,000 shares; 6,188 and 1,990 shares issued and outstanding; liquidation preference of $6,188,000 and $1,990,000	5,984,574	1,888,222
Common stock - Voting; $0.01 par value; authorized 10,000,000 shares; 3,620,726 and 1,750,000 shares issued as of December 31, 2015 and 2014, respectively; 3,420,726 and 1,450,000 shares outstanding as of December 31, 2015 and 2014, respectively	34,207	14,500
Additional paid-in capital	2,126,164	3,778
Preferred stock subscription receivable	(150,000)	-
Accumulated deficit	(4,292,487)	(206,827)
Total stockholders' equity	3,702,458	1,699,673
Total liabilities and stockholders' equity	$10,678,803	$3,369,078

The accompanying notes are an integral part of these consolidated financial statements.

OrangeHook, Inc. and Subsidiary

Consolidated Statements of Operations

For the year ended December 31, 2015 and for the period from October 17, 2014

(inception) through December 31, 2014

	2015	2014
Revenue	$244,902	$-
Cost of sales	31,863	-
Gross profit	213,039	-
Operating expenses:
Product development	140,730	-
Sales and marketing	122,944	-
General and administrative	3,538,957	172,864
Total operating expenses	3,802,631	172,864
Loss from operations	(3,589,592)	(172,864)
Other income (expense):
Gain on debt extinguishment	403,553	-
Interest expense, net of interest income	(494,332)	(6,036)
Loss before income taxes	(3,680,371)	(178,900)
Income tax expense	-	-
Net loss	(3,680,371)	(178,900)
Preferred stock dividends	(405,289)	(27,927)
Net loss attributable to common stockholders	$(4,085,660)	$(206,827)
Loss per common share- basic and diluted	$(2.31)	$(0.72)
Weighted average shares outstanding- basic and diluted	1,766,030	285,753

The accompanying notes are an integral part of these consolidated financial statements.

OrangeHook, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

For the year ended December 31, 2015 and for the period From October 17, 2014 (inception) through

December 31, 2014

	Convertible Preferred Stock		Common stock		Paid-In	Stock Subscription	Accumulated
	# shares	Amount	# shares	Amount	Capital	Receivable	Deficit	Total
Balances as of October 17, 2014	-	$-	-	$-	$-	$-	$-	$-
Common stock issued to CEO	-	-	1,350,000	13,500	(13,500)	-	-	-
Sales of Series A preferred stock, net of expenses	1,990	1,888,222	-	-	2,278	-	-	1,890,500
Common stock issued to directors for services	-	-	100,000	1,000	15,000	-	-	16,000
Net loss	-	-	-	-	-	-	(178,900)	(178,900)
Dividends on Series A preferred stock	-	-	-	-	-	-	(27,927)	(27,927)
Balances as of December 31, 2014	1,990	1,888,222	1,450,000	14,500	3,778	-	(206,827)	1,699,673
Sales of Series A preferred stock, net of financing
costs	4,198	4,096,352	-	-	1,818	-	-	4,098,170
Preferred stock subscription receivable	-	-	-	-	-	(150,000)	-	(150,000)
Common stock and options issued to directors for
services	-	-	100,000	1,000	631,701	-	-	632,701
Stock warrants issued for services	-	-	-	-	73,200	-	-	73,200
Common stock issued to officers and employees for
services	-	-	1,500,000	15,000	225,000	-	-	240,000
Convertible debenture conversion feature and warrants	-	-	-	-	413,864	-	-	413,864
Common stock issued for payment of dividends	-	-	28,583	286	199,410	-	-	199,696
Common stock warrants exercised	-	-	160,000	1,600	-	-	-	1,600
Common stock issued for acquisition of Salamander
Technologies, Inc.	-	-	144,846	1,448	459,162	-	-	460,610
Common stock issued for debt extinguishment	-	-	37,297	373	118,231	-	-	118,604
Net loss	-	-	-	-	-	-	(3,680,371)	(3,680,371)
Dividends on Series A preferred stock	-	-	-	-	-	-	(405,289)	(405,289)
Balances as of December 31, 2015	6,188	$5,984,574	3,420,726	$34,207	$2,126,164	$(150,000)	$(4,292,487)	$3,702,458

The accompanying notes are an integral part of these consolidated financial statements.

OrangeHook, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the year ended December 31, 2015 and for the period from October 17, 2014
(inception) through December 31, 2014

	2015	2014
Cash flows from operating activities
Net loss	$(3,680,371)	$(178,900)
Adjustments to reconcile net loss to net cash from operating activities:	915,901	16,000
Stock and options issued for services
Value of cash conversion feature and warrants on convertible debentures	215,031	-
Amortization of debt issuance costs	93,915	-
Gain on debt extinguishment	(403,553)	-
Depreciation and amortization	39,898	-
Interest earned on due from receivables	(62,134)	-
Changes in operating assets and liabilities:		-
Accounts receivable	100,034
Inventory	(9,887)
Other current assets	7,919	(40,400)
Accounts payable	265,578	132,396
Accrued expenses	585,673	-
Deferred revenue	(8,142)	38,860
Net cash flows from operating activities	(1,940,138)	(32,044)
Cash flows from investing activities	(1,006,014)	(220,313)
Advances to Agilivant, LLC
Advances to Nuvel Holdings, Inc.	(699,000)	(157,249)
Advances to Salamander Technologies, Inc.	(491,933)	(100,000)
Advances to LifeMed ID, Inc.	(1,045,000)	-
Payments from Salamander Technologies, Inc.	230,000	-
Payments from Agilivant, LLC	839	-
Decrease (Increase) in restricted cash	137,045	(137,045)
Purchase of Salamander Technologies, Inc.stock for cash, net of cash received of $5,519	(443,494)
Purchase of LifeMed ID, Inc. preferred and common stock	(1,925,000)	(2,500,000)
Purchases of fixed assets	(77,684)	(32,440)
Net cash flows from investing activities	(5,320,241)	(3,147,047)
Cash flows from financing activities
Proceeds from director loans	950,000	1,480,000
Payments on director loans	(153,670)	-
Proceeds from sale of preferred stock, net of expenses	3,948,170	1,888,222
Proceeds from sale of convertible debentures	3,050,000	-
Debt issuance costs	(152,963)	-
Payments on line of credit	(200,000)	-
Exercise of stock warrants	1,600	-
Payments of preferred stock dividends	(82,483)	(7,500)
Net cash flows from financing activities	7,360,654	3,360,722
Net increase in cash	100,275	181,631

The accompanying notes are an integral part of these consolidated financial statements.

OrangeHook, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the year ended December 31, 2015 and for the period from October 17, 2014

(inception) through December 31, 2014

	2015	2014
Cash
Beginning of period	181,631	-
End of period	$281,906	$181,631
Supplemental noncash financing activities
Common stock issued to CEO	$-	$13,500
Financing fees accrued for issuance of warrants	1,818	2,278
Preferred stock dividends paid in stock	199,696	-
Common stock issued for acquisition	460,610	-
Common stock issued to retire debt	118,604	-
Original issue discount for warrants and BCF	413,864	-
Preferred stock receivable for issuance of preferred stock	150,000	-
Director options for debt issuance costs	30,000	-
Accrued dividends in accrued expenses	143,537	20,427

The accompanying notes are an integral part of these consolidated financial statements.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

1. Nature of Business

OrangeHook, Inc. (the “Company” or “we”), a Minnesota corporation, was formed on October 17, 2014 as a holding company to acquire selective and unique consumer, business and governmental software applications. The Company is identifying and evaluating potential acquisition target companies that have developed proprietary software applications and services which are unique to their particular industries.

On October 1, 2015, the Company acquired 100% of the outstanding stock of Salamander Technologies, Inc. (“STI”) in exchange for 144,846 shares of common stock and $500,000 in cash by merging STI into Salamander Technologies, LLC. (“Salamander”), a wholly-owned Minnesota limited liability company. See Note 5 for further discussion of this transaction.

Subsequent to December 31, 2015, the Company completed three additional acquisitions (Note 20). See Note 6 for a discussion of the pending merger with Nuvel Holdings, Inc.

All intercompany transactions and balances have been eliminated in consolidation.

2. Liquidity

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern that contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred a loss from operations of approximately $3.6 million and negative cash flows from operations of approximately $1.9 million for the year ended December 31, 2015. As a result, its ability to continue as a going concern is dependent on raising the additional capital necessary to fund its current operating losses until it begins to produce meaningful revenues and to eventually attain profitability. However, there can be no assurance that the sources of capital will be available or available on terms favorable to the Company. Management anticipates that the impact of one or more of the actions listed below will generate sufficient cash flows to pay current liabilities, long-term debt and fund the Company's operations for the next twelve months:

•	Raise additional debt or equity capital on terms favorable to the Company,

•	Generate revenues in amounts sufficient to attain profitability,

•	Control general and administrative expenses based on available cash flow from operations and the amount of capital available.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

3. Summary of Significant Accounting Policies

Cash

The Company maintains cash deposits with major banks, which from time to time, may exceed federally insured limits. The Company periodically assesses the financial institutions and believes the risk of any loss is minimal.

Restricted Cash

As of December 31, 2014, the Company maintained an escrow account which was under the joint control of both the Company and an independent third party. To release any of the funds in the account, the escrow agent required the written approval of both parties. During 2015, the funds held in the escrow account were released to the Company.

Accounts Receivable

The carrying value of the Company’s accounts receivable represents their estimated net realizable value. No collateral or other security is required to support accounts receivable, which are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts (90 to 120 days outstanding) are written off through a charge to the valuation allowance and a credit to accounts receivable. The Company does not charge interest on past due accounts receivable balances. In management’s opinion, no allowance for doubtful accounts was considered necessary as of December 31, 2015.

Inventory

Inventory, which consists primarily of supplies purchased in bulk to support the Company’s manual tracking system, is recorded at the lower of cost or market. Cost is determined using the first-in, first-out method. Charges are made to current operations to reduce inventory costs to net realizable value when total costs are estimated to exceed the selling price. There were no such charges made during 2015.

Furniture, Equipment and Leasehold Improvements

Furniture, fixtures and equipment, computer software and leasehold improvements are stated at cost. Depreciation is computed by using the straight-line method over the estimated remaining useful lives of the assets ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset, which generally ranges from three to five years. The estimated useful lives used for computing depreciation are as follows:

Furniture and equipment	5 years
Computer software	3 years
Leasehold improvements	3 years

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

Expenditures for maintenance and repairs and minor renewals and betterments which do not improve or extend the life of the respective assets are expensed as incurred. All other expenditures for renewals and betterments are capitalized. The assets and related depreciation and amortization accounts are adjusted for equipment and leasehold improvement retirements and disposals with the resulting gain or loss included in operations.

Revenue Recognition

Revenue from tracking systems sales is recognized in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 605, RevenueArrangements with Multiple Deliverables. When elements such as the product (e.g., hardware,software and other components) installation and training are contained in a single arrangement, or in related arrangements with the same customer, revenue is allocated to each element based upon its relative fair value. Management believes the individual elements within its contracts meet the ASC Topic 605 criteria for treatment as separate units of accounting. The price charged when the element is sold separately generally determines fair value. Revenue from product sales is recognized when the related goods are shipped whereas revenue from installation and training activities is recognized when the services are performed. Discounts in multiple elements sold as a single arrangement are allocated proportionately to the individual elements based on the fair value charged when the element is sold separately.

Revenue from service contracts and subscription agreements is recorded on a straight-line basis over the terms of the related agreements.

Revenue from software licensing arrangements is recognized when all of the following conditions exist: (1) the licensing agreement has been executed, (2) the license period has begun and the licensee can begin its use of the software, (3) the fee is fixed or determinable, (4) collection of the license fee is reasonably assured, and (5) there are no significant on-going obligations of the Company relating to the licensing arrangement.

Advance payments received from customers are deferred until all revenue recognition criteria are satisfied.

Income Taxes

The Company accounts for deferred tax assets and liabilities under the liability method. Deferred tax liabilities are recognized for temporary differences that will result in taxable amounts in future years. Deferred tax assets are recognized for deductible temporary differences and tax operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income. We account for uncertainty in income taxes recognized in our consolidated in accordance with ASC 740 (formerly FIN 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109,”). ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Only tax positions that meet the more-likely-than-not recognition threshold may be recognized.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

Stock Issued for Services

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. During 2015 and 2014, the Company granted common stock to certain employees and outside directors in exchange for their services. In connection with those awards, the fair value of the award was measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

Fair Value of Financial Instruments

Financial instruments include accounts receivable, accrued liabilities, accounts payable and long– term debt. Management believes that fair value of its financial instruments approximate their carrying value. The fair value of current financial instruments is estimated to approximate carrying value due to the short–term nature of these instruments and other market factors. The fair value of long–term debt is estimated to approximate carrying value given the debt’s variable interest rates and other market factors.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments

Investments are carried at the lower of cost or market, and consists of equity investments in LifeMed ID, Inc. (See Note 20). There is not a quoted market price for this investment. The valuation is based on all available financial information related to the investee. The investment is reviewed on a periodic basis to determine whether the cost of the investment is in excess of the fair value and if an impairment loss should be recorded. The Company noted there was not an indicator of impairment as of December 31, 2015 and 2014.

Software Development Costs

As of December 31, 2015 and 2014, the Company had not capitalized any of the costs incurred related to the development of its software products being marketed as the period of time between achieving technological feasibility and the general availability of the Company’s software products has been very short and any costs incurred subsequent to achieving technological feasibility have not been significant. These costs are expensed and included in product development expenses in the accompanying consolidated statements of operations.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

Long-lived Assets

The Company reviews its long-lived assets for events or changes in circumstances that may indicate that the carrying amount of a long-lived asset may not be recoverable or exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company's long-lived assets include property, equipment, leasehold improvements and definite-lived intangibles.

There was no impairment recorded to long-lived assets as of December 31, 2015 and 2014.

Goodwill and Intangible Assets

In accordance with ASC Topic No. 350, Intangibles-Goodwill and Other, goodwill and intangible assets without a defined life shall not be amortized over a defined period, but instead must be tested for impairment at least annually. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The goodwill impairment test is a two-step impairment test. In the first step, the Company compares the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of that reporting unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill and compare it to the carrying value of the reporting unit’s goodwill. The activities in the second step include valuing the tangible and intangible assets and liabilities of the impaired reporting unit and determining the implied fair value of the impaired reporting unit’s goodwill based upon the residual of the fair value of the net assets.

Goodwill was $1,566,531 as of December 31, 2015 and the Company concluded there was no goodwill impairment as of December 31, 2015.

Intangible assets consist of the fair value of the Salamander trade name acquired in the acquisition of Salamander technologies, Inc. (see Note 5). The trade name intangible, which was valued at $891,000 on the acquisition date, is being amortized at a rate of $89,100 per year over a period of ten years, its estimated useful life. Amortization of intangible assets was $22,275 for the year ended December 31, 2015, which is included in general and administrative expenses in the accompanying consolidated statements of operations. Accumulated amortization as of December 31, 2015 was $22,275 which is included in the accompanying consolidated balance sheets as intangible asset, net of amortization.

Annual amortization expense of this intangible asset will equal $89,100 per year for each of the years ending December 31, 2016 through 2024 and $66,825 for the year ending December 31, 2025.

Advertising Costs

Advertising costs are charged to expense as incurred. Advertising costs were $2,039 and $0, for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014, respectively, and are included in sales and marketing expenses in the accompanying consolidated statements of operations.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

Debt Issuance Costs

The Company amortizes the debt issuance costs under the effective method over the life of the related debt instrument and reflects the unamortized costs as a reduction of the related debt in the accompanying consolidated balance sheets.

Loss per Common Share

Basic loss per common share is computed by using loss attributable to common stockholders and the weighted average number of common shares outstanding. Diluted loss per common share reflects the weighted average number of common shares outstanding plus all potentially dilutive common shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of stock options, stock warrants and unvested restricted stock (using treasury stock method) and conversion of preferred shares (using the as converted method). For the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014, a total of 2,573,660 and 741,094, respectively, of common equivalent shares have been excluded from diluted loss per common share as they were anti-dilutive.

Recent Accounting Pronouncements

During May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” ASU No. 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. ASU No. 2014-09 is effective for fiscal years beginning after December 15, 2018 and interim periods within annual periods. The Company may elect to apply the guidance earlier, but no earlier than fiscal years beginning after December 15, 2016. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company is currently assessing the effect that ASU No. 2014-09 will have on its results of operations, financial position and cash flows.

During April 2015, the FASB issued guidance creating ASC Subtopic 835-30, “Interest--Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs”. The update modifies the presentation of costs of debt issuance as a direct reduction to the face amount of the related reported debt. The updated guidance is effective for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years, with early adoption allowed. The Company adopted the guidance as of December 31, 2015. The adoption did not have a material impact on the consolidated financial statements.

During July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330), Simplifying the Measurement of Inventory.” ASU No. 2015-11 applies to all inventory except that which is measured using last-in, first out (LIFO) or the retail inventory method. Inventory within the scope of the new guidance should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendments will take effect for fiscal years beginning after December 15, 2016. The new guidance should be applied prospectively, and earlier application is permitted as of the beginning of an interim or annual reporting period. The Company is currently assessing the effect that ASU 2015-11 will have on its results of operations, financial position and cash flows.

During February 2016, the FASB issued ASU No. 2016-02, “Leases.” ASU No. 2016-02 was issued to increase transparency and comparability among organizations by recognizing all lease transactions (with terms in excess of 12 months) on the balance sheet as a lease liability and a right-of-use asset (as defined). ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with earlier application permitted. Upon adoption, the lessee will apply the new standard retrospectively to all periods presented or retrospectively using a cumulative effect adjustment in the year of adoption. The Company is currently assessing the effect that ASU No. 2016-02 will have on its results of operations, financial position and cash flows.

In March 2016, the FASB issued ASU 2016-07, Investments—Equity Method and Joint Ventures (Topic 323) - Simplifying the Transition to the Equity Method of Accounting which eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by- step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. The amendment is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. The Company will adopt the guidance in the first quarter of 2016 and will apply the equity method for its investment in LifeMed ID, Inc. prospectively beginning with the three months ended June 30, 2016.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

4. Fair Value Measurement

We measure certain financial assets, including cash equivalents, at fair value on a recurring basis. In accordance with ASC 820-10-30, fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820-10-35 establishes a three-level hierarchy that prioritizes the inputs used in measuring fair value. The three hierarchy levels are defined as follows:

•	Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets.

•	Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly.

•	Level 3 — Valuations based on inputs that are unobservable and involve management judgment and the reporting entity’s own assumptions about market participants and pricing.

  The Company does not have any assets or liabilities being measured under ASC 820 as of December 31, 2015 and 2014.

5. Acquisition of Salamander Technologies, Inc. (“STI”)

STI is a homeland security leader addressing a national imperative – the situational awareness of all resources (first responders, assets, volunteers, and civilian victims) during field events ranging from routine or planned events to mass disasters such as hurricanes, tornados, and public health emergencies.

On October 1, 2015, the Company acquired 100% of the outstanding stock of Salamander Technologies, Inc. (“STI”) in exchange for 144,846 shares of common stock of the Company, which it valued at a price of $3.18 per share, and $500,000 in cash by merging STI into Salamander Technologies, LLC. (“Salamander”), a wholly-owned Minnesota limited liability company. The Company allocated the purchase price, at the estimated fair value of the shares exchanged of $3.18 per share, based on the fair value of assets acquired and liabilities assumed. The evaluation of the Company’s common stock requires the Company to make assumptions about future cash flows of the Company that include, among others, growth in revenues, margins realized, level of operating expenses and cost of capital. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. The Company engaged an independent specialist to assist the Company in evaluating the fair value of the Company’s common stock and ultimately concluded on the fair value of the Company’s common stock.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

A summary of the transaction is as follows:

Cash	$5,519
Accounts receivable	242,927
Other current assets	35,664
Fixed assets	34,344
Intangible assets- Trade name	891,000
Goodwill	1,566,531
Accounts payable	(209,648)
Accrued expenses	(148,991)
Deferred revenue	(331,613)
Line of credit	(200,000)
Other debt	(925,123)
Value of net assets acquired	$960,610

Transaction costs of $335,982 were expensed as incurred and are included in general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2015. The value assigned to goodwill is not deductible for income tax purposes. The goodwill recognized as a result of the merger is attributable primarily to the strategic and synergistic opportunities across the marketing technology spectrum, expected corporate synergies and the assembled workforce.

Gain on Debt Extinguishment

Subsequent to the acquisition, the Company issued 37,297 shares of common stock in exchange for the extinguishment of certain assumed debt and accrued interest with a value of $522,158. In accordance with Accounting Standards Codification 470-50-40 “Debt- Modifications and Extinguishments”, the Company recorded the reacquisition price at the fair value of the securities issued to extinguish the debt which it estimated to be $3.18 per share. Accordingly, the difference between the reacquisition price and the carrying amount of the debt and accrued interest was recorded as a gain on debt extinguishment of $403,553, which is included in other income (expense) in the accompanying consolidated statements of operations for the year ended December 31, 2015.

Short-term bank borrowings

Short- term bank borrowings consisted of an outstanding balance on a $200,000 revolving line-of-credit that was assumed as part of the acquisition of STI on October 1, 2015. Interest was charged at the bank’s prime rate plus 1%, with a floor of 6%. Borrowings were collateralized by the assets of STI which included inventory, accounts receivable, equipment, and intangibles. On October 29, 2015, this line of credit was repaid and cancelled using proceeds from a director loan (see Note 7).

Royalty Obligation

As part of the acquisition of STI, the Company assumed an obligation to pay up to $3.5 million to former shareholders of STI based on gross revenue generated beginning in 2014. Royalties are to be paid based on the following calculation: gross revenue from fiscal years 2014 through 2017, five percent of gross revenue, fiscal years 2018 through 2019, three percent of gross revenue and two percent of gross revenue from fiscal year 2020 and thereafter until a total of $3.5 million is paid. Royalty payments will be made quarterly on or before two months after the end of each calendar quarter, beginning on or before May 31, 2016. The royalty payments for the years ended December 31, 2014 and 2015 will be paid, without interest, in twenty equal quarterly installments, on or before two months after the end of each calendar quarter, beginning on May 31, 2016 and ending on February 28, 2021. Accrued royalties as of October 1, 2015 totaled $125,178, which are included in accrued expenses in the transaction listed above. Royalty expense for the year ended December 31, 2015, which covered the period of October 1, 2015 through December 31, 2015, was $12,245, which is included in general and administrative expenses in the accompanying consolidated statements of operations. Accrued royalties as of December 31, 2015 were $137,423, which are included in accrued expenses in the accompanying consolidated balance sheets.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

6. Merger with Nuvel Holdings, Inc. (“Nuvel”)

Nuvel designs, develops and markets data acceleration solutions that are built for the purpose of accelerating and optimizing the flow of information across enterprise networks. Nuvel’s products are deployed by its customers throughout their network infrastructures to improve the performance of their networks and reduce network costs, while enhancing network speed and optimization.

On July 1, 2016, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Nuvel, a publicly-held Florida corporation, and its wholly owned subsidiary, OH Acquisition Corp, a Minnesota corporation ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company remaining as the surviving company and a wholly-owned subsidiary of the Nuvel, and the Merger Sub will cease to exist.

Also under the terms of the Merger Agreement, (i) outstanding shares of the Company’s common stock and other outstanding securities convertible into the Company’s common stock will be exchanged for a pro rata portion of 500,000 shares (or a corresponding security convertible into shares) of a new series of preferred stock, par value $0.001 per share, of Nuvel (the “Series OH-1 Convertible Preferred Stock”) and (ii) each outstanding share of the Company’s preferred stock and other outstanding securities convertible into the Company’s preferred stock will be exchanged for one share (or a corresponding security convertible into one share) of a new series of preferred stock, par value $0.001 per share, of Nuvel (the “Series OH-2 Convertible Preferred Stock”).

Following closing of the Merger, Nuvel is expected to perform a One-for-One Million Two Hundred Thousand (1-for-1,200,000) reverse split (the “Reverse Stock Split”) of the common stock of Nuvel, (“Nuvel Common Stock”), and will amend their Articles of Incorporation (the “Amendment”) increasing the number of shares of authorized Nuvel Common Stock to 100,000,000 (the Reverse Stock Split and the Amendment, collectively, “Recapitalization”). Upon the Recapitalization, all outstanding shares of Series OH-1 Convertible Preferred Stock will convert into Nuvel Common Stock equal to (i) the number of shares of the Company’s common stock issued and outstanding at the Effective Time of the Merger, on a fully diluted basis, divided by (ii) 500,000. Nuvel also expects to perform a parent-subsidiary merger of the Company with and into Nuvel following the Closing of the Merger, after which Nuvel is expected to change its name to “OrangeHook, Inc.,” after which the Company will become a publicly-held Florida corporation.

The transaction, which is expected to close in the fourth quarter of 2016, is subject to customary closing conditions including shareholder approval.

During 2015 and 2014, the Company provided Nuvel with unsecured loans to fund their current operating losses which included expenses incurred to complete all the required SEC filings such that it will be current in its reporting. The amounts advanced, which are included in Due from Nuvel Holdings, Inc. in the accompanying consolidated balance sheets, totaled $856,249 and $157,249 as of December 31, 2015 and 2014, respectively. The notes are due on demand and carry an annual interest rate of 2%. Interest earned under these notes totaled $9,569 and $0 as of December 31, 2015 and 2014, respectively, which is included in the accompanying consolidated balance sheets. Subsequent to December 31, 2015, the Company has provided an additional $460,000 of unsecured loans to Nuvel to further assist them with their working capital needs. The advances are due on demand but are classified as a long-term asset in the accompanying consolidated balance sheets since the intent is to apply these advances as part of the pending business combination.

Based on the relationship between the Company and Nuvel, the Company has evaluated the requirements of ASC 810-10 Consolidation and has determined that Nuvel qualifies as a variable interest entity (“VIE”). Once a reporting entity determines that it has an interest in a VIE, it must determine if it qualifies as the primary beneficiary. If it determines that it meets the definition of a primary beneficiary, it must consolidate the results of the VIE with its own and report them as if it owned that entity as of the reporting period. A primary beneficiary is defined as an entity that meets both of the following criteria: a) Power Criterion- power to direct activities of the VIE that most significantly impact the economic performance, b) Loss/Benefits Criterion- obligation to absorb losses from or the right to receive benefits of the VIE that could potentially be significant to the VIE. Because the Company does not meet the definition of the primary beneficiary due to lack of power to direct activities of Nuvel and lack of obligation to absorb Nuvel losses, the financial results of Nuvel have not been consolidated with those of the Company for the periods presented.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

7. Notes payable to Directors

During 2015 and 2014, the Company received advances from certain directors as follows:

•	In December 2014, the Company received a total of $1,480,000 from two directors, which are evidenced by unsecured promissory notes that were due on December 31, 2016. The notes carry an annual interest rate of 5%. During the year ended December 31, 2015, the Company has made principal payments totaling $153,670 under these notes. The amounts outstanding under these notes totaled $1,326,330 and $1,480,000 as of December 31, 2015 and December 31, 2014, respectively. In June 2016, one of the notes with a balance due of $1,208,330 was extended to mature on December 31, 2017, which has been included in long-term liabilities in the accompanying consolidated balance sheets.

Subsequent to December 31, 2015, in March 2016, one of the notes with a balance due of $118,000 was converted into 118 units of Series A-1 Convertible Preferred Stock (see Note 9) at a price of $1,000 per unit.

•	In June 2015, the Company received an advance of $500,000 from a director which is evidenced by an unsecured promissory note that is due December 31, 2016. The note carries an annual interest rate of 5%. Subsequent to year-end, the due date on this note was extended to January 4, 2017.

•	In October 2015, the Company received an advance of $450,000 from two directors evidenced by an unsecured promissory note that was due on January 28, 2016, which date has subsequently been extended to September 30, 2016. The note carries an annual interest rate of 6%. Of the amount received, $200,000 was used to repay the line of credit assumed in connection with the acquisition of Salamander discussed in Note 5. In connection with this financing, the Company paid one of the directors a fee of $5,000 and granted him a five-year warrant to purchase up to 12,500 shares of the Company’s common stock at a price of $7.00 share. The fair value of stock warrant was determined to be $27,700, which represents the estimated present value at grant date using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 2.1%, expected life- 7 years, expected volatility- 100% and expected dividend rate-0%. The expense associated with the fee paid and the warrant granted is included in interest expense, net of interest income in the accompanying consolidated statements of operations for the year ended December 31, 2015. On June 30, 2016, the Company made a principal payment of $100,000 on this note and received an extension to January 15, 2017.The amounts outstanding under all notes payable to directors of $2,276,300 and $1,480,000, are included in the accompanying consolidated balance sheets as of December 31, 2015 and December 31, 2014, respectively. Accrued interest payable of $83,999 and $6,082 as of December 31, 2015 and 2014, respectively, is included in accrued expenses in the accompanying consolidated balance sheets. The Company made interest payments on notes payable to directors of $10,250 and $0 in 2015 and 2014, respectively. Interest expense on notes payable to directors, which is included in interest expense, net of interest income, in the accompanying consolidated statements of operations was $88,167 and $6,082 for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) to December 31, 2014, respectively.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

Subsequent to December 31, 2015, the Company received the following additional advances from directors:

•	On January 20, 2016, the Company received $150,000 from a company controlled by an officer and director under an unsecured promissory note that was due on February 20, 2016. The note carries an annual interest rate of 10%. The Company is currently discussing an extension of the maturity date with the director.

•

On January 20, 2016, the Company received $50,000 from a trust controlled by a director under an unsecured promissory note that was due on February 20, 2016. The note carries an annual interest rate of 10%. The Company is currently discussing an extension of the maturity date with the director.

•	On January 25, 2016, the Company received $100,000 from a director under an unsecured promissory note that was due on July 25, 2016. The note carries an annual interest rate of 10%. The note is convertible into shares of common stock at a price of $7.00 per share. In addition, the director received a seven-year warrant to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $7.00 per share. The fair value of stock warrant was determined to be $22,000, which represents the estimated present value at grant date using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 1.7%, expected life- 7 years, expected volatility- 36.1% and expected dividend rate- 0%. The Company is currently discussing an extension of the maturity date with the director.

•	On January 29, 2016, the Company received $500,000 from a director under unsecured promissory note that was due on July 29, 2016. The note carries an annual interest rate of 10%. The note is convertible into shares of common stock at a price of $7.00 per share. In addition, the director received a seven-year warrant to purchase up to 250,000 shares of the Company’s common stock at an exercise price of $7.00 per share. The fair value of stock warrant was determined to be $110,000, which represents the estimated present value at grant date using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 1.7%, expected life- 7 years, expected volatility- 36.1% and expected dividend rate- 0%. The Company is currently discussing an extension of the maturity date with the director.

•	On February 8, 2016, the Company received $100,000 from a director under an unsecured promissory note that was due on June 30, 2016. The note carried an annual interest rate of 10%. On June 30, 2016, the Company paid this note in full.

•	On February 9, 2016, the Company received $60,000 from a company controlled by an officer and director under an unsecured promissory note that was due on March 9, 2016. The note carries an annual interest rate of 10%. The Company is currently discussing an extension of the maturity date with the director.

•

On February 16, 2016, the Company received $300,000 from a director under unsecured promissory note that was due on August 16, 2016. The note carries an annual interest rate of 10%. The note is convertible into shares of common stock at a price of $7.00 per share. In addition, the director received a seven-year warrant to purchase up to 150,000 shares of the Company’s common stock at an exercise price of $7.00 per share. The fair value of stock warrant was determined to be $66,000, which represents the estimated present value at grant date using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 1.7%, expected life- 7 years, expected volatility- 36.1% and expected dividend rate- 0%. The Company is currently discussing an extension of the maturity date with the director.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

•	On February 26, 2016, the Company received $10,000 from a trust controlled by a director under an unsecured promissory note that was due on June 30, 2016. The note carried an annual interest rate of 10%. This note was subsequently repaid on May 31, 2016.

•	On March 9, 2016, the Company received $25,000 from a director under an unsecured promissory note that was due on April 9, 2016. The note carries an annual interest rate of 10%. The Company is currently discussing an extension of the maturity date with the director.

•	On May 3, 2016, the Company received $400,000 from a director under an unsecured promissory note that was due on June 30, 2016. The note carries an annual interest rate of 6%. On June 30, 2016, the Company made a principal payment equal to $210,000 and the note was extended to January 15, 2017.

•	On May 12, 2016, the Company received $200,000 from a trust controlled by a director under an unsecured promissory note that was due on June 30, 2016. The note carries an annual interest rate of 10%. The Company is currently discussing an extension of the maturity date with the director.

8. Convertible Debentures

During 2015, the Board of Directors authorized the sale of up to $3.05 million of convertible debentures. Under the terms of this offering, the debentures are scheduled to mature twelve months from the issuance date and include interest payable at maturity at a rate of 10% per year. The debentures are convertible, at the option of the holder, into shares of common stock at a rate of $7.00 per share. In addition, the debentures include an attached three-year warrant equal to 10% of the principal amount of the note, such warrant being exercisable at a rate of $0.01 per share.

As of December 31, 2015, a total of $3,050,000 of this offering was sold, including $1,075,000 from certain of the Company’s board members, officers and their affiliates, which is included in convertible debentures in the accompanying consolidated balance sheets as of December 31, 2015, net of debt issuance costs and original issue discount. The convertible debentures are due in varying amounts from April to October of 2016.

In accordance with Accounting Standards Codification 470 “Debt with Conversion and Other Options” (“ASC 470”), the Company has separately accounted for the value of the embedded equity features within this debenture by allocating a total of $411,750 as original issue discount and additional paid-in capital reflecting the estimated value of the underlying cash conversion feature and the attached warrants, using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 2.3%, expected life- 3 years, expected volatility- 100% and expected dividend rate- 0%. In addition, the Company incurred $182,964 of additional costs related to this offering, which are being reported as debt issuance costs. The amount of original issue discount and debt issuance costs are being amortized to interest expense over the term of the debentures.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

Following are the components of convertible debentures, net of original issue discount and debt issuance costs as shown in the accompanying consolidated balance sheets as of December 31, 2015:

Face amount of debentures Less unamortized amount of:	$3,050,000

Original Issue Discount	(198,832)
Debt Issuance Costs	(89,049)
2,762,119
Less: short-term portion	(383,557)

Convertible debentures, net of original issue discount and debt issuance costs, long-term	$2,378,562

Following are the amounts related to this offering charged to interest expense for the year ended December 31, 2015:

Accrued interest payable in cash	$144,336
Amortization of:
Original Issue Discount	$212,918
Debt Issuance Costs	$93,915
$451,169

The estimated effective interest rate of this debenture, which includes interest payable in cash and the non-cash interest related to the amortization of original issue discount and debt issuance costs, is 29% for the year ended December 31, 2015.

As additional security under this offering, certain of the Company’s directors have provided a joint and several personal guaranty to certain lenders. The total amount covered by these guaranties as of December 31, 2015 is $1,875,000.

In connection with this offering, the Company has retained a placement agent whereby the agent receives a cash fee of 5% of any proceeds generated by this offering. The Company has recorded placement fees of $105,000 in 2015 which are included in debt issuance costs in the accompanying consolidated balance sheets as of December 31, 2015. Additionally, the placement agent received a five-year warrant equal to 5% of the common shares issuable upon the conversion of the convertible debenture to common stock exercisable at a price of $7.00 per share. The Company has recorded an amount equal to $2,114 representing the estimated value of the 13,214 warrants as of December 31, 2015, using an estimated fair value of $0.16 per share which is included in interest expense, net of interest income in the accompanying consolidated statements of operations for the year ended December 31, 2015.

In connection with this offering, the Company has issued three- year warrants to purchase up to 305,000 shares of common stock at a price of $0.01 per share. During the year ended December 31, 2015, warrants to purchase a total of 160,000 shares were exercised for proceeds totaling $1,600.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

The fair value of stock warrants is the estimated present value at grant date using the Black Scholes pricing model with the following weighted-average assumptions:

	2015	2014
Risk-free interest rate	2.3%	*
Expected life	3 years	*
Expected volatility	100%	*
Expected dividend rate	0%	*

______

*there were no warrants issued in connection with this offering until 2015.

Subsequent to December 31, 2015, the Company completed the following transactions related to these debentures:

•	Entered into extended and amended agreements with lenders holding debentures with principal amounts totaling $2.65 million which extended the maturity dates of the debentures to October 15, 2017. In addition, interest accrued on the original debentures totaling $226,054 was added to the principal balance of the amended debentures. The amended agreements include interest at an annual rate of 10%.

•	Entered into new agreements for amounts totaling $600,000 on the same terms and conditions as the amended agreements. Proceeds of the new debentures were primarily used to retire two debentures with principal and accrued interest totaling $440,945.

•	As part of these amended agreements, the Company has issued five-year warrants to the lenders for a total of 464,299 shares of common stock at a weighted average exercise price of $8.29 per share.

The Company has analyzed the provisions of ASC 470 to determine if these extensions meet the criteria of a substantial modification which would require treatment as a debt extinguishment. Based on this analysis, it has been determined that a substantial modification did not occur. Accordingly, in accordance with ASC 470, the Company has separately accounted for the value of the embedded equity features within this debenture by allocating a total of $165,097 as original issue discount and additional paid-in capital reflecting the estimated value of the underlying cash conversion feature and the attached warrants, using the Black Scholes pricing model with the following weighted- average assumptions: risk-free interest rate- 1.7%, expected life- 5 years, expected volatility- 36.1% and expected dividend rate- 0%.

In addition, the amended agreements contained a provision whereby the Company would issue an additional two-year warrant, at an exercise price of $7.00 per share, if the debenture is paid off in cash at any time prior to the maturity date. If this would occur, the Company would include the value of the warrants issued in its extinguishment accounting for the debentures.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

9. Preferred Stock

In 2014, the Board of Directors authorized the sale of up to 6,000 units of Series A Convertible Preferred Stock at a price of $1,000 per unit. Each unit consists of one share of preferred stock plus a warrant to purchase up to 71.5 shares of common stock at a price of $7.00 per share. The preferred stock has a cumulative dividend equal to 12% per year which is payable in cash or, at the option of the holder, into shares of common stock at a rate of $7.00 per share. The preferred stock has a preference in liquidation equal to $1,000 per share. Additionally, the preferred stock is convertible, at the option of the holder, into shares of common stock at a rate of 1:143. The preferred stock also contains an automatic conversion feature whereby the Company may elect to force conversion under certain circumstances. The Company has the right to redeem the shares of preferred stock at a price of $1,000 per share plus any accrued but unpaid dividends. In January 2016, the Board of Directors authorized the sale of up to 3,000 units of Series A-1 Convertible Preferred Stock under the same terms and conditions as the Series A Convertible Preferred Stock.

As of December 31, 2015 and 2014, the Company has issued a total of 6,188 and 1,990 shares of Series A and Series A-1 Convertible Preferred Stock in exchange for proceeds of $6,188,000 and $1,990,000, which is included in preferred stock in the accompanying consolidated balance sheets as of December 31, 2015 and 2014, respectively. Dividends totaling $405,289 and $27,927 have been accrued for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014, respectively, which are included in accumulated deficit in the accompanying consolidated balance sheets. Dividends paid during 2015 and 2014 totaled $282,179 and $7,500, which includes dividends paid in shares of common stock, as elected by the holders, valued at $7.00 per share. The Company issued a total of 28,583 shares of common stock as payment of dividends in 2015. There were no shares of common stock issued in 2014 as payment for dividends. As of December 31, 2015, there have been no redemptions of the preferred stock.

As part of this offering, warrants to purchase up to 442,442 and 142,285 shares of common stock at an exercise price of $7.00 per share have been issued and are outstanding as of December 31, 2015 and 2014, respectively. The warrants are vested immediately and have a term of seven years. There is no intrinsic value for warrants outstanding and vested as of December 31, 2015 and 2014.

In connection with this offering, the Company has signed an agreement with a placement agent whereby the agent receives a cash fee of 5% of any proceeds generated by this offering. Additionally, the placement agent will receive a five-year warrant equal to 5% of the common shares issuable upon the conversion of the preferred stock to common stock. The Company has recorded an amount equal to $1,818 and $2,278 representing the estimated value of the 18,522 warrants as of December 31, 2015 and 2014, respectively, using an estimated fair value of $0.16 per share which is included in additional paid-in capital in the accompanying consolidated balance sheets as of December 31, 2015 and 2014, respectively. Accordingly, the Company has incurred placement fees of $101,648 and $101,778 in 2015 and 2014, respectively, which are netted against preferred stock in the accompanying consolidated balance sheets as of December 31, 2015 and 2014, respectively.

Subsequent to December 31, 2015, the Company has sold an additional 2,540 units of Series A-1 Convertible Preferred Stock which generated proceeds of $2,540,000. In addition, a director converted a director loan with an outstanding balance of $118,000 into 118 units of Series A-1 Convertible Preferred Stock on March 1, 2016 (see Note 7) . In connection with these investments, the Company granted seven-year warrants covering a total of 190,047 shares of the Company’s common stock at an exercise price of $7.00 per share.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

10. Accrued Expenses

Accrued expenses in the accompanying consolidated balance sheets consists of the following as of December 31, 2015 and 2014, respectively:

	2015	2014
Accrued legal, accounting and other services $	235,949	$30,500
Accrued salaries, wages and benefits	209,604	-
Accrued interest	228,336	6,082
Accrued preferred stock dividends	143,537	20,427
Accrued royalty payments	137,424	-
Accrued other	52,322	-
	$1,007,172	$57,009

11. Stock Subscription Receivable

In December 2015, the Company sold 400 units of Series A Convertible Preferred Stock (see Note 9) in exchange for proceeds of $400,000. Under a separate agreement with the shareholder, 150 units representing $150,000 of the proceeds, are being held in escrow pending the completion of the transaction between the Company and Nuvel Holdings, Inc. (see Note 6). During the period of time that these shares are held in escrow, the holder receives all rights and privileges as a holder of this security. The amount held in escrow is included in shareholders’ equity in the accompanying consolidated balance sheets as of December 31, 2015. On August 15, 2016, the funds held in escrow were released to the Company.

12. Common Stock Issued to CEO

In October 2014, the Company issued a total of 1,350,000 shares of its common stock to the CEO as founders’ stock. At the time these shares were issued, there were no business activities. As a result, the Company has issued the stock at par value ($0.01 per share or $13,500) in the accompanying consolidated balance sheets as of December 31, 2014.

13. Commitments and Contingencies

Leases

The Company subleases office space in Wayzata, Minnesota from a company controlled by family members of the Company’s Chief Executive Officer and director under an operating lease dated December 15, 2014. Lease payments, covering 2,100 square feet, are approximately $5,300 per month through September 30, 2017.

On September 1, 2015 and December 1, 2015, the Company entered into two additional operating leases for approximately 5,100 square feet in the same location in Wayzata, Minnesota. The term of both leases is 60 months with lease payments totaling approximately $9,800 per month. One of the leases (covering 850 square feet) has been subleased to an independent party in exchange for a lease payment of $900 per month. The leases are personally guaranteed by the Company’s Chief Executive Officer.

On October 1, 2015, in connection with the acquisition of Salamander Technologies, Inc. (see Note 5), the Company entered into a 12 month operating lease for 5,500 square feet of office space in Traverse City, Michigan. Monthly lease payments are equal to $6,700.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

As of December 31, 2015, minimum future rental commitments under the leases are as follows:

For the year ended December 31,	Amount
2016	$241,569
2017	165,316
2018	117,580
2019	117,580
Thereafter	105,062
$747,107

Rent expense for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014 was $114,279 and $2,800, respectively.

Subsequent to December 31, 2015, the Company entered into an operating lease for approximately 9,800 square feet in Roseville, California which will be the future office location for LifeMed ID, Inc., which was acquired by the Company in July, 2016 (see Note 20). The lease term is 120 months and is expected to begin in October 2016. For the first 12 months of the lease, the monthly lease payment is equal to approximately $19,100 with increases of 3% per year through the end of the term. The lease includes an abatement during the first six months of the lease equal to approximately $115,000. Total lease payments over the lease term are equal to $2,518,823.

14. Stock-based Compensation

During 2015, the Company granted a total of 1,500,000 shares of common stock to certain employees and consultants in exchange for their services. One such employee is also a director of the Company. The shares vested immediately and have been recorded based on the fair value of the Company’s common stock at the date of grant using a value of $0.16 per share. Non-cash compensation expense of $240,000 has been recorded for the year ended December 31, 2015 and is included in general and administrative expenses in the accompanying consolidated statements of operations.

15. Income Taxes

Income tax computed at the federal statutory rate reconciled to the effective tax rate is as follows for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014:

	2015	2014
Federal statutory tax benefit rate	(34.0)%	(34.0)%
State tax, net of federal benefit	(2.1)	(8.3)
Permanent differences	8.5	-
Other	(11.6)	2.3
Change in valuation allowance	39.2	40.0
	-%	-%

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

The Company assesses the potential realization of net deferred tax assets on an annual basis, or on an interim basis if the circumstances warrant. If the Company’s actual results and updated projections vary significantly from the projections used as a basis for this determination, the Company may need to increase or decrease the valuation allowance against the gross deferred tax assets. The Company would adjust its valuation allowance in the period the determination was made. The Company considers projected future taxable income and ongoing tax planning strategies and then records a valuation allowance to reduce the carrying value of the net deferred taxes for amounts that are unable to be realized. For the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014, the Company recorded a change in the valuation allowance of $1,445,700 and $71,600, respectively, as the Company believes it is not more-likely-than-not to realize the benefit of the deferred tax asset.

During 2015, the Company recorded additional deferred tax assets primarily related to the acquisition of Salamander Technologies, Inc. The net increase was $381,600 which includes a research and development (“R&D”) credit carryforward, a net operating loss (“NOL”) carryforward and amortization of intangibles.

Components of net deferred income taxes are as follows as of December 31, 2015 and 2014:

	2015	2014
Deferred income tax assets:
Net operating loss carryforwards	$1,106,100	$72,900
R&D credit carryforwards	394,500	-
Start-up costs	14,900	17,800
Accrued expenses	292,300	300
Depreciation	17,000	-
	1,824,800	91,000
Deferred income tax liabilities:
Amortization	(285,700)	-
Non-cash compensation costs	(11,600)	(19,400)
Deferred revenue	(10,200)	-
	(307,500)	(19,400)
Net deferred income tax assets	1,517,300	71,600
Less: Valuation allowance	(1,517,300)	(71,600)
Net deferred income tax assets	$-	$-

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

As of December 31, 2015, the Company has the following federal and state net operating losses and research and development credit carryforwards:

	Net Operating Losses		Research and Development
Year of Expiration	Federal	State	Credits
2025	173,000	-	24,000
2026	-	-	39,000
2027	352,000	-	51,000
2028	40,000	-	44,000
2029	40,000	180,000	45,000
2030	40,000	664,000	39,000
2031	40,000	-	16,000
2032	-	-	21,000
2033	40,000	-	27,000
2034	220,000	-	44,000
2035	2,067,000	-	44,000
	$3,012,000	$844,000	$394,000

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority. As of December 31, 2015 and 2014, we did not have any material uncertain tax positions.

It is our practice to recognize interest and penalties related to income tax matters as a component of income tax expense in the consolidated statements of operations. There have been no interest or penalties incurred for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014.

16. Restricted Stock Grants

In December 2014, the Company granted a total of 100,000 shares of common stock to each of its four outside directors in exchange for their services. The shares vest as follows: 25% immediately with the remaining 75% vesting equally over the next three years, assuming the director remains in their position on the anniversary date. The Company has recorded the fair value of the shares granted using an estimate of fair value of $0.16 per share. Non-cash compensation of $16,000 for both periods, based on the value of the shares vested in that period, has been recorded in the accompanying consolidated statements of operations for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014, respectively.

The following table sets forth a summary of restricted stock activity for the year ended December 31, 2015 and or the period from October 17, 2014 (inception) through December 31, 2014:

			WeightedAverage
	Number of Restricted Shares		Grant Date Fair Value
	2015	2014	2015	2014
Outstanding and not vested, January 1	300,000	$-	$0.16	-
Granted	-	400,000	-	0.16
Forfeited	-	-	-	-
Vested	(100,000)	(100,000)	0.16	0.16
Outstanding and not vested, December 31	200,000	300,000	$0.16	$0.16

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

17. Non-qualified Stock Options

During 2015, the Company granted non-qualified stock options to certain directors in exchange for services they provided during the year. These instruments were immediately vested and were valued at the fair value on the date of grant which was estimated to be $0.15 per share, using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 2.3%, expected life- 10 years, expected volatility- 100% and expected dividend rate- 0%. Using an estimated fair value per share of $3.18 on December 31, 2015, the number of options outstanding with an intrinsic value was 378,571, with an intrinsic value of $1,143,284.

Non-qualified stock option activity is as follows for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014:

			Weighted Average
	Number of Shares		Exercise Price
	2015	2014	2015	2014
Outstanding, January 1	-	-	$-	$-
Granted	378,571	-	0.16	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Expired	-	-	-	-
Outstanding, December 31	378,571	-	$0.16	$-

The weighted average grant date fair value of non-qualified options granted during the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014 was $1.56 and $0, respectively. Options exercisable as of December 31, 2015 and 2014 were 378,571 and 0, respectively. The weighted average price of exercisable options for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014 was $0.16 and $0, respectively. The total fair value of stock options vested as of December 31, 2015 and 2014 was $589,727 and $0, respectively. The Company issues new shares when non-qualified stock options are exercised. The remaining contractual life of the non-qualified options outstanding as of December 31, 2015 and 2014 is 8.6 and 0 years, respectively.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

18. Stock Warrants

Warrants to purchase shares of the Company’s common stock have been issued in connection with issuances of preferred stock (See Note 9) and convertible debentures (See Note 8).

Stock warrant activity is as follows for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014:

	Number of Shares-		Weighted Average
	Outstanding and Vested		Exercise Price
	2015	2014	2015	2014
Outstanding, January 1	156,524	-	$7.00	$-
Granted	677,967	156,524	3.86	7.00
Exercised	(160,000)	-	0.01	-
Cancelled	-	-	-	-
Expired	-	-	-	-
Outstanding, December 31	674,491	156,524	$5.50	$7.00

Using an estimated fair value per share of $3.18 on December 31, 2015 and 2014, the number of options outstanding with an intrinsic value was 145,000 and 0, respectively, with an intrinsic value of $459,650 and $0, respectively.

Warrants outstanding and exercisable as of December 31, 2015, are as follows:

		Weighted
		Average
		Remaining
	Number of	Contractual
Exercise Price	Shares	Life (Years)
$0.01	145,000	2.5
$7.00	529,491	6.3
	674,491	5.6

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

19. Business Segments

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company has two operating segments: (1) SalTech, which includes the results of the business operation within Salamander Technologies, LLC, which provides an asset tagging and tracking software solution used to manage incidents or events and (2) OH, which includes corporate expenses (e.g. corporate administrative costs) and interest expense. Segment disclosures are provided to the extent practicable under the Company's accounting system. Transactions within and between the segments are generally made on a basis to reflect the market value of the services and have been eliminated in consolidation.

The SalTech segment was created as a result of the Company’s acquisition of Salamander Technologies, Inc. which occurred on October 1, 2015 (see Note 5). Accordingly, the results of that segment reflect only the period of October 1, 2015 through December 31, 2015.

Segment disclosures are as follows:

	For the Year Ended December 31, 2015
	Sal-Tech	OH	Total
Revenue	$244,902	$-	$244,902
Loss from operations	(337,311)	(3,252,281)	(3,589,592)
Net income (loss)	64,775	(3,745,146)	(3,680,371)
Identifiable assets	2,698,033	7,980,770	10,678,803
Depreciation and amortization	25,662	14,236	39,898
Capital expenditures	(2,799)	(74,885)	(77,684)
Interest expense, net of interest income	(1,467)	(492,865)	(494,332)
Income tax provision (benefit)	-	-	-

	For the Period From October 17, 2014
	(inception) through December 31, 2014
	Sal-Tech	OH	Total
Revenue	$-	$-	$-
Loss from operations	-	(172,864)	(172,864)
Net loss	-	(178,900)	(178,900)
Identifiable assets	-	3,369,078	3,369,078
Depreciation and amortization	-	-	-
Capital expenditures	-	32,440	32,440
Interest expense, net of interest income	-	(6,036)	(6,036)
Income tax provision (benefit)	-	-	-

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

20. Subsequent Events

The Company has evaluated subsequent events occurring through September 26, 2016, the date the consolidated financial statements were available to be issued, for events requiring recording or disclosure in the Company’s consolidated financial statements.

Acquisition of Agilivant LLC (“AGL”)

AGL, a Washington limited liability company, offers a real-time debit based banking and payment system. Certain of the Company’s directors are shareholders and directors of AGL. As of December 31, 2015 and 2014, the Company provided a total of $1,225,488 and $220,313, respectively, to AGL to fund current operating losses, which are included in notes receivable in the accompanying consolidated balance sheets as of December 31, 2015 and 2014, respectively. The advances are due on demand but are classified as a long-term asset in the accompanying consolidated balance sheet since the intent is to apply these advances as part of the pending business combination. The amounts advanced are covered by a revolving promissory note which provided for advances up to $750,000. The revolving note is unsecured, due on demand and carries an annual interest rate of 6%. Interest earned under these notes totaled $48,975 and $0 as of December 31, 2015 and 2014, respectively, which is included in the accompanying consolidated balance sheets. For the period from January 1 to February 12, 2016 (the date the Company acquired a controlling interest in AGL), the Company has provided an additional $85,000 to further assist AGL with their working capital needs.

Based on the relationship which existed between the Company and AGL, the Company has evaluated the requirements of ASC 810-10 Consolidation and has determined that AGL qualifies as a variable interest entity (“VIE”). Once a reporting entity determines that it has an interest in a VIE, it must determine if it qualifies as the primary beneficiary. If it determines that it meets the definition of a primary beneficiary, it must consolidate the results of the VIE with its own and report them as if it owned that entity as of the reporting period. A primary beneficiary is defined as an entity that meets both of the following criteria: a) Power Criterion- power to direct activities of the VIE that most significantly impact the economic performance, b) Loss/Benefits Criterion- obligation to absorb losses from or the right to receive benefits of the VIE that could potentially be significant to the VIE. Because the Company does not meet the definition of the primary beneficiary due to lack of power to direct activities of AGL and lack of obligation to absorb AGL losses, the financial results of AGL have not been consolidated with those of the Company for the periods presented.

On February 12, 2016, the Company and AGL signed a Membership Unit Purchase Agreement (“MUPA”) that provided for the exchange of the Company’s common stock for AGL membership units. As of the closing date, the Company received 82% of the membership units in exchange for a total of 433,551 shares of its common stock. The remaining 18% of AGL’s membership units will be reflected as a minority interest until the time that the Company acquires the remaining membership units. If that occurs, the Company would issue an additional 95,170 shares of its common stock to acquire those membership units. Under the terms of the MUPA, the Company has held 57,400 shares of the common stock issuable to all sellers in escrow for certain defined indemnification events. These shares will be released to the sellers in June 2017. In addition, the Company has held an additional 50,000 shares of common stock issuable to two sellers pending a final accounting of the amount of liabilities assumed.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

Under a separate agreement with Rene Babi, AGL’s founder and Executive Chairman, the Company has agreed to distribute his shares of Company common stock over a three- year period. Accordingly, as of the closing date, the Company has held a total of 151,378 shares of its common stock that are due to Mr. Babi. These shares will be released based on the following schedule: 50,460 shares on April 17, 2017, 50,459 shares on April 17, 2018 and 50,459 shares on April 17, 2019. During the period of time that these shares are held, Mr. Babi has no rights of ownership. Accordingly, the Company will record the fair value of these held shares as a liability as of the close date. On July 1, 2016, under a separate agreement, the Company agreed to purchase 1,000 shares per month of the Company’s common stock owned by Mr. Babi at a price of $14.00 per share for a period of 24 months.

During the first quarter of 2016, the Company allocated the purchase price, which was calculated based on the number of shares of common stock issued at a value of $3.18 per share, based on the fair value of assets acquired and liabilities assumed. The evaluation of the Company’s common stock requires the Company to make assumptions about future cash flows of the Company that include, among others, growth in revenues, margins realized, level of operating expenses and cost of capital. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. The Company engaged an independent specialist to assist the Company in evaluating the fair value of the Company’s common stock and ultimately concluded on the fair value of the Company’s common stock.

A summary of the assets acquired and liabilities assumed as of the closing date is as follows:

Current assets	$35,839
Intangible assets:
Trademarks	188,736
Software technology	1,038,047
Customer relationships	44,909
Goodwill	3,185,565
Current liabilities	(593,738)
Assumed debt	(2,218,025)
1,681,333
Noncontrolling interest	(302,641)
Value of net assets acquired	$1,378,692

Transaction costs of $206,517 were expensed as incurred. Because AGL was a limited liability company, the fair value of the assets acquired will be stepped up and the value assigned to goodwill will be deductible for income tax purposes. The goodwill recognized as a result of the merger is attributable primarily to the strategic and synergistic opportunities across the marketing technology spectrum, expected corporate synergies and the assembled workforce.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

Gain on Debt Extinguishment

Subsequent to the acquisition, on June 30, 2016, the Company issued 67,603 shares of common stock in exchange for the extinguishment of certain assumed debt and accrued interest with a value of $795,174. In accordance with Accounting Standards Codification 470-50-40 “Debt-Modifications and Extinguishments”, the Company recorded the reacquisition price at the fair value of the securities issued to extinguish the debt which it estimated to be $3.18 per share. Accordingly, the difference between the reacquisition price and the carrying amount of the debt and accrued interest was recorded as a gain on debt extinguishment of $569,406, which is included in other income (expense) in the accompanying consolidated statements of operations for the six months ended June 30, 2016.

Acquisition of LifeMed ID, Inc. (“LMID”)

LMID, a California corporation, offers a suite of software solutions that overlays with existing systems and equipment which automates patient identity validation, record matching, insurance and payment requirements and access to information.

During 2015 and 2014, the Company purchased a total of 1,750,000 shares of Series B Convertible Preferred Stock from LMID for a price of $3,500,000. Dividends, when declared by the issuer’s board of directors, are payable at a rate of $0.10 per share, or 5% per year. The dividends are not cumulative. The shares have a preference in liquidation equal to $2.00 per share. The stock is convertible into an equivalent number of shares of common stock and have voting rights on an as-converted basis. In addition, during 2015, the Company purchased a total of 462,500 shares of common stock from LMID for a price of $2.00 per share or, $925,000. Based on the number of shares of these securities that are held, the Company had an effective ownership position of 17% and 11%, as of December 31, 2015 and 2014, respectively. The amounts invested of $4,425,000 and $2,500,000 are reported as Investment in LMID in the accompanying consolidated balance sheets as of December 31, 2015 and 2014, respectively.

Beginning in 2015, to provide additional working capital to LMID, the Company has made non-interest bearing advances to LMID totaling $1,045,000. The non-interest bearing advances are included in Due from LMID in the accompanying consolidated balance sheets as of December 31, 2015. The advances are due on demand but are classified as a long-term asset in the accompanying consolidated balance sheet since the intent is to apply these advances as part of the pending business combination.

Subsequent to December 31, 2015 and through July 20, 2016, the Company has made additional non-interest bearing advances to LMID equal to $2,508,000. On March 31, 2016, the Company converted a portion of these advances, totaling $2,195,000, into 1,097,500 shares of LMID common stock. In addition, on February 9, 2016, the Company acquired 80,000 shares of LMID common stock previously held by David Batchelor, a member of its Board of Directors and the current CEO of LMID, at a price of $2.00 per share, or $160,000. As a result of these transactions, the Company owned a total of 1,640,000 shares of LMID common stock at a price of $2.00 per share.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

Based on the number of shares of these securities that are held, on an as-converted basis, the Company had an effective ownership position of 24% and 17%, as of March 31, 2016 and December 31, 2015, respectively. Through March 31, 2016, the Company’s investment in LifeMed ID, Inc. was carried on the cost basis. Based on the Company’s acquisition of additional shares of LifeMed ID, Inc. common stock on March 31, 2016, the Company began to account for this investment using the equity method of accounting as of April 1, 2016. The Company adopted the guidance of ASU 2016-07, Investments—Equity Method and Joint Ventures (Topic 323) - Simplifying the Transition to the Equity Method of Accounting during the first quarter of 2016 and has applied the equity method for its investment in LifeMed ID, Inc. prospectively beginning with the three months ended June 30, 2016.

Based on the relationship which existed between the Company and LMID, the Company has evaluated the requirements of ASC 810-10 Consolidation and has determined that LMID qualifies as a variable interest entity (“VIE”). Once a reporting entity determines that it has an interest in a VIE, it must determine if it qualifies as the primary beneficiary. If it determines that it meets the definition of a primary beneficiary, it must consolidate the results of the VIE with its own and report them as if it owned that entity as of the reporting period. A primary beneficiary is defined as an entity that meets both of the following criteria: a) Power Criterion- power to direct activities of the VIE that most significantly impact the economic performance, b) Loss/Benefits Criterion- obligation to absorb losses from or the right to receive benefits of the VIE that could potentially be significant to the VIE. Because the Company does not meet the definition of the primary beneficiary due to lack of power to direct activities of LMID and lack of obligation to absorb LMID losses, the financial results of LMID have not been consolidated with those of the Company for the periods presented.

Certain of the Company’s directors are also directors and shareholders in LMID. One such director is an officer of LMID, serving as its CEO.

On July 20, 2016, the Company completed a stock-for-stock exchange with LMID and acquired an additional 76% of the outstanding shares of LMID in exchange for 1,489,261 shares of the Company’s common stock with an implied value of $3.18 per share and an aggregate value of $4,735,850. The evaluation of the Company’s common stock requires the Company to make assumptions about future cash flows of the Company that include, among others, growth in revenues, margins realized, level of operating expenses and cost of capital. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. The Company engaged an independent specialist to assist the Company in evaluating the fair value of the Company’s common stock and ultimately concluded on the fair value of the Company’s common stock. The Company currently owns 100% of LMID; one shareholder did dissent to the merger and we anticipate settling this claim before December 31, 2016 for $195,678, a corresponding liability will be recorded in the consolidated financial statements. The transaction costs of $354,522 were expensed as incurred.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

A preliminary estimate of the fair value of the assets acquired and liabilities assumed are as follows:

Purchase Consideration:
Company Common Stock	$4,735,850
Cash paid prior to merger	6,620,000
Due to dissenter	195,678
Assumed Obligation to OrangeHook	1,358,000
Debt-Free Liabilities	2,082,488
Assumed Debt	93,141
Total Purchase Consideration	$15,085,157

Preliminary allocation of Fair Value:
Current Assets	$826,917
Property and Equipment	51,101
Other Assets	110,466
Trademarks and Trade Names	597,000
Software/Technology	3,283,000
Customer Relationships	142,000
Goodwill	10,074,673
Total Purchase Consideration	$15,085,157

The Company will finalize the purchase price based on the fair value of assets acquired and liabilities assumed by December 31, 2016. The value that will be assigned to goodwill will not be deductible for tax purposes. The goodwill recognized as a result of the merger is attributable primarily to the strategic and synergistic opportunities across the marketing technology spectrum, expected corporate synergies and the assembled workforce.

Included in current assets as of the acquisition date is a balance due David Batchelor, the current LMID CEO, director and majority shareholder of LMID. Mr. Batchelor is also a member of the Company’s Board of Directors. The balance due as of the acquisition date is $493,092, which is due upon the completion of the sale to the Company of common shares held by Mr. Batchelor in connection with the Registration Rights and Put Agreement held by Mr. Batchelor as discussed below.

In connection with this transaction, the Company has entered into a six-year employment agreement with Mr. Batchelor. Under the terms of this agreement, Mr. Batchelor will receive a base salary of $321,000 per year. In addition, he will be eligible to receive quarterly incentive payments based on LMID gross revenue equal to 5% for 2016, 3% for 2017- 2018 and 0.5% for 2019-2022. In connection with this agreement, in November 2015, the Company granted a seven-year non-qualified stock option to Mr. Batchelor to purchase up to 178,561 shares of common stock at an exercise price of $0.16 per share. The fair value of stock option was determined to be $559,000, which represents the estimated present value at grant date using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 2.1%, expected life- 7 years, expected volatility- 100% and expected dividend rate- 0%, which is included in general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2015.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

Subsequent to December 31, 2015, this option was rescinded and replaced with a seven-year non-qualified stock option to purchase up to 228,413 shares of common stock at an exercise price of $3.18 per share. In accordance with Accounting Standards Codification 718 “Compensation- Stock Compensation”, the Company has calculated the relative fair value of the revised stock option award using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 2.0%, expected life- 7 years, expected volatility- 36.1% and expected dividend rate- 0%. Based on that calculation, it was determined that the relative fair value of the replacement options was lower than the value of the options that were issued in 2015. As a result, no additional compensation expense will be recorded in relation to the replacement options.

In addition, in March 2016, the Company has entered into a Registration Rights and Put Agreement with Mr. Batchelor which allows him to require the Company to repurchase up to 142,857 shares of his common stock at $14 per share up to a maximum of $1,550,000. The Put Option is exercisable as follows: $550,000 during June 2016 and $1.0 million during October 2016. Mr. Batchelor has been granted piggyback registration rights under this agreement which allow him to include his shares in any registration agreement filed by the Company. The agreement contains certain provisions which relieve the Company from its obligation under this agreement. In accordance with ASC 480 “Distinguishing Liabilities from Equity”, the Put Option represents a financial obligation of the Company which must be accrued in the consolidated financial statements. Upon the completion of the acquisition of LMID, at which time Mr. Batchelor becomes a shareholder of the Company, a liability in the amount of $1,550,000 will be recorded in the consolidated financial statements. On May 18, 2016, the Company received a Put Option Notice from Mr. Batchelor whereby he requested that the Company purchase a total of 39,825 shares of his common stock at a price of $14 per share, an aggregate purchase price of $549,990. At that date, Mr. Batchelor held no shares of the Company’s common stock to redeem. As a result of the merger transaction discussed above, Mr. Batchelor currently owns a total of 712,436 shares of common stock. As of September 26, 2016, the Company has yet to redeem the shares held by Mr. Batchelor due to limitations included in the Registration Right and Put Agreement.

Short-term loans

On January 26, 2016, the Company received a short-term loan from a lender in the amount of $100,000. The term of the loan was initially due on February 25, 2016 and included up to five additional thirty day extensions, all of which have occurred. Subsequently, the lender provided three additional thirty day extensions. If all extensions were exercised, the loan would be due on October 22, 2016. Under the terms of the financing, for each and every thirty-day period of this loan, the Company (1) paid an up-front origination fee equal to $2,000 (2) paid interest at maturity at a rate of 10% per year and (3) issued a seven-year warrant to purchase up to 10,000 shares of the Company’s common stock at an exercise price of $7.00 per share. The fair value of each warrant was calculated to be $5,000, using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 1.7%, expected life- 7 years, expected volatility- 36.1% and expected dividend rate- 0%. The loan is convertible into shares of the Company’s common stock at the lender’s option at a price of $7.00 per share. In addition, the lender has the right to purchase up to 100 units of the Series A-1 Convertible Preferred Stock being offered by the Company for a period of up to thirty days subsequent to this loan being repaid.

On March 2, 2016, the Company received a short-term loan from a lender in the amount of $50,000. The note was scheduled to mature on April 2, 2016. In addition, at maturity, the lender will receive a payment equal to $2,500 in lieu of interest. In August 2016, the lender agreed to extend the due date of the note to October 2, 2016 in exchange for interest at an annual rate of 10% for as long as the note remains unpaid.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

On March 15, 2016, the Company received a short-term loan from a lender in the amount of $300,000. The note was scheduled to mature on April 15, 2016. In addition, the lender received a seven-year warrant to purchase up to 15,000 shares of common stock at an exercise price of $0.01 per share. The fair value of this warrant was calculated to be $42,000, using the Black Scholes pricing model with the following weighted- average assumptions: risk-free interest rate- 1.7%, expected life- 7 years, expected volatility- 36.1% and expected dividend rate- 0%. The lender exercised this warrant on April 25, 2016. On August 30, 2016, the lender converted the principal amount of the note plus accrued interest of $16,000 into 45,143 shares of the Company’s common stock at a value of $7.00 per share plus seven-year warrants to purchase up to 286,667 shares at an exercise price of $7.00 per share.

On July 26, 2016, the Company issued a promissory note to a lender in the amount of $500,000. Proceeds received at closing totaled $471,299 representing the amount of the loan net of a loan discount of $25,000 plus additional closing expenses of $3,701. The maturity date of the promissory note is sixty days from the date of issuance (September 23, 2016). At maturity, the entire amount of the note plus interest of $30,000 is due and payable. The promissory note can be extended at the Company’s option for two additional forty-five day periods. If exercised, the Company would be obligated to pay additional interest at the end of each extension period equal to $22,500. The promissory note is secured by an officer and certain directors.

On August 23, 2016, the Company issued an unsecured short-term loan to a lender in the amount of $78,000 in exchange for proceeds of $75,000. Interest is payable at maturity at a rate of 10% per annum. The note matures on September 30, 2016. The original issue discount ($3,000) will be recognized as an expense over the term of the note.

On August 30, 2016, the Company issued an unsecured short-term loan to a lender in the amount of $52,000 in exchange for proceeds of $50,000. Interest is payable at maturity at a rate of 10% per annum. The note matures on September 30, 2016. The original issue discount ($2,000) will be recognized as an expense over the term of the note.

On August 31, 2016, the Company received an unsecured loan from a lender in the amount of $150,000. The loan matures September 30, 2016. Interest is fixed at a rate of $7,500 and is due upon maturity. In addition, if the Company does not pay the principal and interest on the maturity date, the lender would receive seven-year warrants to purchase up to 36,000 shares of the Company’s common stock at a price of $0.01 per share.

Bank Line of Credit

On March 30, 2016, the Company entered into an unsecured revolving line of credit with a bank which provides for borrowings up to $350,000. The line of credit is for general working capital purposes and borrowings are subject to an interest charge of 4.5% per annum. Amounts borrowed under this line of credit have been personally guaranteed by four of the Company’s directors. This revolving line of credit originally was to expire on June 30, 2016 but has since been extended to September 30, 2016. The balance outstanding under this line of credit is $350,000 as of August 31, 2016.

OrangeHook, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from October 17, 2014 (inception) through December 31, 2014

Convertible Revolving Promissory Note

On May 25, 2016, the Company entered into an unsecured convertible revolving promissory note which provides for borrowings up to $1 million. Borrowings under this note carry an interest rate of 10% per annum. Any balance outstanding together with all accrued and unpaid interest is due on October 31, 2016. Subsequently, the lender agreed to extend the maturity date to January 15, 2017. At the option of the lender, the note is convertible into shares of convertible preferred stock at a price of $1,000 per share. If converted, the lender would also receive a seven-year warrant to purchase up to 71.5 shares of common stock for each share of convertible preferred stock. In addition, upon a change in control, as defined in the agreement, the lender has the option to receive either cash or shares of the Company’s common stock based on a value of $7.00 per share, subject to certain adjustments. In the event that this note is not paid in full on or before the maturity date, the Company will be required to issue to the lender a seven-year warrant to purchase up to 240,000 shares of common stock at a price of $1.00 per share. The balance outstanding under this note as of August 31, 2016 is $1.0 million.

Acquisition of Assets

On June 2, 2016, the Company purchased certain intellectual property, furniture, fixtures, computers, equipment and other assets of LifeNexus, Inc. (“LifeNexus”). LifeNexus filed a bankruptcy petition under Chapter 7 of the United States Bankruptcy Code in February 2016. Under the bankruptcy petition, Spring Grove Finance, S.A. purchased the assets from the Chapter 7 bankruptcy estate of LifeNexus, and then sold the assets to the Company in exchange for 178,571 shares of common stock with an implied value of $3.18 per share and an aggregate value of $567,856. The evaluation of the Company’s common stock requires the Company to make assumptions about future cash flows of the Company that include, among others, growth in revenues, margins realized, level of operating expenses and cost of capital. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. The Company engaged an independent specialist to assist the Company in evaluating the fair value of the Company’s common stock and ultimately concluded on the fair value of the Company’s common stock. The purchase will be recorded as an asset purchase and transaction costs of $19,412 were capitalized.

A preliminary estimate of the fair value of the assets acquired assumed are as follows:

Tangible assets	$-
Intangible assets	587,268
$587,268

During the fourth quarter of 2016, the Company will allocate the purchase price based on the relative fair value of the assets acquired.

Formation of Joint Venture

On September 23, 2016, the Company executed a term sheet with a group of outside investors which contemplates the formation of a joint venture to promote, market, sell and distribute technology products in China and other Asian markets to be defined. Under the terms of this agreement, the outside investors would purchase no less than $40 million of the Company’s common stock at a valuation equal to $200 million.

OrangeHook, Inc. and Subsidiaries

Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015
(audited) and for the Three and Nine Months ended
September 30, 2016 and 2015 (unaudited)

Page(s)

Financial Statements

Consolidated Balance Sheets as of September 30, 2016 (unaudited) and December 31, 2015 (audited).	A - 40 - A - 41

Unaudited Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2016 and 2015	A - 42

Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2016 and 2015	A - 43 - A - 44

Notes to Unaudited Consolidated Financial Statements	A - 45 - A - 73

OrangeHook, Inc. and Subsidiaries

Consolidated Balance Sheets

As of September 30, 2016 (unaudited) and December 31, 2015 (audited)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash	$285,776	$281,906
Restricted cash	2,503	-
Accounts receivable	889,076	145,144
Inventory	24,062	31,985
Other current assets	324,869	105,930
Total current assets	1,526,286	564,965

Furniture, equipment and leasehold improvements, net:
Furniture and equipment	161,064	87,564
Computer software	43,559	21,646
Leasehold improvements	38,448	35,258
	243,071	144,468
Less: Accumulated depreciation and amortization	(61,886)	(17,623)
	181,185	126,845
Other assets:
Due from:
Agilivant, LLC	-	1,225,488
Nuvel Holdings, Inc.	1,336,249	856,249
LifeMed ID, Inc.	-	1,045,000
	1,336,249	3,126,737
Investment in LifeMed ID, Inc.	-	4,425,000
Goodwill	14,841,409	1,566,531
Intangible assets, net of amortization	6,387,179	868,725
Other	104,347	-
	22,669,184	9,986,993
Total assets	$24,376,655	$10,678,803

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable to directors, net of discount- short-term	$1,575,000	$218,000
Line of credit	350,000	-
Short-term debt, net of discount	2,538,447	-
Convertible debentures, net of discount- short-term	-	383,557
Capital lease obligation- short-term	1,078	-
Accounts payable	2,114,583	607,253
Accrued expenses	4,932,993	1,007,172
Deferred revenue- short-term	2,716,060	290,938
Total current liabilities	14,228,161	2,506,920

The accompanying notes are an integral part of these consolidated financial statements.

OrangeHook, Inc. and Subsidiaries

Consolidated Balance Sheets

As of September 30, 2016 (unaudited) and December 31, 2015 (audited)

	September 30, 2016	December 31, 2015
Long-term liabilities
Convertible debentures, net of discount- long-term	3,296,417	2,378,562
Notes payable to directors, net of discount- long-term	2,168,330	2,058,330
Capital lease obligation- long-term	2,124	-
Derivative liability (See Note 19)	632,758	-
Installment payable to related party	481,382	-
Deferred revenue- long-term	38,764	32,533
Total liabilities	20,847,936	6,976,345

Commitments and contingencies
Stockholders’ equity
Cumulative convertible redeemable preferred stock; authorized 9,000 and 6,000 shares; 8,846 and 6,188 shares issued and outstanding; liquidation preference of $8,846,000 and $6,188,000	8,548,452	5,984,574
Common stock - Voting; $0.01 par value; authorized 10,000,000 shares; 5,891,415 and 3,620,726 shares issued as of September 30, 2016 and December 31, 2015, respectively; 5,540,037 and 3,420,726 shares outstanding as of September 30, 2016 and December 31, 2015, respectively	55,067	34,207
Additional paid-in capital	8,445,688	2,126,164
Preferred stock subscription receivable	-	(150,000)
Accumulated deficit	(13,770,019)	(4,292,487)
Total stockholders' equity	3,279,188	3,702,458
Noncontrolling interest	249,531	-
	3,528,719	3,702,458
Total liabilities and stockholders' equity	$24,376,655	$10,678,803

The accompanying notes are an integral part of these consolidated financial statements.

OrangeHook, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

	Three months ended September 30		Nine months ended September 30
	2016	2015	2016	2015

Revenue	$321,479	$-	$784,187	$-
Cost of sales	95,585	-	191,095	-

Gross profit	225,894	-	593,092	-

Operating expenses:
Product development	838,950	-	1,329,462	-
Sales and marketing	308,225	-	554,908	-
General and administrative	2,403,942	704,509	5,448,048	1,472,604

Total operating expenses	3,551,117	704,509	7,332,418	1,472,604

Loss from operations	(3,325,223)	(704,509)	(6,739,326)	(1,472,604)

Other income (expense):
Gain on debt extinguishment	172,446	-	741,852	-
Net loss on Investment in LifeMed ID, Inc.	(46,280)	-	(404,310)	-
Interest expense, net of interest income	(1,616,364)	(171,842)	(2,451,259)	(226,278)

Loss before income taxes	(4,815,421)	(876,351)	(8,853,043)	(1,698,882)

Income tax expense	-	-	-	-

Net loss before non-controlling interest in subsidiary	(4,815,421)	(876,351)	(8,853,043)	(1,698,882)

Non-controlling interest in subsidiary	(67,357)	-	(53,110)	-

Net loss	(4,748,064)	(876,351)	(8,799,933)	(1,698,882)

Preferred stock dividends	(264,606)	(98,091)	(677,599)	(261,752)

Net loss attributable to common stockholders	$(5,012,670)	$(974,442)	$(9,477,532)	$(1,960,634)

Loss per common share- basic and diluted	$(0.97)	$(0.54)	$(2.15)	$(1.22)

Weighted average shares outstanding- basic and diluted	5,187,211	1,794,843	4,403,585	1,608,324

The accompanying notes are an integral part of these consolidated financial statements.

OrangeHook, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2016 and 2015 (unaudited)

	Nine months ended September 30
	2016	2015
Cash flows used for operating activities
Net loss	$(8,799,933)	$(1,698,882)
Adjustments to reconcile net loss to net cash from operating activities:
Interest accredited on forward purchase contract	1,197,929	-
Stock and options issued for services	436,264	87,314
Amortization of cash conversion feature and warrants on convertible debentures	216,059	109,975
Amortization of original issue discount on short-term debt	82,833	-
Amortization of original issue discount on director loans	198,000	-
Amortization of debt issuance costs	95,922	48,168
Net loss from investment in LifeMed ID, Inc.	404,310	-
Gain on debt extinguishment	(741,852)	-
Non-controlling interest in subsidiary	(53,110)	-
Depreciation and amortization	407,543	7,768
Interest earned on due from receivables	(16,215)	(37,959)
Changes in operating assets and liabilities:
Accounts receivable	(715,992)	-
Inventory	7,923	-
Other current assets	(92,995)	31,711
Accounts payable	737,990	207,145
Accrued expenses	1,043,195	311,554
Deferred revenue	1,309,100	-
Net cash flows used for operating activities	(4,283,029)	(933,206)
Cash flows used for investing activities
Advances to Agilivant, LLC	(85,000)	(783,654)
Advances to Nuvel Holdings, Inc.	(480,000)	(469,000)
Advances to Salamander Technologies, Inc.	-	(491,933)
Advances to LifeMed ID, Inc.	(1,358,000)	-
Payments from Salamander Technologies, Inc.	-	230,000
Payments from Agilivant, LLC	-	839
Decrease (increase) in restricted cash	(2,503)	126,989
Purchase of Agilivant, LLC member units for stock, net of cash received of $9,223	9,223	-
Purchase of LifeMed ID, Inc. net of cash received of $179,207	179,207	-
Purchase of LifeMed ID, Inc. preferred and common stock	(1,310,000)	(1,925,000)
Costs incurred in acquisition of LifeNexus assets	(19,412)	-
Purchases of fixed assets	(38,359)	(29,113)
Net cash flows used for investing activities	(3,104,844)	(3,340,872)

The accompanying notes are an integral part of these consolidated financial statements

OrangeHook, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2016 and 2015 (unaudited)

	Nine months ended September 30
	2016	2015
Cash flows provided by financing activities
Proceeds from director loans	2,005,000	500,000
Payments on director loans	(420,000)	(153,670)
Proceeds from sale of preferred stock, net of expenses	2,482,257	2,023,815
Proceeds from sale of convertible debentures	600,000	2,800,000
Proceeds from short-term debt	3,184,000	-
Proceeds from stock subscription receivable	150,000	-
Debt issuance costs	(27,500)	(167,160)
Borrowings on line of credit	350,000	-
Exercise of stock warrants	550	700
Payments of convertible debentures	(448,494)	-
Payments of notes payable	(19,025)	-
Payments on short-term debt	(462,652)	-
Payments of capital lease obligations	(2,393)	-
Payments of preferred stock dividends	-	(56,773)
Net cash flows provided by financing activities	7,391,743	4,946,912
Net increase (decrease) in cash	3,870	672,834

Cash
Beginning of period	281,906	181,631
End of period	$285,776	$854,465

Supplemental disclosure of cashflow information:
Interest paid	$172,243	$-
Taxes paid	491	-

Supplemental disclosure of noncash financing activities:
Financing fees accrued for issuance of warrants	$-	$1,246
Preferred stock dividends paid in stock	-	127,315
Common stock issued for acquisition of Agilivant, LLC	897,310	-
Common stock issued for acquisition of LifeNexus assets	567,856	-
Common stock issued for acquisition of LifeMed ID, Inc.	4,624,550	-
Common stock issued to retire debt	369,321	-
Common stock cancelled in exchange for receivable	19,760	-
Original issue discount for warrants and beneficial conversion feature	412,743	378,000
Accrued dividends on preferred stock	677,599	98,091
Conversion of director loan into preferred stock	118,000	-
Put option obligation to related party- fair value of common stock	352,071	-
Accrued interest converted to convertible debentures	226,054	-

The accompanying notes are an integral part of these consolidated financial statement.

-

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

1. Business Organization and Nature of Business

OrangeHook, Inc. (the “Company” or “we”), a Minnesota corporation, was formed on October 17, 2014 as a holding company to acquire selective and unique consumer, business and governmental software applications. The Company is identifying and evaluating potential acquisition target companies that have developed proprietary software applications and services which are unique to their particular industries.

The accompanying consolidated financial statements include those of the Company as well as those of its subsidiaries, Salamander Technologies, LLC, Agilivant, LLC and LifeMed ID, Inc. All intercompany transactions and balances have been eliminated in consolidation.

Subsequent to September 30, 2016, the Company expects to be acquired by Nuvel Holdings, Inc. (see Note 4).

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and disclosures required by GAAP for annual financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the financial position of the Company as of September 30, 2016 and the results of operations for the three and nine months ended September 30, 2016 and 2015 and cash flows for the nine months ended September 30, 2016 and 2015. The results of operations for the three and nine months ended September 30, 2016 are not necessarily indicative of the operating results for the year ending December 31, 2016.

These consolidated unaudited financial statements should be read in conjunction with the consolidated financial statements and related disclosures of the Company as of December 31, 2015 and for the year then ended.

2. Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern that contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Because the Company has incurred operating losses to date and negative cash flows from operations, its ability to continue as a going concern is dependent on raising the additional capital necessary to fund its current operating losses until it begins to produce meaningful revenues and to eventually attain profitability. However, there can be no assurance that the sources of capital will be available or available on terms favorable to the Company. Management anticipates that the impact of one or more of the actions listed below will generate sufficient cash flows to pay current liabilities, long-term debt and fund the Company's operations through September 30, 2017:

1.	Raise additional debt or equity capital on terms favorable to the Company,
2.	Generate revenues in amounts sufficient to attain profitability,
3.	Control general and administrative expenses based on available cash flow from operations and the amount of capital available.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

3. Summary of Significant Accounting Policies

Cash

The Company maintains cash deposits with major banks, which from time to time, may exceed federally insured limits. The Company periodically assesses the financial institutions and believes the risk of any loss is minimal.

Restricted Cash

The Company maintains an escrow account which is under the joint control of both the Company and an independent third party. To release any of the funds in the account, the escrow agent requires the written approval of both parties.

Accounts Receivable

The carrying value of the Company’s accounts receivable represents their estimated net realizable value. No collateral or other security is required to support accounts receivable, which are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts (90 to 120 days outstanding) are written off through a charge to the valuation allowance and a credit to accounts receivable. The Company does not charge interest on past due accounts receivable balances. In management’s opinion, no allowance for doubtful accounts was considered necessary as of September 30, 2016 and December 31, 2015.

As of September 30, 2016 and December 31, 2015, one customer accounted for approximately 81% and two customers accounted for 49%, respectively, of total accounts receivable. During the three and nine months ended September 30, 2016, two customers accounted for 37% and one customer accounted for 24%, respectively, of revenues. There were no reported revenues for the three and nine months ended September 30, 2015.

Inventory

Inventory, which consists primarily of supplies purchased in bulk to support the Company’s manual tracking system, is recorded at the lower of cost or market. Cost is determined using the first-in, first-out method. Charges are made to current operations to reduce inventory costs to net realizable value when total costs are estimated to exceed the selling price. There were no such charges made during the three and nine months ended September 30, 2016 and 2015.

Furniture, Equipment and Leasehold Improvements

Furniture, fixtures and equipment, computer software and leasehold improvements are stated at cost. Depreciation is computed by using the straight-line method over the estimated remaining useful lives of the assets ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset, which generally ranges from three to five years. The estimated useful lives used for computing depreciation are as follows:

Furniture and equipment	5 years

Computer software	3 years

Leasehold improvements	3 years

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

Expenditures for maintenance and repairs and minor renewals and betterments which do not improve or extend the life of the respective assets are expensed as incurred. All other expenditures for renewals and betterments are capitalized. The assets and related depreciation and amortization accounts are adjusted for equipment and leasehold improvement retirements and disposals with the resulting gain or loss included in operations.

Revenue Recognition

Revenue from tracking systems sales is recognized in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 605, Revenue Arrangements with Multiple Deliverables. When elements such as the product (e.g., hardware, software and other components) installation and training are contained in a single arrangement, or in related arrangements with the same customer, revenue is allocated to each element based upon its relative fair value. Management believes the individual elements within its contracts meet the ASC Topic 605 criteria for treatment as separate units of accounting. The price charged when the element is sold separately generally determines fair value. Revenue from product sales is recognized when the related goods are shipped whereas revenue from installation and training activities is recognized when the services are performed. Discounts in multiple elements sold as a single arrangement are allocated proportionately to the individual elements based on the fair value charged when the element is sold separately.

Revenue from service contracts and subscription agreements is recorded on a straight-line basis over the terms of the related agreements.

Revenue from software licensing arrangements is recognized when all of the following conditions exist: (1) the licensing agreement has been executed, (2) the license period has begun and the licensee can begin its use of the software, (3) the fee is fixed or determinable, (4) collection of the license fee is reasonably assured, and (5) there are no significant on-going obligations of the Company relating to the licensing arrangement.

Advance payments received from customers, as well as unpaid amounts that customers are contractually obligated to pay, are deferred until all revenue recognition criteria are satisfied.

Income Taxes

The Company accounts for deferred tax assets and liabilities under the liability method. Deferred tax liabilities are recognized for temporary differences that will result in taxable amounts in future years. Deferred tax assets are recognized for deductible temporary differences and tax operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income. Realization of net operating loss carry-forward and other deferred tax temporary differences are contingent upon future taxable earnings. The Company’s deferred tax assets were reviewed for expected utilization by assessing the available positive and negative factors surrounding its recoverability. We account for uncertainty in income taxes recognized in financial statements in accordance with ASC 740 (formerly FIN 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109,”). ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Only tax positions that meet the more-likely-than-not recognition threshold may be recognized.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

Stock Issued for Services

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. In connection with these awards, the fair value of the award is measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

In August 2016, the Company adopted the 2016 Equity Incentive Plan which authorized one million shares of common stock to be used for the granting of incentive awards to employees, directors or consultants. For the three and nine months ended September 30, 2016, the Company granted ten-year non-qualified stock options covering 488,475 shares of common stock to various employees at exercise prices ranging from $3.18-$14.00 per share. Accordingly, for the three and nine months ended September 30, 2016, the Company recorded non-cash compensation expense of $187,825 using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 1.6%, expected life- 10 years, expected volatility- 36.1% and expected dividend rate- 0%.

Fair Value of Financial Instruments

Financial instruments include accounts receivable, accrued liabilities, accounts payable and long–term debt. Management believes that fair value of its financial instruments approximate their carrying value. The fair value of current financial instruments is estimated to approximate carrying value due to the short–term nature of these instruments and other market factors. The fair value of long–term debt is estimated to approximate carrying value given the debt’s variable interest rates and other market factors.

Use of Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in LifeMed ID, Inc.

Through March 31, 2016, the Company’s investment in LifeMed ID, Inc. was carried on the cost basis. Based on the Company’s acquisition of additional shares of LifeMed ID, Inc. common stock on March 31, 2016, the Company’s ownership percentage totaled 24%. As a result, the Company began to account for this investment using the equity method of accounting as of April 1, 2016. On July 20, 2016, the Company completed its acquisition of LifeMed ID, Inc. Accordingly, for the three and nine months ended September 30, 2016, the Company recorded a loss of $46,280 and $404,310, respectively, which represented its proportionate share of the net loss incurred by LifeMed ID, Inc. for that period. Effective July 20, 2016, the Company began to consolidate the results of LifeMed ID, Inc. (See Note 16). As of December 31, 2015, the Company’s investment in LifeMed ID, Inc. was carried at the lower of cost or market. There was not a quoted market price for this investment. The valuation was based on all available financial information related to the investee. The investment was reviewed on a periodic basis to determine whether the cost of the investment is in excess of the fair value and if an impairment loss should be recorded. The Company noted there was not an indicator of impairment as of December 31, 2015.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

Software Development Costs

For the three and nine months ended September 30, 2016 and 2015, the Company had not capitalized any of the costs incurred related to the development of its software products being marketed as the period of time between achieving technological feasibility and the general availability of the Company’s software products has been very short and any costs incurred subsequent to achieving technological feasibility have not been significant. These costs are expensed and included in product development expenses in the accompanying consolidated statements of operations.

Long-lived Assets

The Company reviews its long-lived assets for events or changes in circumstances that may indicate that the carrying amount of a long-lived asset may not be recoverable or exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company's long-lived assets include property, equipment, leasehold improvements and definite-lived intangibles. There was no impairment recorded to long-lived assets as of September 30, 2016 and December 31, 2015.

Goodwill and Intangible Assets

In accordance with ASC Topic No. 350, Intangibles-Goodwill and Other, goodwill and intangible assets without a defined life shall not be amortized over a defined period, but instead must be tested for impairment at least annually. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The goodwill impairment test is a two-step impairment test. In the first step, the Company compares the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of that reporting unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill and compare it to the carrying value of the reporting unit’s goodwill. The activities in the second step include valuing the tangible and intangible assets and liabilities of the impaired reporting unit and determining the implied fair value of the impaired reporting unit’s goodwill based upon the residual of the fair value of the net assets.

Goodwill was $14,841,409 and $1,566,531 as of September 30, 2016 and December 31, 2015, respectively, and the Company concluded there was no goodwill impairment as of either of those dates. The increase in goodwill of $13,274,878 relates to goodwill associated with the acquisition of Agilivant, LLC. of $3,158,829 (see Note 14) and goodwill associated with the acquisition of LifeMed ID, Inc. of $10,116,049 (See Note 16).

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

Intangible assets consist of:

•	The fair value of the Salamander trade name acquired in the acquisition of Salamander Technologies, Inc. in 2015, which was valued at $891,000 on the acquisition date and is being amortized over a period of ten years, its estimated useful life.

•	The fair value of the intangible assets (software technology, customer relationships and trademarks) acquired in the acquisition of Agilivant, LLC. in February 2016 (see Note 14), which were valued at $1,271,692 on the acquisition date and are being amortized over a period of 5-10 years, their estimated useful lives.

•	The fair value of the intangible assets (software technology, patents, copyrights and trademarks) acquired in the acquisition of the assets of LifeNexus, Inc. in June 2016 (see Note 15), which were valued at $587,268 on the acquisition date and are being amortized over a period of 5-10 years, their estimated useful lives.

•	The fair value of the intangible assets (software technology, customer relationships and trademarks) acquired in the acquisition of LifeMed ID, Inc. in July 2016 (see Note 16), which were valued at $4,022,000 on the acquisition date and are being amortized over a period of 5-10 years, their estimated useful lives. The allocation is preliminary and is expected to be finalized in the fourth quarter of 2016.

Amortization of intangible assets was $227,289 and $362,506 for the three and nine months ended September 30, 2016, respectively, which is included in general and administrative expenses in the accompanying consolidated statements of operations. There was no amortization expense for the three and nine months ended September 30, 2015. Accumulated amortization as of September 30, 2016 and December 31, 2015 was $384,781 and $22,275, respectively, which is included in the accompanying consolidated balance sheets as intangible assets, net of amortization. Following is a summary of the annual amortization amounts expected in future periods:

Year Ending December 31	Amount
2016	$334,343
2017	1,184,172
2018	1,184,172
2019	1,184,172
2020	1,184,172
2021	621,226
2022	170,244
2023	170,244
2024	170,244
2025	147,969
2026	36,221

Debt Issuance Costs

The Company amortizes the debt issuance costs under the effective method over the life of the related debt instrument and reflects the unamortized costs as a reduction of the related debt in the accompanying consolidated balance sheets.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

Loss per Common Share

Basic loss per common share is computed by using loss attributable to common stockholders and the weighted average number of common shares outstanding. Diluted loss per common share reflects the weighted average number of common shares outstanding plus all potentially dilutive common shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of stock options, stock warrants and unvested restricted stock (using treasury stock method) and conversion of preferred shares (using the as converted method). For the three and nine months ended September 30, 2016, a total of 5,209,797 of common equivalent shares have been excluded from diluted loss per common share as they were anti-dilutive. For the three and nine months ended September 30, 2015, a total of 1,913,160 of common equivalent shares have been excluded from diluted loss per common share as they were anti-dilutive.

Recent Accounting Pronouncements

During May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers.” ASU No. 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. During August 2015, the FASB issued ASU No. 2015-14, which defers the effective date of ASU No. 2014-09. ASU No. 2014-09 is effective for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company may elect to apply the guidance earlier, but no earlier than fiscal years beginning after December 15, 2016. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company is currently assessing the effect that ASU Nos. 2014-09 and 2015-14 will have on its results of operations, financial position and cash flows.

During April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in balance sheet as a direct deduction from the carrying amount of that debt liability instead of an asset. The recognition and measurement guidance for debt issuance costs are not affected by this update. ASU No. 2015-03 is effective for annual periods beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption is permitted. The Company adopted the guidance for the year ended December 31, 2015 and debt issuance costs are presented as a reduction of long-term debt. The adoption did not have a material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-2, Leases, under which lessees will recognize most leases on-balance sheet. This will generally increase reported assets and liabilities. For public entities, this ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2018, and for private entities for annual reporting periods beginning after December 31, 2019. The Company will begin the process of determining the impact this ASU will have on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation: Improvements to Employee Share-Based Payment Accounting, which relates to the accounting for employee share-based payments. This standard addresses several aspects of the accounting for share-based payment award transactions, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. This standard will be effective for fiscal years beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Company is evaluating the impact the adoption of this ASU will have on our financial statements.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

In March 2016, the FASB issued ASU 2016-07, Investments—Equity Method and Joint Ventures (Topic 323) - Simplifying the Transition to the Equity Method of Accounting which eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by- step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. The amendment is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. The Company will adopt the guidance in the first quarter of 2016 and applied the equity method for its investment in LifeMed ID, Inc. prospectively beginning with the three months ended June 30, 2016.

4. Potential Merger with Nuvel Holdings, Inc. (“Nuvel”)

Nuvel designs, develops and markets data acceleration solutions that are built for the purpose of accelerating and optimizing the flow of information across enterprise networks. Nuvel’s products are deployed by its customers throughout their network infrastructures to improve the performance of their networks and reduce network costs, while enhancing network speed and optimization.

On July 1, 2016, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Nuvel, a publicly-held Florida corporation, and its wholly owned subsidiary, OH Acquisition Corp, a Minnesota corporation ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company remaining as the surviving company and a wholly-owned subsidiary of the Nuvel, and the Merger Sub will cease to exist.

Also under the terms of the Merger Agreement, (i) outstanding shares of the Company’s common stock and other outstanding securities convertible into the Company’s common stock will be exchanged for a pro rata portion of 500,000 shares (or a corresponding security convertible into shares) of a new series of preferred stock, par value $0.001 per share, of Nuvel (the “Series OH-1 Convertible Preferred Stock”) and (ii) each outstanding share of the Company’s preferred stock and other outstanding securities convertible into the Company’s preferred stock will be exchanged for one share (or a corresponding security convertible into one share) of a new series of preferred stock, par value $0.001 per share, of Nuvel (the “Series OH-2 Convertible Preferred Stock”).

Following closing of the Merger, Nuvel is expected to perform a One-for-One Million Two Hundred Thousand (1-for-1,200,000) reverse split (the “Reverse Stock Split”) of the common stock of Nuvel, (“Nuvel Common Stock”), and will amend their Articles of Incorporation (the “Amendment”) increasing the number of shares of authorized Nuvel Common Stock to 100,000,000 (the Reverse Stock Split and the Amendment, collectively, “Recapitalization”). Upon the Recapitalization, all outstanding shares of Series OH-1 Convertible Preferred Stock will convert into Nuvel Common Stock equal to (i) the number of shares of the Company’s common stock issued and outstanding at the Effective Time of the Merger, on a fully diluted basis, divided by (ii) 500,000. Nuvel also expects to perform a parent-subsidiary merger of the Company with and into Nuvel following the Closing of the Merger, after which Nuvel is expected to change its name to “OrangeHook, Inc.,” after which the Company will become a publicly-held Florida corporation.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

The transaction, which is expected to close in the fourth quarter of 2016, is subject to customary closing conditions including shareholder approval and cannot be guaranteed to close.

Since 2014, the Company has provided Nuvel with unsecured loans to fund their operating losses which included expenses incurred to complete all the required SEC filings such that it will be current in its reporting. The amounts advanced, which are included in Due from Nuvel Holdings, Inc. in the accompanying consolidated balance sheets, totaled $1,336,249 and $856,249 as of September 30, 2016 and December 31, 2015, respectively. The notes are due on demand and carry an annual interest rate of 2%. Interest earned under these notes totaled $25,784 and $9,569 as of September 30, 2016 and December 31, 2015, respectively, which is included in the accompanying consolidated balance sheets. Subsequent to September 30, 2016, through November 28, 2016, the Company has provided an additional $195,000 of unsecured loans to Nuvel to further assist them with their working capital needs. The advances are due on demand but are classified as a long-term asset in the accompanying consolidated balance sheets since the intent is to apply these advances as part of the pending business combination.

Based on the relationship between the Company and Nuvel, the Company has evaluated the requirements of ASC 810-10 Consolidation and has determined that Nuvel qualifies as a variable interest entity (“VIE”). Once a reporting entity determines that it has an interest in a VIE, it must determine if it qualifies as the primary beneficiary. If it determines that it meets the definition of a primary beneficiary, it must consolidate the results of the VIE with its own and report them as if it owned that entity as of the reporting period. A primary beneficiary is defined as an entity that meets both of the following criteria: a) Power Criterion- power to direct activities of the VIE that most significantly impact the economic performance, b) Loss/Benefits Criterion- obligation to absorb losses from or the right to receive benefits of the VIE that could potentially be significant to the VIE. Because the Company does not meet the definition of the primary beneficiary due to lack of power to direct activities of Nuvel and lack of obligation to absorb Nuvel losses, the financial results of Nuvel have not been consolidated with those of the Company for the periods presented.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

5. Notes payable to Directors

Since inception, the Company has received interest-bearing advances from various directors and their affiliates. Following is a summary of the terms of those advances along with the balances outstanding as of September 30, 2016 and December 31, 2015, respectively:

	As of
	September 30, 2016	December 31, 2015

Promissory note, unsecured, 5% interest, due December 2017	$1,208,330	$1,208,330

Promissory notes, unsecured, 10% interest, convertible into 128,571 shares of common stock ($7.00 per share), due in varying amounts from July-August 2016	900,000	-

Promissory notes, unsecured, interest rates vary from 0-10%, due in varying amounts from February 2016 through January 2017	1,635,000	1,068,000
	3,743,330	2,276,330
Less: short-term portion	(1,575,000)	(218,000)
Notes payable to directors, long-term	$2,168,330	$2,058,330

The promissory notes that are convertible into common stock also include attached seven-year warrants to purchase up to 450,000 shares of the Company’s common stock at an exercise price of $7.00 per share. In accordance with Accounting Standards Codification 470 “Debt with Conversion and Other Options” (“ASC 470”), the Company has separately accounted for the value of the embedded equity features within this debenture by allocating a total of $198,000 as original issue discount and additional paid-in capital reflecting the estimated value of the underlying cash conversion feature and the attached warrants, using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 1.7%, expected life- 7 years, expected volatility- 36.1% and expected dividend rate- 0%. For the three and nine months ended September 30, 2016, a total of $35,224 and $198,000, respectively, of original issue discount has been amortized and is included in interest expense, net of interest income, in the accompanying consolidated statements of operations.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

The amounts outstanding under all notes payable to directors of $3,743,330 and $2,276,330 are included in the accompanying consolidated balance sheets as of September 30, 2016 and December 31, 2015, respectively. Accrued interest payable of $223,431 and $84,000 as of September 30, 2016 and December 31, 2015, respectively, is included in accrued expenses in the accompanying consolidated balance sheets. The Company made interest payments on notes payable to directors of $44,715 and $0 for the nine months ended September 30, 2016 and 2015, respectively. Interest expense on notes payable to directors, which is included in interest expense, net of interest income, in the accompanying consolidated statements of operations was $68,368 and $184,146 for the three and nine months ended September 30, 2016, respectively, and was $23,158 and $60,417 for the three and nine months ended September 30, 2015, respectively.

Subsequent to September 30, 2016, the following transactions occurred:

•	On October 26, 2016, convertible promissory notes in the amount of $900,000 plus a non-interest bearing advance of $60,000, plus accrued interest of $62,000, were converted into 1,022 units of Series A-1 Convertible Preferred Stock.

•	On October 27, 2016, the Company made a principal payment of $190,000 plus accrued interest of $150,000 to a director under certain promissory notes.

•	On November 11, 2016, the Company issued a one-year promissory note in the amount of $250,000 to a director which carries an interest rate of 5.5%.

•	Through November 28, 2016, the Company has made principal payments totaling $30,000 on these notes.

6. Convertible Debentures

In 2015, the Company sold $3,050,000 million of convertible debentures which were scheduled to mature twelve months from the issuance date and included interest payable at maturity at a rate of 10% per year. The debentures are convertible, at the option of the holder, into shares of common stock at a rate of $7.00 per share. In addition, the debentures include an attached three-year warrant equal to 10% of the principal amount of the note, such warrant being exercisable at a rate of $0.01 per share. The debentures were due in varying amounts from April to October of 2016.

In connection with this offering, the Company has issued three-year warrants to purchase up to 305,000 shares of common stock at a price of $0.01 per share. Through September 30, 2016, warrants to purchase a total of 200,000 shares have been exercised which generated proceeds of $2,000.

In accordance with Accounting Standards Codification 470 “Debt with Conversion and Other Options” (“ASC 470”), the Company has separately accounted for the value of the embedded equity features within this debenture by allocating a total of $411,750 as original issue discount and additional paid-in capital reflecting the estimated value of the underlying cash conversion feature and the attached warrants, using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 2.3%, expected life- 3 years, expected volatility- 100% and expected dividend rate- 0%. In addition, the Company incurred $182,964 of additional costs related to this offering, which are being reported as debt issuance costs. The amount of original issue discount and debt issuance costs are being amortized to interest expense over the term of the debentures.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

During the nine months ended September 30, 2016, the Company completed the following transactions related to these debentures:

•	Entered into extended and amended agreements with lenders holding debentures with principal amounts totaling $2,650,000 which extended the maturity dates of the debentures to October 15, 2017. In addition, interest accrued on the original debentures totaling $226,054 was added to the principal balance of the amended debentures. The amended agreements include interest at an annual rate of 10%.

•	Entered into a new agreement for $550,000 on the same terms and conditions as the amended agreements. Proceeds of the new debentures were primarily used to retire two debentures with principal and accrued interest totaling $440,945.

•	As part of these amended agreements, the Company has issued five-year warrants to the lenders for a total of 464,301 shares of common stock at a weighted average exercise price of $8.29 per share.

The Company has analyzed the provisions of ASC 470 to determine if these extensions meet the criteria of a substantial modification which would require treatment as a debt extinguishment. Based on this analysis, it has been determined that a substantial modification did not occur. Accordingly, in accordance with ASC 470, the Company has separately accounted for the value of the embedded equity features within this debenture by allocating a total of $127,742 as original issue discount and additional paid-in capital reflecting the estimated value of the underlying cash conversion feature and the attached warrants, using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 1.7%, expected life- 5 years, expected volatility- 36.1% and expected dividend rate- 0%. In addition, the amended agreements contained a provision whereby the Company would issue an additional two-year warrant, at an exercise price of $7.00 per share, if the debenture is paid off in cash at any time prior to the maturity date. If this would occur, the Company would include the value of the warrants issued in its extinguishment accounting for the debentures.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

Following are the components of convertible debentures, net of original issue discount and debt issuance costs as shown in the accompanying consolidated balance sheets as of September 30, 2016 and December 31, 2015, respectively:

	As of
	September 30, 2016	December 31, 2015

Face amount of debentures	$3,427,560	$3,050,000
Less unamortized amount of:
Original Issue Discount	(110,518)	(198,832)
Debt Issuance Costs	(20,625)	(89,049)

	3,296,417	2,762,119
Less: short-term portion	-	(383,557)

Convertible debentures, net of original issue discount and debt issuance costs, long-term	$3,296,417	$2,378,562

As additional security under this offering, certain of the Company’s directors have provided a joint and several personal guaranty to certain lenders. The total amount covered by these guaranties as of September 30, 2016 and December 31, 2015 is $2,379,259 and $1,875,000, respectively.

The face amount of debentures sold includes $1,192,685 and $1,075,000 sold to board members, officers and their affiliates as of September 30, 2016 and December 31, 2015, respectively.

Amounts related to these debentures charged to interest expense, which are included in interest expense, net of interest income in the accompanying consolidated statements of operations, for the three and nine months ended September 30, 2016 were $134,765 and $550,804, respectively, which includes the amortization of original issue discount and debt issuance costs of $49,517 and $311,983, respectively. The amounts related to these debentures charged to interest expense for the three and nine months ended September 30, 2015 were $197,222 and $245,607, respectively, which includes the amortization of original issue discount and debt issuance costs of $141,605 and $177,189, respectively. During the nine months ended September 30, 2016 and 2015, the Company made interest payments totaling $80,985 and $0, respectively.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

7. Short-term debt

Following are the components of convertible debentures, net of original issue discount and debt issuance costs as shown in the accompanying consolidated balance sheets as of September 30, 2016 and December 31, 2015, respectively:

	As of
	September 30, 2016	December 31, 2015

Convertible revolving promissory note (a)	$1,000,000	$-
Promissory note (b)	500,000	-
Promissory note (c)	250,000	-
Promissory notes (d)	130,000
Convertible promissory note (e)	100,000	-
Other notes (f)	562,614	-
	2,542,614	-
Less: unamortized portion of original issue discount	(4,167)	-

Short-term debt, net of original issue discount	$2,538,447	$-

(a)	On May 25, 2016, the Company entered into an unsecured, convertible revolving promissory note which provides for borrowings up to $1 million. Borrowings under this note carry an interest rate of 10% per annum. Any balance outstanding together with all accrued and unpaid interest was due on October 31, 2016. Subsequently, the lender agreed to extend the maturity date to January 15, 2017. At the option of the lender, the note is convertible into shares of convertible preferred stock at a price of $1,000 per share. If converted, the lender would also receive a seven-year warrant to purchase up to 71.5 shares of common stock for each share of convertible preferred stock. In addition, upon a change in control, as defined in the agreement, the lender has the option to receive either cash or shares of the Company’s common stock based on a value of $7.00 per share, subject to certain adjustments. In the event that this note is not paid in full on or before the maturity date, the Company will be required to issue to the lender a seven-year warrant to purchase up to 240,000 shares of common stock at a price of $1.00 per share. The balance outstanding under this note as of September 30, 2016 is $1,000,000. Subsequent to September 30, 2016, on October 31, 2016, the Company entered into an agreement with this lender whereby the Company issued 390,000 shares of common stock plus seven-year warrants for an additional 78,000 shares of common stock at an exercise price of $7.00 per share in exchange for the cancellation of this note plus accrued interest of $40,411 and a cash payment of $250,000, which the Company received on November 1, 2016.

(b)	On July 26, 2016, the Company issued a promissory note to a lender in the amount of $500,000. Proceeds received at closing totaled $471,299 representing the amount of the loan net of a loan discount of $25,000 plus additional closing expenses of $3,701. The maturity date of the promissory note is sixty days from the date of issuance (September 23, 2016). The promissory note can be extended at the Company’s option for two additional forty-five day periods. At maturity, the entire amount of the note plus interest of $30,000 is due and payable. If the maturity date is extended, the Company would be obligated to pay additional interest at the end of each extension period equal to $22,500. The promissory note is personally guaranteed by an officer and certain directors. As of November 28, 2016, the Company has exercised two extension periods, which means the face amount of $500,000 together with accumulated interest equal to $75,000 is due and payable on December 23, 2016.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

(c)	On September 30, 2016, the Company received an unsecured loan from a lender in the amount of $250,000. Interest is fixed at a rate of $500 per day for a minimum of thirty-one days. The minimum amount of interest due on this loan is $15,500 and the loan was scheduled to be repaid within thirty-one days. On October 26, 2016, the Company paid the principal balance of this loan together with the amount due for accrued interest.

(d)	In August 2016, the Company issued certain unsecured short-term loans to various lenders in the amount of $130,000 in exchange for proceeds of $125,000. Interest is payable at maturity at a rate of 10% per annum. The notes were scheduled to mature on September 30, 2016. The original issue discount of $5,000 will be recognized as an expense over the term of the note. The Company is currently discussing an extension of the maturity date with these lenders.

(e)	On January 26, 2016, the Company received an unsecured, short-term loan from a lender in the amount of $100,000. The term of the loan was initially due on February 25, 2016 and included up to five additional thirty day extensions, all of which were exercised. Subsequently, the lender provided three additional thirty day extensions. If all extensions are exercised, the loan would be due on October 22, 2016. Under the terms of the financing, for each and every thirty-day period of this loan, the Company (1) paid an up-front origination fee equal to $2,000 (2) paid interest at maturity at a rate of 10% per year and (3) issued a seven-year warrant to purchase up to 10,000 shares of the Company’s common stock at an exercise price of $7.00 per share. The fair value of each warrant was calculated to be $5,000, using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 1.7%, expected life- 7 years, expected volatility- 36.1% and expected dividend rate- 0%. The loan is convertible into shares of the Company’s common stock at the lender’s option at a price of $7.00 per share. In addition, the lender has the right to purchase up to 100 units of the Series A-1 Convertible Preferred Stock being offered by the Company for a period of up to thirty days subsequent to this loan being repaid. Subsequent to September 30, 2016, on November 10, 2016, the lender converted the principal amount of this note into 30,769 shares of the Company’s common stock.

(f)	Other notes consist of various demand notes payable and other advances. The notes are unsecured and include interest payable at rates that vary from 0-150%. Included in this amount are short-term advances from officers and directors totaling $29,000. Subsequent to September 30, 2016, payments totaling $69,000 were made against these advances.

  Other short-term debt transactions:

On March 15, 2016, the Company received an unsecured, short-term loan from a lender in the amount of $300,000. The note was scheduled to mature on April 15, 2016. In addition, the lender received a seven-year warrant to purchase up to 15,000 shares of common stock at an exercise price of $0.01 per share. The fair value of this warrant was calculated to be $42,000, using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 1.7%, expected life- 7 years, expected volatility- 36.1% and expected dividend rate- 0%. The lender exercised this warrant on April 25, 2016. On August 30, 2016, the lender converted the principal amount of the note plus accrued interest of $16,000 into 45,143 shares of the Company’s common stock at a value of $7.00 per share plus seven-year warrants to purchase up to 286,667 shares at an exercise price of $7.00 per share. In accordance with Accounting Standards Codification 470-50-40 “Debt- Modifications and Extinguishments”, the Company recorded the reacquisition price at the fair value of the securities issued to extinguish the debt which it estimated to be $3.18 per share. Accordingly, the difference between the reacquisition price and the carrying amount of the debt and accrued interest was recorded as a gain on debt extinguishment of $172,446, which is included in other income (expense) in the accompanying consolidated statements of operations for the three and nine months ended September 30, 2016.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

On August 31, 2016, the Company received an unsecured loan from a lender in the amount of $150,000. The loan matured September 30, 2016. Interest was fixed at a rate of $7,500 and was due upon maturity. In addition, if the Company did not pay the principal and interest on the maturity date, the lender would receive seven-year warrants to purchase up to 36,000 shares of the Company’s common stock at a price of $0.01 per share. On September 30, 2016, the Company repaid all amounts due under this loan.

Amounts related to short-term debt charged to interest expense, which are included in interest expense, net of interest income in the accompanying consolidated statements of operations, for the three and nine months ended September 30, 2016 were $157,068 and $294,900, respectively, which includes the amortization of original issue discount of $45,000 and $112,883, respectively. During the nine months ended September 30, 2016, the Company made interest payments totaling $39,336.

Subsequent to September 30, 2016, the following transactions occurred:

•	On October 3, 2016, the Company received a non-interest bearing advance of $50,000 from a lender. The Company is currently negotiating the maturity date with this lender.

•	On October 14, 2016, the Company issued two promissory notes to lenders covering advances totaling $150,000. Interest on these advances accrue interest at a rate of 2% per week for any full or partial week. The promissory notes are due no later than thirty days from the date of the notes. On November 17, 2016, the Company repaid one note in the amount of $100,000 plus accrued interest of $12,000.

8. Bank Line of Credit

On March 30, 2016, the Company entered into an unsecured revolving line of credit with a bank which provides for borrowings up to $350,000. The line of credit is for general working capital purposes and borrowings are subject to an interest charge of 4.5% per annum. Amounts borrowed under this line of credit have been personally guaranteed by four of the Company’s directors. This revolving line of credit originally was to expire on September 30, 2016 but has since been extended to September 30, 2017. The balance outstanding under this line of credit is $350,000 as of September 30, 2016. Interest expense, which is included in interest expense, net of interest income, in the accompanying consolidated statements of operations was $3,572 and $7,247 for the three and nine months ended September 30, 2016, respectively. During the nine months ended September 30, 2016, the Company made interest payments totaling $7,247.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

9. Accrued Expenses

Accrued expenses in the accompanying consolidated balance sheets consists of the following as of September 30, 2016 and December 31, 2015, respectively:

	September 30, 2016	December 31, 2015

Accrued legal, accounting and other services	$513,242	$235,949
Accrued salaries, wages and benefits	699,814	209,604
Accrued interest	469,240	228,336
Accrued preferred stock dividends	821,136	143,537
Accrued put obligation to related party	1,550,000	-
Accrued royalty payments	204,168	137,424
Accrued other	675,393	52,322
	$4,932,993	$1,007,172

10. Preferred Stock

Beginning in 2014, the Company has sold two separate offerings of preferred stock, Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock, at a price of $1,000 per unit. Each unit consists of one share of preferred stock plus a warrant to purchase up to 71.5 shares of common stock at a price of $7.00 per share. The preferred stock has a cumulative dividend equal to 12% per year which is payable in cash or, at the option of the holder, into shares of common stock at a rate of $7.00 per share. The preferred stock has a preference in liquidation equal to $1,000 per share. Additionally, the preferred stock is convertible, at the option of the holder, into shares of common stock at a rate of 1:143. The preferred stock also contains an automatic conversion feature whereby the Company may elect to force conversion under certain circumstances. The Company has the right to redeem the shares of preferred stock at a price of $1,000 per share plus any accrued but unpaid dividends.

As of September 30, 2016 and December 31, 2015, the Company has issued a total of 8,846 and 6,188 units of Series A and Series A-1 Convertible Preferred Stock in exchange for proceeds of $8,846,000 and $6,188,000, which is included in preferred stock in the accompanying consolidated balance sheets as of September 30, 2016 and December 31, 2015, respectively. Dividends totaling $1,110,815 and $433,216 have been accrued as of September 30, 2016 and December 31, 2015, respectively, which are included in accumulated deficit in the accompanying consolidated balance sheets. There have been no payments of dividends during the nine months ended September 30, 2016. Dividends paid during 2015 totaled $282,179, which includes dividends paid in shares of common stock, as elected by the holders, valued at $7.00 per share. The Company issued a total of 28,583 shares of common stock as payment of dividends in 2015. As of September 30, 2016 and December 31, 2015, there have been no redemptions of the preferred stock.

As part of this offering, warrants to purchase up to 632,489 and 442,442 shares of common stock at an exercise price of $7.00 per share have been issued and are outstanding as of September 30, 2016 and December 31, 2015, respectively. The warrants are vested immediately and have a term of seven years. There is no intrinsic value for warrants outstanding and vested as of September 30, 2016 and December 31, 2015.

Subsequent to September 30, 2016, the Company has sold an additional 25 units of Series A-1 Convertible Preferred Stock which generated proceeds of $25,000. In connection with these investments, the Company granted seven-year warrants covering a total of 1,787 shares of the Company’s common stock at an exercise price of $7.00 per share. In addition, on October 26, 2016, the Company’s Chairman of the Board converted $960,000 of loans plus accrued interest of $62,000 in exchange for 1,022 units of Series A-1 Convertible Preferred Stock which included seven-year warrants covering a total of 73,073 shares of the Company’s common stock at an exercise price of $7.00 per share.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

11. Royalty Obligation

As part of the acquisition of Salamander Technologies, the Company assumed an obligation to pay a total of $3,500,000 to former shareholders of Salamander based on gross revenue generated beginning in 2014. Royalties are to be paid based on the following calculation: gross revenue from fiscal years 2014 through 2017, five percent of gross revenue, fiscal years 2018 through 2019, three percent of gross revenue and two percent of gross revenue from fiscal year 2020 and thereafter. Royalty payments will be made quarterly on or before two months after the end of each calendar quarter, beginning on or before May 31, 2016. The royalty payments for the years ended December 31, 2014 and 2015 will be paid, without interest, in twenty equal quarterly installments, on or before two months after the end of each calendar quarter, beginning on May 31, 2016 and ending on February 28, 2021. Royalty expense, which is included in general and administrative expenses in the accompanying consolidated statements of operations, was $11,181 and $0 for the three months ended September 30, 2016 and 2015, respectively, and was $34,216 and $0 for the nine months ended September 30, 2016 and 2015, respectively. Accrued royalties as of September 30, 2016 and December 31, 2015 were $154,168 and $137,424, respectively, which are included in accrued expenses in the accompanying consolidated balance sheets.

12. Stock Subscription Receivable

In December 2015, the Company sold 400 units of Series A Convertible Preferred Stock in exchange for proceeds of $400,000. Under a separate agreement with the shareholder, 150 units representing $150,000 of the proceeds, are being held in escrow pending the completion of the transaction between the Company and Nuvel Holdings, Inc. (see Note 4). During the period of time that these shares are held in escrow, the holder receives all rights and privileges as a holder of this security. The amount held in escrow is included in stockholders’ equity in the accompanying consolidated balance sheets as of September 30, 2016 and December 31, 2015. On August 15, 2016, the funds held in escrow were released to the Company.

13. Income Taxes

The Company’s cumulative net operating loss available to offset future income for federal reporting purposes was $9,200,000 and for state reporting purposes was $2,870,000 as of September 30, 2016 and was $3,012,000 for federal and was $844,000 for state reporting purposes as of December 31, 2015. The Company's federal and state net operating loss carry forwards expire in various calendar years from 2025 through 2036 and the tax credit carry forwards expire in calendar years 2025 through 2035. There was no income tax expense recorded in 2016 or 2015.

The Company’s policies with respect to the recording of deferred tax assets and liabilities have not changed in 2016. All balances and valuation allowances as of December 31, 2015 were evaluated and no changes were deemed necessary as of September 30, 2016.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

14. Acquisition of Agilivant LLC (“AGL”)

AGL, a Washington limited liability company, offers a real-time debit based banking and payment system. On February 12, 2016, the Company and AGL signed a Membership Unit Purchase Agreement (“MUPA”) that provided for the exchange of the Company’s common stock for AGL membership units. As of the closing date, the Company received 82% of the membership units in exchange for a total of 433,551 shares of its common stock. The remaining 18% of AGL’s membership units are reflected as a minority interest until the time that the Company acquires the remaining membership units. If that occurs, the Company would issue an additional 95,170 shares of its common stock to acquire those membership units. Under the terms of the MUPA, the Company has held 57,400 shares of the common stock issuable to all sellers in escrow for certain defined indemnification events. These shares will be released to the sellers in September 2017. In addition, the Company has held an additional 50,000 shares of common stock issuable to two sellers pending a final accounting of the amount of liabilities assumed. In October, the shares held pending the final accounting of liabilities have been released to the sellers.

Under a separate agreement with Rene Babi, AGL’s founder and Executive Chairman, the Company has agreed to distribute his shares of Company common stock over a three-year period. Accordingly, as of the closing date, the Company has held a total of 151,378 shares of its common stock that are due to Mr. Babi. These shares will be released based on the following schedule: 50,460 shares on April 17, 2017, 50,459 shares on April 17, 2018 and 50,459 shares on April 17, 2019. During the period of time that these shares are held, Mr. Babi has no rights of ownership. Accordingly, the Company will record the fair value of these held shares as a liability as of the close date.

During the first quarter of 2016, the Company allocated the purchase price, which was calculated based on the number of shares of common stock issued at a value of $3.18 per share, based on the fair value of assets acquired and liabilities assumed. The evaluation of the Company’s common stock requires the Company to make assumptions about future cash flows of the Company that include, among others, growth in revenues, margins realized, level of operating expenses and cost of capital. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. The Company engaged an independent specialist to assist the Company in evaluating the fair value of the Company’s common stock and ultimately concluded on the fair value of the Company’s common stock.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

A summary of the assets acquired and liabilities assumed as of the closing date is as follows:

Current assets	$55,600
Intangible assets:
Trademarks	188,736
Software technology	1,038,047
Customer relationships	44,909
Goodwill	3,158,829
Current liabilities	(586,763)
Assumed debt	(2,218,025)
1,681,333
Noncontrolling interest	(302,641)
Value of net assets acquired	$1,378,692

Transaction costs of $206,517 were expensed as incurred. The value assigned to goodwill is not deductible for income tax purposes. The goodwill recognized as a result of the merger is attributable primarily to the strategic and synergistic opportunities across the marketing technology spectrum, expected corporate synergies and the assembled workforce.

See Note 20 for a presentation of the unaudited proforma combined financial information as if the acquisition of AGL had occurred on January 1, 2015.

On July 1, 2016, the Company entered into an agreement with Mr. Babi whereby he agreed to resign from his role as Chief Executive Officer of Agilivant. Under the terms of this agreement, Mr. Babi is entitled to certain payments including a contract fees of $12,500 per month for a period of six months, a one-time payment equal to $75,000 plus certain commissions that could be earned based on the achievement of pre-established revenue targets. As of June 30, 2016, the Company has recorded an expense equal to the contract fees and the one-time payment of $75,000, which is included in general and administrative expenses in the accompanying consolidated statements of operations for the three and nine months ended September 30, 2016. To date, there have been no commissions earned by Mr. Babi. In addition, the Company agreed to redeem a total of 6,214 shares of its common stock held by Mr. Babi in exchange for the extinguishment of an amount due to AGL by Mr. Babi. The Company also agreed to purchase 1,000 shares per month of the Company’s common stock owned by Mr. Babi at a price of $14.00 per share for a period of 24 months beginning in January 2017.

Prior to the acquisition, the Company provided a total of $1,225,438 to AGL to fund their operating losses, which were included in notes receivable in the accompanying consolidated balance sheets as of December 31, 2015.The advances were due on demand but were classified as a long-term asset in the accompanying consolidated balance sheet since the intent is to apply these advances as part of the pending business combination. For the period from January 1 to February 12, 2016 (the date the Company acquired a controlling interest in AGL), the Company provided an additional $85,000 to further assist AGL with their working capital needs.

Based on the relationship which existed between the Company and AGL, the Company evaluated the requirements of ASC 810-10 Consolidation and has determined that AGL qualifies as a variable interest entity (“VIE”). Once a reporting entity determines that it has an interest in a VIE, it must determine if it qualifies as the primary beneficiary. If it determines that it meets the definition of a primary beneficiary, it must consolidate the results of the VIE with its own and report them as if it owned that entity as of the reporting period. A primary beneficiary is defined as an entity that meets both of the following criteria: a) Power Criterion- power to direct activities of the VIE that most significantly impact the economic performance, b) Loss/Benefits Criterion- obligation to absorb losses from or the right to receive benefits of the VIE that could potentially be significant to the VIE. Because the Company did not meet the definition of the primary beneficiary due to lack of power to direct activities of AGL and lack of obligation to absorb AGL losses, the financial results of AGL were not consolidated with those of the Company for the year ended December 31, 2015.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

Gain on Debt Extinguishment

Subsequent to the acquisition, on September 30, 2016, the Company issued 70,996 shares of common stock in exchange for the extinguishment of certain assumed debt and accrued interest with a value of $795,174. In accordance with Accounting Standards Codification 470-50-40 “Debt- Modifications and Extinguishments”, the Company recorded the reacquisition price at the fair value of the securities issued to extinguish the debt which it estimated to be $3.18 per share. Accordingly, the difference between the reacquisition price and the carrying amount of the debt and accrued interest was recorded as a gain on debt extinguishment of $569,406, which is included in other income (expense) in the accompanying consolidated statements of operations for the nine months ended September 30, 2016.

15. Acquisition of Assets

On June 2, 2016, the Company purchased certain intellectual property, furniture, fixtures, computers, equipment and other assets of LifeNexus, Inc. (“LifeNexus”). LifeNexus filed a bankruptcy petition under Chapter 7 of the United States Bankruptcy Code in February 2016. Under the bankruptcy petition, Spring Grove Finance, S.A. purchased the assets from the Chapter 7 bankruptcy estate of LifeNexus, and then sold the assets to the Company in exchange for 178,571 shares of common stock with an implied value of $3.18 per share and an aggregate value of $567,856. The evaluation of the Company’s common stock requires the Company to make assumptions about future cash flows of the Company that include, among others, growth in revenues, margins realized, level of operating expenses and cost of capital. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. The Company engaged an independent specialist to assist the Company in evaluating the fair value of the Company’s common stock and ultimately concluded on the fair value of the Company’s common stock. The purchase will be recorded as an asset purchase and transaction costs of $19,412 were capitalized.

Based on the results of an independent appraisal, the fair value of the assets acquired were determined to be as follows:

Tangible assets	$-
Intangible assets:
Software technology	561,642
Trademarks and patents	25,626
$587,268

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

16. Acquisition of LifeMed ID, Inc. (“LMID”)

LMID, a California corporation, offers a suite of software solutions that overlays with existing systems and equipment which automates patient identity validation, record matching, insurance and payment requirements and access to information.

As of June 30, 2016, the Company owned a total of 1,750,000 shares of LMID Series B Convertible Preferred Stock at a price of $2.00 per share. Dividends, when declared by the issuer’s board of directors, were payable at a rate of $0.10 per share, or 5% per year. The dividends were not cumulative. The shares had a preference in liquidation equal to $2.00 per share. The stock was convertible into an equivalent number of shares of common stock and had voting rights on an as-converted basis. In addition, the Company owned a total of 1,640,000 shares of LMID common stock at a price of $2.00 per share, which included 80,000 shares acquired from David Batchelor, a member of its Board of Directors and the current CEO of LMID.

Through March 31, 2016, the Company’s investment in LifeMed ID, Inc. was carried on the cost basis. Based on the Company’s acquisition of additional shares of LifeMed ID, Inc. common stock on March 31, 2016, the Company’s ownership percentage totaled 24%. As a result, the Company began to account for this investment using the equity method of accounting as of April 1, 2016. The Company adopted the guidance of ASU 2016-07, Investments—Equity Method and Joint Ventures (Topic 323) - Simplifying the Transition to the Equity Method of Accounting during the first quarter of 2016 and has applied the equity method for its investment in LifeMed ID, Inc. prospectively from April 1, 2016, until acquisition date of July 20, 2016. For this period, the Company recorded a loss representing its proportionate share of the net loss incurred by LMID of $46,280 and $404,310 for the three and nine months ended September 30, 2016. The amount invested of $4,425,000 was reported as Investment in LMID in the accompanying consolidated balance sheet as of December 31, 2015. Based on the number of shares of these securities that were held, on an as-converted basis, the Company had an effective ownership position of 24% and 17%, as of July 20, 2016, and December 31, 2015, respectively.

As of December 31, 2015, the Company had made non-interest bearing advances to LMID totaling $1,045,000, which are included in Due from LMID in the accompanying consolidated balance sheet. During 2016, through July 20, the Company made additional non-interest bearing advances totaling $1,358,000. The advances were due on demand but were classified as a long-term asset in the consolidated balance sheets since the advances were applied as part of the acquisition transaction that closed on July 20, 2016.

Amounts related to the investment held and advances made as of the acquisition date of July 20, 2016 have been included in purchase consideration in the preliminary estimate of the fair value of the assets acquired and liabilities as shown in the table below.

Based on the relationship which existed between the Company and LMID, the Company has evaluated the requirements of ASC 810-10 Consolidation and has determined that LMID qualifies as a variable interest entity (“VIE”). Once a reporting entity determines that it has an interest in a VIE, it must determine if it qualifies as the primary beneficiary. If it determines that it meets the definition of a primary beneficiary, it must consolidate the results of the VIE with its own and report them as if it owned that entity as of the reporting period. A primary beneficiary is defined as an entity that meets both of the following criteria: a) Power Criterion- power to direct activities of the VIE that most significantly impact the economic performance, b) Loss/Benefits Criterion- obligation to absorb losses from or the right to receive benefits of the VIE that could potentially be significant to the VIE. Because the Company does not meet the definition of the primary beneficiary due to lack of power to direct activities of LMID and lack of obligation to absorb LMID losses, the financial results of LMID were not consolidated with those of the Company for the periods prior to acquisition date of July 20, 2016.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

Prior to July 20, 2016, certain of the Company’s directors were also directors and shareholders in LMID. One such director is an officer of LMID, serving as its CEO.

On July 20, 2016, the Company completed a stock-for-stock exchange with LMID and acquired an additional 76% of the outstanding shares of LMID in exchange for 1,454,261 shares of the Company’s common stock with an implied value of $3.18 per share and an aggregate value of $4,624,550. The evaluation of the Company’s common stock requires the Company to make assumptions about future cash flows of the Company that include, among others, growth in revenues, margins realized, level of operating expenses and cost of capital. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. The Company engaged an independent specialist to assist the Company in evaluating the fair value of the Company’s common stock and ultimately concluded on the fair value of the Company’s common stock. The Company currently owns 100% of LMID; one shareholder did dissent to the merger and we anticipate settling this claim before December 31, 2016 for $195,678, a corresponding liability will be recorded in the consolidated financial statements. The transaction costs of $354,522 were expensed as incurred.

A preliminary estimate of the fair value of the assets acquired and liabilities assumed are as follows:

Purchase Consideration:
Company Common Stock	4,624,550
Cash paid prior to merger	6,375,690
Due to dissenter	195,678
Assumed Obligation to OrangeHook	1,358,000
Debt-Free Liabilities	2,024,543
Assumed Debt	12,550
Total Purchase Consideration	14,591,011

Preliminary allocation of Fair Value:
Current Assets	287,274
Property and equipment	57,382
Other Assets	108,306
Trademarks and Trade Names	597,000
Software/Technology	3,283,000
Customer Relationships	142,000
Goodwill	10,116,049
Total Purchase Consideration	14,591,011

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

The Company will finalize the purchase price based on the fair value of assets acquired and liabilities assumed by December 31, 2016. The value that will be assigned to goodwill will not be deductible for tax purposes. The goodwill recognized as a result of the merger is attributable primarily to the strategic and synergistic opportunities across the marketing technology spectrum, expected corporate synergies and the assembled workforce.

See Note 20 for a presentation of the unaudited proforma combined financial information as if the acquisition of LMID had occurred on January 1, 2015.

In connection with this transaction, the Company has entered into a six-year employment agreement with Mr. Batchelor. Under the terms of this agreement, Mr. Batchelor will receive a base salary of $321,000 per year. In addition, he will be eligible to receive quarterly incentive payments based on LMID gross revenue equal to 5% for 2016, 3% for 2017-2018 and 0.5% for 2019-2022. In connection with this agreement, in November 2015, the Company granted a seven-year non-qualified stock option to Mr. Batchelor to purchase up to 178,561 shares of common stock at an exercise price of $0.16 per share. The fair value of stock option was determined to be $559,000, which represents the estimated present value at grant date using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 2.1%, expected life- 7 years, expected volatility- 100% and expected dividend rate- 0%, which is included in general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2015.

Subsequent to December 31, 2015, this option was rescinded and replaced with a seven-year non-qualified stock option to purchase up to 228,413 shares of common stock at an exercise price of $3.18 per share. In accordance with Accounting Standards Codification 718 “Compensation- Stock Compensation”, the Company has calculated the relative fair value of the revised stock option award using the Black Scholes pricing model with the following weighted-average assumptions: risk-free interest rate- 2.0%, expected life- 7 years, expected volatility- 36.1% and expected dividend rate- 0%. Based on that calculation, it was determined that the relative fair value of the replacement options was lower than the value of the options that were issued in 2015. As a result, no additional compensation expense will be recorded in relation to the replacement options.

In March 2016, the Company entered into a Registration Rights and Put Agreement with Mr. Batchelor which allows him to require the Company to repurchase up to 142,857 shares of his common stock. A subsequent amendment reduced this amount to 110,714 shares of his common stock. The Company is required to repurchase the shares at $14 per share up to a maximum of $1,550,000. The put option is exercisable as follows:

•	$550,000 during June 2016 and
•	$1.0 million during October 2016

The Company is temporarily relieved from fulfilling its obligation to repurchase under this agreement until certain settlement provisions are met. Additionally, Mr. Batchelor was granted piggyback registration rights under this agreement which allow him to include his shares in any registration agreement filed by the Company.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

On May 18, 2016, the Company received a Put Option Notice from Mr. Batchelor whereby he requested that the Company purchase a total of 39,285 shares of his common stock at a price of $14 per share, an aggregate purchase price of $549,990. At that date, Mr. Batchelor held no shares of the Company’s common stock to redeem. On October 30, 2016, the Company received a Put Option Notice from Mr. Batchelor whereby he requested that the Company purchase a total of 75,493 shares of his common stock at a price of $14 per share, an aggregate purchase price of $1,056,902. As a result of the acquisition of LifeMed ID as discussed above and at September 30, 2016, Mr. Batchelor owns a total of 676,865 shares of common stock. In accordance with ASC 480 “Distinguishing Liabilities from Equity”, the put option represents a forward purchase contract. Upon the completion of the acquisition of LifeMed ID on July 20, 2016, at which time Mr. Batchelor became a shareholder of the Company, a share repurchase liability was recorded in an amount equal to the fair value of the underlying shares of $352,071. In addition, interest expense of $1,197,929 was accredited and recorded, which is included in the accompanying consolidated statements of operations for the three and nine months ended September 30, 2016, and the share repurchase liability was increased to $1,550,000, which represents the amount due to Mr. Batchelor under this agreement. The share purchase liability is included in accrued expenses in the accompanying consolidated balance sheets. As of November 28, 2016, the Company has yet to redeem the shares held by Mr. Batchelor due to limitations included in the Registration Right and Put Agreement.

17. Business Segments

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company has three operating segments: (1) SalTech, which includes the results of the business operation within Salamander Technologies, LLC, which provides an asset tagging and tracking software solution used to manage incidents or events, (2) AGL, which includes the results of the business operation of Agilivant, LLC, offers a real-time debit based banking and payment system, (3) LMID, which offers a suite of software solutions that overlays with existing systems and equipment which automates patient identity validation, record matching, insurance and payment requirements and access to information, and (4) OH, which includes corporate expenses (e.g. corporate administrative costs) and interest expense. Segment disclosures are provided to the extent practicable under the Company's accounting system. Transactions within and between the segments are generally made on a basis to reflect the market value of the services and have been eliminated in consolidation.

The SalTech segment was created as a result of the Company’s acquisition of Salamander Technologies, Inc. which occurred on October 1, 2015. The AGL segment was created as a result of the Company’s acquisition of Agilivant, LLC which occurred on February 12, 2016 (see Note 14). The LMID segment was created as a result of the Company’s acquisition of LifeMed ID, Inc. which occurred on July 20, 2016 (see Note 16).

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

Segment disclosures are as follows:

	For the Three Months Ended September 30, 2016
	Sal-Tech	AGL	LMID	OH	Total

Revenue	$223,621	$24,755	$73,103	$-	$321,479
Loss from operations	(274,987)	(366,720)	(972,219)	(1,711,297)	(3,325,223)
Net income (loss)	(274,987)	(306,843)	(975,355)	(3,190,879)	(4,748,064)
Depreciation and amortization	25,951	59,205	156,233	8,214	249,603
Capital expenditures	(402)	-	(7,426)	(5,132)	(12,960)
Net loss on Investment in LifeMed ID, Inc.	-	-	-	(46,280)	(46,280)
Gain on extinguishment of debt	-	-	-	172,446	172,446
Interest expense, net of interest income	-	(7,481)	(3,136)	(1,605,747)	(1,616,364)
Income tax provision (benefit)	-	-	-	-	-

	For the Three Months Ended September 30, 2015
	Sal-Tech	AGL	LMID	OH	Total

Revenue	$-	$-	$-	$-	$-
Loss from operations	-	-	-	(704,509)	(704,509)
Net income (loss)	-	-	-	(876,351)	(876,351)
Depreciation and amortization	-	-	-	3,172	3,172
Capital expenditures	-	-	-	(20,189)	(20,189)
Interest expense, net of interest income	-	-	-	(171,842)	(171,842)
Income tax provision (benefit)	-	-	-	-	-

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

	For the Three Months Ended September 30, 2015
	Sal-Tech	AGL	LMID	OH	Total

Revenue	$-	$-	$-	$-	$-
Loss from operations	-	-	-	(704,509)	(704,509)
Net income (loss)	-	-	-	(876,351)	(876,351)
Depreciation and amortization	-	-	-	3,172	3,172
Capital expenditures	-	-	-	(20,189)	(20,189)
Interest expense, net of interest income	-	-	-	(171,842)	(171,842)
Income tax provision (benefit)	-	-	-	-	-

	For the Nine Months Ended September 30, 2016
	Sal-Tech	AGL	LMID	OH	Total

Revenue	$684,298	$26,786	$73,103	$-	$784,187
Loss from operations	(741,033)	(814,254)	(972,219)	(4,211,820)	(6,739,326)
Net income (loss)	(741,033)	(241,943)	(975,355)	(6,841,602)	(8,799,933)
Depreciation and amortization	77,565	150,211	156,233	23,534	407,543
Capital expenditures	(1,398)	(2,710)	(7,426)	(26,825)	(38,359)
Net loss on Investment in LifeMed ID, Inc.	-	-	-	(404,310)	(404,310)
Gain on extinguishment of debt	-	569,407	-	172,445	741,852
Interest expense, net of interest income	-	(50,206)	(3,136)	(2,397,917)	(2,451,259)
Income tax provision (benefit)	-	-	-	-	-

	For the Nine Months Ended September 30, 2015
	Sal-Tech	AGL	LMID	OH	Total

Revenue	$-	$-	$-	$-	$-
Loss from operations	-	-	-	(1,472,604)	(1,472,604)
Net income (loss)	-	-	-	(1,698,882)	(1,698,882)
Depreciation and amortization	-	-	-	7,768	7,768
Capital expenditures	-	-	-	(29,113)	(29,113)
Interest expense, net of interest income	-	-	-	(226,278)	(226,278)
Income tax provision (benefit)	-	-	-	-	-

	As of September 30, 2016
	Sal-Tech	AGL	LMID	OH	Total

Identifiable assets	$2,601,467	$5,003,375	$14,385,847	$2,385,966	$24,376,655

	As of December 31, 2015
	Sal-Tech	AGL	LMID	OH	Total

Identifiable assets	$2,698,033	$-	$-	$7,981,770	$10,679,803

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

18. Global Licensing Fee

On September 26, 2016, the Company executed an agreement with a business partner that grants them exclusive global rights to bundle software products sold by LMID in exchange for a non-refundable licensing fee of $5 million. The fee is payable in three installments: $1.25 million upon contract signing, $1.25 million no later than December 31, 2016 and $2.5 million when the Company sells its first contract in China that equals or exceeds $5 million of revenue or April 30, 2017, whichever is later. The Company received the payment that was due upon contract signing on October 25, 2016.

19. Derivative Liability

During the three months ended September 30, 2016, there were not sufficient authorized and unissued shares for all commitments of common stock to be issued in connection with warrants, restricted stock, stock options, conversion of preferred shares and debt. As a result, 967,879 shares were issued in excess of the 10,000,000 authorized shares. Because there were not sufficient authorized and unissued shares, in accordance with ASC 815 “Derivatives and Hedging”, the shares have been reclassified as a liability in the accompanying consolidated balance sheets. As such, a reduction of preferred stock and additional paid in capital of $36,379 and $596,379, respectively, and a derivative liability of $632,758 were recorded as of September 30, 2016. Any future change in fair value of the contract [EITF 00-19, paragraph DISCUSSION, sequence n/a]][will be adjusted through earnings. When sufficient shares are authorized, the liability will be reclassified to equity.

OrangeHook, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of September 30, 2016 (unaudited) and December 31, 2015 (audited) and for the Three and Nine Months Ended September 30, 2016 and 2015 (unaudited)

20. Proforma Combined Financial Information- Unaudited

The following presents the unaudited pro forma combined financial information as if the acquisitions of Salamander, Agilivant, and LMID occurred as of January 1, 2015. The unaudited pro forma combined financial information does not consider the reverse merger with Nuvel, as such reverse merger had not been consummated as of September 30, 2016 (see Note 4 for a description of the reverse merger with Nuvel).

	For the Three Months Ended September 30,
	2016	2015

Pro forma revenue	$340,012	$573,641

Pro forma net loss	$(4,979,262)	$(2,740,950)

Pro forma net loss before non-controlling interest in subsidiary	$(4,911,905)	$(2,695,264)

Pro forma net loss attributable to common stockholders	$(5,176,511)	$(2,793,355)

Pro forma loss per common share – basic and diluted	$(0.94)	$(0.76)

Pro forma weighted average common shares outstanding – basic and diluted	5,519,162	3,676,123

	For the Nine Months Ended September 30,
	2016	2015

Pro forma revenue	$1,093,338	$1,486,670

Pro forma net loss	$(12,021,647)	$(7,316,588)

Pro forma net loss before non-controlling interest in subsidiary	$(11,955,536)	$(7,195,167)

Pro forma net loss attributable to common stockholders	$(12,633,135)	$(7,456,919)

Pro forma loss per common share – basic and diluted	$(2.31)	$(2.14)

Pro forma weighted average common shares outstanding – basic and diluted	5,461,875	3,489,604

The unaudited pro forma combined financial information present above is not necessarily indicative of the results of operations that actually would have occurred had the acquisitions been completed as of January 1, 2015, nor are they necessarily indicative of future consolidated results.

Unaudited pro forma combined balance sheet information is not present herein, as the financial position of Salamander, Agilivant, and LMID are included in the Company’s condensed consolidated balance sheet as of September 30, 2016.

LIFEMED ID, INC.

FINANCIAL STATEMENTS

For the fiscal years ended September 30, 2015 and 2014

NEED AUDITORS REPORT

LIFEMED ID, INC.

BALANCE SHEETS

	September 30,
	2015	2014
ASSETS
CURRENT ASSETS
Cash	$112,640	$429,511
Accounts receivable, net	-	32,997
Inventory and other current assets	179,398	132,182
Restricted cash	553,967	-
Total current assets	846,005	594,690
Fixed assets, net	50,990	69,228
TOTAL ASSETS	$896,995	$663,918

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$131,078	$33,528
Due to a related party	42,402	60,465
Other accrued expenses and other current liabilities	488,112	287,600
Guaranteed minimum royalty payable on patent license	225,000	97,297
Current portion of deferred revenue	474,001	241,761
Current portion of long-term note payable to a related party	5,531	5,259
Current portion of capital lease payable	8,169	6,586
Current portion of long-term debt payable to a bank	-	69,263
Total current liabilities	1,374,293	801,759
LONG TERM LIABILITIES
Deferred revenue, less current portion	39,421	626,680
Capital lease payable, less current portion	6,894	13,007
Long term note payable to a related party, less current portion	3,934	9,465
Long-term debt payable to a bank, less current portion	-	161,235
Other long-term liabilities	10,039	11,864
Total long term liabilities	60,288	822,251
TOTAL LIABILITIES	1,434,581	1,624,010

Commitments and contingencies (Note 12)

SHAREHOLDERS' DEFICIT
Convertible Preferred Stock, no par value; authorized: 11,450,000 shares as of September 30, 2015 and 10,500,000 shares as of September 30, 2014 designated as:
Series B: issued and outstanding: 3,439,312 shares as of September 30, 2015 and 1,564,312 shares as of September 30, 2014; liquidation preference of $6,878,622 as of September 30, 2015 and $3,128,622 as of September 30, 2014	6,872,112	3,122,112
Series A: issued and outstanding: 7,577,534 shares as of September 30, 2015 and 2014; liquidation preference of $6,062,027 as of September 30, 2015 and 2014	2,846,072	2,846,072
Common Stock, no par value; authorized: 25,000,000 shares as of September 30, 2015 and 2014: issued and outstanding: 1,858,864 shares as of September 30, 2015 and 1,371,364 shares as of September 30, 2014	1,269,735	294,735
Additional paid in capital	685,152	242,537
Accumulated deficit	(12,210,657)	(7,465,548)
TOTAL SHAREHOLDERS' DEFICIT	(537,586)	(960,092)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$896,995	$663,918

The accompanying notes are an integral part of the financial statements.

LIFEMED ID, INC.

STATEMENTS OF OPERATIONS

	For the year ended September 30,
	2015	2014
REVENUE
Services revenue	$708,165	$486,954
Product sales	20,605	91,984
TOTAL REVENUE	728,770	578,938

COST OF REVENUE
Cost of service revenue	490,641	188,462
Cost of product sales	33,930	88,952
TOTAL COST OF REVENUE	524,571	277,414

GROSS PROFIT	204,199	301,524

OPERATING EXPENSES:
Research and development	2,013,976	1,327,793
Sales and marketing	932,260	737,572
General and administration	2,002,937	788,413
TOTAL OPERATING EXPENSES	4,949,173	2,853,778

LOSS FROM OPERATIONS	(4,744,974)	(2,552,254)

OTHER INCOME (EXPENSE)
Changes in fair value of common stock warrant liability	6,029	4,451
Interest, net	(5,364)	(17,138)

LOSS BEFORE INCOME TAXES	(4,744,309)	(2,564,941)

PROVISION FOR INCOME TAXES	800	800

NET LOSS	$(4,745,109)	$(2,565,741)

The accompanying notes are an integral part of the financial statements.

LIFEMED ID, INC.

STATEMENTS OF SHAREHOLDERS' DEFICIT

	Preferred Stock						Additional		Total
	Series B		Series A		Common Stock		Paid-In	Accumulated	Shareholers'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance September 30, 2013	300,812	$595,112	7,579,484	$2,847,632	1,371,914	$295,175	$102,010	$(4,899,807)	$(1,059,878)
Issuance of shares of
Series B preferred stock:
For cash	1,257,500	2,515,000	-	-	-	-	-	-	2,515,000
For license fee	6,000	12,000	-	-	-	-	-	-	12,000
Returned shares	-	-	(1,950)	(1,560)	(550)	(440)	-	-	(2,000)
Share-based compensation	-	-	-	-	-	-	140,527	-	140,527
Net loss for the year	-	-	-	-	-	-	-	(2,565,741)	(2,565,741)

Balance September 30, 2014	1,564,312	3,122,112	7,577,534	2,846,072	1,371,364	294,735	242,537	(7,465,548)	(960,092)
Issuance of shares of common stock
for cash and stock options exercised	-	-	-	-	487,500	975,000	-	-	975,000
Issuance of shares of Series A
preferred stock for cash	1,875,000	3,750,000	-	-	-	-	-	-	3,750,000
Share-based compensation	-	-	-	-	-	-	442,615	-	442,615
Net loss for the year	-	-	-	-	-	-	-	(4,745,109)	(4,745,109)

Balance September 30, 2015	3,439,312	$6,872,112	7,577,534	$2,846,072	1,858,864	$1,269,735	$685,152	$(12,210,657)	$(537,586)

The accompanying notes are an integral part of the financial statements.

LIFEMED ID, INC.

STATEMENTS OF CASH FLOWS

	For the year ended September 30,
	2015	2014
CASH FLOW USED IN OPERATING ACTIVITIES:
Net loss	$(4,745,109)	$(2,565,741)
Adjustments to reconcile net loss to cash flow used in operating activities:
Depreciation and amortization	31,593	15,293
Share-based compensation	442,615	140,527
Shares of Series B convertible preferred stock issued for license fee	-	12,000
Changes in fair value of warrant to purchase common stock	(6,029)	(4,451)
Change in accounts receivable allowance	28,032	-
Loss on disposal of asset	18,215	-
Changes in operating assets and liabilities:
Accounts receivable	4,965	(93,222)
Inventory and other current assets	(47,216)	(115,646)
Accounts payable	97,550	(40,566)
Deferred revenue	(355,019)	(65,468)
Other accrued expenses and other liabilities	314,356	104,743
TOTAL CASH FLOW USED IN OPERATING ACTIVITIES	(4,216,047)	(2,612,531)

CASH FLOW USED IN INVESTING ACTIVITIES:
Purchase of restricted cash bank certificate of deposit	(390,111)	-
Deposit in restricted cash account with the court	(163,856)	-
Purchase of fixed assets	(31,570)	(44,994)
TOTAL CASH FLOW USED IN INVESTING ACTIVITIES	(585,537)	(44,994)

CASH FLOW FROM FINANCING ACTIVITIES:
Repayment of debt payable to a bank and note payable to a related party	(235,757)	(74,444)
Repayment of capital lease	(4,530)	(3,583)
Proceeds from sale of common stock	975,000	-
Proceeds from sale of preferred stock	3,750,000	2,515,000
TOTAL CASH FLOW PROVIDED BY FINANCING ACTIVITIES	4,484,713	2,436,973

NET DECREASE IN CASH	(316,871)	(220,552)
CASH BALANCE AT BEGINNING OF THE YEAR	429,511	650,063
CASH BALANCE AT END OF YEAR	$112,640	$429,511

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS AND NONCASH TRANSACTIONS:
Fixed assets acquired via capital lease payable	$-	$23,176
Interest paid for capital lease	$2,545	$452
Employee receivable satisfied through return of common and preferred stock	$-	$2,000

The accompanying notes are an integral part of the financial statements.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

1.	SUMMARY OF BUSINESS

LifeMed ID, Inc., (the Company), was incorporated under the laws of the State of California on November 16, 2010 for the purpose of deploying a sustainable, secure cloud-based patient identity and patient data exchange solution to the healthcare industry. The Company’s headquarters and operations are located in Citrus Heights, California.

2.	SIGNIFICANT ACCOUNTING POLICIES

•	Basis of Presentation and Liquidity Analysis

The Company is an early stage company with a limited operating history. These financial statements have been prepared based on the assumption that the Company is a going concern, which anticipates the realization of assets and liquidation of liabilities in the normal course of business. Since its inception, the Company has experienced substantial and continuing losses from operations and as of September 30, 2015 had a working capital deficiency of $528,288; an accumulated deficit of $12,210,657; and a shareholders’ deficit of $537,586. The Company has financed its operations through the private placement of convertible preferred stock, convertible notes payable, bank loans and other debt financing. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations and/or obtain significant additional financing. There are no guarantees that the Company will be able to achieve profitable operation or continue to raise debt or equity financing and, therefore, continue as a going concern. If the Company is unable to achieve either profitable operations or obtain additional debt or equity financing, the carrying value of the Company’s assets and liabilities could be substantially different.

•	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

•	Cash

Cash consists of cash on deposit with U.S. financial institutions. The Company is exposed to credit risk in the event of default by financial institutions to the extent that cash balances with financial institutions are in excess of amounts that are insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses on these deposits.

•	Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (ASC 820), clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

ASC 820 requires that the valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 establishes a three tier value hierarchy, which prioritizes inputs that may be used to measure fair value as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Observable inputs other than quoted prices in active markets for identical assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The Company accounts for a warrant to purchase common stock as a freestanding warrant for shares that is puttable or redeemable for cash. This warrant is classified as a liability in the balance sheet at fair value. At the end of each reporting period, changes in fair value during the period are recorded as a component of other income (expense).

The following table presents the Company’s financial liabilities measured at fair value on a recurring basis as of September 30, 2015 and 2014:

	September 30, 2015
	Total	Level 1	Level 2	Level 3
Common stock warrant liability	$30,066	$-	$-	$30,066

	September 30, 2014
	Total	Level 1	Level 2	Level 3
Common stock warrant liability	$36,095	$-	$-	$36,095

The circumstances giving rise to the issuance of the warrant to purchase common stock is discussed in Note 11.

The change in the value of the warrant liability to purchase common stock was as follows for the year ended September 30:

	2015	2014
Fair value at beginning of year	$36,095	$40,546
Change in fair value	(6,029)	(4,451)
Fair value at end of year	$30,066	$36,095

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

The Company estimated the fair value of the warrant liability as of September 30, 2015 and 2014 using the Black-Scholes option-pricing model. The determination of the fair value is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables which could provide differing values. These variables include, but are not limited to, expected stock price volatility over the term of the warrant and risk free interest rates. In addition, the Black-Scholes option-pricing model requires the input of an expected life for the warrant which we have estimated based upon the stage of the Company’s development. The fair value of the warrant liability is revalued each balance sheet date utilizing the Black-Scholes valuation model computations with the decrease or increase in the fair value reported in the Company’s statements of operations as a component of other income (expense). A significant increase or decrease of any of the subjective variables independent of other changes would result in a correlated increase or decrease in the warrant liability and an inverse effect on reported interest expense.

•	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable. The Company believes the financial risks associated with these financial instruments are minimal.

For the year ended September 30, 2015, three companies accounted for 35%, 27% and 19%, respectively, of the Company’s revenue. For the year ended September 30, 2014, five companies accounted for 23%, 19%, 14%, 14% and 11%, respectively, of the Company’s revenue.

As of September 30, 2015, two companies accounted for 47% and 31%, respectively, of the Company’s outstanding accounts receivable. As of September 30, 2014, three companies accounted for 45%, 29% and 17%, respectively, of the Company’s outstanding accounts receivable.

•	Accounts Receivable

The carrying value of the Company’s receivables represents their estimated net realizable value. The Company does not require collateral and estimates any required allowance for non-collectible accounts based on historical collection experience, the age of the outstanding receivables, and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectability of those balances and the allowance is recorded accordingly. Typical payment terms are net 30. The Company does not charge interest on past-due accounts receivable balances. Receivable balances are written-off when the Company’s internal collection efforts have been unsuccessful in collecting the amount due. The Company had an allowance for doubtful accounts of $28,032 and $0 as of September 30, 2015 or 2014, respectively.

•	Inventory

Inventory, which are comprised of equipment and supplies, are valued at the lower of cost or market.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

•	Fixed Assets

Fixed assets are recorded at cost and are depreciated using the straight-line method over their estimated useful lives. The Company has a policy of writing off to expense the cost of fixed assets with a purchase price of $500 or less in the period in which the purchase occurs. The Company generally uses the following estimated useful lives for each asset category:

Asset Category	Estimated Useful Life
Computer equipment	3 years
Website software	5 years
Furniture and office equipment	5 years
Leasehold improvements	Shorter of lease term or useful life

Amortization of assets under capital leases is included in depreciation expense. Maintenance, repairs and minor renewals are expensed as incurred. Expenditures that substantially increase an asset’s useful life are capitalized.

•	Share-Based Compensation

The Company calculates the fair value of share-based compensation awards using the Black-Scholes option-pricing model, which requires the use of various assumptions, including the expected option life and the expected stock price volatility. The Company determines the expected option life as the average of the option’s contractual term and the option’s vesting period. The Company estimates the option’s volatility using a public company in a comparable industry. If any of the assumptions used in the Black-Scholes model change significantly, share-based compensation may differ materially in the future from what is recorded in the current period. The Company uses the straight-line (single-option) method for expense attribution.

•	Software Sold, Leased or Otherwise Marketed

In accordance with ASC 985-20, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, the Company capitalizes the cost incurred developing its software being marketed to customers once its technological feasibility, as defined in ASC 985-20-25, has been established. The development costs incurred prior to the establishment of the software’s technological feasibility are expensed as incurred pursuant to ASC 730-10, Accounting for Research and Development.

As of September 30, 2015 and 2014, the Company had not capitalized any of the costs incurred related to the development of its software products being marketed to the healthcare industry as the period of time between achieving technological feasibility and the general availability of the Company’s software products has been short and any costs incurred subsequent to achieving technological feasibility have not been significant. These costs are expensed and included in research and development in the accompanying statements of operations.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

•	Licenses

The Company utilizes intellectual property that is protected in the United States by patents issued by the Unites States Patent and Trademark Office under exclusive licenses from the patent owners. License fees and royalties, which are generally a percentage of the software service or other revenue earned by the Company, with certain specified minimums, are charged to expense as incurred.

•	Impairment of Long-Lived Assets

Impairment losses related to long-lived assets are recognized in the event the net carrying value of such assets is not recoverable or exceeds fair value. The Company evaluates the recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). If an asset is considered not recoverable, the impairment loss is measured as the amount by which the carrying value of the asset group exceeds its estimated fair value. To date, the Company has not recognized any such impairment loss associated with its long-lived assets.

•	Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery and transfer of title has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured, unless contractual obligations, acceptance provisions or other contingencies exist. If such obligations or provisions exist, revenue is recognized after such obligations or provisions are fulfilled or expire.

The Company derives its revenue from the licensing of its software, the sale of hardware and the provision of ongoing support and maintenance and upgrades of its software products and services.

The Company recognizes revenue for each component of its arrangements with customers as follows:

•	Software service fees are invoiced in advance of the service period start date which generally coincides with receipt of customer acceptance. Advance billings which are typically for periods ranging from one or twelve months, are deferred and recognized as revenue ratably over the respective service period.

•	Implementation fees are charged to customers for the installation and customization of the system. Implementation fees incurred during the initial software services sale or within a short period of time thereafter are treated as related to the initial sale. Implementation fees are deferred until the software is live and there is customer acceptance. Once the conditions are met to recognize the implementation fee, revenue is recognized ratably over the longer of the life of the contract or the estimated useful life of the related software, which is typically one to three years.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

•	Fees charged for customization of the software related to the initial implementation of the software are treated in the same manner as Implementation Fees – over the longer of the life of the contract or useful life of the software. Fees charged to customers for services not related to the initial implementation of the software are recognized once installation is completed and customer acceptance has occurred.

•	Revenue is recognized on product sales when the product is shipped to the customer. Commission income received from third party resellers is recognized at the earlier of delivery of commissionable sales items to the Company’s customer, if known, or when payment is received from the reseller.

•	Shipping and handling costs are charged to customers if necessary. Shipping and handling costs incurred by the Company have been included in cost of product sales.

•	Deferred Revenue

The Company generally requires customers to pay the cost of initial installation and configuration of its software service products to meet such customers’ unique requirements and systems in advance of such installation and configuration. Such advance payments are recorded as deferred revenue at the time of receipt and are amortized to revenue using the straight line method over the term of the respective contract, which is generally one to three years. In addition, the Company’s standard service contract requires its customers to prepay the monthly service fees in advance of the delivery of such services. Such advance service fee payments are recorded as deferred revenue at the time of receipt and are amortized to revenue using the straight line method over the number of months to which the prepayment relate, which is generally from three to twelve months.

•	Research and Development Expenses

All the costs of the Company’s research and development efforts are charged to operations as incurred.

•	Related Party Transaction

In February 2011, the Company purchased SmartCard technology intangibles from S.M.A.R.T Association, Inc., a company majority owned by the Company’s major shareholder and Chief Executive Officer, by assuming liabilities totaling $544,104. As of September 30, 2015 and 2014, the liability was $42,402 and $60,465, respectively. In addition, S.M.A.R.T Association, Inc. and the Company share office space and a portion of the common office expenses (rent, property taxes, utilities and maintenance), which are paid by S.M.A.R.T Association, Inc. For the years ended September 30, 2015 and 2014, S.M.A.R.T Association, Inc. paid 10% and 3% of the common office expenses, respectively.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

•	Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. To the extent deferred tax assets cannot be recognized under the preceding criteria, the Company establishes valuation allowances as necessary to reduce deferred tax assets to the amounts expected to be realized. As September 30, 2015 and 2014, all deferred tax assets were fully offset by a valuation allowance. Realization of deferred tax assets is dependent upon future federal and state taxable income. The Company’s judgments regarding deferred tax assets may change due to future market conditions, changes in U.S. or state tax laws, and other factors. These changes, if any, may require material adjustments to these deferred tax assets, resulting in a reduction in net income or an increase in net loss in the period when such determinations are made.

The Company recognizes liabilities for uncertain tax positions based upon a two-step process. To the extent a tax position does not meet a more-likely-than-not level of certainty, no benefit is recognized in the financial statements. If a position meets the more-likely-than-not level of certainty, it is recognized in the financial statements at the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company’s policy is to analyze the Company’s tax positions taken with respect to all applicable income tax issues for all open tax years (in each respective jurisdiction). As of September 30, 2015 and 2014, the Company has concluded that no uncertain tax positions were required to be recognized in its financial statements. It is the Company’s practice to recognize interest and penalties related to income tax matters in income tax expense. No amounts were recognized for interest and penalties during the years ended September 30, 2015 and 2014.

•	Accounting Pronouncements

During May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers.” ASU No. 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. ASU No. 2014-09 is effective for fiscal years beginning after December 15, 2018 and interim periods within annual periods. The Company may elect to apply the guidance earlier, but no earlier than fiscal years beginning after December 15, 2016. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company is currently assessing the effect that ASU No. 2014-09 will have on its results of operations, financial position and cash flows.

During July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330), Simplifying the Measurement of Inventory.” ASU No. 2015-11 applies to all inventory except that which is measured using last-in, first out (LIFO) or the retail inventory method. Inventory within the scope of the new guidance should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendments will take effect for fiscal years beginning after December 15, 2016. The new guidance should be applied prospectively, and earlier application is permitted as of the beginning of an interim or annual reporting period.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

During February 2016, FASB issued ASU No. 2016-02, “Leases.” ASU No. 2016-02 was issued to increase transparency and comparability among organizations by recognizing all lease transactions (with terms in excess of 12 months) on the balance sheet as a lease liability and a right-of-use asset (as defined). ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with earlier application permitted. Upon adoption, the lessee will apply the new standard retrospectively to all periods presented or retrospectively using a cumulative effect adjustment in the year of adoption. The Company is currently assessing the effect that ASU No. 2016-02 will have on its results of operations, financial position and cash flows.

3.	RESTRICTED CASH

As of September 30, 2015, restricted cash consisted of a restricted certificate of deposit in the amount of $390,111 purchased from a bank in January 2015 that has been pledged as collateral for a loan made by the bank to the Company’s Chief Executive Officer and an amount of $163,856 on deposit with the Superior Court of the State of California in connection with a legal matter discussed in Note 12.

4.	INVENTORY AND OTHER CURRENT ASSETS

As of September 30, 2015 and 2014, inventory and other current assets comprised the following:

	September 30,
	2015	2014
Inventory	$106,323	$106,323
Professional services	23,314	12,315
Insurance	16,504	7,394
Rent	5,472	6,150
Employee advance	20,000	-
Software license	7,785	-
	$179,398	$132,182

5.	FIXED ASSETS

As of September 30, 2015 and 2014, fixed assets comprised the following:

	September 30,
At cost:	2015	2014
Computer equipment	$57,011	$28,855
Website software	-	26,336
Furniture and office equipment	9,003	7,683
Leasehold improvements	4,845	4,845
Capital lease assets	25,270	23,176
	96,129	90,895
Less accumulated depreciation and amortization	(45,139)	(21,667)
	$50,990	$69,228

Depreciation and amortization expense for the years ended September 30, 2015 and 2014 was $31,593 and $15,293, respectively.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

6.	OTHER ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

As of September 30, 2015 and 2014, accrued expenses and other current liabilities comprised the following:

	September 30,
	2015	2014
Common Stock Warrant liability	$30,066	$36,095
Accrued Compensation	305,441	146,751
Other accrued expenses	88,813	104,754
Due to customer	63,792	-
	$488,112	$287,600

7.	DEFERRED REVENUE

As of September 30, 2015 and 2014, deferred revenue comprised the following:

	September 30,
	2015	2014
Installation and configuration fees	$395,801	$740,243
Service fees	117,621	128,198
	513,422	868,441
Less current portion	(474,001)	(241,761)
Long-term portion	$39,421	$626,680

8.	CAPITAL LEASE OBLIGATION

The Company leases certain equipment under a lease classified as a capital lease. The lease is secured by the equipment. The lease bears interest at the rate of 12.7% per annum and terminates in May 2017. The leased equipment is amortized on a straight line basis over three years. Total accumulated amortization related to the leased equipment was $11,229 and $0, as of September 30, 2015 and 2014, respectively. Future minimum lease payments under the capital lease and the present value of the minimum lease payments as of September 30, 2015 are as follows:

Year ending September 30
2016	$9,396
2017	6,264
Total minimum lease payments	15,660
Less: Amount representing interest	(597)
Present value of minimum lease payments	15,063
Less: Current portion	(8,169)
Long-term portion	$6,894

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

9.	LONG TERM NOTE PAYABLE TO RELATED PARTY

In 2012, the Company borrowed $25,500 from a related party pursuant to a promissory note bearing interest at the rate of 6% per annum with shares of the Company’s common stock pledged as collateral. The Company is required to make a minimum monthly payment of principal and interest of $500 until the note plus accrued interest is paid in full.

As of September 30, 2015, scheduled principal payments are as follows:

Year ending September 30
2016	$5,531
2017	3,934
Total	$9,465

10.	LONG TERM NOTES PAYABLE TO BANK

As of September 30, 2014, the Company had two notes payable to a bank totaling $230,498. The notes bore interest at the rate of 6% per annum, were payable in monthly installments of principal and interest totaling $7,309, and matured in December 2017. The notes were collateralized by all of the assets of the Company and guaranteed by the U.S. Small Business Administration. Both notes were paid in full as of December 31, 2014.

11.	COMMON STOCK WARRANT

Effective August 16, 2013, pursuant to a contract with a consulting firm, in lieu of a cash retainer, the Company issued a warrant (the “Warrant”) to purchase 50,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The Warrant is exercisable in whole or in part at any time at the option of the warrant holder through the earliest of (i) August 16, 2018 or (ii) immediately prior to (a) a consolidation or merger of the Company in which the Company is not the surviving entity; or (b) a change in control of the Company, as defined in the Warrant; or (c) the sale of all or substantially all of the assets of the Company; or (iii) the closing of an initial public offering of the Company’s common stock. In the event of a qualified funding, the Company is required to offer the warrant holder the right to redeem the Warrant for cash. If such an offer occurs, the Warrant holder has the right to either accept the redemption offer or retain the option to purchase shares of the Company’s common stock. The Warrant expires, if not exercised, on August 16, 2018. Pursuant to ASC 480 Distinguishing Liabilities from Equity, inasmuch as the Company may be obligated to repurchase the Warrant for cash, the Company has classified and reported the Warrant as a liability in other accrued expenses and other current liabilities on the Balance Sheets as of September 30, 2015 and 2014.

12.	COMMITMENTS AND CONTINGENCIES

Licenses

On January 22, 2014, the Company entered into an exclusive license agreement with a patent owner to utilize certain of its patents issued by the USPTO in the United States. These patents expire in 2014 and 2018. The Company is obligated to pay the owner a royalty equal to the greater of 6.5% of the gross margin, as defined in the license agreement, derived from the sale of the licensor’s intellectual property on a standalone basis and/or sub-licensing such intellectual property or a minimum royalty of $225,000 payable as follows: $50,000 on signing the license agreement, $50,000 fifteen months after the effective date of the license agreement, $75,000 twenty-seven months after the effective date of the license agreement and $50,000 thirty months after the effective date of the license agreement. The royalty rate will be reduced to 3.5% upon the expiration of the patents. The Company has a right of first refusal to license new patents issued to licensor relating to smart cards used for healthcare purposes.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

On April 12, 2013, the Company entered into a license with another patent owner to exclusively utilize its patented intellectual property in the United States. The term of the license agreement extends from its effective date to 2024. The license agreement required the Company to pay a one-time $30,000 license fee upon execution of the agreement and an additional $50,000 license fee upon receipt of the first $500,000 of proceeds from the sale of shares of the Company’s Series B preferred stock. The Company is required to pay royalties to the licensor as follows: (i) 2.5% of the net profit, as defined by Generally Accepted Accounting Principles (GAAP) as adjusted for certain specific items set forth in the license agreement, derived from software service fees; or (ii) 5% to 8.5% of the gross margin, as defined by GAAP, with the differing rates being applicable to the Company’s pricing model derived from smart cards, as defined in the license agreement. In the event that the Company does not pay the licensor $100,000 (excluding the previously paid $80,000 in licensing fees) in royalties during the period from April 15, 2013 to December 31, 2014, the Company will pay the licensor the difference between the amount of royalties actually paid and $100,000 on January 1, 2015. In the event that total royalties paid by the Company during the period from April 15, 2013 and April 15, 2016 do not total at least $200,000, the Company will pay the licensor the difference between the amount of royalties actually paid and $200,000 on January 1, 2017. Pursuant to the terms of this agreement, based on the Company’s anticipated future operating results, during the fiscal year ended September 30, 2015, the Company accrued $225,000, representing the amount of the minimum guaranteed royalty it will be required to pay to the licensor. The Company paid the licensor $100,000 of the accrued minimum guaranteed royalty in December 2015.

Pursuant to both license agreements, the Company has a right of first refusal to license new patents prosecuted and issued to licensor relating to smart cards and related technology used for healthcare purposes. The Company also has the right of first refusal to purchase licensor’s patents and patent applications relating to smart cards used in healthcare in the event the licensor wishes to sell them.

Operating Lease

As of September 30, 2015, the Company leases its headquarters and operating facilities located in Citrus Heights, California from a company owned by the Company’s major shareholder and Chief Executive Officer pursuant to a ten year lease that commenced on April 1, 2012 and expires on March 31, 2022. As of October 1, 2014, the Company’s monthly lease payment was $5,533. Subsequently, on October 1st of each year, the monthly rent shall be increased (never decreased) based on the percentage increase, if any, in the Consumer Price Index-All Items - All Urban Consumers-Oakland-San Francisco-Sacramento (1982-84 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics. Annual rent increases, if any, are not to exceed 15% of the prior year’s monthly rent. The Company has the option to extend the lease for one additional three (3) year term at the then fair market lease rate, as defined in the agreement. The Company is responsible for (a) its pro-rata share (14.63%) of the real property taxes on the building; (b) all utilities; (c) maintaining the plumbing, heating and air conditioning systems; and (d) property management fees.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

As of September 30, 2015, the Company’s aggregate commitment under its non-cancelable lease agreement is as follows:

Years ending September 30,
2016	$66,400
2017	66,400
2018	66,400
2019	66,400
2020	66,400
2021 and beyond	99,600
Total minimum payments required	$431,600

Total rent, including the amortization of deferred rent, was $66,400 and $59,099 for the years ended September 30, 2015 and 2014, respectively. The Company shares the building it leases with a related party who is responsible for payment of a portion of the rent called for under the lease. The arrangement with the related party is month-to-month and the portion for which the related is responsible varies based on the percentage of the total facility utilized by the related party.

Contingencies

The Company is subject to legal proceedings and claims that arise in the normal course of business. As of September 30, 2014, there was one matter pending regarding a former officer of the Company seeking additional compensation for the time worked for the Company. During the course of resolving the matter, the Superior Court of the State of California (the Court) required the Company to deposit $163,856 with the Court as collateral for any future resolution of the matter, which is included in restricted cash. This matter was concluded during the year ended September 30, 2015 and the Company recorded $239,566 as an expense in connection with its settlement, which is included in general and administrative expense. In October 2015, the Court released the $163,856 it was holding in connection with the matter back to the Company.

13.	PREFERRED STOCK

As of September 30, 2014, the Company was authorized to issue a total of 10,500,000 shares of no par value preferred stock of which 8,000,000 shares were designated Series A and 2,500,000 shares were designated as Series B. In December 2014, the Company amended and restated its Articles of Incorporation increasing the total number of authorized shares of preferred stock to 11,450,000 of which 8,000,000 shares were designated as Series A and 3,450,000 shares were designated as Series B.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

SERIES A PREFERRED STOCK: The holders of Series A convertible preferred shares are entitled to receive non-cumulative dividends, if and when declared by the Company’s Board of Directors, at the rate of $.04 per share; have a liquidation preference of $.80 per share; and have voting rights equal to the number shares of common stock into which such Series A preferred shares are convertible. The Series A preferred shares are convertible into shares of the Company’s common stock at the rate of $.80 per share at any time at the option of the holder or automatically in the event of a public offering of the Company’s common stock provided that the offering price is not less than $6.00 per share and the total gross proceeds from the offering are not less than $20,000,000.

As of September 30, 2015 and 2014, a total of 7,577,534 shares of Series A convertible preferred stock were issued and outstanding.

SERIES B PREFERRED STOCK: The holders of Series B preferred shares are entitled to receive non-cumulative dividends, if and when declared by the Company’s Board of Directors, at the rate of $.10 per share; have a liquidation preference of $2.00 per share; and have voting rights equal to the number shares of common stock into which such Series B preferred shares are convertible. The Series B preferred shares are convertible into shares of the Company’s common stock at the rate of $2.00 per share at any time at the option of the holder or automatically in the event of a public offering of the Company’s common stock provided that the offering price is not less than $6.00 per share and the total gross proceeds from the offering are not less than $20,000,000.

During the years ended September 30, 2015 and 2014, the Company issued at a price per share of $2.00, a total of 1,875,000 shares and 1,257,500 shares, respectively, of its Series B convertible preferred stock for $3,750,000 and $2,515,000, respectively.

As of September 30, 2015 and 2014, respectively, a total of 3,439,312 shares and 1,564,312 shares of Series B preferred stock were issued and outstanding.

14.	COMMON STOCK

The Company is authorized to issue a total of 25,000,000 shares of no-par value common stock of which 1,858,864 shares and 1,371,364 shares were issued and outstanding as of September 30, 2015 and 2014, respectively.

15.	STOCK OPTION PLANS

In November 2011, the Company adopted the 2011 Stock Option Plan (the 2011 Plan) that provided for the issuance of options to purchase up to 750,000 shares of the Company’s common stock to employees, officers, directors and consultants. As of September 30, 2015, the Company’s board of directors has granted options to purchase 442,346 shares and 307,654 shares are available for future grants under the 2011 Plan. Options that expire or otherwise terminate revert to authorized but unissued and are again available for grant under the 2011 Plan.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

In October 2013, the Company adopted the 2013 Stock Option Plan (the 2013 Plan) that provided for the issuance of options to purchase up to 1,450,000 shares of the Company’s common stock to employees, officers, directors, and consultants. In September 2015 and November 2015, the Board of Directors increased the number of shares reserved for issuance under the 2013 Plan to 3,000,000 and 3,250,000, respectively. As of September 30, 2015, the Company’s board of directors has granted options to purchase 1,570,000 shares and 1,405,000 shares are available for future grant. Options that expire or otherwise terminate revert to authorized but unissued and are again available for grant under the 2013 Plan.

Options granted under the 2011 and 2013 Plans (collectively the Plans) may be incentive stock options (ISOs) or non-statutory stock options (NSOs). Incentive stock options may be granted to employees with exercises prices of no less than the fair value of the common stock, as determined by the board of directors, on the date of grant, however, if an employee holds either directly or indirectly more than 10% of the voting power of all classes of stock of the Company, the exercise price shall be no less than 110% of the fair market value of the stock on the date of grant. Non-statutory options may be granted to employees, officers, directors, or consultants at exercise prices of no less than 100% of the fair value of the common stock on the date of grant, as determined by the Board of Directors. Options granted under the Plans become exercisable as determined by the Board of Directors, generally at the rate of 25% after one year of continuous service to the Company and ratably on a monthly basis thereafter over three additional years.

In the event of stock splits and stock dividends, if any, the plan administrator may proportionately increase or decrease, as appropriate, the number of shares and exercise (purchase) price per share of the outstanding options under the Plans. In the event of a merger, in which the Company is not the surviving entity or a sale of substantially all of the Company’s assets (change of control), all outstanding options may be assumed or replaced by the surviving corporation, or may be required to be exercised or otherwise settled.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

 EMPLOYEE AWARDS: The following table summarizes the options granted to, exercised by and forfeited by employees under the Plans during the period from October 1, 2013 through September 30, 2015:

	Outstanding Options
	Number of Shares	Weighted- Average Exercise Price Per Share	Aggregate Intrinsic Value
Balances as of October 1, 2013	437,346	$0.80	$-
Options granted	1,515,000	2.00	-
Options exercised	-	-	-
Options forfeited	(300,000)	1.80	(30,000)
Balances as of September 30, 2014	1,652,346	1.73	464,815
Options granted	420,000	2.00	-
Options exercised	(25,000)	2.00	-
Options forfeited	(265,000)	2.00	-
Balances as of September 30, 2015	1,782,346	$1.74	$464,815
The following table sets forth the status of the employee options outstanding under the Plans as of September 30, 2015:

	Options Outstanding	Options Vested or Expected to Vest	Options Exercisable
Number of shares	1,782,346	1,544,434	1,325,383
Weighted-average exercise price	$1.80	$2.68	$1.55
Weighted-average remaining contractual term (in years)	8.25	8.20	7.90

The unamortized compensation expense related to unvested options as of September 30, 2015 was $835,832. The weighted-average period over which compensation expense related to these unvested options is expected to be recognized is 2.68 years. The weighted-average grant date fair value of employee stock options granted during the year ended September 30, 2015 was $0.76 per share.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

The following table sets forth the status of the employee options outstanding under the Plans as of September 30, 2014:

	Options Outstanding	Options Vested or Expected to Vest	Options Exercisable
Number of shares	1,652,346	1,374,577	270,158
Weighted-average exercise price	$1.72	$1.69	$0.80
Weighted-average remaining contractual term (in years)	9.13	9.08	7.84

The unamortized compensation expense related to unvested options as of September 30, 2014 was $881,564. The weighted-average period over which compensation expense related to these unvested options is expected to be recognized is 3.13 years. The weighted-average grant date fair value of employee stock options granted during the year ended September 30, 2014 was $0.67 per share.

The fair value of employee awards is estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	September 30,
	2015	2014
Risk free interest rate	1.37% to 1.74%	1.36% to 1.83%
Volatility	43.69% to 46.26%	44.30% to 45.30%
Dividend yield	0%	0%
Expected life of awards	4.5	4.5

During the years ended September 30, 2015 and 2014, the Company recorded share-based compensation expense of $389,033 and $116,798, respectively, related to employee awards. For the years ended September 30, 2015 and 2014, the Company did not realize any tax benefit associated with its share-based compensation expense. No tax benefit was realized because a portion of the option grants were ISOs for which stock-based compensation expense is not deductible and also due to the full valuation allowance on the Company’s deferred tax asset that is further discussed in Note 16.

For the years ended September 30, 2015 and 2014, forfeitures were estimated to be 3.0% and 19.9%, respectively, based on historical experience. If actual forfeiture rates are materially different from such estimates or factors change and the Company makes different assumptions, future stock-based compensation expense could be significantly different from what the Company has recorded in the current period. During 2015, the Company updated the forfeiture rate calculation to more accurately reflect the forfeiture rate based on Company knowledge. Management periodically reviews actual forfeiture experience and revises its estimates, as necessary.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

NONEMPLOYEE AWARDS: The following table summarizes the options granted to, exercised by and forfeited by Company nonemployees under the Plans during the period from October 1, 2014 through September 30, 2015:

	Outstanding Options
	Number of Shares	Weighted- Average Exercise Price Per Share	Aggregate Intrinsic Value
Balances as of October 1, 2013	55,000	$0.80	$-
Options granted	175,000	2.00	-
Options exercised	-	-	-
Options forfeited	-	-	-
Balances as of September 30, 2014	230,000	1.71	66,000
Options granted	75,000	-	-
Options exercised	-	-	-
Options forfeited	-	-	-
Balances as of September 30, 2015	305,000	$1.71	$66,000

The following table sets forth the status of the nonemployee options outstanding under the Plans as of September 30, 2015:

	Options Outstanding	Options Vested or Expected to Vest	Options Exercisable
Number of shares	305,000	305,000	125,313
Weighted-average exercise price	$1.71	$1.71	$1.48
Weighted-average remaining contractual term (in years)	7.91	7.91	7.39

The following table sets forth the status of the nonemployee options outstanding under the Plans as of September 30, 2014:

	Options Outstanding	Options Vested or Expected to Vest	Options Exercisable
Number of shares	230,000	230,000	59,167
Weighted-average exercise price	$1.71	$1.71	$1.03
Weighted-average remaining contractual term (in years)	8.91	8.91	7.51

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

The fair value of the nonemployee stock awards is estimated at the time the services are delivered using the Black-Scholes option-pricing model using the following assumptions:

	September 30,
	2015	2014
Risk free interest rate	1.37%	1.78%
Volatility	43.86%	44.26%
Dividend yield	0%	0%
Expected life of awards	4.5	4.5

During the years ended September 30, 2015 and 2014, the Company recorded share-based compensation expense of $53,582 and $23,729, respectively, related to nonemployee awards.

16.	INCOME TAXES

The Company files U.S. Federal Income tax and California Franchise tax returns. The provision for income taxes of $800 for each of the years ended September 30, 2015 and 2014 represented the minimum California franchise tax payable for that year.

As of September 30, 2015, the Company had a net operating loss carryforward for federal income tax reporting purposes of approximately $11,730,000 that begins to expire, if not utilized to reduce U.S. Federal income taxes, in 2031. In addition, as of September 30, 2015, the Company has a net operating loss carryforward for California franchise tax reporting purposes of approximately $11,729,000, which begins to expire, if not utilized to reduce California state franchise taxes, in 2021.

As of September 30, 2015 and 2014, the Company had deferred tax assets as set forth below:

	September 30,
	2015	2014
Components of deferred taxes
Tax benefit of net operating loss
Federal	$3,990,000	$2,470,000
California, net of federal tax effect	684,000	424,000
Total	4,674,000	2,894,000
Less: valuation allowance	(4,674,000)	(2,894,000)
Net deferred tax assets	$-	$-

The change in valuation allowance was $1,780,000 and $981,000 for years ended September 30, 2015 and 2014, respectively. Federal and state laws impose substantial restrictions on the amount of the net operating loss carry-forward that may be used on an annual basis in the event of an “ownership change,” as defined in Section 382 of the U.S. Internal Revenue Code of 1986, as amended. The Company has not had a formal Section 382 study completed which may impact the amount of net operating losses they could utilize in the future.

LIFEMED ID, INC.

NOTES TO FINANCIAL STATEMENTS

As of and for the Years Ended September 30, 2015 and 2014

17.	SUBSEQUENT EVENTS

Company management has evaluated subsequent events occurring through April 19, 2016, the date these financial statements were available to be issued, for events requiring recording or disclosure in these financial statements.

On March 30, 2016, the Company entered into a definitive agreement to merge with OrangeHook, Inc. Under the terms of the agreement, shareholders of the Company will receive one common share of OrangeHook, Inc. stock for every seven shares of the Company stock. The transaction is structured as a stock purchase and as such OrangeHook, Inc. is acquiring all the assets and assuming all the liabilities of the Company. No gain or loss is expected on the transaction which is subject to shareholder approval.

On March 10, 2016, the Company entered into a Business Partnership Agreement with Lenovo PC HK (“Lenovo”) for an initial period of thirty-six months with annual renewals, thereafter. Under the terms of the agreement, the Company granted Lenovo an exclusive royalty-free, non-transferable worldwide license to use, execute, preload and reproduce, deliverables solely as part of a bundled system. In addition to above, the Company granted Lenovo an exclusive, royalty-fee, non-transferable license to market and distribute deliverables solely as part of bundled system. During the term of the agreement, Lenovo will be the Company’s exclusive computer/tablet hardware partner for running the Company’s patient and consumer identity software as part of the hardware/software bundled offering. In exchange for above: 1) the Company received a payment of $900,000 for development of application configuration of embedded solution on Lenovo tablet and enterprise and other hardware, which will be recognized on a straight-line basis over the initial contract period, and 2) the Company will receive a portion, up to 30%, of gross revenue on all Company’s service monthly fees and usage, including all upgrades and upsells to Lenovo, which is due within 45 days after the last day of the calendar month in which the purchase occurred.

Agilivant, LLC

Financial Statements

Including Independent Auditors’ Report

For the Years Ended December 31, 2015 and 2014

INDEPENDENT AUDITORS' REPORT

Members and Board of Directors

Agilivant

PO Box 2547

Vancouver, WA 98668

We have audited the accompanying consolidated financial statements of Agilivant, LLC, which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, members’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Agilivant, LLC as of December 31, 2015 and 2014 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 2 to the financial statements, the company has suffered recurring operating losses and negative cash flows from operations, and needs additional working capital to support future operations. These factors raise substantial doubt about its ability to continue as a going concern. Managements’ plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Minneapolis, Minnesota

May 6, 2016

Agilivant, LLC

Balance Sheets

As of December 31, 2015 and 2014

	12/31/2015	12/31/2014
Assets
Current assets
Cash	$9,694	$6,379
Receivable from Executive Chairman and member	87,000	70,000
Other current assets	-	1,500
Total current assets	96,694	77,879

Total assets	$96,694	$77,879

Liabilities and Members' Deficit
Current liabilities
Notes payable:
OrangeHook, Inc.	$1,225,484	$220,309
Members and affiliates	378,250	377,080
Other	129,007	318,920
	1,732,741	916,309

Accounts payable	501,389	403,218
Accrued expenses:
Interest	381,665	235,780
Payroll and payroll taxes	51,634	64,400
Due to related party	54,000	54,000
Deferred revenue, short-term	43,500	43,500
Total current liabilities	2,764,929	1,717,207

Deferred revenue, long-term	165,664	209,164

Commitments and contingencies	-	-

Members' Deficit	(2,833,899)	(1,848,492)

Total liabilities and members' deficit	$96,694	$77,879

The accompanying notes are an integral part of these financial statements.

Agilivant, LLC

Statements of Operations

For the Years Ended December 31, 2015 and 2014

	For the Years Ended
	12/31/2015	12/31/2014

Revenue	$43,511	$108,554

Operating expenses
Product development and maintenance	443,075	444,484

Selling, general and administrative expenses	436,064	414,100

Total Operating expenses	879,139	858,584

Operating loss	(835,628)	(750,030)

Interest expense, net of interest income	(149,779)	(143,374)

Net loss	$(985,407)	$(893,404)

The accompanying notes are an integral part of these financial statements.

Agilivant, LLC

Statements of Changes in Members’ Deficit

For the Years Ended December 31, 2015 and 2014

Members'
Deficit

Balance as of December 31, 2013	$(985,088)

Member contributions	30,000

Net loss	(893,404)

Balance as of December 31, 2014	$(1,848,492)

Net loss	(985,407)

Balance as of December 31, 2015	$(2,833,899)

The accompanying notes are an integral part of these financial statements.

Agilivant, LLC

Statements of Cash Flows

For the Years Ended December 31, 2015 and 2014

	2015	2014
Cash flows used for operating activities
Net loss	$(985,407)	$(893,404)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation	-	350
Changes in operating assets and liabilities:
Accounts receivable	-	128,000
Other current assets	1,500	15,000
Accounts payable	98,170	107,948
Accrued expenses	133,120	158,248
Deferred revenue	(43,500)	38,500
Net cash flows used for operating activities	(796,117)	(445,357)

Cash flows used for investing activities
Advances to Executive Chairman and member	(17,000)	-
Cash flows used for investing activities	(17,000)	-

Cash flows from financing activities
Proceeds from member contributions	-	20,000
Proceeds from notes payable	1,011,084	448,320
Payments on notes payable	(194,652)	(22,500)
Net cash flows provided by financing activities	816,432	445,820
Net increase in cash	3,315	462
Cash
Beginning of year	6,379	5,917
End of year	$9,694	$6,379

Supplemental cash from financing activities:
Cash paid for interest	$20,081	$58,966

Supplemental non-cash from financing activities:
Accrued interest converted to members' equity	$-	$10,000

The accompanying notes are an integral part of these financial statements.

Agilivant, LLC

Notes to Financial Statements

December 31, 2015 and 2014

1.	Nature of Business and Basis of Presentation

Agilivant, LLC (the “Company”), a Washington limited liability corporation, was formed on February 13, 2009 for the purpose of developing a real-time debit based banking and payment software system. On February 12, 2016, the Company entered into an agreement whereby certain members sold their membership units to OrangeHook, Inc. (see Note 8 for further discussion).

The Company presents its financial statements in accordance with U.S. generally accepted accounting principles (GAAP).

2.	Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. During the years ended December 31, 2015 and 2014, the Company incurred net losses of $985,407 and $893,404, respectively. As of December 31, 2015, the Company had a working capital deficit of $2,668,235 and had a members’ deficit of $2,833,899. The Company’s ability to continue as a going concern is dependent on raising additional capital and to begin generating revenues and/or reducing operating expenses to eventually attain profitability. However, there can be no assurance that the sources of capital will be available on terms favorable to the Company or that the Company will successfully generate revenues and/or reduce operating expenses to attain profitability. Management anticipates the impact of one or more of the actions listed below will generate sufficient cash flows to pay its liabilities and fund the Company's operations for the next twelve months:

1.	Raise additional debt or equity capital on terms favorable to the Company,

2.	Generate revenues in amounts sufficient to attain profitability,

3.	Control operating expenses based on available cash flow from operations and the amount of capital available.

If any or all of the aforementioned actions do not occur, the Company will not be able to meet its obligations over the next twelve months.

As discussed in Note 8, a majority of its members sold their membership units to OrangeHook, Inc. There can be no assurance that this transaction will have a positive impact on the Company’s liquidity position.

Agilivant, LLC

Notes to Financial Statements

December 31, 2015 and 2014

3.	Summary of Significant Accounting Policies

Cash

The Company maintains cash deposits with major banks, which from time to time, may exceed federally insured limits. The Company periodically assesses the financial institutions and believes that the risk of any loss is minimal.

Furniture, Equipment and Leasehold Improvements

Furniture, fixtures and equipment are stated at cost. Depreciation is computed by using the straight-line method over the estimated remaining useful lives of the assets ranging from 3 to 5 years. The net book value of furniture, fixtures and leasehold improvements was $0 as of December 31, 2015 and 2014. Depreciation expense for the years ended December 31, 2015 and 2014 was $0 and $350, respectively.

Expenditures for maintenance, repairs and minor renewals, which do not improve or extend the life of the respective assets, are expensed as incurred. Expenditures that substantially increase an asset’s useful life are capitalized. The assets and related depreciation accounts are adjusted for equipment retirements and disposals with the resulting gain or loss included in operations.

Revenue Recognition

Revenue from software licensing arrangements is recognized when all of the following conditions exist: (1) the licensing agreement has been executed, (2) the license period has begun and the licensee can begin its use of the software, (3) the fee is fixed or determinable, (4) collection of the license fee is probable, and (5) there are no significant on-going obligations of the Company relating to the licensing arrangement.

Advance payments received from customers are deferred until all revenue recognition criteria are satisfied.

Service contract revenue is based on the stated contractual rate and is deferred and recognized ratably over the service period, which is typically 5-6 years.

Income Taxes

The Company is a limited liability company and as such is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company have been provided for in the accompanying financial statements. Any uncertain tax position taken by the member is not an uncertain position of the Company.

Fair Value of Financial Instruments

Financial instruments include accrued liabilities, accounts payable and notes payable. Management believes that fair value of its financial instruments approximate their carrying value. The fair value of current financial instruments is estimated to approximate carrying value due to the short–term nature of these instruments and other market factors.

Agilivant, LLC

Notes to Financial Statements

December 31, 2015 and 2014

Use of Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Software Sold, Leased or Otherwise Marketed

In accordance with ASC 985-20, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, the Company capitalizes the cost incurred developing its software being marketed to customers once its technological feasibility, as defined in ASC 985-20-25 has been established. The development costs incurred prior to the establishment of the software’s technological feasibility are expensed as incurred pursuant to ASC 730-10, Accounting for Research and Development.

As of December 31, 2015 and 2014, the Company had not capitalized any of the costs incurred related to the development of its software products being marketed as the period of time between achieving technological feasibility and the general availability of the Company’s software products has been very short and any costs incurred subsequent to achieving technological feasibility have not been significant. These costs are expensed and included in product development and maintenance expenses in the accompanying statements of operations.

4.	Notes Payable

Due to OrangeHook, Inc. (“OrangeHook”):

During 2015 and 2014, the Company received cash advances from OrangeHook in the amounts of $1,005,175 and $220,309, respectively. Amounts advanced are due on demand, are unsecured and carry an interest rate of 6% per year. Amounts due to OrangeHook totaled $1,225,484 and $220,309 as of December 31, 2015 and 2014, respectively, which are included in the accompanying balance sheets. Accrued interest on these advances total $48,975 and $0 as of December 31, 2015 and 2014, respectively, which is included in accrued interest payable in the accompanying balance sheets. Interest expense was $48,975 and $0 for the years ended December 31, 2015 and 2014, respectively. Subsequent to December 31, 2015, the Company has received additional advances totaling $85,000 from OrangeHook (See Note 8).

Due to Members and Affiliates:

Since its inception, the Company has received cash advances from various holders of its member units and their affiliates. Amounts advanced are supported by unsecured promissory notes that are due on demand with interest rates that range from 0-150% per year. Amounts due to members and their affiliates totaled $378,250 and $377,080 as of December 31, 2015 and 2014, respectively, which are included in the accompanying balance sheets. Accrued interest on these advances total $147,331 and $91,654 as of December 31, 2015 and 2014, respectively, which are included in accrued interest payable in the accompanying balance sheets. Interest expense was $71,055 and $55,872 for the years ended December 31, 2015 and 2014, respectively.

Agilivant, LLC

Notes to Financial Statements

December 31, 2015 and 2014

Other Notes Payable:

The Company has received cash advances from certain other individuals which are supported by unsecured promissory notes that are due on demand with interest rates that range from 0-48% per year. Amounts due to these individuals totaled $129,007 and $318,920 as of December 31, 2015 and 2014, respectively, which are included in the accompanying balance sheets. Accrued interest on these advances total $185,359 and $144,126 as of December 31, 2015 and 2014, respectively, which are included in accrued interest payable in the accompanying balance sheets. Interest expense was $45,702 and $86,942 for the years ended December 31, 2015 and 2014, respectively.

5.	Commitments and Contingencies

Leases

The Company leases office space under an operating lease that expires on September 30, 2016. Future minimum rental commitments under this lease total $22,894 for the year ending December 31, 2016.

Rent expense, including operating costs, for the years ended December 31, 2015 and 2014 was $31,674 and $29,424, respectively.

6.	Receivable from Executive Chairman and Member

During 2011, the Company provided advances totaling $70,000 to the Company’s Executive Chairman and a holder of 38% of member equity, Rene Babi. During 2015, additional advances totaling $17,000 were made to Mr. Babi, such amounts representing advances of certain payments due to him upon the completion of the pending transaction with OrangeHook (see Note 8). All advances are non-interest bearing and unsecured. As of December 31, 2015 and 2014, the receivable balance due is $87,000 and $70,000, respectively.

Agilivant, LLC

Notes to Financial Statements

December 31, 2015 and 2014

7.	Related Party Transactions

The Company utilizes a contract product development company that is owned by two family members of Rene Babi, the Company’s founder and Executive Chairman. Total expenditures to this company for the years ended December 31, 2015 and 2014 were $102,360 and $95,180, respectively, which are included in product development and maintenance expenses in the accompanying statements of operations. Of these amounts, $32,650 and $40,740 were unpaid as of December 31, 2015 and 2014, respectively, which is included in accounts payable in the accompanying balance sheets.

In January 2012, the Company entered into a contract with an individual who is the controlling shareholder of a group of individuals that hold 17% of the member equity of the Company to provide consulting services in exchange for a fee of $5,000 per month. The contract was terminated in June 2015. Total expenditures under this contract for the years ended December 31, 2015 and 2014 were $30,000 and $65,000, respectively, which are included in selling, general and administrative expenses in the accompanying statements of operations. Total amounts due to this individual of $167,500 and $137,500 were unpaid as of December 31, 2015 and 2014, respectively, which are included in accounts payable in the accompanying balance sheets. In addition, in 2012, the Company accrued an estimate of expenses due to this individual for market development activities in the amount of $54,000, which is included on other accrued expenses in the accompanying balance sheets as of December 31, 2015 and 2014.

In May 2014, the Company sold a license to use the Company’s products to a customer controlled by the Company’s Executive Chairman in the amount of $30,000, which is included in revenue for the year ended December 31, 2014.

8.	Subsequent Event

On February 12, 2016, certain members of the Company sold eighty-two percent (82%) of their membership units to OrangeHook, Inc. (“OrangeHook”) in exchange for shares of OrangeHook common stock. The remaining eighteen percent (18%) of the membership units remain in the hands of the original unit holders. Accordingly, effective February 12, 2016, the Company became a subsidiary of OrangeHook. Under the terms of the agreement, members received approximately thirty-two shares of OrangeHook common stock for each unit of the Company that they held.

The Company has evaluated subsequent events occurring through May 6, 2016, the date the financial statements were available to be issued, for events requiring recording or disclosure in the Company’s financial statements.

SALAMANDER TECHNOLOGIES, INC.

BALANCE SHEETS

ASSETS
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015

Current assets
Cash and cash equivalents	$113,181	$25,067	$(517)	$5,519
Accounts receivable	90,649	71,198	120,333	245,177
Inventory	26,568	26,327	24,170	22,099
Prepaid expenses and other	21,570	4,900	20,238	11,503

Total current assets	251,968	127,492	164,224	284,298

Net property and equipment	87,514	83,475	79,364	74,607
Net software development costs	792,835	801,749	864,637	889,842
Net intangible assets	38,892	36,247	33,602	30,958

Total assets	$1,171,209	$1,048,963	$1,141,827	$1,279,705

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$64,394	$49,678	$131,748	$197,219
Short-term bank borrowings	192,000	192,000	200,000	200,000
Notes payable (related parties)	120,000	330,000	588,590	835,590
Accrued expenses and other liabilities	74,177	96,145	75,482	125,96 3
Deferred revenue	387,803	345,191	282,908	294,304

Total current liabilities	838,374	1,013,014	1,278,728	1,653,076

Accrued royalties	78,121	84,913	105,482	124,973
Deferred revenue - net of current portion	64,739	23,021	43,890	37,309
Preferred stock redemption obligation	3,421,879	3,415,087	3,394,518	3,375,027

Total liabilities	4,403,113	4,536,035	4,822,618	5,190,385

Shareholders' equity
Common stock	4,803,900	4,803,900	4,805,584	4,805,584
Common stock receivable	-	-	(200)	-
Unearned royalties	(3,421,879)	(3,415,087)	(3,394,518)	(3,375,027)
Accumulated deficit	(4,613,925)	(4,875,885)	(5,091,657)	(5,341,237)

Total shareholders' equity	(3,231,904)	(3,487,072)	(3,680,791)	(3,910,680)

Total liabilities and shareholders' equity	$1,171,209	$1,048,963	$1,141,827	$1,279,705

SALAMANDER TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

		3 Month - Year to Date	3 Month Period Ended	6 Month Year to Date	3 Month Period Ended	9 Month Year to Date

	December 31, 2014	March 31, 2015	June 30, 2015	June 30, 2015	September 30, 2015	September 30, 2015

Net sales	$1,562,428	$220,166	$327,042	$547,208	$389,821	$937,029

Cost of sales	286,893	19,290	72,368	91,658	72,034	163,692

Gross profit	1,275,535	200,876	254,674	455,550	317,787	773,337

Selling and administrative expenses	1,938,383	459,934	455,398	915,332	559,482	1,474,814

Operating loss	(662,848)	(259,058)	(200,724)	(459,782)	(241,695)	(701,477)

Interest expense	40,953	2,902	15,048	17,950	7,885	25,835

Net loss	$(703,801)	$(261,960)	$(215,772)	$(477,732)	$(249,580)	$(727,312)

Salamander Technologies, Inc.

Salamander™
TECHNOLOGIES

Years Ended December 31, 2014 and 2013

Financial Statements (Restated)

Rehmann
Business wisdom delivered.

SALAMANDER TECHNOLOGIES, INC.

INDEPENDENT AUDITORS' REPORT

February 26, 2016

Board of Directors
Salamander Technologies, Inc.
Traverse City, Michigan

We have audited the accompanying financial statements of Salamander Technologies, Inc. (the "Company"), which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of operations, shareholders' equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Independent Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on auditor judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salamander Technologies, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Restatement

As discussed in Note 13, the Company has restated the financial statements as of and for the years ended December 31, 2014 and 2013 to correct errors related to the timing and amounts of revenue recognition for certain service contracts, and to recognize a preferred stock redemption liability associated with the initial transfer, and subsequent redemption, of all issued and outstanding shares of its Series A through D preferred stock.  Our opinion is not modified with respect to this matter.

Going Concern Assumption

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1, the Company has incurred operating losses and, as of December 31, 2014, has an accumulated deficit of $4,613,925.  These conditions, along with other conditions as set forth in Note 1, raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

SALAMANDER TECHNOLOGIES, INC.

BALANCE SHEETS

ASSETS	December 31
	2014	2013
	(As restated)	(As restated)
Current assets
Cash and cash equivalents	$113,181	$26,942
Accounts receivable	90,649	162,745
Inventory	26,568	33,932
Prepaid expenses and other	21,570	33,347

Total current assets	251,968	256,966

Net property and equipment	87,514	93,216
Net software development costs	792,835	769,176
Net intangible assets	38,892	37,021

Total assets	$1,171,209	$1,156,379

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities
Accounts payable	$64,394	$133,537
Short-term bank borrowings	192,000	120,000
Notes payable (related parties)	120,000	185,000
Accrued expenses and other liabilities	74,177	109,819
Deferred revenue	387,803	533,658

Total current liabilities	838,374	1,082,014

Accrued royalties	78,121	-
Deferred revenue - net of current portion	64,739	119,825
Preferred stock redemption obligation	3,421,879	3,500,000
Long-term debt	-	150,000

Total liabilities	4,403,113	4,851,839

Commitments and contingencies (Notes 1, 6, 9, and 10)

Shareholders' deficit
Common stock, voting, no-par - authorized 40,327 shares; issued and
outstanding 31,987 shares (7,361 shares in 2013)	4,803,900	1,229,105
Preferred stock, voting, 8% cumulative, no par;
(All classes redeemed in 2014):
Series A, 1,981 shares authorized, issued and outstanding in 2013	-	854,629
Series B, 1,002 shares authorized, issued and outstanding in 2013	-	930,278
Series C, 1,007 shares authorized, 821 shares issued and
outstanding in 2013	-	752,332
Series D, 792 shares authorized, issued and outstanding in 2013	-	400,000
Series E, 571 shares authorized, issued and outstanding in 2013	-	400,000
Additional paid-in capital	-	148,320
Common stock subscription receivable	-	(1,000,000)
Unearned royalties	(3,421,879)	(3,500,000)
Accumulated deficit	(4,613,925)	(3,910,124)

Total shareholders' deficit	(3,231,904)	(3,695,460)

Total liabilities and shareholders' deficit	$1,171,209	$1,156,379

The accompanying notes are an integral part of these financial statements.

SALAMANDER TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31
	2014	2013
	(As restated)	(As restated)

Net sales	$1,562,428	$2,096,222

Cost of sales	286,893	501,162

Gross profit	1,275,535	1,595,060

Selling and administrative expenses	1,938,383	2,159,777

Operating loss	(662,848)	(564,717)

Interest expense	40,953	12,207

Net loss	$(703,801)	$(576,924)

The accompanying notes are an integral part of these financial statements.

SALAMANDER TECHNOLOGIES, INC.

STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

			Series A		Series B		Series C
	Common Stock		Preferred Stock		Preferred Stock		Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balances, at January 1, 2013 (as restated)	7,034	$229,105	1,981	$854,629	1,002	$930,278	821	$752,332

Common stock issuance	327	1,000,000	-	-	-	-	-	-

Preferred stock transfer (Note 6)	-	-	-	-	-	-	-	-

Net loss	-	-	-	-	-	-	-	-

Balances, at December 31, 2013 (as restated)	7,361	1,229,105	1,981	854,629	1,002	930,278	821	752,332

Collection of common stock subscription	-	-	-	-	-	-	-	-

Common stock issued and redemption
of preferred stock (See Note 6)	24,626	3,574,795	(1,981)	(854,629)	(1,002)	(930,278)	(821)	(752,332)

Royalties earned	-	-	-	-	-	-	-	-

Net loss	-	-	-	-	-	-	-	-

Balances, at December 31, 2014 (as restated)	31,987	$4,803,900	-	$-	-	$-	-	$-

The accompanying notes are an integral part of these financial statements.

								Total
Series D		Series E		Additional	Common Stock	Unearned	Accumulated	Shareholders'
Preferred Stock		Preferred Stock		Paid-in	Subscription	Royalties	Deficit	Equity
Shares	Amount	Shares	Amount	Capital	Receivable	(As restated)	(As restated)	(As restated)

792	$400,000	571	$400,000	$148,320	$-	$-	$(3,333,200)	$381,464

-	-	-	-	-	(1,000,000)	-	-	-

-	-	-	-	-	-	(3,500,000)	-	(3,500,000)

-	-	-	-	-	-	-	(576,924)	(576,924)

792	400,000	571	400,000	148,320	(1,000,000)	(3,500,000)	(3,910,124)	(3,695,460)

-	-	-	-	-	500,000	-	-	500,000

(792)	(400,000)	(571)	(400,000)	(148,320)	500,000	-	-	589,236

-	-	-	-	-	-	78,121	-	78,121

-	-	-	-	-	-	-	(703,801)	(703,801)

-	$-	-	$-	$-	$-	$(3,421,879)	$(4,613,925)	$(3,231,904)

The accompanying notes are an integral part of these financial statements.

SALAMANDER TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2014	2013
	(As restated)	(As restated)

Cash flows from operating activities
Net loss	$(703,801)	$(576,924)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	20,290	28,730
Amortization of software development costs and intangible assets	488,976	529,118
Bad debts	-	14,678
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	72,096	199,962
Inventory	7,364	(12,351)
Prepaid expenses and other	11,777	(2,545)
Accounts payable	(69,143)	82,386
Accrued expenses and other liabilities	3,594	15,212
Accrued royalties	78,121	-
Deferred revenue	(200,941)	(182,753)

Net cash (used in) provided by operating activities	(291,667)	95,513

Cash flows from investing activities
Purchases of property and equipment	(14,588)	(8,780)
Purchases of intangible assets	(12,448)	-
Software development costs	(502,058)	(472,668)

Net cash used in investing activities	(529,094)	(481,448)

Cash flows from financing activities
Net short-term bank borrowings	72,000	45,000
Proceeds from notes payable (related parties)	335,000	185,000
Proceeds from convertible debt	-	150,000
Collection of common stock subscription	500,000	-

Net cash provided by financing activities	907,000	380,000

Net increase (decrease) in cash and cash equivalents	86,239	(5,935)

Cash and cash equivalents, beginning of year	26,942	32,877

Cash and cash equivalents, end of year	$113,181	$26,942

The accompanying notes are an integral part of these financial statements.

SALAMANDER TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Salamander Technologies, Inc. (the "Company") is a Michigan corporation engaged primarily in the design, development and sale of accountability software and hardware used to track personnel and assets for first responders to public safety and public health emergencies.  The Company sells its products to resellers and directly to local government agencies throughout the United States.

Subsequent to December 31, 2014, on October 1, 2015, the Company was merged with and into Salamander Technologies, LLC, a Minnesota limited liability company, which is a wholly-owned subsidiary of OrangeHook, Inc. ("OrangeHook"), a Minnesota corporation.  Upon the completion of this merger, the Company's operations are all performed by Salamander Technologies, LLC. See Note 12 for further discussion of this transaction.

Concentrations Risk
While the Company's customer base is generally diverse, two customers in 2014 and three customers in 2013 accounted for approximately 50% of net sales. Approximately 65% and 61% of accounts receivable at December 31, 2014 and 2013, respectively, were due from these customers.

Liquidity
The accompanying financial statements have been prepared assuming the Company will continue as a going concern that contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The Company's ability to continue as a going concern is dependent on raising the additional capital, to increase revenues and/or reduce operating expenses to attain profitability. However, there can be no assurance that the Company will be successful in any of these initiatives.  Management anticipates that the impact of one or more of the actions listed below will generate sufficient cash flows to pay current liabilities, long-term debt and fund the Company's operations for the next twelve months:

1.	Raise additional debt or equity capital on terms favorable to the Company,
2.	Upon the completion of one of more of the planned acquisitions, to generate revenues in amounts sufficient to attain profitability,
3.	Control general and administrative expenses based on available cash flow from operations and the amount of capital available.

As is discussed further in Note 12, effective October 1, 2015, the Company completed a merger with a wholly-owned subsidiary of OrangeHook, and as a result all operations will be performed by Salamander Technologies, LLC.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include but are not limited to capitalization and amortization of software costs, valuation of deferred tax assets, and appropriateness of going concern assumption.

Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposits in banks.  The Company maintains its deposits in one local financial institution, which at times may exceed the federally insured limits. Management does not believe the Company is exposed to any significant interest rate or other financial risk as a result of these deposits.

SALAMANDER TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

Revenue Recognition
Revenue from tracking systems sales is recognized in accordance with FASB ASC Topic 605, Revenue Arrangements with Multiple Deliverables. When elements such as the product (e.g., hardware, software and other components) installation and training are contained in a single arrangement, or in related arrangements with the same customer, revenue is allocated to each element based upon its relative fair value.  Management believes the individual elements within its contracts meet the ASC Topic 605 criteria for treatment as separate units of accounting.  The price charged when the element is sold separately generally determines fair value.  Revenue from product sales is recognized when the related goods are shipped whereas revenue from installation and training activities is recognized when the services are performed.  Discounts in multiple elements sold as a single arrangement are allocated proportionately to the individual elements based on the fair value charged when the element is sold separately.

Revenue from service contracts and subscription agreements is recorded on a straight line basis over the terms of the related agreements.

Revenue from software licensing arrangements is recognized when all of the following conditions exist: (1) the licensing agreement has been executed, (2) the license period has begun and the licensee can begin its use of the software, (3) the fee is fixed or determinable, (4) collection of the license fee is reasonably assured, and (5) there are no significant on-going obligations of the Company relating to the licensing arrangement.

Advance payments received from customers are deferred until all revenue recognition criteria are satisfied.

Accounts Receivable
No collateral or other security is required to support accounts receivable, which are stated at the amount management expects to collect from outstanding balances.  Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts.  Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.  In management's opinion, no allowance for doubtful accounts was considered necessary at December 31, 2014 or 2013.

Inventory
Inventory, which consists primarily of supplies and carrying cases purchased in bulk to support the Company's manual tracking system, is recorded at the lower of cost or market.  Cost is determined using the first-in, first-out method.  Charges are made to current operations to reduce inventory costs to net realizable value when total costs are estimated to exceed the selling price.  There were no such charges made during 2014 or 2013.

Property, Equipment, Depreciation and Amortization
Property and equipment are stated at cost, less accumulated depreciation and amortization.  Management reviews property and equipment annually to determine if carrying values have been impaired.  Vehicles and equipment are depreciated using the straight-line method over their estimated useful lives of 3 to 10 years.  Leasehold improvements are amortized using the straight-line method over 10 to 40 years, periods which represent the lesser of the lease term, including expected renewals, or the estimated useful lives of the improvements.

SALAMANDER TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

Software Development Costs
Development costs relating to software sold to customers are deferred and amortized using the straight-line method over the software's estimated useful life, typically 3 years, and are reported at the lower of their unamortized costs or net realizable value.  Amortization begins once the software is released and available to customers.  Management reviews the valuation of capitalized software costs whenever events or changes in circumstances indicate that the carrying amount of the software may not be recoverable.  Factors that could trigger an impairment review include significant changes in the use of the assets or strategic decisions made relating to the future plans for those assets, consideration of future operating results, and significant negative industry or economic trends.

For 2014 and 2013, management has determined that 99% of capitalized software development costs relate to software that has been released to customers and is, therefore, subject to amortization.  At December 31, 2014 and 2013, total capitalized software development costs were $4,037,341 and $3,535,283, respectively.  Related accumulated amortization was $3,244,506 and $2,766,107 at December 31, 2014 and 2013, respectively.  Amortization expense of capitalized software development costs was $478,399 and $518,541 for 2014 and 2013, respectively; estimated amortization expense for each of the ensuing years through December 31, 2017 is $402,454, $257,680, and $91,548, respectively.

Intangible Assets
Intangible assets consist primarily of patents, non-compete agreements, and customer lists and are recorded at cost, less accumulated amortization computed on a straight-line basis over 5 to 15 years.  Management reviews the carrying values of intangible assets annually for probable impairment.

At December 31, 2014 and 2013, total intangible asset cost was $347,776.  Related accumulated amortization was $308,884 and $298,307 at December 31, 2014 and 2013, respectively. Total amortization expense of intangible assets amounted to $10,577 in each of 2014 and 2013.  Estimated amortization expense is $11,407 for each of the years 2015 and 2016, $6,120 in 2017, and $830 for each of the years 2018 and 2019.

Income Taxes
Deferred income tax assets and liabilities are computed annually for differences between the financial statement and federal income tax basis of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Deferred income taxes arise from temporary basis differences principally related to certain software development costs and deferred revenue and net operating loss and tax credit carryforwards.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the year plus or minus the change during the year in deferred tax assets and liabilities.

The Company analyzes its income tax filing positions in the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions, to identify potential uncertain tax positions. Interest and penalties attributable to income taxes, to the extent they arise, are reflected as a component of selling and administrative expenses.

Share-Based Compensation
The Company issues stock options under two separate methods.  Employees are eligible to receive options issued according to a share-based compensation plan ("the Plan") more fully described in Note 7.  Consultants and other non-employees may be issued share-based compensation for services rendered based on the fair value of these services; these options are not issued within a formal plan.

SALAMANDER TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

The Company accounts for the fair value of its employee grants under each method in accordance with ASC Topic 718, Compensation – Stock Compensation.  In accordance with this pronouncement, the Company records an expense for options granted and additional paid in capital is increased by the same amount for options granted within the Plan.  Upon exercise, common stock and additional paid-in capital will be increased by the amount received.  At December 31, 2014 and 2013, no such options have been exercised.

Advertising Costs
Advertising costs are expensed in the year they are incurred.  Total advertising expense was $25,331 and $92,128 for 2014 and 2013, respectively.

Subsequent Events
In preparing these financial statements, the Company has evaluated, for potential recognition or disclosure, significant events or transactions that occurred during the period subsequent to December 31, 2014, the most recent balance sheet presented herein, through February 26, 2016, the date these financial statements were available to be issued. No such significant events or transactions were identified other than those matters disclosed above in Note 1 under the headings "Nature of Business" and "Liquidity", in Note 3 "Short-Term Borrowings", in Note 4 "Notes Payable (Including Related Parties)", in Note 6 "Capital Stock Transactions (Including Subsequent Event)", in Note 9 "Commitments", in Note 10 "Related Party Transactions", and in Note 12.

2.                PROPERTY AND EQUIPMENT
Net property and equipment consists of the following amounts as of December 31:

	2014	2013
Property and equipment
Leasehold improvements	$76,533	$76,533
Vehicles	66,311	66,311
Furniture and fixtures	144,289	140,565
Development tools	85,734	67,722
Computer equipment and software	138,812	145,960

Total	511,679	497,091

Less accumulated depreciation
and amortization	424,165	403,875

Net property and equipment	$87,514	$93,216

SALAMANDER TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

Total depreciation and amortization expense on property and equipment was $20,290 and $28,730 for 2014 and 2013, respectively.

3.                SHORT-TERM BANK BORROWINGS
Short-term bank borrowings consisted of outstanding draws on a $200,000 revolving line-of-credit with interest charged at the bank's prime rate plus 1%, with a floor of 6% (effective rate of 6.00% at December 31, 2014).  Borrowings were collateralized by inventory, accounts receivable, equipment, and intangibles.  Subsequent to December 31, 2014, this line of credit was assumed by the wholly-owned subsidiary of OrangeHook as part of the merger transaction completed on October 1, 2015.

4.                NOTES PAYABLE (INCLUDING RELATED PARTIES)
Notes payable (including related parties) consists of the following obligations at December 31:

	2014	2013

Note payable to OrangeHook with interest charged at 6%, secured by all personal property, due on demand.	$100,000	-

Note payable to a shareholder with interest charged at 8%, unsecured, due on demand.	20,000	50,000

Notes payable to related parties, repaid in2014 (See Note 6)	-	135,000

Total related party notes payable	$120,000	$185,000

During 2015, to fund continuing operating losses, borrowings under notes payable increased to a total of $835,590, including a total of $325,000 from OrangeHook.  All these notes payable were assumed by the wholly-owned subsidiary of OrangeHook in connection with the merger transaction.

5.                CONVERTIBLE DEBT
On September 1, 2013, the Company issued a convertible note payable to Tricard, LLC in the amount of $150,000. The convertible note was paid in full as part of the "Modification Agreement" further disclosed in Note 6.

6.	CAPITAL STOCK TRANSACTIONS (INCLUDING SUBSEQUENT EVENT)

On December 31, 2013, TruSec ID, Inc. ("TruSec"), a common shareholder, purchased all issued and outstanding shares of the Company's Series A through D Preferred Stock at $1 per share directly from the preferred shareholders.  In consideration of this capital stock transaction as defined in the Subscription Agreement, the Company is obligated to provide royalties to the selling shareholders of Series A through D Preferred Stock.  The Company will pay to the sellers' or the sellers' respective successors and permitted assigns a royalty on all gross revenue earned beginning in 2014 until the $3,500,000 transfer price in total has been paid, in accordance with each Seller's "Investment Ratio".  This obligation was recorded as a liability on December 31, 2013, as it was considered fixed and determinable.  As royalties are earned, the liability related to this obligation will be reduced and a corresponding expense will be recorded.  Royalty expense recorded for 2014 is $78,121. Royalties are to be paid based on the following rates for gross revenue from 2014 through 2017, at five percent of such gross revenue; gross revenue for 2018 and 2019 at three percent of such gross revenue; and gross revenue for 2020 and any year thereafter until the Royalty Cap is paid, at two percent of such gross revenue. Royalty payments will be made quarterly on or before two months after the end of each calendar quarter, beginning on or before May 31, 2016.  The royalty payments for 2014 and 2015 will accrue and be paid, without interest, in twenty equal quarterly installments, on or before two months after the end of each calendar quarter, beginning on May 31, 2016 and ending on February 28, 2021.  Each royalty payment will be accompanied by a statement setting forth the calculation of the payment.

SALAMANDER TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

In 2013, TruSec additionally purchased from the Company 327 shares of its authorized common stock for $1,000,000, which represented the common stock subscription outstanding at December 31, 2013.  In 2014, $500,000 of the common stock subscription was received from TruSec.  As of December 31, 2014 a "Modification Agreement" was entered into by the Company and TruSec which modified the December 31, 2013 capital stock transaction discussed above.  As a result of the "2014 Modification Agreement," TruSec will invest an additional $89,236, assume and pay directly to the creditors notes payable and long-term debt in the amount of $589,236, which includes $39,236 of accrued interest payable on related party debt, receive an additional 24,626 shares of common stock, redeem and retire all existing shares of Series A through E preferred stock, and the remaining $500,000 common stock subscription will be considered settled in full.

Subsequent to year end, on January 1, 2015 the Company granted to four key employees 1,683 shares of its authorized common stock valued at $1 per share.

7.	COMMON STOCK OPTIONS ISSUED

The Company maintains a fixed stock option plan ("the Plan"), whereby options may be granted to its employees for the purchase of up to 872 shares of common stock.  In addition, outside of the Plan the Company also issues common stock options to certain non-employees under similar terms.  Once Plan options are granted, they vest equally over a three year service period and expired in December 2014.

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model.  No such options were granted during 2014 or 2013.

A summary of option activity granted within the Plan and those options granted outside the Plan is as follows for 2014 and 2013:

	Issued Outside Plan Shares	Issued Inside Plan Shares	Weighted Average Exercise Price Per Share

Outstanding at January 1, 2013	108.657	250	$654.32

Forfeited	(108.657)	-	-

Outstanding at December 31, 2013	-	250	504.80

Forfeited	-	(250)	-

Outstanding at December 31, 2014	-	-	-

SALAMANDER TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

As of December 31, 2014, there was no unrecognized compensation costs related to nonvested share-based compensation.

8.	INCOME TAXES

Components of the Company's deferred income taxes are summarized as follows at December 31:

	2014	2013
Noncurrent derred tax assets, net
Deferred tax assets:
Net operating loss carryforward	$1,412,000	$1,114,000
Research and development tax credit carryforward	350,000	306,000
Stock option compensation expense	-	8,000
Intangible assets	21,000	25,000
Deferred revenue	154,000	222,000
Valuation allowance	(1,666,000)	(1,412,000)

Deferred tax liabilities:
Software development costs not capitalized for tax purposes	(270,000)	(262,000)
Accumulated depreciation and amortization	(1,000)	(1,000)

Net noncurrent deferred assets	$-	$-

At December 31, 2014, the Company had net operating loss carry-forwards for federal income tax purposes of $4,066,625 and a research and development credit carry-forward of $350,316.  These carry-forward amounts are scheduled to expire, if not utilized beforehand, as follows:

Year	Net Operating Loss	Research and Development Credit
2025	$173,385	$24,439
2026	-	38,731
2027	1,115,511	50,880
2028	477,212	44,038
2029	416,939	45,023
2030	278,123	38,779
2031	411,152	16,325
2032	-	20,602
2033	422,044	27,065
2034	772,259	44,434

Total	$4,066,625	$350,316

SALAMANDER TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

As it is uncertain whether the Company will generate the necessary taxable income in the future periods to utilize the net operating loss carry-forwards and the research and development credit carry-forward, net deferred tax assets in the amounts of $1,666,000 and $1,412,000 at December 31, 2014 and 2013, respectively, which have arisen from these carryforwards, have been offset in full by a valuation allowance.

Utilization of net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation in the event of an ownership change that has occurred previously or could occur in the future pursuant to Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions. An ownership change may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income, and may, in turn, result in the expiration of a portion of those carryforwards before utilization. In general, an ownership change, as defined by Section 382, results from transactions that increase the ownership of certain stockholders or public groups in the stock of a corporation by more than 50 percentage points over a three year period.

The effective income tax rate differed from the federal statutory rate as a result of the following:

	2014	2013
Income tax benefit at statutory rate	$(236,000)	$(196,000)
Non-deductible expenses	25,000	12,000
Research and development credit	(44,000)	(27,000)
Increase in valuation allowance	254,000	212,000
Other, net	(1,000)	(1,000)

Income tax expense	$-	$-

The Company has analyzed its income tax positions for 2011 through 2014, the years which remain subject to examination by major tax jurisdiction as of December 31, 2014. The Company concluded that there are no significant uncertain tax positions requiring recognition in the Company's financial statements. The Company does not expect the total amount of unrecognized tax benefits ("UTB") (e.g. tax deductions, exclusions, or credits claimed or expected to be claimed) to significantly increase in the next 12 months. The Company does not have any amounts accrued for interest and penalties related to UTBs at December 31, 2014 and 2013, and it is not aware of any claims for such amounts by federal or state income tax authorities.

9.	COMMITMENTS

As of January 1, 2014, the Company entered into employment agreements with its President and Vice President.  The employment agreement with the President includes compensation of $125,000 annually for five years.  The employment agreement with the Vice President includes compensation of $125,000 annually for three years.

SALAMANDER TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

In the event of certain terminations of employment (as defined in the agreements), the Company would be obligated to pay the President and Vice President for the remainder of the term of the agreements.

Subsequent to December 31, 2014, on July 1, 2015, the Vice President of the Company resigned and his employment contract was terminated. In addition, in connection with the merger transaction with OrangeHook, the employment contract with its President was terminated effective October 1, 2015.

10	RELATED PARTY TRANSACTIONS

Lease
The Company leases its office and manufacturing facility from a company which is owned by the two common shareholders under an operating lease agreement which expires in May 2025.  The lease requires monthly rental payments of $9,875.  Total rental payments to the affiliated company amounted to $118,500 in both 2014 and 2013.  Under the terms of the lease, the Company is required to pay all interior maintenance costs on the property. Future minimum non-cancellable payments under this lease are $118,500 during each of the next five years and $641,875 thereafter.

Subsequent to December 31, 2014, in connection with the merger transaction with OrangeHook, this lease was terminated.

11.	RETIREMENT PLAN

The Company maintains a deferred compensation plan qualified under Section 401(k) of the Internal Revenue Code. Under this plan, eligible employees are permitted to contribute up to 10% of gross compensation into the retirement plan up to a maximum determined by the Internal Revenue Code; the plan provides for employer discretionary contributions. If approved by the Company board, the employer contributions are funded on an annual basis.  There were no contributions to the plan for 2014 and 2013.

12.	SUBSEQUENT EVENTS

Effective July 1, 2015, on July 10, 2015 and through the date of the merger transaction with OrangeHook on October 1, 2015, the Company entered into a management agreement with OrangeHook to manage the day-to-day operations of the Company in exchange for a fee equal to 20% of all net revenues generated during the period under management.  As part of the agreement, OrangeHook would provide working capital advances to the Company.  Working capital advances amounted to $283,000 at the time of the merger transaction.  Management fees incurred during the period July 1-September 30, 2015 were $77,964.  This management agreement was terminated effectively when the merger transaction was completed on October 1, 2015.

As is discussed in Note 1, on October 1, 2015, the Company was merged into and with a wholly-owned subsidiary of OrangeHook. All the outstanding common stock of the Company were exchanged for shares of OrangeHook common stock and cash. Effective with the date of the merger, all operations are performed by Salamander Technologies, LLC.

SALAMANDER TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

13.	RESTATEMENT

The Company, during 2015, determined that it had previously recognized revenue related to certain service contracts incorrectly in its previously issued financial statements.  Revenues related to those contracts should have been recognized ratably over the term of the related contracts.  In addition, during 2015, the Company also determined that it should have recognized on its December 31, 2013 and 2014 balance sheets a preferred stock redemption liability associated with the initial 2013 transfer, and subsequent redemption, of all issued and outstanding shares of Series A through D preferred stock.

The following summarizes the adjustments made to correct the accounting errors affecting the previously issued financial statements:

	As of December 31, 2014
	As Previously Reported	Adjustment	As Restated
Balance Sheets:
Deferred revenue – current portion	$7,345	$380,458	$387,803
Total current liabilities	457,916	380,458	838,374
Accrued royalties	68,055	10,066	78,121
Deferred revenue – net of current portion-	64,739	64,739
Preferred stock redemption obligation	-	3,421,879	3,421,879
Total liabilities	525,971	3,877,142	4,403,113
Accumulated deficit	(4,158,662)	(455,263)	(4,613,925)
Total stockholders' equity (deficit)	645,238	(3,877,142)	(3,231,904)

	Year Ended December 31, 2014
	As Previously Reported	Adjustment	As Restated
Statements of Operations:
Net sales	$1,354,142	$208,286	$1,562,428
Gross profit	1,067,249	208,286	1,275,535
Operating loss	(861,068)	198,220	(662,848)
Net loss	(902,021)	198,220	(703,801)

SALAMANDER TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

	Year Ended December 31, 2014
	As Previously Reported	Adjustment	As Restated
Statements of Cash Flows:
Net loss	$(902,021)	$198,220	$(703,801)
Changes in:
Accrued royalties	68,055	10,066	78,121
Deferred revenue	7,345	(208,286)	(200,941)

	As of December 31, 2013
	As Previously Reported	Adjustment	As Restated
Balance Sheets:
Deferred revenue – current portion	$-	$533,658	$533,658
Total current liabilities	548,356	533,658	1,082,014
Deferred revenue – net of current portion	-	119,825	119,825
Preferred stock redemption obligation	-	3,500,000	3,500,000
Total liabilities	698,356	4,153,483	4,851,839
Accumulated deficit	(3,256,641)	(653,483)	(3,910,124)
Total stockholders' equity (deficit)	458,023	(4,153,483)	(3,695,460)

	Year Ended December 31, 2013
	As Previously Reported	Adjustment	As Restated
Statements of Operations:
Net sales	$1,926,409	$169,813	$2,096,222
Gross profit	1,425,247	169,813	1,595,060
Operating loss	(734,530)	169,913	(564,717)
Net loss	(746,737)	169,913	(576,924)

	Year Ended December 31, 2013
	As Previously Reported	Adjustment	As Restated
Statements of Cash Flows:
Net loss	$(746,737)	169,913	(576,924)
Changes in:
Deferred revenue	(12,940)	(169,813)	(182,753)

SALAMANDER TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

14.	SUPPLEMENTAL CASH FLOWS INFORMATION

Non-Cash Investing and Financing Activities
The Company issued shares of common stock in December 2013 in in exchange for a common stock subscription as described in Note 6.

Additional non-cash transactions occurred during 2014 as a result of the "Modification Agreement" as described in Note 6.

Other Cash Flows Information
Cash payments for interest were $7,051 and $6,873 for 2014 and 2013, respectively.

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